As filed with the Securities and Exchange Commission on November 2 , 2011
 Registration No. 333-176793

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
PRE-EFFECTIVE AMENDMENT NO. 2 TO THE
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cheviot Financial Corp. and
Cheviot Savings Bank 401(k) Plan & Trust
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

3723 Glenmore Avenue
Cheviot, Ohio 45211
(513) 661-0457
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. Thomas J. Linneman
President and Chief Executive Officer
3723 Glenmore Avenue
Cheviot, Ohio 45211
(513) 661-0457
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
Alan Schick, Esq.
Edward A. Quint, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	11,819,876 shares	$8.00	$94,559,008 (1)	$10,979 (3)
Participation interests	906,296 interests (2)			(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
The securities of Cheviot Financial Corp. to be purchased by the Cheviot Savings Bank 401(k) Retirement Savings Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

(3)	Previously submitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CHEVIOT FINANCIAL CORP.
(Proposed Holding Company for Cheviot Savings Bank)
Up to 6,325,000 Shares of Common Stock
(Subject to increase to up to 7,273,750 shares)

Cheviot Financial Corp., a newly formed Maryland corporation, is offering up to 6,325,000 shares of common stock for sale at $8.00 per share on a best efforts basis in connection with the conversion of Cheviot Mutual Holding Company from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in Cheviot Financial Corp., a federal corporation, currently owned by Cheviot Mutual Holding Company.  In this prospectus, we will refer to Cheviot Financial Corp., the Maryland corporation, as “New Cheviot,” and we will refer to Cheviot Financial Corp., the federal corporation, as “Cheviot-Federal.”  Cheviot-Federal’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “CHEV.”  For a period of 20 trading days after the completion of the conversion and offering, we expect the shares of New Cheviot common stock will trade on the Nasdaq Capital Market under the symbol “CHEVD.” Thereafter, the trading symbol will revert to “CHEV.”

The shares of common stock are first being offered in a subscription offering to eligible current and former depositors of Cheviot Savings Bank, eligible depositors of the former The Franklin Savings and Loan Company and tax-qualified employee benefit plans of Cheviot Savings Bank, as described in this prospectus.   Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by Cheviot Savings Bank and shareholders of Cheviot-Federal.  We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering through a syndicate of selected dealers.

We may sell up to 7,273,750 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers.  We must sell a minimum of 4,675,000 shares in the offering in order to complete the offering and the conversion.

In addition to the shares we are selling in the offering, the interest in Cheviot-Federal held by public shareholders will be exchanged for shares of common stock of New Cheviot based on an exchange ratio that will result in the public shareholders owning approximately the same percentage of New Cheviot common stock as they owned in Cheviot-Federal immediately prior to the completion of the conversion.  We will issue up to 3,953,153 shares of common stock in the exchange, which may be increased to up to 4,546,126 shares if we sell 7,273,750 shares of common stock in the offering.

The minimum order is 25 shares.  The offering is expected to expire at 2:00 p.m., Eastern Time, on [offering deadline].  We may extend this expiration date without notice to you until [extension deadline].  Once submitted, orders are irrevocable unless the offering is terminated or is extended, with Board of Governors of the Federal Reserve System approval, beyond [extension deadline], or the number of shares of common stock to be sold is increased to more than 7,273,750 shares or decreased to less than 4,675,000 shares.  If the offering is extended past [extension deadline], or if the number of shares to be sold is increased to more than 7,273,750 shares or decreased to less than 4,675,000 shares, all funds delivered to us to purchase shares of common stock will be returned promptly with interest.  All subscribers will be notified and given an opportunity to place a new order.  Funds received in the subscription and the community offerings will be held in a segregated account at Cheviot Savings Bank and will earn interest at [passbook interest]% per annum until completion of the offering.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis in the subscription and community offerings. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of common stock that are being offered for sale.

OFFERING SUMMARY
Price: $8.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	4,675,000	5,500,000	6,325,000	7,273,750
Gross offering proceeds	$37,400,000	$44,000,000	$50,600,000	$58,190,000
Estimated offering expenses, excluding selling agent commissions	$1,063,000	$1,063,000	$1,063,000	$1,063,000
Selling agent commissions (1)	$1,235,590	$1,402,900	$1,570,210	$1,762,617
Estimated net proceeds	$35,101,410	$41,534,100	$47,966,790	$55,364,384
Estimated net proceeds per share	$7.51	$7.55	$7.58	$7.61

(1)
The amounts shown assume that 65% of the shares are sold in the subscription and community offerings and the remaining 35% are sold in a syndicated community offering.  The amounts shown include fees and selling commissions payable by us: (i) to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan), or approximately $347,459 at the adjusted maximum of the offering range; (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other brokers participating in the syndicated community offering equal to 5.5% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $1,120,185 at the adjusted maximum of the offering range; (iii) additional fees of up to $50,000 to be paid in the event of a resolicitation of subscribers; and (iv) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated of $245,000.  See “The Conversion and Offering—Plan of Distribution; Selling Agent Compensation” for information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering and “Pro Forma Data” for the assumptions regarding the number of shares that may be sold in the subscription and community offerings and the syndicated community offering used to determine the estimated offering expenses.  If all shares of common stock were sold in the syndicated community offering, the maximum selling agent commissions would be approximately $1,933,459, $2,281,939, $2,630,419 and $3,031,171 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 16.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Ohio Division of Financial Institutions nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

For assistance, please contact the Stock Information Center, toll-free, at [stock center #].
The date of this prospectus is [prospectus date].

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Cheviot-Federal common stock for shares of New Cheviot common stock.  It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section entitled “Risk Factors.”

The Companies

New Cheviot

The shares being offered will be issued by New Cheviot, a newly formed Maryland corporation.  Upon completion of the conversion, New Cheviot will become the successor corporation to Cheviot-Federal and the parent holding company for Cheviot Savings Bank and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System.  New Cheviot’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211, and its telephone number at this address is (513) 661-0457.

Cheviot Savings Bank

Cheviot Savings Bank is an Ohio-chartered savings and loan association that has served the banking needs of its customers since 1911.  Cheviot Savings Bank conducts business primarily from its home office located in Cheviot, Ohio and its 11 branch offices, all of which are located in the Cincinnati metropolitan area in Hamilton County, Ohio.

Cheviot Savings Bank’s primary business activity is the origination of one- to four-family residential real estate loans.  To a lesser extent, we originate construction, multi-family, commercial real estate, commercial business and consumer loans.  We also invest in securities, primarily U.S. Government and U.S. Government agency securities and mortgage-backed securities.  Cheviot Savings Bank offers a variety of deposit accounts with a range of interest rates and terms, and relies on its convenient locations, customer service and competitive pricing and products to attract and retain deposits.  To a lesser extent, Cheviot Savings Bank uses borrowed funds as an additional source of funds.  Cheviot Savings Bank is subject to comprehensive regulation and examination by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.

Cheviot Savings Bank’s website address is www.cheviotsavings.com.  Information on this website is not and should not be considered a part of this prospectus.

Cheviot-Federal and Cheviot Mutual Holding Company

Cheviot-Federal is a federally chartered corporation that currently is the parent holding company of Cheviot Savings Bank.  At June 30, 2011, Cheviot-Federal had consolidated assets of $597.1 million, deposits of $474.9 million and shareholders’ equity of $71.3 million.  At June 30, 2011, Cheviot-Federal had 8,864,908  shares of common stock outstanding, of which 3,409,595 shares, or 38.5%, were owned by the public (including Cheviot Savings Bank Charitable Foundation) and will be exchanged for shares of common stock of New Cheviot as part of the conversion.  The remaining 5,455,313 shares of common stock of Cheviot-Federal are held by Cheviot Mutual Holding Company, a federally chartered mutual holding company.  The shares of common stock being offered by New Cheviot represent Cheviot Mutual Holding Company’s 61.5% ownership interest in Cheviot-Federal.  Upon completion of the conversion and offering, Cheviot Mutual Holding Company’s shares will be cancelled and Cheviot Mutual Holding Company and Cheviot-Federal will no longer exist.

Recent Acquisition

On March 16, 2011, Cheviot-Federal and Cheviot Savings Bank completed the acquisition of First Franklin Corporation and its wholly-owned subsidiary, The Franklin Savings and Loan Company, an Ohio-chartered savings and loan association.  The aggregate cash consideration paid in the acquisition (including the cancellation of stock options) was approximately $24.7 million.  Cheviot-Federal and Cheviot Savings Bank acquired $277.6 million of assets, including $196.5 million of net loans, and also assumed $252.9 million of liabilities, including $221.5 million of deposits.  Cheviot-Federal and Cheviot Savings Bank recorded goodwill and other intangible assets associated with the acquisition totaling $11.6 million.   As a result of the acquisition of First Franklin Corporation, we increased our commercial real estate, commercial business and other real estate loan portfolios by approximately $40.5 million and our one- to four-family residential loans, including home equity lines of credit, by approximately $130.7 million.  We also expanded our footprint from the west side of Cincinnati, Ohio and now operate throughout the entire city and surrounding areas.

Our Current Organizational Structure

Cheviot Savings Bank reorganized in the two-tiered mutual holding company structure in 2004, and concurrently Cheviot-Federal sold 4,388,438 shares of its common stock to the public, representing 44.2% of its then-outstanding shares, at $10.00 per share.  Cheviot-Federal issued 5,455,313 shares to Cheviot Mutual Holding Company, and 75,000 shares to Cheviot Savings Bank Charitable Foundation, which was formed in connection with the initial stock offering.

Pursuant to the terms of Cheviot Mutual Holding Company’s plan of conversion and reorganization, Cheviot Mutual Holding Company is now converting from the mutual holding company corporate structure to the stock holding company corporate structure.  As part of the conversion, we are offering for sale the majority ownership interest in Cheviot-Federal that is currently held by Cheviot Mutual Holding Company.  Upon completion of the conversion and offering, Cheviot Mutual Holding Company and Cheviot-Federal will cease to exist, and we will complete the transition of our organization from being partially owned by public shareholders to being fully owned by public shareholders.  Upon completion of the conversion, public shareholders of Cheviot-Federal will receive shares of common stock of New Cheviot in exchange for their shares of Cheviot-Federal.  We are not contributing additional shares to the Cheviot Savings Bank Charitable Foundation in connection with the conversion and offering.

The following diagram shows our current organizational structure, reflecting ownership percentages as of June 30, 2011:

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

Our business strategies are to:

●	Continuing to focus on developing business ties in the communities we serve;

●	Continuing our focus on retail customers and residential lending;

●	Increasing core deposits;

●	Improving and maintaining strong asset quality;

●	Emphasizing operating efficiencies and cost controls;

●	Continuing to grow through the expansion of our branch network; and

●	Successfully integrating our acquisition of First Franklin Corporation and The Franklin Savings and Loan Company.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more complete discussion of our business strategy.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

●	increase our capital;

●	transition us from the mutual holding company structure to a more familiar and flexible organizational structure;

●	improve the trading liquidity of our shares of common stock;

●	support any future mergers and acquisitions; and

●
eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the sunset of the Office of Thrift Supervision.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 4,675,000 and 6,325,000 shares of common stock to eligible current and former depositors of Cheviot Savings Bank, to eligible depositors of the former The Franklin Savings and Loan Company, and to Cheviot Savings Bank’s tax-qualified employee benefit plans in a subscription offering.  To the extent shares remain available, we may offer shares for sale in a community offering, with preference given to residents of the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of  Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland, then to Cheviot-Federal’s public shareholders and then to other members of the general public.  We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering in a syndicated community offering.  The number of shares of common stock to be sold may be increased to up to 7,273,750 shares as a result of demand for the shares of common stock in the offering or changes in market conditions.  Unless the number of shares of common stock to be offered is increased to more than 7,273,750 shares or decreased to fewer than 4,675,000 shares, or the offering is extended beyond [extension deadline], subscribers will not have the opportunity to change or cancel their stock orders once submitted.  If the offering is extended past [extension deadline], or if the number of shares to be sold is increased to more than 7,273,750 shares or decreased to less than 4,675,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at [passbook interest]% per annum.  We will give these subscribers an opportunity to place new orders for a period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $8.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Stifel, Nicolaus & Company, Incorporated, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $8.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of New Cheviot for shares of Cheviot-Federal are based on an independent appraisal of the estimated market value of New Cheviot, assuming the conversion, exchange and offering are completed.  RP Financial, LC., our independent appraiser, has estimated that, as of August 5, 2011, this market value was $71.5 million.  Based on Board of Governors of the Federal Reserve System regulations, this market value forms the midpoint of a valuation range with a minimum of $60.8 million and a maximum of $82.2 million.  Based on this valuation and the valuation range, the 61.5% ownership interest of Cheviot Mutual Holding Company in Cheviot-Federal being sold in the offering and the $8.00 per share price, the number of shares of common stock being offered for sale by New Cheviot will range from 4,675,000 shares to 6,325,000 shares.  The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion and reorganization, the requirement under federal regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering.  The exchange ratio will range from 0.8570 shares at the minimum of the offering range to 1.1594 shares at the maximum of the offering range, and will preserve the existing percentage ownership of public shareholders of Cheviot-Federal (excluding any new shares purchased by them in the stock offering and their receipt of cash in lieu of fractional exchange shares).  If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $94.6 million, an offering of 7,273,750 shares of common stock, and an exchange ratio of 1.3333 shares.

The appraisal is based in part on Cheviot-Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded thrift holding companies that RP Financial, LC. considers comparable to Cheviot-Federal.  The appraisal peer group consists of the following companies.  Unless otherwise noted, asset size is as of March 31, 2011.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)

FFD Financial Corp. of Dover	FFDF	NASDAQ	Dover, OH	$211
First Capital, Inc.	FCAP	NASDAQ	Corydon, IN	$449	(1)
First Clover Leaf Financial Corp.	FCLF	NASDAQ	Edwardsville, IL	$576	(1)
First Savings Financial Group	FSFG	NASDAQ	Clarksville, IN	$512	(1)
HF Financial Corp.	HFFC	NASDAQ	Sioux Falls, SD	$1,191
HopFed Bancorp, Inc.	HFBC	NASDAQ	Hopkinsville, KY	$1,062
Jacksonville Bancorp, Inc.	JXSB	NASDAQ	Jacksonville, IL	$308
MutualFirst Financial Inc.	MFSF	NASDAQ	Muncie, IN	$1,447
Pulaski Fin. Corp.	PULB	NASDAQ	St. Louis, MO	$1,331
River Valley Bancorp	RIVR	NASDAQ	Madison, IN	$387
Wayne Savings Bancshares	WAYN	NASDAQ	Wooster, OH	$408

(1)         As of June 30, 2011.

The following table presents a summary of selected pricing ratios for New Cheviot (on a pro forma basis) and the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2011, and stock prices as of August 5, 2011, as reflected in the appraisal report.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 12.8% on a price-to-book value basis, a discount of 8.9% on a price-to-tangible book value basis, and a premium of 67.2% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Cheviot (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	42.16x	77.44%	85.47%
Maximum	36.46x	71.30%	79.21%
Midpoint	31.56x	65.36%	73.06%
Minimum	26.70x	58.74%	66.12%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.88x	74.98%	80.20%
Medians	16.63x	67.44%	78.41%

(1)
Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings.  These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value.  Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $8.00 per share purchase price.  Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

After-Market Stock Price Performance

The following table presents stock price performance information for all second-step conversions completed between January 1, 2010 and August 5, 2011.  None of these companies were included in the group of 11 comparable public companies utilized in RP Financial, LC.’s valuation analysis, with the exception of Jacksonville Bancorp, Inc.

Completed Second-Step Conversion Offerings
Closing Dates between January 1, 2010 and August 5, 2011

			Percentage Price Change From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through August 5, 2011

Naugatuck Valley Fin. Corp. (NVSL)	6/30/11	NASDAQ	(1.3)%	(2.5)%	1.9%	(1.8)%
Rockville Financial New, Inc. (RCKB)	3/4/11	NASDAQ	6.0%	6.5%	5.0%	(2.9)%
Eureka Financial Corp. (EKFC)	3/1/11	OTCBB	22.5%	17.5%	28.5%	26.0%
Atlantic Coast Fin. Corp. (ACFC)	2/3/11	NASDAQ	0.5%	—%	2.0%	(49.3)%
Alliance Bancorp, Inc. (ALLB)	1/18/11	NASDAQ	10.0%	6.8%	11.9%	9.5%
SI Financial Group, Inc. (SIFI)	1/13/11	NASDAQ	15.9%	12.9%	17.5%	24.3%
Minden Bancorp, Inc.(MDNB)	1/5/11	OTCBB	28.0%	28.5%	30.0%	29.0%
Capitol Fed. Financial, Inc.(CFFN)	12/22/10	NASDAQ	16.5%	18.8%	16.0%	11.5%
Home Federal Bancorp, Inc. (HFBL)	12/22/10	NASDAQ	15.0%	17.0%	21.3%	30.0%
Heritage Financial Grp., Inc. (HBOS)	11/30/10	NASDAQ	2.5%	8.5%	21.7%	19.0%
Kaiser Fed Financial Group, Inc. (KFFG)	11/19/10	NASDAQ	(0.1)%	(4.0)%	(0.4)%	20.7%
FedFirst Financial Corp.(FFCO)	9/21/10	NASDAQ	10.0%	12.3%	12.0%	41.9%
Jacksonville Bancorp, Inc.(JXSB)	7/15/10	NASDAQ	6.5%	5.8%	1.3%	28.0%
Colonial Fin. Services, Inc.(COBK)	7/13/10	NASDAQ	0.5%	(3.5)%	(2.0)%	20.0%
Viewpoint Fin. Group (VPFG)	7/7/10	NASDAQ	(5.0)%	(4.5)%	(3.0)%	31.7%
Oneida Financial Corp. (ONFC)	7/7/10	NASDAQ	(6.3)%	(6.3)%	(1.3)%	9.0%
Fox Chase Bancorp, Inc. (FXCB)	6/29/10	NASDAQ	(4.1)%	(4.0)%	(3.2)%	30.0%
Oritani Financial Corp. (ORIT)	6/24/10	NASDAQ	3.1%	(1.4)%	(0.9)%	26.0%
Eagle Bancorp Montana (EBMT)	4/5/10	NASDAQ	5.5%	6.5%	4.1%	6.5%
Average			6.6%	6.0%	8.6%	16.3%
Median			5.5%	6.5%	4.1%	20.7%

Stock price performance is affected by many factors, including, but not limited to:  general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.  None of the companies listed in the table above are exactly similar to New Cheviot, the pricing ratios for their stock offerings may have been different from the pricing ratios for New Cheviot shares of common stock and the market conditions in which these offerings were completed may have been different from current market conditions.  Furthermore, this table presents only short-term performance with respect to companies that recently completed their second-step conversions and may not be indicative of the longer-term stock price performance of these companies.  The performance of these stocks may not be indicative of how our stock will perform.

Our stock price may trade below $8.00 per share, as the stock prices of many second-step conversions have decreased below the initial offering price.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

The Exchange of Existing Shares of Cheviot-Federal Common Stock

If you are a shareholder of Cheviot-Federal, your shares as of the completion date of the conversion will be cancelled and exchanged for shares of common stock of New Cheviot.  The number of shares of common stock you receive will be based on the exchange ratio, which will depend upon our final appraised value.  The following table shows how the exchange ratio will adjust, based on the valuation of New Cheviot and the number of shares of common stock issued in the offering.  The table also shows the number of shares of New Cheviot common stock a hypothetical owner of Cheviot-Federal common stock would receive in exchange for 100 shares of Cheviot-Federal common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Cheviot to be Issued for Shares of Cheviot- Federal		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Shares of Cheviot- Federal
	Amount	Percent	Amount	Percent

Minimum	4,675,000	61.5%	2,921,896	38.5%	7,596,896	0.8570	$6.86	$10.37	85
Midpoint	5,500,000	61.5	3,437,525	38.5	8,937,525	1.0082	8.07	11.04	100
Maximum	6,325,000	61.5	3,953,153	38.5	10,278,153	1.1594	9.28	11.71	115
Adjusted Maximum	7,273,750	61.5	4,546,126	38.5	11,819,876	1.3333	10.67	12.48	133

(1)
Represents the value of shares of New Cheviot common stock to be received in the conversion by a holder of one share of Cheviot-Federal, pursuant to the exchange ratio, based upon the $8.00 per share purchase price.

(2)	Represents the pro forma tangible book value per share at June 30, 2011 at each level of the offering range multiplied by the respective exchange ratio.

If you own shares of Cheviot-Federal common stock in a brokerage account in “street name,” your shares will be exchanged automatically, so you do not need to take any action to exchange your shares of common stock.  If your shares are represented by physical Cheviot-Federal stock certificates, after the completion of the conversion, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificate(s). New certificates of New Cheviot common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and your Cheviot-Federal stock certificate(s).  You should not submit a stock certificate until you receive a transmittal form.

No fractional shares of New Cheviot common stock will be issued to any public shareholder of Cheviot-Federal.  For each fractional share that otherwise would be issued, New Cheviot will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $8.00 per share offering price.

Outstanding options to purchase shares of Cheviot-Federal common stock will convert into and become options to purchase shares of New Cheviot common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At June 30, 2011, there were 486,018 outstanding options to purchase shares of Cheviot-Federal common stock, 404,760 of which have vested.  Such outstanding options will be converted into options to purchase 416,517 shares of common stock at the minimum of the offering range and 648,007 shares of common stock at the adjusted maximum of the offering range.  Because Board of Governors of the Federal Reserve System regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, shareholders would experience dilution of approximately 5.2% at both the minimum and the adjusted maximum of the offering range.

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Cheviot Savings Bank, loan funds to our employee stock ownership plan to fund its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering.  Assuming we sell 5,500,000 shares of common stock in the stock offering, and we have net proceeds of $41.5 million, we intend to invest $20.8 million in Cheviot Savings Bank,  loan $1.8 million to our employee stock ownership plan to fund its purchase of shares of common stock and retain the remaining $19.0 million of the net proceeds.

We may use the funds we retain to pay cash dividends, to repurchase shares of common stock, for investments, to acquire other financial institutions, and for other general corporate purposes.  Cheviot Savings Bank may use the proceeds it receives from us to support increased lending (with a primary emphasis on one- to four-family residential real estate lending and, to a lesser extent, commercial real estate and commercial business lending), to expand its branch network, to acquire other financial institutions and to support other products and services, although we currently have no understandings or agreements to acquire a financial institution or other entity or to establish any new branch offices.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at Cheviot Savings Bank or The Franklin Savings and Loan Company with aggregate combined balances of at least $50 at the close of business on June 30, 2010.

(ii)
Second, to our tax-qualified employee benefit plans (specifically Cheviot Savings Bank’s employee stock ownership plan and 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase 4% of the shares of common stock sold in the offering, although we reserve the right to have the employee stock ownership plan purchase more than 4% of the shares sold in the offering to the extent necessary to complete the offering at the minimum of the offering range.

(iii)	Third, to depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50 at the close of business on [supplemental date].

(iv)	Fourth, to depositors of Cheviot Savings Bank at the close of business on [voting record date].

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland, then to Cheviot-Federal’s public shareholders as of [voting record date] and then to other members of the general public.  The community offering may begin concurrently with, during or after the subscription offering.  We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated community offering, which will be managed by Stifel, Nicolaus & Company, Incorporated.  We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.  Any determination to accept or reject stock orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering.  A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual may purchase more than 75,000 shares ($600,000) of common stock.  If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 137,500 shares ($1.1 million) of common stock:

●	your spouse or relatives of you or your spouse living in your house;

●	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

●	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 137,500 shares ($1.1 million).

In addition to the above purchase limitations, there is an ownership limitation for shareholders of Cheviot-Federal other than our employee stock ownership plan.  Shares of common stock that you purchase in the offering, individually and together with persons described above, plus any shares you and they receive in exchange for shares of Cheviot-Federal common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion.  However, if, based on your current ownership level, you will own more than 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion, you will not need to divest any of your shares.

Subject to Board of Governors of the Federal Reserve System approval, we may increase or decrease the purchase and ownership limitations at any time.  See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Cheviot Financial Corp.; or

(ii)	authorizing us to withdraw available funds from the types of Cheviot Savings Bank deposit accounts designated on the stock order form.

Cheviot Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a Cheviot Savings Bank line of credit check or any type of third party check to pay for shares of common stock.  Please do not submit cash or wire transfers.  You may not designate withdrawal from Cheviot Savings Bank’s accounts with check-writing privileges; instead, please submit a check.  If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  You may not authorize direct withdrawal from a Cheviot Savings Bank retirement account.  See “— Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Cheviot Financial Corp. or authorization to withdraw funds from one or more of your Cheviot Savings Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern Time, on [offering deadline].  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the Stock Order Form or by hand delivery to _________________, which is located at _______________________.  Hand-delivered stock order forms will only be accepted at this location.  We will not accept stock order forms at Cheviot Savings Bank’s branch offices.  Please do not mail stock order forms to Cheviot Savings Bank.

Please see “The Conversion and Offering— Procedure for Purchasing Shares—Payment for Shares” for a complete description of how to purchase shares in the stock offering.

Using Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA.  If you wish to use some or all of the funds in your IRA or other retirement account held at Cheviot Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [offering deadline] offering deadline, for assistance with purchases using your IRA or other retirement account held at Cheviot Savings Bank or elsewhere.  Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares in the stock offering.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for [insider purchases] shares of common stock in the offering, representing ____________% of shares to be sold at the minimum of the offering range.  The purchase price paid by them will be the same $8.00 per share price paid by all other persons who purchase shares of common stock in the offering.  Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own [pro forma insider ownership] shares of common stock, or ______________% of our total outstanding shares of common stock at the minimum of the offering range.  Their ownership will include shares they will receive in exchange for their shares of Cheviot-Federal.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for purchasing shares of common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on [offering deadline], unless we extend this deadline.  If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [offering deadline], whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering— Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Our Dividend Policy

Cheviot-Federal currently pays a quarterly cash dividend of $0.12 per share, which equals $0.48 per share on an annualized basis.  After the conversion, we intend to continue to pay cash dividends on a quarterly basis.  We expect the quarterly dividends to be $0.08 per share.  The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

For information regarding our historical dividend payments, see “Selected Consolidated Financial and Other Data of Cheviot Financial Corp.” and “Market for the Common Stock.”  For information regarding our current and proposed dividend policy, see “Our Dividend Policy.”

Our Market Area

We conduct our operations from our executive office in Cheviot, Ohio and 11 full-service branches, all of which are located in Hamilton County, Ohio. Prior to our acquisition of First Franklin Corporation, we operated primarily on the west side of Cincinnati, Ohio and the surrounding areas, but, as a result of the acquisition, we now operate throughout the entire city and surrounding areas.  Cheviot, Ohio is located in Hamilton County and is 10 miles west of downtown Cincinnati.  Hamilton County, Ohio represents our primary geographic market area for loans and deposits with our remaining business operations conducted in the larger Cincinnati metropolitan area which includes Warren, Butler and Clermont Counties. We also conduct a moderate level of business in the southeastern Indiana region, primarily in Dearborn, Ripley, Franklin and Ohio Counties.  We also originate loans in the Northern Kentucky region secured by properties in Campbell, Kenton and Boone Counties.  The local economy is diversified with services, trade and manufacturing employment remaining the most prominent employment sectors in Hamilton County.  Hamilton County is primarily a developed and urban county.  The employment base is diversified and there is no dependence on one area of the economy for continued employment.  Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment.

Delivery of Stock Certificates in the Subscription and Community Offerings

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the certificate registration address noted by purchasers on the stock order form.  Stock certificates will be sent to purchasers by first-class mail as soon as practicable after the completion of the conversion and stock offering.  We expect trading in the stock to begin on the business day of or on the business day following the completion of the conversion and stock offering.  The conversion and stock offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.”  It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.  Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.  If you are currently a shareholder of Cheviot-Federal, see “The Conversion and Offering—Exchange of Existing Public Shareholders’ Shares.”

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

●
The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Cheviot Mutual Holding Company (depositors of Cheviot Savings Bank) as of [voting record date];

●
The plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of common stock of Cheviot-Federal as of [voting record date], including shares held by Cheviot Mutual Holding Company;

●
The plan of conversion and reorganization is approved by at least a majority of the outstanding shares of common stock of Cheviot-Federal as of [voting record date], excluding those shares held by Cheviot Mutual Holding Company;

●	We sell at least the minimum number of shares of common stock offered; and

●	We receive the final approval of the Board of Governors of the Federal Reserve System to complete the conversion and offering.

Cheviot Mutual Holding Company intends to vote its shares in favor of the plan of conversion and reorganization.  At [voting record date], Cheviot Mutual Holding Company owned 61.5% of the outstanding shares of common stock of Cheviot-Federal.  The directors and executive officers of Cheviot-Federal and their affiliates owned 379,166 shares of Cheviot-Federal (excluding exercisable options), or 4.3% of the outstanding shares of common stock and 11.1% of the outstanding shares of common stock excluding shares owned by Cheviot Mutual Holding Company. They intend to vote those shares in favor of the plan of conversion and reorganization.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 4,675,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond [extension deadline]; and/or

(iii)	increase the number of shares purchased by the employee stock ownership plan.

If we extend the offering beyond [extension deadline], we will promptly return funds, with interest at [passbook interest]% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  We will contact subscribers, allowing them to place a new stock order for a period of time.  If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering.  If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 7,273,750 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $60.8 million or above $94.6 million, then, after consulting with the Board of Governors of the Federal Reserve System, we may:

●	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

●	set a new offering range; or

●	take such other actions as may be permitted by the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at [passbook interest]% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  We will contact subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Cheviot Mutual Holding Company that is being called to vote on the conversion, and at any time after member approval with the approval of the Board of Governors of the Federal Reserve System.  If we terminate the offering, we will promptly return your funds with interest at [passbook interest]% per annum and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees, to purchase up to 4% of the shares of common stock we sell in the offering.  These shares, when combined with shares owned by our existing employee stock ownership plan, will be less than 8% of the shares outstanding following the conversion.  If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 4% of the shares of common stock sold in the offering.  This would reduce the number of shares available for allocation to eligible account holders.  For further information, see “Management—Executive Compensation—Employee Stock Ownership Plan.”

Federal regulations permit us to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion.  Our current intention is to implement one or more new stock-based incentive plans, but we have not determined whether we would adopt the plans within 12 months following the completion of the conversion or more than 12 months following the completion of the conversion.  Shareholder approval of these plans would be required.  If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering (reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the subscription offering) for awards of restricted stock to key employees and directors, at no cost to the recipients and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors.  The total number of shares available under the stock-based benefit plans is subject to adjustment as may be required by Board of Governors of the Federal Reserve System regulations or policy to reflect shares of common stock or stock options previously granted by Cheviot-Federal or Cheviot Savings Bank.  For stock-based benefit plans adopted within 12 months following the completion of the conversion, current Board of Governors of the Federal Reserve System policy would require that the total number of shares of restricted stock and the total number of shares available for the exercise of stock options not exceed 4% and 10%, respectively, of our total outstanding shares following the conversion.  If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above.  We have not yet determined the number of shares that would be reserved for issuance under these plans.  For a description of our current stock-based benefit plan, see “Management—Outstanding Equity Awards at Year End.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively.  The table shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees or consultants. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	Value of Grants (In Thousands (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering
					At Minimum of Offering Range	At Adjusted Maximum of Offering Range

Employee stock ownership plan	187,000	290,950	4.0%	N/A (2)	$1,496	$2,328
Restricted stock awards	187,000	290,950	4.0	2.40%	1,496	2,328
Stock options	467,500	727,375	10.0	5.86%	1,103	1,716
Total	841,500	1,309,275	18.0%	8.02%	$4,095	$6,372

(1)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $8.00 per share.  The fair value of stock options has been estimated at $2.36 per option using the Black-Scholes option pricing model, adjusted for the exchange ratio, with the following assumptions:  a grant-date share price and option exercise price of $8.00; an expected option life of 10 years; a dividend yield of 3.50%; a risk-free rate of return of 3.15%; and a volatility rate of 35.72%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2005 Stock-Based Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as Board of Governors of the Federal Reserve System regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under our stock-based benefit plan or under extraordinary circumstances.  We expect that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.

The following table presents information as of June 30, 2011 regarding our employee stock ownership plan, our 2005 Stock-Based Incentive Plan and our proposed stock-based benefit plan.  The table below assumes that 10,278,153 shares are outstanding after the offering, which includes the sale of 6,325,000 shares in the offering at the maximum of the offering range and the issuance of shares in exchange for shares of Cheviot-Federal using an exchange ratio of 1.1594.  It also assumes that the value of the stock is $8.00 per share, and that the fair value of stock options is $2.36 per option, using the assumptions set forth in the footnote to the table, above.

Existing and New Stock Benefit Plans	Participants	Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		357,075	(2)	$2,856,600		3.48%
Shares to be purchased in this offering		253,000		2,024,000		2.46
Total employee stock ownership plan shares		610,075		$4,880,600		5.94%

Restricted Stock Awards:	Directors, Officers and Employees
2005 Stock-Based Incentive Plan (1)		225,401	(3)	$1,803,205	(4)	2.19%
New shares of restricted stock		253,000		2,024,000	(4)	2.46
Total shares of restricted stock		478,401		$3,827,205		4.66	% (5)

Stock Options:	Directors, Officers and Employees
2005 Stock-Based Incentive Plan (1)		563,499	(6)	$1,329,858		5.48%
New stock options		632,500		1,492,700		6.16
Total stock options		1,195,999		$2,822,558		11.64	% (5)

Total of stock benefit plans		2,284,475		$11,530,363		22.24%

(1)	The number of shares indicated has been adjusted for the 1.1594 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2011, 289,790 of these shares, or 249,949 shares prior to adjustment for the exchange, have been allocated.
(3)
As of June 30, 2011, 216,732 of these shares, or 186,935 shares prior to adjustment for the exchange, have been awarded, and 205,208 of these shares, or 176,995 shares prior to adjustment for the exchange, have vested.

(4)
The value of restricted stock awards is determined based on their fair value as of the date grants are made.  For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $8.00 per share.

(5)
The number of shares of restricted stock and shares reserved for stock options set forth in the table would exceed regulatory limits if a stock-based incentive plan were adopted within one year of the completion of the conversion.  Accordingly, the number of new shares of restricted stock and shares reserved for stock options set forth in the table would have to be reduced such that the aggregate amount of stock awards and shares reserved for stock options would be 4% or less and 10% or less, respectively, of our outstanding shares, unless we obtain a waiver from the Board of Governors of the Federal Reserve System, or we implement the incentive plan more than 12 months after completion of the conversion.  We have not determined whether we will implement a new stock-based incentive plan earlier than 12 months after completion of the conversion or more than 12 months after the completion of the conversion.

(6)
As of June 30, 2011, options to purchase 493,440 of these shares, or 425,600 shares prior to adjustment for the exchange, have been awarded, and options to purchase 469,278 of these shares, or 404,760 shares prior to adjustment for the exchange, have vested.

Market for Common Stock

Publicly held shares of Cheviot-Federal’s common stock are traded on the Nasdaq Capital Market under the symbol “CHEV.” Upon completion of the conversion, the shares of common stock of New Cheviot will replace the existing shares. For a period of 20 trading days after the completion of the conversion and offering, we expect our shares of common stock will trade on the Nasdaq Capital Market under the symbol “CHEVD,” and, thereafter, our trading symbol will revert to “CHEV.”  In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock, and we believe we will be able to comply with this requirement.  Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights.  In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  On the order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do.  You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.  In addition, the stock order form requires that you list all qualifying deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Tax Consequences

Cheviot Mutual Holding Company, Cheviot-Federal, Cheviot Savings Bank and New Cheviot have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Clark, Schaefer, Hackett & Co. regarding the material Ohio state tax consequences of the conversion.  As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Cheviot Mutual Holding Company, Cheviot-Federal (except for cash paid for fractional shares), Cheviot Savings Bank, New Cheviot, persons eligible to subscribe in the subscription offering, or existing shareholders of Cheviot-Federal.  Existing shareholders of Cheviot-Federal who receive cash in lieu of fractional share interests in shares of New Cheviot will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our Stock Information Center.  The toll-free telephone number is [stock center #].  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Historically low interest rates may adversely affect our net interest income and profitability.

During the past three years it has been the policy of the Board of Governors of the Federal Reserve System to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities.  As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than as available prior to 2008.  Consequently, our interest income has decreased to $15.4 million for the year ended December 31, 2010 from $18.1 million for the year ended December 31, 2008.  As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which has resulted in increases in net interest income in the short term.  Our ability to lower our interest expense is limited as these interest rate levels while the average yield on our interest-earning assets may continue to decrease.  The Board of Governors of the Federal Reserve System has indicated its intention to maintain low interest rates in the near future.  Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may decrease, which may have an adverse affect on our profitability.

Future changes in interest rates may cause net earnings to decline.

In the event that interest rates rise, our net interest margin and interest rate spread will be adversely affected by the high level of assets with fixed rates of interest which we retain in our portfolio.  An increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, as we may have to increase the rates we are willing to pay on our deposits and borrowed funds more quickly than any changes in interest rates on our loans and investments, resulting in a negative effect on interest spreads and net interest income.  In addition, the effect of rising rates could be compounded if deposit customers move funds from savings accounts to higher rate certificate of deposit accounts or if increases in interest rates have a negative effect on the housing market and, furthermore, the value of our loans will be less should we choose to sell such loans in the secondary market.

We are also subject to reinvestment risk associated with changes in interest rates.  Changes in interest rates may affect the average life of loans and mortgage-related securities.  Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowings costs.  Under these circumstances, we are subject to reinvestment risk to the extent we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities.  Conversely, if interest rates should suddenly increase, our cost of funds and borrowings may increase faster than our ability to increase the average yield on our assets.  Furthermore, increases in interest rates may adversely affect the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase.

Changes in interest rates also affect the value of our interest earning assets and in particular our securities portfolio.  Generally, the value of securities fluctuates inversely with changes in interest rates.   At June 30, 2011, the fair value of our securities portfolio (excluding Federal Home Loan Bank of Cincinnati stock) totaled $101.0 million.

At June 30, 2011, our simulation model indicated that our net portfolio value (the net present value of our interest-earning assets and interest-bearing liabilities) would decrease by 13.9% if there was an instantaneous parallel 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance.  We may experience significant loan losses, which could have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectibility of our portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.

In determining the amount of the allowance for loan losses, we review individual delinquent multi-family and commercial real estate loans for potential impairments in their carrying values.  Additionally, we apply a factor to the loan portfolio principally based on historical loss experience as applied to the composition of the one- to-four family loan portfolio and integrated with our perception of risk in the economy related to past experience.

Our allowance for loan losses at June 30, 2011, was $1.4 million, which, as of that date, equaled 0.64% of our total originated loans and 18.38% of originated non-performing assets, each of which is lower when compared to the similar ratios of our peers.  Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may be necessary.  Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand our non-residential, multi-family or commercial business lending.  In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs.

If economic conditions deteriorate, our earnings could be adversely impacted as borrowers’ ability to repay loans declines and the value of the collateral securing our loans decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events.  The national and local economies have been weak in recent years, and this has resulted in declining real estate values, a tightening of the availability of credit, illiquidity in certain securities markets, increasing loan delinquencies, mortgage foreclosures, personal and business bankruptcies, rising unemployment rates, significant write-downs of asset values by financial institutions and government-sponsored entities, and a reduction of manufacturing and service business activity and international trade. We do not expect that the national and local economies will fully recover over the short term, and a continuation or worsening of these conditions could exacerbate their adverse effects.

 Since we have a significant amount of loans to individuals and businesses in Hamilton County, Ohio, including a concentration of one- to four-family residential real estate loans, any decline in the economy of this market area, including decreases in real estate values, could affect the ability of our borrowers to repay their loans, could reduce the value of property securing our loans, and have an adverse effect on our earnings.  Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Legislative or regulatory responses to perceived financial and market problems could impair our rights against borrowers.

Current and future proposals made by members of Congress would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans, and may limit the ability of lenders to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting the bank’s rights as creditor, were to be implemented, we could experience increased credit losses on our loans and mortgage-backed securities, or increased expense in pursuing our remedies as a creditor.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, money market funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence which benefit them in attracting business and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do.

In addition, the recent crises in the financial services industry have resulted in a number of financial services companies such as investment banks and automobile and real estate finance companies electing to become bank holding companies. These financial services companies traditionally have generated funds from sources other than insured bank deposits. Many of the alternative funding sources traditionally utilized by these companies are no longer available. This has resulted in these companies relying more on insured bank deposits to fund their operations, which has increased competition for deposits and the related costs of such deposits. Our profitability depends on our continued ability to compete successfully in our market areas.

The Standard & Poor’s downgrade in the U.S. Government’s sovereign credit rating, and in the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities, could result in risks to us and general economic conditions that we are not able to predict.

On August 5, 2011, Standard & Poor’s downgraded the United States’ long-term debt rating from its AAA rating to AA+.   On August 8, 2011, Standard & Poor’s downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt.  Instruments of this nature are key assets on the balance sheets of financial institutions, including Cheviot Savings Bank.  These downgrades could adversely affect the market value of such instruments, and could adversely impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available.  We cannot predict if, when or how these changes to the credit ratings will affect economic conditions.  However, these ratings downgrades could result in a significant adverse impact to us, and could exacerbate the other risks to which we subject, including those described herein.

We may be unable to successfully integrate First Franklin Corporation’s operations and retain their employees and customers.

On March 16, 2011, we completed the acquisition of First Franklin Corporation.  The acquisition involved the integration of two companies that previously operated independently. The difficulties of combining the operations of the two companies include:

●	integrating the former The Franklin Savings and Loan Company branches into the current operations of Cheviot Savings Bank, including the systems conversion;

●	integrating personnel with diverse business backgrounds;

●	combining different corporate cultures;

●	limiting deposit runoff and attracting new deposits and loans;

●	controlling the incremental noninterest expense from the expansion of our branch network in a manner that enables us to maintain a favorable efficiency ratio;

●	maintaining customer relationships; and

●	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of First Franklin Corporation who we have retained. We may not be successful in retaining these employees for the time period necessary to successfully integrate First Franklin Corporation’s operations with our operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger such as unexpected costs and managing growth resulting from the merger along with the integration of the two companies’ operations could have an adverse effect on our financial condition and operating results.  In addition, differences in the rates we are willing to pay on deposit accounts or rates or terms we are willing to provide to borrowers may result in the loss of customers such that we do not receive the full potential value of the combined entity.

Acquisitions may disrupt our business and dilute shareholder value.

We occasionally evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, negotiations may take place and future mergers or acquisitions involving cash, debt, or equity securities may occur at any time.

Acquiring other banks, businesses, or branches involves potential adverse impact to our financial results and various other risks commonly associated with acquisitions, including, among other things:

●	difficulty in estimating the value of the target company;

●	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term;

●	potential exposure to unknown or contingent liabilities of the target company;

●	exposure to potential asset quality issues of the target company;

●	potential volatility in reported income as goodwill impairment losses could occur irregularly and in varying amounts;

●	difficulty and expense of integrating the operations and personnel of the target company;

●	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits;

●	potential disruption to our business;

●	potential diversion of our management’s time and attention;

●	the possible loss of key employees and customers of the target company; and

●	potential changes in banking or tax laws or regulations that may affect the target company.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act has  changed the bank regulatory framework, created an independent consumer protection bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, and established more stringent capital standards for banks and bank holding companies.  Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations.  Ongoing uncertainty and adverse developments in the financial services industry and the domestic and international credit markets, and the effect of the Dodd-Frank Act and regulatory actions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.  These risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.

If the Board of Governors of the Federal Reserve System increases the federal funds rate, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic recovery.  In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Ohio Division of Financial Institutions, our chartering authority, and by the Federal Deposit Insurance Corporation, as our primary federal regulator and insurer of deposits.  As a savings and loan holding company, New Cheviot also will be subject to regulation and oversight by the Board of Governors of the Federal Reserve System.  Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors.  Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on Cheviot Savings Bank, New Cheviot, and our operations.

If our investment in the common stock of the Federal Home Loan Bank of Cincinnati is classified as other-than-temporarily impaired or as permanently impaired, our earnings and shareholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Cincinnati, which is part of the Federal Home Loan Bank System. The common stock is held to qualify for membership in the Federal Home Loan Bank of Cincinnati and to be eligible to borrow funds under the Federal Home Loan Bank of Cincinnati’s advance programs. The aggregate cost of our Federal Home Loan Bank of Cincinnati common stock as of June 30, 2011, was $8.4 million based on its par value. There is no market for Federal Home Loan Bank of Cincinnati common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of the Federal Home Loan Bank System, including the Federal Home Loan Bank of Cincinnati, could be substantially diminished. Furthermore, Standard & Poor’s recently downgraded the credit rating of 10 of the 12 Federal Home Loan Banks, including the Federal Home Loan Bank of Cincinnati.  Consequently, there is a risk that our investment in Federal Home Loan Bank of Cincinnati common stock could be deemed other-than-temporarily impaired at some time in the future, and if this occurs, it would cause earnings and shareholders’ equity to decrease by the impairment charge.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial condition and operating results.

Our accounting policies are essential to understanding our financial results and condition. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our external financial statements. These changes are beyond our control, can be hard to predict and could materially impact how we report our results of operations and financial condition. We could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements in material amounts.

The need to account for certain assets and liabilities at estimated fair value may adversely affect our results of operations.

We report certain assets, including securities, at fair value. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses even if the asset in question presents minimal credit risk. Elevated delinquencies, defaults, and estimated losses from the disposition of collateral in our private-label mortgage-backed securities portfolio may require us to recognize additional other-than-temporary impairments in future periods with respect to our securities portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in the estimated fair value of the securities and our estimation of the anticipated recovery period.

In addition, the acquired assets and assumed liabilities of First Franklin Corporation were measured at estimated fair values on the date of acquisition.  Management made significant estimates and exercised significant judgment in accounting for the acquisition.  In the event that these estimates prove to be inaccurate such that the value of the assets acquired is less than the value we assigned the assets, or the cost of a liability exceeds the estimated value of that liability, we could be required to establish future valuation allowances that could negatively affect our financial condition and results of operations.  Our estimates could prove to be incorrect for a number of reasons including, with respect to loans, our lack of historical experience with the loans acquired, and resulting differences in losses when compared to the historical loss experience of our loan portfolio.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and suffer damage to our reputation.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $8.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $8.00 purchase price in the offering.  In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price.  The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time.  After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of New Cheviot, market volatility and the outlook for the financial services industry in general.  Price fluctuations may be unrelated to the operating performance of particular companies.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $17.6 million and $24.0 million of the net proceeds of the offering (or $27.7 million at the adjusted maximum of the offering range) in Cheviot Savings Bank.  We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.  We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan.  Cheviot Savings Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes.  However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation and/or  the Board of Governors of the Federal Reserve System.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds.

Our return on equity is expected to be low following the stock offering.  This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the stock offering, we expect our consolidated equity to be between $103.5 million at the minimum of the offering range and $122.1 million at the adjusted maximum of the offering range. Based upon our annualized income for the six months ended June 30, 2011, and these pro forma equity levels, our return on equity would be 2.81% and 2.38% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans would increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to shareholder approval, which would increase our annual compensation and benefit expenses related to the stock options and shares granted to participants under our stock-based benefit plan.  The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plan, the fair market value of our stock or options on the date of grant, the vesting period and other factors which we cannot predict at this time.  In the event we adopt the plan within 12 months following the conversion, under current Board of Governors of the Federal Reserve System policy the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our existing and proposed stock-based benefit plans would be limited to 4% and 10%, respectively, of the total shares of our common stock outstanding.  If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, the stock-based benefit plans would not be subject to such restrictions and our costs could increase further.

In addition, we would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense in the first year following the offering for shares purchased in the offering has been estimated to be approximately $145,000 ($96,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock.  For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest.  Historically, shareholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock.  Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance.  While our intention is to fund the new stock-based benefit plan through open market purchases, shareholders would experience a 8.02% reduction in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in an amount equal to up to 10% and 4%, respectively, of the shares sold in the offering.  In the event we adopt the plan within 12 months following the conversion, under current Board of Governors of the Federal Reserve System policy the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our existing and proposed stock-based benefit plans would be limited to 4% and 10%, respectively, of the total shares of our common stock outstanding.  In the event we adopt the plan more than 12 months following the conversion, the plan would not be subject to these limitations.

Although the implementation of the stock-based benefit plan will be subject to shareholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by shareholders.

We have not determined when we will adopt one or more new stock-based benefit plans.  Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of our total outstanding shares.  Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans would increase our expenses and reduce our income.”  Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest.  Historically, shareholders have approved these stock-based benefit plans.”  Although the implementation of stock-based benefit plans would be subject to shareholder approval, the determination as to the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of New Cheviot. Provisions of our articles of incorporation and bylaws, federal regulations, Cheviot Savings Bank’s constitution, Maryland law, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors and employment agreements that we have entered into with our executive officers,  and various other factors may make it more difficult for companies or persons to acquire control of New Cheviot without the consent of our board of directors.  You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock.  For additional information, see “Restrictions on Acquisition of New Cheviot,” “Management—Employment Agreements,” “—Potential Payments to Named Executive Officers” and “—Benefits to be Considered Following Completion of the Conversion.”

There may be a decrease in shareholders’ rights for existing shareholders of Cheviot-Federal.

As a result of the conversion, existing shareholders of Cheviot-Federal will become shareholders of New Cheviot.  In addition to the provisions discussed above that may discourage takeover attempts that are favored by shareholders, some rights of shareholders of New Cheviot will be reduced compared to the rights shareholders currently have in Cheviot-Federal.  The reduction in shareholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in shareholder rights under the articles of incorporation and bylaws of New Cheviot are not mandated by Maryland law but have been chosen by management as being in the best interests of New Cheviot and its shareholders.  The articles of incorporation and bylaws of New Cheviot include the following provisions:  (i) greater lead time required for shareholders to submit proposals for new business or to nominate directors; and (ii) approval by at least 80% of the outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation. See “Comparison of Shareholders’ Rights For Existing Shareholders of Cheviot Financial Corp.” for a discussion of these differences.

An active trading market for our common stock may not develop.

Cheviot-Federal’s common stock is currently quoted on the Nasdaq Capital Market.  Upon completion of the conversion, the common stock of New Cheviot will replace the existing shares.  An active public trading market for New Cheviot’s common stock may not develop or be sustained after this stock offering.  If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain depositors of Cheviot Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value.  Whether subscription rights are considered to have ascertainable value is an inherently factual determination.  We have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF CHEVIOT FINANCIAL CORP. AND SUBSIDIARIES

The following tables set forth selected consolidated historical financial and other data of Cheviot-Federal and its subsidiaries for the periods and at the dates indicated.  The consolidated historical financial and other data of Cheviot-Federal and its subsidiaries for the six months ended June 30, 2011 and at June 30, 2011 reflect our acquisition of First Franklin Corporation, which occurred on March 16, 2011. The following is only a summary and you should read it in conjunction with the consolidated financial statements of Cheviot-Federal and notes beginning on page F-1 of this prospectus.  The information at December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009, and 2008 is derived in part from the audited consolidated financial statements that appear in this prospectus.  The information at December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006, is derived in part from audited consolidated financial statements that do not appear in this prospectus.   The information at June 30, 2011 and for the six months ended June 30, 2011 and 2010, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the six months ended June 30, 2011, are not necessarily indicative of the results to be achieved for all of 2011.

	At June 30,	At December 31,
	2011	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Condition Data:
Total assets	$597,128	$358,069	$341,860	$332,000	$319,060	$309,780
Cash and cash equivalents	34,000	18,149	11,283	10,013	9,450	5,490
Investment securities available for sale	88,016	88,382	55,851	23,909	12,178	9,085
Investment securities held to maturity – at cost	—	—	—	7,000	23,000	25,099
Mortgage-backed securities available for sale	8,358	4,279	4,920	648	814	1,042
Mortgage-backed securities held to maturity – at cost	4,488	4,779	5,744	6,915	9,500	14,237
Loans receivable, net (1)	407,653	225,438	247,002	268,483	249,832	241,178
Goodwill	10,309	—	—	—	—	—
Core deposit intangible	1,208	—	—	—	—	—
Bank-owned life insurance	10,163	3,791	3,653	3,516	3,383	3,254
Deposits	474,888	257,852	235,904	216,048	219,526	205,450
Advances from the Federal Home Loan Bank	44,245	27,300	33,672	44,604	28,665	29,236
Shareholders’ equity	71,340	69,419	68,750	68,231	67,920	72,200

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$10,160	$8,000	$15,438	$16,473	$18,058	$17,791	$16,509
Total interest expense	2,832	2,502	4,698	6,585	8,445	9,499	7,782
Net interest income	7,328	5,498	10,740	9,888	9,613	8,292	8,727
Provision for losses on loans	200	100	550	853	668	116	25
Net interest income after provision for losses on loans	7,128	5,398	10,190	9,035	8,945	8,176	8,702
Total other income	1,187	369	1,323	813	503	545	538
Total general, administrative and other expense	6,570	4,064	8,540	8,141	7,440	7,367	6,770
Earnings before income taxes	1,745	1,703	2,973	1,707	2,008	1,354	2,470
Federal income taxes	290	622	995	606	592	428	774
Net earnings	$1,455	$1,081	$1,978	$1,101	$1,416	$926	$1,696
Earnings per share – basic and diluted	$0.17	$0.12	$0.23	$0.13	$0.16	$0.10	$0.18

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return on average assets	0.58%	0.62%	0.56%	0.32%	0.43%	0.29%	0.56%
Return on average equity	4.14	3.11	2.82	1.60	2.09	1.33	2.32
Average equity to average assets	13.96	19.89	19.99	20.26	20.75	22.16	24.21

Other Financial Ratios:
Net interest margin (2)	3.24	3.39	3.33	3.10	3.11	2.78	3.03
Average interest-earning assets to average interest-bearing liabilities	106.21	120.77	119.68	120.80	122.59	124.51	128.42
Total general, administrative and other expenses to average total assets	2.61	2.33	2.43	2.40	2.28	2.34	2.24
Efficiency ratio (3)	77.16	69.27	70.79	76.08	73.55	83.37	73.07
Dividend payout ratio – per share basis (4)	141.18	183.33	191.30	307.69	225.00	320.00	155.56
Dividend payout ratio – net income basis (4)	46.08	69.20	72.40	115.17	81.43	171.06	61.85
Equity to total assets at end of period	11.95	19.98	19.39	20.11	20.55	21.29	23.31
Interest rate spread (2)	3.17	3.07	3.04	2.67	2.49	2.00	2.27
Tangible common equity to tangible assets	9.64	16.01	16.16	15.97	16.85	16.75	16.61

Asset Quality Ratios:
Non-performing loans as a percent of total loans (5)	2.49	1.12	2.15	0.99	0.69	0.26	0.12
Non-performing assets as a percent of total assets (5)	2.32	1.27	1.93	1.31	0.88	0.40	0.09
Allowance for loan losses as a percent of total loans	0.34	0.45	0.55	0.41	0.26	0.24	0.35
Allowance for loan losses as a percent of non-performing assets	10.10	24.91	18.10	22.82	24.36	46.39	296.44
Allowance for loan losses as a percent of total originated loans (6)	0.64	0.45	0.55	0.41	0.26	0.24	0.35
Allowance for loan losses as a percent of originated non-performing assets (6)	18.38	24.91	18.10	22.82	24.36	46.39	296.44
Net charge-offs to average loans	0.01	0.03	0.14	0.21	0.22	0.14	—

Regulatory Capital Ratios (Bank Only):
Tangible capital	9.83	16.45	16.24	16.24	16.84	16.75	16.60
Core capital	9.83	16.45	16.24	16.24	16.84	16.75	16.60
Risk-based capital	17.76	33.97	34.92	32.39	32.53	32.67	33.29

Number of:
Banking offices	12	6	6	6	6	6	6

(1)
With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.  Certain ratios for the six months ended June 30, 2011 and 2010 have been annualized, as appropriate.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.  Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

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(4)
Per share dividend payout ratio is calculated by dividing dividends declared per share by earnings per share.  Net income dividend payout ratio is calculated as total dividends paid to minority shareholders by total net income.  The following table sets forth total cash dividends paid to minority shareholders and waived by Cheviot Mutual Holding Company for the relevant periods.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)
Dividends paid to public shareholders	$816	$748	$1,432	$1,268	$1,153	$1,084	$1,049
Dividends paid to Cheviot Mutual Holding Company	—	—	—	—	—	—	—
Total dividends paid	$816	$748	$1,432	$1,268	$1,153	$1,084	$1,049
Total dividends waived by Cheviot Mutual Holding Company	$1,309	$1,200	$2,400	$2,182	$1,964	$1,746	$1,527
Total dividends paid and total dividends waived	$2,125	$1,948	$3,832	$3,450	$3,117	$2,830	$2,576

(5)
Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing loans and non-performing assets acquired from First Franklin Corporation.  See “Business of Cheviot-Federal and Cheviot Savings Bank—Asset Quality—Delinquent Loans and Non-performing Loans and Assets” for further information.

(6)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Cheviot-Federal and its subsidiaries for the periods and at the dates indicated.  The consolidated historical financial and other data of Cheviot-Federal and its subsidiaries for the three and nine months ended September 30, 2011 and at September 30, 2011 reflect our acquisition of First Franklin Corporation, which occurred on March 16, 2011. The following is only a summary and you should read it in conjunction with the consolidated financial statements of Cheviot-Federal and notes beginning on page F-1 of this prospectus.  The information at December 31, 2010 is derived in part from the audited consolidated financial statements that appear in this prospectus.  The information at September 30, 2011 and for the three and nine months ended September 30, 2011 and 2010, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the nine months ended September 30, 2011, are not necessarily indicative of the results to be achieved for all of 2011.

	At September 30, 2011	At December 31, 2010
	(In thousands)
Selected Financial Condition Data:
Total assets	$600,516	$358,069
Cash and cash equivalents	45,201	18,149
Investment securities available for sale	90,748	88,382
Investment securities held to maturity – at cost	—	—
Mortgage-backed securities available for sale	8,015	4,279
Mortgage-backed securities held to maturity – at cost	4,340	4,779
Loans receivable, net (1)	397,460	225,438
Goodwill	10,309	—
Core deposit intangible	1,118	—
Bank-owned life insurance	10,246	3,791
Deposits	480,390	257,852
Advances from the Federal Home Loan Bank	42,024	27,300
Shareholders’ equity	72,130	69,419

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$6,130	$3,841	$16,290	$11,842
Total interest expense	1,583	1,130	4,415	3,633
Net interest income	4,547	2,711	11,875	8,209
Provision for losses on loans	200	150	400	250
Net interest income after provision for losses on loans	4,347	2,561	11,475	7,959
Total other income	702	473	1,889	842
Total general, administrative and other expense	3,636	2,061	10,206	6,125
Earnings before income taxes	1,413	973	3,158	2,676
Federal income taxes	444	290	734	912
Net earnings	$969	$683	$2,424	$1,764
Earnings per share – basic and diluted	$0.11	$0.08	$0.28	$0.20

(1) Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2011	2010	2011	2010

Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return on average assets	0.65%	0.78%	0.60%	0.67%
Return on average equity	5.37	3.87	4.56	3.37
Average equity to average assets	12.10	20.18	13.26	19.99

Other Financial Ratios:
Net interest margin (2)	3.47	3.33	3.32	3.37
Average interest-earning assets to average interest-bearing liabilities	101.45	122.13	104.35	121.22
Total general, administrative and other expenses to average total assets	2.44	2.36	2.54	2.34
Efficiency ratio (3)	69.27	64.73	74.15	67.67
Dividend payout ratio – per share basis (4)	109.09	137.50	128.57	165.00
Dividend payout ratio – net income basis (4)	42.11	54.76	50.50	63.61
Equity to total assets at end of period	12.01	20.12	12.01	20.12
Interest rate spread (2)	3.45	3.02	3.27	3.05
Tangible common equity to tangible assets	9.96	16.65	9.96	16.65

Asset Quality Ratios:
Non-performing loans as a percent of total loans (5)	3.13	1.50	3.13	1.50
Non-performing assets as a percent of total assets (5)	2.74	1.46	2.74	1.46
Allowance for loan losses as a percent of total loans	0.36	0.50	0.36	0.50
Allowance for loan losses as a percent of non-performing assets	8.60	22.74	8.60	22.74
Allowance for loan losses as a percent of total originated loans (6)	0.65	0.50	0.65	0.50
Allowance for loan losses as a percent of originated non-performing assets (6)	18.71	22.74	18.71	22.74
Net charge-offs to average loans	0.05	0.02	0.06	0.02

Regulatory Capital Ratios (Bank Only):
Tangible capital	9.96	16.65	9.96	16.65
Core capital	9.96	16.65	9.96	16.65
Risk-based capital	18.29	34.81	18.29	34.81

Number of:
Banking offices	12	6	12	6

(1)
With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.  Certain ratios for the three and nine months ended September 30, 2011 and 2010 have been annualized, as appropriate.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.  Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

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(4)
Per share dividend payout ratio is calculated by dividing dividends declared per share by earnings per share.  Net income dividend payout ratio is calculated as total dividends paid to minority shareholders by total net income.  The following table sets forth total cash dividends paid to minority shareholders and waived by Cheviot Mutual Holding Company for the relevant periods.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Dividends paid to public shareholders	$408	$374	$1,224	$1,122
Dividends paid to Cheviot Mutual Holding Company	—	—	—	—
Total dividends paid	$408	$374	$1,224	$1,122
Total dividends waived by Cheviot Mutual Holding Company	$655	$600	$1,964	$1,800
Total dividends paid and total dividends waived	$1,063	$974	$3,188	$2,922

(5)
Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing loans and non-performing assets acquired from First Franklin Corporation.  See “Business of Cheviot-Federal and Cheviot Savings Bank—Asset Quality—Delinquent Loans and Non-performing Loans and Assets” for further information.

(6)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

Comparison of Financial Condition at September 30, 2011 and December 31, 2010

Total assets increased $242.4 million, or 67.7%, to $600.5 million at September 30, 2011, from $358.1 million at December 31, 2010.  The increase in total assets is primarily the result of the First Franklin acquisition.  As a result of the acquisition, we recorded increases in cash and cash equivalents, mortgage-backed securities and loans receivable.

Cash, federal funds sold and interest-earning deposits increased $27.1 million, or 149.1%, to $45.2 million at September 30, 2011, from $18.1 million at December 31, 2010.  The increase in cash and cash equivalents at September 30, 2011 was due to a $15.0 million increase in federal funds sold, an $8.9 million increase in interest-earning deposits and a $3.1 million increase in cash and due from banks.  We acquired $20.5 million in cash and cash equivalents in the First Franklin acquisition.

Investment securities increased $2.4 million, or 2.7%, to $90.7 million at September 30, 2011 from $88.4 million at September 30, 2010. At September 30, 2011, all investment securities were classified as available for sale. As of September 30, 2011, none of our investment securities are considered other than temporarily impaired.

Mortgage-backed securities increased $3.3 million, or 36.4%, to $12.4 million at September 30, 2011, from $9.1 million at December 31, 2010.  The increase in mortgage-backed securities was due primarily to $4.5 million of mortgage-backed securities designated as available for sale acquired from First Franklin.  During the nine months ended September 30, 2011, there were principal prepayments and repayments totaling approximately $1.4 million.  At September 30, 2011, $4.3 million of mortgage-backed securities were classified as held to maturity, while $8.0 million were classified as available for sale.  As of September 30, 2011, none of our mortgage-backed securities are considered other than temporarily impaired.

Loans receivable, including loans held for sale, increased $172.0 million, or 76.3%, to $397.5 million at September 30, 2011, from $225.4 million at December 31, 2010.  The increase in loans receivable is the result of acquiring approximately $198.7 million in net loans receivable in the First Franklin acquisition.  In addition, the change in net loans receivable reflects loan sales of 15- and 30-year fixed rate mortgage loans totaling $37.2 million and loan principal repayments of $33.5 million, which were partially offset by loan originations of $48.4 million.  The acquisition of First Franklin resulted in changes to the overall composition of the loan portfolio.  The portfolio, as of September 30, 2011, is comprised of approximately 48% in fixed-rate mortgage loans and 52% in variable-rate mortgage loans.   In addition, as a result of the acquisition, our commercial loans have increased to 15.5% of total loans at September 30, 2011 compared to 8.4% of total loans at December 31, 2010.

The allowance for loan losses totaled $1.4 million and $1.2 million at September 30, 2011 and December 31, 2010, respectively.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  During the nine months ended September 30, 2011, we recorded a $400,000 provision for loan losses reflecting these factors as well as replenishing the allowance for charge-offs.   The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  Therefore, as of September 30, 2011, we have not provided loan losses for the loans acquired in the acquisition.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at September 30, 2011.

Non-performing and impaired originated loans totaled $4.9 million at both September 30, 2011 and December 31, 2010, respectively.  At September 30, 2011, non-performing and impaired originated loans were comprised of 44 loans secured by one- to four-family residential real estate and three loans secured by nonresidential real estate.  At September 30, 2011 and December 31, 2010, real estate acquired through foreclosure totaled $4.2 million and $2.0 million, respectively.  The allowance for loan losses represented 29.1% and 25.6% of originated non-performing and impaired loans at September 30, 2011 and December 31, 2010, respectively.  Although management believes that the allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits increased $222.5 million, or 86.3%, to $480.4 million at September 30, 2011, from $257.9 million at December 31, 2010.  Deposits assumed at the time of the acquisition were approximately $218.8 million, net of a fair value adjustment of $2.7 million.  Deposits acquired include savings deposits totaling approximately $77.7 million and time deposits of approximately $141.1 million with an overall average cost of 1.90%.  Advances from the Federal Home Loan Bank of Cincinnati increased by $14.7 million, or 53.9%, to $42.0 million at September 30, 2011, from $27.3 million at December 31, 2010.  The increase is a result of assuming $22.4 million in advances as a result of the acquisition of First Franklin.  During the nine months ended September 30, 2011, we had proceeds from Federal Home Loan Bank advances of $11.0 million, which were offset by repayments of $19.3 million.

Shareholders’ equity increased $2.7 million, or 3.9%, to $72.1 million at September 30, 2011, from $69.4 million at December 31, 2010.  The increase primarily resulted from net earnings of $2.4 million and amortization of stock benefit plans of $25,000, which were partially offset by dividends paid of $1.2 million.  At September 30, 2011, Cheviot-Federal had the ability to purchase an additional 360,818 shares under its announced stock repurchase plan.  The repurchase plan has been suspended as a result of Cheviot Mutual Holding Company’s adoption of a Plan of Conversion providing for the conversion of our mutual holding company to stock form and the related stock offering.

Comparison of Results of Operations for the Three Months Ended September 30, 2011 and September 30, 2010

General.  Net earnings for the three months ended September 30, 2011 totaled $969,000, a $286,000 increase from the $683,000 of net earnings reported for the same period in 2010.  The increase in net earnings reflects growth in net interest income of $1.8 million and an increase in other income of $229,000, which were partially offset by increases of $1.6 million in general, administrative and other expense, $154,000 in the provision for federal income taxes and $50,000 in the provision for losses on loans.

Net Interest Income.  Total interest income increased $2.3 million, or 59.6%, to $6.1 million for the three months ended September 30, 2011, from $3.8 million for the comparable period in 2010.   Interest income on loans increased $2.1 million, or 63.1%, to $5.4 million during the 2011 period.  This increase was due primarily to an increase of $165.9 million, or 69.5%, in average loans outstanding, which was partially offset by a decrease in the average yield on loans to 5.32% for the 2011 period from 5.53% for the 2010 period.

Interest income on investment securities increased $155,000, or 35.6%, to $591,000 for the three months ended September 30, 2011, compared to $436,000 for the same period in 2010.  The increase in interest income on investment securities was  due primarily to an increase of $26.8 million, or 40.2%, in the average balance of investment securities outstanding, which was partially offset by a decrease in the average yield of eight basis points to 2.53% in the 2011 period.  Interest income on interest-earning deposits and other interest-earning assets increased $47,000, or 123.7% to $85,000 for the three months ended September 30, 2011, as compared to $38,000 for the same period in 2010.

Interest expense increased $453,000, or 40.1%, to $1.6 million for the three months ended September 30, 2011, from $1.1 million for the same period in 2010.  Interest expense on deposits increased by $442,000, or 52.4%, to $1.3 million for the three months ended September 30, 2011, from $844,000 for the same period in 2010 due primarily to a $236.7 million, or 99.7%, increase in the average balances outstanding (resulting from the acquisition of First Franklin Corporation), partially offset by a 33 basis point decrease in the average cost of deposits to 1.09% during the 2011.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2011 period.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.8 million, or 67.7%, to $4.5 million for the three months ended September 30, 2011.  The average interest rate spread increased to 3.45% for the three months ended September 30, 2011 from 3.02% for the three months ended September 30, 2010.  The net interest margin increased to 3.47% for the three months ended September 30, 2011 from 3.33% for the three months ended September 30, 2010.

Provision for Losses on Loans.  As a result of an analysis of historical experience, the volume and type of lending we conducted, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to our market area, and other factors related to the collectability of our loan portfolio, management recorded a $200,000 provision for losses on loans for the three months ended September 30, 2011, compared to a $150,000 provision for losses on loans for the three months ended September 30, 2010.  Non-performing loans were 2.3% and 1.5% of total originated loans at September 30, 2011 and September 30, 2010, respectively.  The provision for loan losses for the three months ended September 30, 2011 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.

Other Income.  Other income increased $229,000, or 48.4%, to $702,000 for the three months ended September 30, 2011, compared to $473,000 for the same period in 2010, due primarily to an increase in other operating income of $312,000 and an increase of $49,000 in earnings on bank-owned life insurance, partially offset by a decrease in the gain on sale of loans of $102,000 and an increase of $46,000 in loss on sale of real estate acquired through foreclosure.  The increase in other operating income is a result of increased service fees on deposit accounts and an increase in service fees received from the Federal Home Loan Bank as a result of increased loan sales in the secondary market. During the three months ended September 30, 2011, we sold ten real estate owned properties resulting in gross proceeds of $510,000.

General, Administrative and Other Expense.  General, administrative and other expense increased $1.6 million, or 76.4%, to $3.6 million for the three months ended September 30, 2011, from $2.1 million for the comparable period in 2010.  The increase is primarily a result of an increase of $618,000 in employee compensation and benefits, an increase in occupancy and equipment expense of $233,000, a $110,000 increase in Federal Deposit Insurance Corporation insurance premium expense and a $481,000 increase in other operating expense.  The increases in employee compensation and benefits expense and occupancy and equipment expense is a result of the additional employees, branch offices and related costs resulting from the acquisition of First Franklin Corporation.  The increase in other operating expense is a result of maintenance expense, real estate tax expense and the fair market value adjustments on real estate owned property.  The increase in Federal Deposit Insurance Corporation insurance premium expense is a result of an increase in deposit insurance due to our increased size following the First Franklin acquisition.

Federal Income Taxes.  The provision for federal income taxes increased $154,000, or 53.1%, to $444,000 for the three months ended September 30, 2011, from $290,000 for the same period in 2010.  The effective tax rate was 31.4% and 29.8% for the three-month periods ended September 30, 2011 and 2010.  The increase in the effective tax rate for the 2011 period was due to a lesser percentage of tax-exempt income compared to the 2010 period.

Comparison of Results of Operations for the Nine Months Ended September 30, 2011 and September 30, 2010

General.  Net earnings for the nine months ended September 30, 2011 totaled $2.4 million, a $660,000 increase from the $1.8 million of net earnings reported for the same period in 2010.  The increase in net earnings reflects a growth in net interest income of $3.7 million and an increase in other income of $1.0 million, and a decrease in the provision for federal income taxes of $178,000, which were partially offset by an increase of $4.1 million in general, administrative and other expense and an increase of $150,000 in the provision for losses on loans.

Net Interest Income.  Total interest income increased $4.4 million, or 37.6%, to $16.3 million for the nine months ended September 30, 2011, from $11.8 million for the comparable period in 2010.   Interest income on loans increased $4.0 million, or 39.4%, to $14.2 million during the 2011 period.  This increase was due primarily to an increase of $116.6 million, or 48.1%, in average loans outstanding due to the acquisition of First Franklin Corporation, which was partially offset by a decrease in the average yield on loans to 5.29% for the 2011 period from 5.62% for the 2010 period.

Interest income on investment securities increased $339,000, or 26.4%, to $1.6 million for the nine months ended September 30, 2011, compared to $1.3 million for the same period in 2010.  The increase in interest income on investment securities was due primarily to an increase of $28.7 million, or 43.9%, in the average balance of investment securities outstanding, which was partially offset by a decrease in the average yield of 32 basis points to 2.31% in the 2011 period.  Interest income on interest-earning deposits and other interest-earning assets increased $107,000, or 93.0% to $222,000 for the nine months ended September 30, 2011, as compared to $115,000 for the same period in 2010.

Interest expense increased $782,000, or 21.5%, to $4.4 million for the nine months ended September 30, 2011, from $3.6 million for the same period in 2010.  Interest expense on deposits increased by $874,000, or 33.2%, to $3.5 million for the nine months ended September 30, 2011, from $2.6 million for the same period in 2010 due primarily to a $182.8 million, or 78.2%, increase in the average balances outstanding, resulting from the First Franklin Corporation acquisition, partially offset by a 38 basis point decrease in the average cost of deposits to 1.12% during the 2011 period.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the period.  Interest expense on borrowings decreased by $92,000, or 9.2%, due primarily to an 84 basis point decrease in the average cost of borrowings, which was partially offset by an increase of $5.5 million, or 16.0% in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $3.7 million, or 44.7%, to $11.9 million for the nine months ended September 30, 2011.  The average interest rate spread increased to 3.27% for the nine months ended September 30, 2011 from 3.05% for the nine months ended September 30, 2010.  The net interest margin decreased to 3.32% for the nine months ended September 30, 2011 from 3.37% for the nine months ended September 30, 2010.

Provision for Losses on Loans.  As a result of an analysis of historical experience, the volume and type of lending we conducted, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to our market area, and other factors related to the collectability of our loan portfolio, management recorded a $400,000 provision for losses on loans for the nine months ended September 30, 2011, compared to a $250,000 provision for losses on loans for the nine months ended September 30, 2010.  Non-performing loans were 2.3% and 1.5% of total originated loans at September 30, 2011 and September 30, 2010, respectively.  The provision for loan losses for the nine months ended September 30, 2011 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.

Other Income.  Other income increased $1.0 million, or 124.3%, to $1.9 million for the nine months ended September 30, 2011, compared to $842,000 for the same period in 2010, due primarily to an increase in other operating income of $762,000, an increase of $104,000 in earnings on bank-owned life insurance, an increase of $98,000 in the gain on sale of real estate acquired through foreclosure and an increase in the gain on sale of loans of $40,000.  The increase in other operating income is a result of increased service fees on deposit accounts and an increase in service fees received from the Federal Home Loan Bank as a result of increased loan sales in the secondary market. During the nine months ended September 30, 2011, we sold 27 real estate owned properties resulting in gross proceeds of $2.5 million.

General, Administrative and Other Expense.  General, administrative and other expense increased $4.1 million, or 66.6%, to $10.2 million for the nine months ended September 30, 2011, from $6.1 million for the comparable period in 2010.  We experienced increases in all categories of general, administrative and other expense, including an increase of $1.5 million in employee compensation and benefits, an increase of $445,000 in occupancy and equipment expense, an increase of $243,000 in legal and professional expense, an increase of $267,000 in Federal Deposit Insurance Corporation insurance premium expense and a $1.1 million increase in other operating expense.  The increase in employee compensation and benefits expense and occupancy and equipment expense is a result of the additional employees, branch offices and related costs resulting from the acquisition of First Franklin.  The increase in legal and professional expenses is a result of merger related costs and expenses related to resolving real estate owned properties. The increase in Federal Deposit Insurance Corporation insurance premium expense is a result of an increase in deposit insurance due to our increased size following the First Franklin acquisition.  The increase in other operating expense is a result of maintenance expense, real estate tax expense and the fair market value adjustments on real estate owned property.

Federal Income Taxes.  The provision for federal income taxes decreased $178,000, or 19.5%, to $734,000 for the nine months ended September 30, 2011, from $912,000 for the same period in 2010.  The effective tax rate was 23.2% and 34.1% for the nine-month periods ended September 30, 2011 and 2010.  During the nine months ended September 30, 2011 we were able to recognize $709,000 in reserved deferred tax benefits recorded as a result of the acquisition of First Franklin.  The amount of deferred federal income taxes recorded in the First Franklin at acquisition approximated the maximum amount includable in regulatory capital.

In recording deferred tax assets inherent in the acquisition, we are subject to an overall limitation in the amount that can be included in regulatory capital.  The amount of allowable deferred tax benefits includible in regulatory capital is a combination of available refunds in carryback years, existing taxable temporary differences, and projected earnings available to offset operating loss carryforwards over the next year.  Management is of the belief that such limited amount is fully consistent with the amount of deferred taxes that would be recognized under GAAP and, accordingly, recorded the deferred tax assets in the acquisition at the maximum amount includible in regulatory capital and established a valuation allowance for the difference.  If Cheviot-Federal’s future earnings decline from currently projected levels, an additional valuation allowance for deferred tax assets will be recorded as a charge against earnings.  At September 30, 2011, Cheviot-Federal’s earnings post-acquisition had absorbed the entire amount of operating loss carryforwards subject to a valuation allowance.   We have approximately $6.4 million in remaining operating loss carryforwards to offset future taxable income for 20 years.  These losses are subject to the annual allowable Internal Revenue Code Section 382 net operating loss limitations of $1.1 million.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions, either nationally or in our market areas, that are worse than expected;

●	competition among depository and other financial institutions;

●	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	adverse changes in the securities markets;

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	our ability to successfully integrate acquired entities, if any;

●	changes in consumer spending, borrowing and savings habits;

●
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

●	changes in our organization, compensation and benefit plans; and

●	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $35.1 million and $48.0 million, or $55.4 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $8.00 Per Share of
	4,675,000 Shares		5,500,000 Shares		6,325,000 Shares		7,273,750 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$37,400		$44,000		$50,600		$58,190
Less offering expenses	(2,299)		(2,466)		(2,633)		(2,826)
Net offering proceeds	$35,101	100.0%	$41,534	100.0%	$47,967	100.0%	$55,364	100.0%

Distribution of net proceeds:
To Cheviot Savings Bank	$17,551	50.0%	$20,767	50.0%	$23,984	50.0%	$27,682	50.0%
To fund loan to employee stock ownership plan	$1,496	4.3%	$1,760	4.2%	$2,024	4.2%	$2,328	4.2%
Retained by New Cheviot (2)	$16,054	45.7%	$19,007	45.8%	$21,959	45.8%	$25,354	45.8%

(1)
As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
In the event the stock-based benefit plan providing for stock awards and stock options is approved by shareholders, and assuming shares are purchased for the stock awards at $8.00 per share, an additional $1.5 million, $1.8 million, $2.0 million and $2.3 million of net proceeds will be used by New Cheviot.  In this case, the net proceeds retained by New Cheviot would be $14.6 million, $17.2 million, $19.9 million and $23.0 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cheviot Savings Bank’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.  In addition, amounts shown for the distribution of the net proceeds at the minimum of the offering range to fund the loan to the employee stock ownership plan and to be proceeds retained by New Cheviot may change if we exercise our right to have the employee stock ownership plan purchase more than 4% of the shares of common stock offered if necessary to complete the offering at the minimum of the offering range.

New Cheviot may use the proceeds it retains from the offering:

●	to invest in securities;

●	to pay cash dividends to shareholders;

●	to repurchase shares of our common stock;

●	to finance the acquisition of financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.  Under current Board of Governors of the Federal Reserve System regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Board of Governors of the Federal Reserve System) or tax qualified employee stock benefit plans.

Cheviot Savings Bank may use the net proceeds it receives from the offering:

●	to fund new loans, with a primary emphasis on one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans and commercial business loans;

●	to enhance existing products and services and to support the development of new products and services;

●	to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies or U.S. Government sponsored enterprises;

●
to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity or to establish any new branch offices; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.  We have not determined specific amounts of the net proceeds that would be used for the purposes described above.  The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.  The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to decrease as compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the offering.  Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Cheviot-Federal currently pays a quarterly cash dividend of $0.12 per share, which equals $0.48 per share on an annualized basis.  After the conversion, we intend to continue to pay cash dividends on a quarterly basis.  We expect the quarterly dividends to be $0.08 per share.  The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  We cannot assure you that we will not reduce or eliminate dividends in the future.

Cheviot-Federal began declaring cash dividends during the quarter ended March 31, 2004, and dividends have been declared in each subsequent quarterly period.  Cheviot Mutual Holding Company owns 5,455,313 shares of Cheviot-Federal common stock.  Cheviot-Federal previously received non-objection to waive receipt of all prior dividend payments on the Cheviot-Federal shares owned by Cheviot Mutual Holding Company.  Cash dividends paid by Cheviot-Federal during the six months ended June 30, 2011 were $816,000.  Dividends waived by Cheviot Mutual Holding Company during the six months ended June 30, 2011 were $1.3 million.

After the completion of the conversion, Cheviot Savings Bank will not be permitted to pay dividends on its capital stock to New Cheviot, its sole shareholder, if Cheviot Savings Bank’s shareholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion.  Cheviot Savings Bank will be required to file a notice with the Board of Governors of the Federal Reserve System prior to making a capital distribution. In addition, any payment of dividends by Cheviot Savings Bank to us that would be deemed to be drawn out of Cheviot Savings Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Cheviot Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution.  Cheviot Savings Bank does not intend to make any distribution to us that would create such a federal tax liability.  See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal and state law and regulations regarding the ability of Cheviot Savings Bank to make capital distributions, including the payment of dividends to Cheviot-Federal, see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

Unlike Cheviot Savings Bank, New Cheviot is not restricted by federal or state banking regulations on the payment of dividends to its shareholders, except that it will not be permitted to pay dividends on its common stock if its shareholders’ equity would be reduced below the amount of the liquidation account established by New Cheviot in connection with the conversion.  However, the source of dividends will depend on the net proceeds retained by New Cheviot and earnings thereon, and dividends from Cheviot Savings Bank.  In addition, New Cheviot will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to our capital surplus or, if there is no capital surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

We will file a consolidated federal tax return with Cheviot Savings Bank.  Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes.  Additionally, pursuant to Board of Governors of the Federal Reserve System regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Cheviot-Federal’s common stock is currently traded on the Nasdaq Capital Market under the symbol “CHEV.”  Upon completion of the conversion, the new shares of common stock of New Cheviot will replace the existing shares.  For a period of 20 trading days after the completion of the conversion and offering, we expect our shares of common stock will trade on the Nasdaq Capital Market under the symbol “CHEVD,” and, thereafter, our trading symbol will revert to “CHEV.”   In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock, and we believe we will be able to comply with this requirement.  Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering.  Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of Cheviot-Federal common stock for the periods indicated, and the dividends paid during those periods.  As of the close of business on [voting record date], there were ____________ shares of common stock outstanding, including ___________ publicly held shares (shares held by shareholders other than Cheviot Mutual Holding Company), and approximately ___________ shareholders of record.

The high and low closing prices for the quarterly periods noted below were obtained from the Nasdaq Stock Market.

	Price Per Share
	High		Low		Dividends Paid
2011
Fourth quarter (through December ____, 2011)	$		$		$
Third quarter	$		$		$
Second quarter		$9.29		$8.13		$0.12
First quarter		$9.44		$8.18		$0.12

2010
Fourth quarter		$9.49		$7.22		$0.11
Third quarter		$8.95		$7.55		$0.11
Second quarter		$9.50		$7.53		$0.11
First quarter		$9.49		$8.09		$0.11

2009
Fourth quarter		$8.32		$5.89		$0.10
Third quarter		$9.00		$6.65		$0.10
Second quarter		$9.80		$7.18		$0.10
First quarter		$7.69		$7.01		$0.10

On July 11, 2011, the business day immediately preceding the public announcement of the conversion, and on ___________, 2011, the closing prices of Cheviot-Federal common stock as reported on the Nasdaq Capital Market were $9.08 per share and $___________ per share, respectively.  On the effective date of the conversion, all publicly held shares of Cheviot-Federal common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Cheviot common stock determined pursuant to the exchange ratio.  See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.”  Options to purchase shares of Cheviot-Federal common stock will be converted into options to purchase a number of shares of New Cheviot common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2011, Cheviot Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Cheviot Savings Bank at June 30, 2011, and the pro forma equity capital and regulatory capital of Cheviot Savings Bank, after giving effect to the sale of shares of common stock at $8.00 per share.  The table assumes the receipt by Cheviot Savings Bank of 50% of the net offering proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	Cheviot Savings Bank Historical at June 30, 2011		Pro Forma at June 30, 2011, Based Upon the Sale in the Offering of (1)
			4,675,000 Shares		5,500,000 Shares		6,325,000 Shares		7,273,750 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$69,368	11.61%	$83,975	14.00%	$86,663	14.38%	$89,352	14.76%	$92,442	15.19%

Core capital	$57,552	9.83%	$72,159	12.03%	$74,847	12.42%	$77,535	12.81%	$80,627	13.25%
Core requirement (4)	29,270	5.00	30,000	5.00	30,135	5.00	30,269	5.00	30,424	5.00
Excess	$28,282	4.83%	$42,159	7.03%	$44,712	7.42%	$47,266	7.81%	$50,203	8.25%

Tier 1 risk-based capital (5)	$57,552	17.34%	$72,159	21.55%	$74,847	22.32%	$77,535	23.08%	$80,627	23.96%
Risk-based requirement	19,913	6.00	20,088	6.00	20,120	6.00	20,152	6.00	20,190	6.00
Excess	$37,639	11.34%	$52,071	15.55%	$54,727	16.32%	$57,383	17.08%	$60,437	17.96%

Total risk-based capital (5)	$58,938	17.76%	$73,545	21.97%	$76,233	22.73%	$78,921	23.50%	$82,013	24.37%
Risk-based requirement	33,188	10.00	33,480	10.00	33,534	10.00	33,587	10.00	33,649	10.00
Excess	$25,750	7.76%	$40,065	11.97%	$42,699	12.73%	$45,334	13.50%	$48,364	14.37%

Reconciliation of capital infused into Cheviot Savings Bank:
Net proceeds			$17,551		$20,767		$23,984		$27,682
Plus: net assets consolidated from MHC			48		48		48		48
Less: Common stock acquired by stock-based benefit plan			(1,496)		(1,760)		(2,024)		(2,328)
Less: Common stock acquired by employee stock ownership plan			(1,496)		(1,760)		(2,024)		(2,328)
Pro forma increase			$14,607		$17,295		$19,984		$23,074

(1)
Pro forma capital levels assume that the employee stock ownership plan purchases 4% of the shares of common stock sold in the stock offering with funds we lend.  Pro forma generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan.  See “Management” for a discussion of the employee stock ownership plan.

(2)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)
The current core capital requirement is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Cheviot-Federal at June 30, 2011 and the pro forma consolidated capitalization of New Cheviot after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Cheviot-Federal Historical at June 30, 2011	Pro Forma at June 30, 2011 Based upon the Sale in the Offering at $8.00 per Share of
		4,675,000 Shares	5,500,000 Shares	6,325,000 Shares	7,273,750 Shares (1)
	(Dollars in thousands)

Deposits (2)	$474,888	$474,888	$474,888	$474,888	$474,888
Borrowed funds	44,280	44,280	44,280	44,280	44,280
Total deposits and borrowed funds	$519,168	$519,168	$519,168	$519,168	$519,168

Shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	99	76	89	103	118
Additional paid-in capital (3)	43,873	78,997	85,417	91,836	99,218
MHC capital contribution	—	48	48	48	48
Retained earnings (5)	41,294	41,294	41,294	41,294	41,294
Accumulated other comprehensive income	203	203	203	203	203
Less:
Treasury stock	(12,859)	(12,859)	(12,859)	(12,859)	(12,859)
Common stock held by employee stock ownership plan (6)	(1,270)	(2,766)	(3,030)	(3,294)	(3,598)
Common stock to be acquired by stock-based benefit plan (7)	—	(1,496)	(1,760)	(2,024)	(2,328)
Total shareholders’ equity	$71,340	$103,497	$109,402	$115,307	$122,096

Pro Forma Shares Outstanding
Shares offered for sale	—	4,675,000	5,500,000	6,325,000	7,273,750
Exchange shares issued	—	2,921,896	3,437,525	3,953,153	4,546,126
Total shares outstanding	8,864,908	7,596,896	8,937,525	10,278,153	11,819,876

Total shareholders’ equity as a percentage of total assets (2)	11.9%	16.4%	17.2%	18.0%	18.8%
Tangible equity as a percentage of total assets	10.0%	14.6%	15.4%	16.2%	17.1%

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)
Cheviot-Federal currently has 5,000,000 authorized shares of preferred stock and 30,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New Cheviot common stock to be outstanding.

(4)
No effect has been given to the issuance of additional shares of New Cheviot common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New Cheviot common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans, subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Cheviot-Federal or Cheviot Savings Bank so that the total shares available for issuance upon the exercise of stock options does not exceed 10% of New Cheviot’s outstanding shares immediately after the conversion and offering.  No effect has been given to the exercise of options currently outstanding. See “Management.”

(Footnotes continue on following page)

(continued from previous page)

(5)	The retained earnings of Cheviot Savings Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(6)
Assumes that 4% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from New Cheviot.  The loan will be repaid principally from Cheviot Savings Bank’s contributions to the employee stock ownership plan.  Since New Cheviot will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Cheviot’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(7)
Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans.  If the stock-based benefit plans are adopted within 12 months following the conversion, the amount reserved for restricted stock awards would be subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Cheviot-Federal or Cheviot Savings Bank so that the total shares reserved for restricted stock awards does not exceed 4% of New Cheviot’s outstanding shares immediately after the conversion and offering. The funds to be used by the plan to purchase the shares will be provided by New Cheviot.  The dollar amount of common stock to be purchased is based on the $8.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As New Cheviot accrues compensation expense to reflect the vesting of shares pursuant to the plan, the credit to capital will be offset by a charge to operations. Implementation of the plan will require shareholder approval.

PRO FORMA DATA

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with First Franklin Corporation, based on the assumptions set forth below, as if the merger had occurred as of December 31, 2010.  The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Cheviot-Federal and First Franklin Corporation for the year ended December 31, 2010.  The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the sale of 4,675,000 shares, which is the minimum of the offering range, and 7,273,750 shares, which is the adjusted maximum of the offering range, in the offering.  The purchase price for purposes of the pro forma presentation for First Franklin Corporation was calculated as follows:

December 31, 2010
(In thousands)

Net assets acquired (not adjusted for purchase accounting)	$20,720
Purchase accounting adjustments:
Fair value of contractual obligations	(4,355)
Loans receivable, net (1)	(2,462)
Real estate acquired in foreclosure	(750)
Certificates of deposit (1)	(2,718)
Borrowings (1)	(838)
Other liabilities	427
Fixed assets	1,970
Core deposit intangible (2)	1,298
Tax impact of purchase accounting adjustments	1,079
Goodwill	10,309
Purchase price, net (3)	$24,680

(1)
Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates as of December 31, 2010, with such adjustments applied to the December 31, 2010 balances.  Fair value adjustments are amortized or accreted using the estimated lives of the respective assets and liabilities.  Fair value adjustments for loans receivable also includes credit adjustments applied to both the acquired performing loans and the acquired impaired loans.

(2)
Core deposit intangible reflects the present value benefit of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances.  The core deposit intangible is calculated using deposit balances and interest rates as of December 31, 2010.  Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits.  Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision.  The yield benefit for each period is discounted to present value using a weighted average cost of capital.  The core deposit intangibles are amortized over the estimated lives of the core deposits using an accelerated amortization method.

(3)	The composition of the purchase price, net, at December 31, 2010 is as follows (in thousands):

Cash merger consideration	$24,549
Cash cost of purchasing options, net of taxes	131
Purchase price, net	$24,680

The net proceeds are based upon the following assumptions:

(i)	65% of all shares of common stock will be sold in the subscription and community offerings;

(ii)	our executive officers and directors, and their associates, will purchase [insider purchases] shares of common stock;

(iii)
our employee stock ownership plan will purchase 4% of the shares of common stock sold in the offering, with a loan from New Cheviot.  The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 20 years.  Interest income that we earn on the loan will offset the interest paid by Cheviot Savings Bank;

(iv)
Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription offering and community offering, 5.5% of the dollar amount of shares sold in the syndicated community offering and up to $50,000 in the event of a resolicitation.  No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to exchange shares; and

(v)	total expenses of the offering, other than the fees to be paid to Stifel, Nicolaus & Company, Incorporated, and other broker-dealers in the syndicated community offering, will be $1,063,000.

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Stifel, Nicolaus & Company, Incorporated will vary from the amounts estimated if the amount of shares of New Cheviot common stock sold varies from the amounts assumed above or if a different percentage of shares is sold in the syndicated community offering.  These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net earnings has been calculated for the six months ended June 30, 2011 and for the year ended December 31, 2010 as if the shares of New Cheviot common stock to be issued in the offering had been sold and the merger consideration had been paid as of the beginning of the period.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of New Cheviot common stock.

The unaudited condensed consolidated pro forma statements of financial condition assume the offering and merger were consummated on June 30, 2011.  The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on June 30, 2011, January 1, 2011 or January 1, 2010, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Cheviot-Federal and First Franklin Corporation contained elsewhere in this prospectus.

Shareholders’ equity represents the resulting book value of the common shareholders’ ownership of New Cheviot and First Franklin Corporation computed in accordance with accounting principles generally accepted in the United States of America.  Pro forma shareholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

Unaudited pro forma net earnings and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of New Cheviot common stock or the actual results of operations of New Cheviot and First Franklin Corporation for any period.  Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of New Cheviot in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments to financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition.  Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with First Franklin Corporation and related expenses, and other estimated expense reductions from consolidating the operations of First Franklin Corporation with those of New Cheviot.

The following table presents pro forma balance sheet information at December 31, 2010 at the minimum of the offering range, assuming the sale of 4,675,000 shares in the offering.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition
December 31, 2010

	Cheviot-Federal Historical	Offering Adjustments (1)		New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments (2)		New Cheviot Pro Forma Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$18,149	$32,157	(3)	$50,306	$8,924	$(29,035	) (9)	$30,195
Investment securities available for sale	88,382	—		88,382	15,821	—		104,203
Mortgage-backed securities available for sale	4,279	—		4,279	2,151	—		6,430
Mortgage-backed securities held to maturity	4,779	—		4,779	2,644	—		7,423
Loans receivable, net	220,998	—		220,998	202,414	(2,462	) (10)	420,950
Loans held for sale	4,440	—		4,440	15,427	—		19,867
Real estate acquired through foreclosure	2,007	—		2,007	2,818	(750	) (11)	4,075
Office premises and equipment	4,610	—		4,610	3,130	1,970	(12)	9,710
Federal Home Loan Bank stock, at cost	3,375	—		3,375	4,991	—		8,366
Bank owned life insurance	3,791	—		3,791	6,201	—		9,992
Goodwill	—	—		—	—	10,309	(13)	10,309
Core deposit intangible	—	—		—	—	1,298	(14)	1,298
Other	3,259	—		3,259	6,893	1,079	(15)	11,231
Total assets	$358,069	$32,157		$390,226	$271,414	$(17,591)		$644,049

Liabilities
Deposits	$257,852	$—		$257,852	$223,437	$2,718	(16)	$484,007
Federal Home Loan Bank advances	27,300	—	(4)	27,300	22,952	838	(17)	51,090
Other liabilities	3,498	—		3,498	4,232	(427)		7,303
Total liabilities	288,650	—		288,650	250,621	3,129		542,400

Minority interest in consolidated subsidiary	—	—		—	73	—		73

Shareholders’ equity
Preferred stock
Common stock	99	(23	) (5)	76	13	(13	) (18)	76
Additional paid-in capital	43,878	35,172	(6)	79,050	6,282	(6,282	) (18)	79,050
Retained earnings	40,655	—		40,655	17,808	(17,808	) (19)	40,655
Accumulated other comprehensive	(1,051)	—		(1,051)	(113)	113	(18)	(1,051)
Treasury stock	(12,860)	—		(12,860)	(3,270)	3,270	(18)	(12,860)
Employee stock ownership plan	(1,302)	(1,496	) (7)	(2,798)	—	—		(2,798)
Equity incentive plan	—	(1,496	) (8)	(1,496)	—	—		(1,496)
Total equity	69,419	32,157		101,576	20,720	(20,720)		101,576

Total liabilities and equity	$358,069	$32,157		$390,226	$271,414	$(17,591)		$644,049

(footnotes begin on following page)

(1)
Shows the effect of the conversion at the minimum of the offering range including establishment of an Employee Stock Ownership Plan that will acquire 4% of the shares sold in the offering.  The Employee Stock Ownership Plan will purchase shares in the offering and in open market purchases.  The Employee Stock Ownership Plan loan will be amortized over 20 years on a straight line basis.  The Employee Stock Ownership Plan expense shown reflects the estimated amortization expense on a pretax basis.  Subject to receipt of shareholder approval, New Cheviot also intends to adopt a stock-based incentive plan that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock.  It is assumed that the stock-based benefit plan will purchase shares in the open market after receiving shareholder approval.  Open market purchases are assumed at $8.00 per share.

(2)	Reflects the acquisition accounting adjustments related to the acquisition of First Franklin based on a price of $14.50 per share in cash.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$37,400
Estimated expenses	(2,299)
Net assets consolidated from the MHC	48
Common stock acquired by ESOP	(1,496)
Common stock acquired by stock-based incentive plan	(1,496)
Pro forma adjustment	$32,157

(4)	The Employee Stock Ownership Plan loan is funded internally with a loan from New Cheviot, thus no borrowing liability is recorded on the consolidated balance sheet of New Cheviot.
(5)	Adjustment to par value to reflect pro forma common shares, par value $0.01 per share, outstanding after the second step conversion.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$35,101
Net assets consolidated from the MHC	48
Par value adjustment	23
Pro forma adjustment	$35,172

(7)	Contra-equity account established to reflect the obligation to repay the loan to the Employee Stock Ownership Plan.
(8)	Contra-equity account established to reflect the stock-based incentive plan.
(9)	Merger consideration paid to shareholders of First Franklin (including option payments) and contractual obligations paid in cash.

(in thousands)
Merger consideration	$24,680
Merger related contractual obligations	4,355
Total cash adjustment	$29,035

(10)
Fair value adjustment reflects the net effect of reversing the existing allowance for loan losses and recording the loan portfolio at fair value.  Fair value calculations included a credit component that resulted in a non-accretable yield differential.  There was no yield component recorded as the portfolio yield on non-impaired loans closely approximated market rates on the acquisition date.  The credit component for impaired loans reflects the fair value of loans based on their estimated recovery amount, an estimated holding period and a risk-adjusted discount rate.

(11)	Adjustment to reflect the estimated fair value of the real estate acquired in foreclosure acquired with First Franklin.
(12)	Adjustment to reflect the estimated fair value of premises and equipment acquired with First Franklin.

(footnotes continue on following page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

Calculation of Goodwill
(In thousands, except per share data)
Purchase price per share	$14.50
Number of First Franklin shares acquired	1,693
Total value of First Franklin’s common stock	24,549
Fair value of the outstanding employee stock awards, net of tax	131
Purchase price, net	24,680
Less: acquired shareholders’ equity	(20,720)
Plus: taxable purchase accounting adjustments:
Fair value of contractual obligations	4,355
Fair value adjustment for acquired loans, net	2,462
Fair value adjustment for real estate acquired in foreclosure	750
Fair value adjustment for acquired CDs	2,718
Fair value adjustment for acquired borrowings	838
Fair value adjustment for fixed assets	(1,970)
Fair value adjustment for other liabilities	(427)
Core deposit intangible	(1,298)
Deferred tax benefits of purchase price adjustments, net of deferred tax valuation allowance	(1,079)
Goodwill	$10,309

(14)
Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired First Franklin core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source.  The core deposit intangible asset is amortized into expense on an accelerated basis.

(15)	Deferred tax asset created as a result of purchase accounting, net of valuation allowance.
(16)
Fair value adjustment to reflect the difference between portfolio yields and market rates as of the closing date for time deposits acquired.  The fair value adjustment is estimated using present value analysis and is accreted into income over the lives of the related time deposits.

(17)
Fair value adjustment to reflect the difference between portfolio costs and market rates for borrowings with comparable maturities. The fair value adjustment is accreted into income over the lives of the related borrowings.

(18)	Existing equity accounts of First Franklin are eliminated.
(19)	Reflects elimination of existing retained earnings of First Franklin.

The following table presents pro forma balance sheet information at December 31, 2010 at the adjusted maximum of the offering range, assuming the sale of 7,273,750 shares in the offering.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition
December 31, 2010

	Cheviot-Federal Historical	Offering Adjustments (1)		New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments (2)		New Cheviot Pro Forma Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$18,149	$50,756	(3)	$68,905	$8,924	$(29,035	) (9)	$48,794
Investment securities available for sale	88,382	—		88,382	15,821	—		104,203
Mortgage-backed securities available for sale	4,279	—		4,279	2,151	—		6,430
Mortgage-backed securities held to maturity	4,779	—		4,779	2,644	—		7,423
Loans receivable, net	220,998	—		220,998	202,414	(2,462	) (10)	420,950
Loans held for sale	4,440	—		4,440	15,427	—		19,867
Real estate acquired through foreclosure	2,007	—		2,007	2,818	(750	) (11)	4,075
Office premises and equipment	4,610	—		4,610	3,130	1,970	(12)	9,710
Federal Home Loan Bank stock, at cost	3,375	—		3,375	4,991	—		8,366
Bank owned life insurance	3,791	—		3,791	6,201	—		9,992
Goodwill	—	—		—	—	10,309	(13)	10,309
Core deposit intangible	—	—		—	—	1,298	(14)	1,298
Other	3,259	—		3,259	6,893	1,079	(15)	11,231
Total assets	$358,069	$50,756		$408,825	$271,414	$(17,591)		$662,648

Liabilities
Deposits	$257,852	$—		$257,852	$223,437	$2,718	(16)	$484,007
Federal Home Loan Bank advances	27,300	—	(4)	27,300	22,952	838	(17)	51,090
Other liabilities	3,498	—		3,498	4,232	(427)		7,303
Total liabilities	288,650	—		288,650	250,621	3,129		542,400

Minority interest in consolidated subsidiary	—	—		—	73	—		73

Shareholders’ equity
Preferred stock
Common stock	99	19	(5)	118	13	(13	) (18)	118
Additional paid-in capital	43,878	55,393	(6)	99,271	6,282	(6,282	) (18)	99,271
Retained earnings	40,655	—		40,655	17,808	(17,808	) (19)	40,655
Accumulated other comprehensive	(1,051)	—		(1,051)	(113)	113	(18)	(1,051)
Treasury stock	(12,860)	—		(12,860)	(3,270)	3,270	(18)	(12,860)
Employee stock ownership plan	(1,302)	(2,328	) (7)	(3,630)	—	—		(3,630)
Equity incentive plan	—	(2,328	) (8)	(2,328)	—	—		(2,328)
Total equity	69,419	50,756		120,175	20,720	(20,720)		120,175

Total liabilities and equity	$358,069	$50,756		$408,825	$271,414	$(17,591)		$662,648

(footnotes begin on next page)

(1)
Shows the effect of the conversion at the adjusted maximum of the offering range including establishment of an Employee Stock Ownership Plan that will acquire 4% of the shares sold in the offering.  The Employee Stock Ownership Plan will purchase shares in the offering and in open market purchases.  The Employee Stock Ownership Plan loan will be amortized over 20 years on a straight line basis.  The Employee Stock Ownership Plan expense shown reflects the estimated amortization expense on a pretax basis.  Subject to receipt of shareholder approval, New Cheviot also intends to adopt a stock-based incentive plan that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock.  It is assumed that the stock-based benefit plan will purchase shares in the open market after receiving shareholder approval.  Open market purchases are assumed at $8.00 per share.

(2)	Reflects the acquisition accounting adjustments related to the acquisition of First Franklin based on a price of $14.50 per share in cash.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$58,190
Estimated expenses	(2,826)
Net assets consolidated from the MHC	48
Common stock acquired by ESOP	(2,328)
Common stock acquired by stock-based incentive plan	(2,328)
Pro forma adjustment	$50,756

(4)	The Employee Stock Ownership Plan loan is funded internally with a loan from New Cheviot, thus no borrowing liability is recorded on the consolidated balance sheet of New Cheviot.
(5)	Adjustment to par value to reflect pro forma common shares, par value $0.01 per share, outstanding after the second step conversion.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$55,364
Net assets consolidated from the MHC	48
Par value adjustment	(19)
Pro forma adjustment	$55,393

(7)	Contra-equity account established to reflect the obligation to repay the loan to the Employee Stock Ownership Plan.
(8)	Contra-equity account established to reflect the stock-based incentive plan.
(9)	Merger consideration paid to shareholders of First Franklin (including option payments) and contractual obligations paid in cash.

(in thousands)
Merger consideration	$24,680
Merger related contractual obligations	4,355
Total cash adjustment	$29,035

(10)
Fair value adjustment reflects the net effect of reversing the existing allowance for loan losses and recording the loan portfolio at fair value.  Fair value calculations included a credit component that resulted in a non-accretable yield differential.  There was no yield component recorded as the portfolio yield on non-impaired loans closely approximated market rates on the acquisition date. The credit component for non-impaired loans reflects an estimate of credit losses based on charge-off rates for regional institutions.  The credit component for impaired loans reflects the fair value of loans based on their estimated recovery amount, an estimated holding period and a risk-adjusted discount rate.

(11)	Adjustment to reflect the estimated fair value of the real estate acquired in foreclosure acquired with First Franklin.
(12)	Adjustment to reflect the estimated fair value of premises and equipment acquired with First Franklin.

(footnotes continue on next page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

Calculation of Goodwill
(In thousands, except per share data)
Purchase price per share	$14.50
Number of First Franklin shares acquired	1,693
Total value of First Franklin’s common stock	24,549
Fair value of the outstanding employee stock awards, net of tax	131
Purchase price, net	24,680
Less: acquired shareholders’ equity	(20,720)
Plus: taxable purchase accounting adjustments:
Fair value of contractual obligations	4,355
Fair value adjustment for acquired loans, net	2,462
Fair value adjustment for real estate acquired in foreclosure	750
Fair value adjustment for acquired CDs	2,718
Fair value adjustment for acquired borrowings	838
Fair value adjustment for fixed assets	(1,970)
Fair value adjustment for other liabilities	(427)
Core deposit intangible	(1,298)
Deferred tax benefits of purchase price adjustments, net of deferred tax valuation allowance	(1,079)
Goodwill	$10,309

(14)
Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired First Franklin core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source.  The core deposit intangible asset is amortized into expense on an accelerated basis.

(15)	Deferred tax asset created as a result of purchase accounting, net of valuation allowance.
(16)
Fair value adjustment to reflect the difference between portfolio yields and market rates as of the closing date for time deposits acquired.  The fair value adjustment is estimated using present value analysis and is accreted into income over the lives of the related time deposits.

(17)
Fair value adjustment to reflect the difference between portfolio costs and market rates for borrowings with comparable maturities. The fair value adjustment is accreted into income over the lives of the related borrowings.

(18)	Existing equity accounts of First Franklin are eliminated.
(19)	Reflects elimination of existing retained earnings of First Franklin.

The following table presents pro forma income statement information for the year ended December 31, 2010 at the minimum of the offering range, assuming the sale of 4,675,000 shares in the offering.

Pro Forma Unaudited Condensed Consolidated
Statement of Income
For the Year Ended December 31, 2010

	Cheviot-Federal Historical	Offering Adjustments (1)		New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments (3)		New Cheviot Pro Forma Consolidated
	(In thousands, except per share data)

Interest income	$15,438	$—		$15,438	$13,148	$—		$28,586
Interest expense	(4,698)	—		(4,698)	(6,432)	1,705	(4)	(9,425)
Net interest income	10,740	—		10,740	6,716	1,705		19,161
Provision for loan losses	(550)	—		(550)	(1,967)	—		(2,517)
Net interest income after provision for loan losses	10,190	—		10,190	4,749	1,705		16,644
Noninterest income	1,323	—		1,323	5,828	—		7,151
Noninterest expense	(8,540)	(75	) (2)	(8,615)	(13,430)	(424	) (5)	(22,469)
Income before income taxes	2,973	(75)		2,898	(2,853)	1,281		1,326
Income tax expense	(995)	26		(969)	1,282	(436	) (6)	(123)
Net income	$1,978	$(49)		$1,929	$(1,571)	$845		$1,203

Basic earnings per share (7)	$0.23	—		$0.26	$(0.93)	—		$0.16
Diluted earnings per share (7)	$0.23	—		$0.26	$(0.91)	—		$0.16

(1)
Shows the effect of the conversion at the minimum of the offering range including establishment of an Employee Stock Ownership Plan that will acquire 4% of the shares sold in the offering.  The Employee Stock Ownership Plan will purchase shares in the offering and in open market purchases.  The Employee Stock Ownership Plan loan will be amortized over 20 years on a straight line basis.  The Employee Stock Ownership Plan expense shown reflects the estimated amortization expense on a pretax basis.  Subject to receipt of shareholder approval, New Cheviot also intends to adopt a stock-based incentive plan that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock and 10% of the shares sold in the offering for issuance upon the exercise of stock options.  It is assumed that the stock-based benefit plan will purchase shares in the open market after receiving shareholder approval.  Open market purchases are assumed at $8.00 per share.  Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $2.36 per option.  This value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes.  Adjustments to record estimated stock-based incentive plan expense and reinvestment income on the net proceeds of the offering will be recorded as incurred.   Since these estimates are speculative, they are not reflected in the calculations of pro forma income.  The estimated interest income at the minimum of the offering range is $566,000 pretax for the year ended December 31, 2010.  The estimated interest income assumes net cash proceeds are reinvested at an average pretax yield of 1.76% for the year ended December 31, 2010.  The yield approximates the yield on a five year U.S. Treasury security at June 30, 2011.  The estimated expense of the restricted stock assuming gross proceeds of $37.4 million is $299,000 pretax for the year ended December 31, 2010.   The estimated expense for the stock options assuming gross proceeds of $37.4 million is $221,000 pretax for the year ended December 31, 2010.  The Employee Stock Ownership Plan loan is amortized over 20 years on a straight line basis. All income and expense assumes a marginal effective rate of 34.0%.

(2)
Employee Stock Ownership Plan loan with a balance of $1.5 million and an amortization period of 20 years straight line.  Employee Stock Ownership Plan loan is assumed to be funded internally, so no interest expense is recorded expense is recorded on the consolidated income statement for New Cheviot.   Employee Stock Ownership Plan expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of First Franklin for a price of $14.50 per share in cash.

(footnotes continue on next page)

(4)	Adjustment to interest expense is calculated as follows:

(in thousands)
Amortization of deposit premium from purchase accounting	$1,284
Accretion of borrowings premium from purchase accounting	421
Adjustment to interest expense	$1,705

(5)	Adjustment to non-interest expense is calculated as follows:

	(in thousands)
Amortization of core deposit intangible	$358
Depreciation of market value adjustment for fixed assets	66	(assumes 30 year depreciation applied to writeup)
Adjustment to non-interest expense	$424

(6)	Marginal tax rate of 34.0%
(7)	Calculated based on shares outstanding for EPS purposes as follows:

	Cheviot Federal Historical	Offering Adjustments (*)	New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments	New Cheviot Pro Forma Consolidated
Basic EPS	8,723,463	(1,425,431)	7,298,032	1,685,684	(1,684,684)	7,298,032
Diluted EPS	8,731,904	(1,426,638)	7,305,266	1,718,614	(1,718,614)	7,305,266

*Shares		Basic shares	Diluted shares
Exchange ratio	0.8570
Adjusted for exchange ratio		7,475,682	7,482,916
Less: shares to be acquired by the ESOP		(187,000)	(187,000)
Plus: ESOP shares allocated or committed to be released		9,350	9,350
Less: pre-conversion shares		(8,723,463)	(8,731,904)
Weighted average shares outstanding adjustment		(1,425,431)	(1,426,638)

The following table presents pro forma income statement information for the year ended December 31, 2010 at the adjusted maximum of the offering range, assuming the sale of 7,273,750 shares in the offering.

Pro Forma Unaudited Condensed Consolidated
Statement of Income
For the Year Ended December 31, 2010

	Cheviot-Federal Historical	Offering Adjustments (1)		New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments (3)		New Cheviot Pro Forma Consolidated
	(In thousands, except per share data)

Interest income	$15,438	$—		$15,438	$13,148	$—		$28,586
Interest expense	(4,698)	—		(4,698)	(6,432)	1,705	(4)	(9,425)
Net interest income	10,740	—		10,740	6,716	1,705		19,161
Provision for loan losses	(550)	—		(550)	(1,967)	—		(2,517)
Net interest income after provision for loan losses	10,190	—		10,190	4,749	1,705		16,644
Noninterest income	1,323	—		1,323	5,828	—		7,151
Noninterest expense	(8,540)	(116	) (2)	(8,656)	(13,430)	(424	) (5)	(22,510)
Income before income taxes	2,973	(116)		2,857	(2,853)	1,281		1,285
Income tax expense	(995)	39		(956)	1,282	(436	) (6)	(110)
Net income	$1,978	$(77)		$1,901	$(1,571)	$845		$1,175

Basic earnings per share (7)	$0.23	—		$0.17	$(0.93)	—		$0.10
Diluted earnings per share (7)	$0.23	—		$0.17	$(0.91)	—		$0.10

(1)
Shows the effect of the conversion at the adjusted maximum of the offering range including establishment of an Employee Stock Ownership Plan that will acquire 4% of the shares sold in the offering.  The Employee Stock Ownership Plan will purchase shares in the offering and in open market purchases.  The Employee Stock Ownership Plan loan will be amortized over 20 years on a straight line basis.  The Employee Stock Ownership Plan expense shown reflects the estimated amortization expense on a pretax basis.  Subject to receipt of shareholder approval, New Cheviot also intends to adopt a stock-based incentive plan that will purchase an amount of shares equal to 4% of the shares sold in the offering for awards as restricted stock and 10% of the shares sold in the offering for issuance upon the exercise of stock options.  It is assumed that the stock-based benefit plan will purchase shares in the open market after receiving shareholder approval.  Open market purchases are assumed at $8.00 per share.    Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $2.36 per option.  This value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes.  Adjustments to record estimated stock-based incentive plan expense and reinvestment income on the net proceeds of the offering will be recorded as incurred.   Since these estimates are speculative, they are not reflected in the calculations of pro forma income.  The estimated interest income at the adjusted maximum of the offering range is $893,000 pretax for the year ended December 31, 2010.  The estimated interest income assumes net cash proceeds are reinvested at an average pretax yield of 1.76% for the year ended December 31, 2010.  The yield approximates the yield on a five year U.S. Treasury security at June 30, 2011.  The estimated expense of the restricted stock assuming gross proceeds of $58.2 million is $466,000 pretax for the year ended December 31, 2010.   The estimated expense for the stock options assuming gross proceeds of $58.2 million is $343,000 pretax for the year ended December 31, 2010.  The Employee Stock Ownership Plan loan is amortized over 20 years on a straight line basis. All income and expense assumes a marginal effective rate of 34.0%.

(2)
Employee Stock Ownership Plan loan with a balance of $2.3 million and an amortization period of 20 years straight line.  Employee Stock Ownership Plan loan is assumed to be funded internally, so no interest expense is recorded expense is recorded on the consolidated income statement for New Cheviot.   Employee Stock Ownership Plan expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of First Franklin for a price of $14.50 per share in cash.

(footnotes continue on next page)

(4)	Adjustment to interest expense is calculated as follows:

(in thousands)
Amortization of deposit premium from purchase accounting	$1,284
Accretion of borrowings premium from purchase accounting	421
Adjustment to interest expense	$1,705

(5)	Adjustment to non-interest expense is calculated as follows:

	(in thousands)
Amortization of core deposit intangible	$358
Depreciation of market value adjustment for fixed assets	66	(assumes 30 year depreciation applied to writeup)
Adjustment to non-interest expense	$424

(6)	Marginal tax rate of 34.0%
(7)	Calculated based on shares outstanding for EPS purposes as follows:

	Cheviot Federal Historical	Offering Adjustments (*)	New Cheviot Pro Forma as Converted	First Franklin Corporation Historical	Merger Adjustments	New Cheviot Pro Forma Consolidated
Basic EPS	8,723,463	2,631,417	11,354,880	1,685,684	(1,685,684)	11,354,880
Diluted EPS	8,731,904	2,634,230	11,366,134	1,718,614	(1,718,614)	11,366,134

*Shares		Basic shares	Diluted shares
Exchange ratio	1.333
Adjusted for exchange ratio		11,631,282	11,642,536
Less: shares to be acquired by the ESOP		(290,950)	(290,950)
Plus: ESOP shares allocated or committed to be released		14,548	14,548
Less: pre-conversion shares		(8,723,463)	(8,731,904)
Weighted average shares outstanding adjustment		2,631,417	2,634,230

Additional Pro Forma Data

The following tables show information about Cheviot-Federal’s and First Franklin Corporation’s historical combined consolidated net income and shareholders’ equity as of and for the year ended December 31, 2010 prior to the offering and merger and New Cheviot’s pro forma consolidated net income and shareholders’ equity as of and for the year ended December 31, 2010.  The following tables also show information about Cheviot-Federal’s historical combined consolidated net income and shareholders’ equity as of and for the six months ended June 30, 2011 prior to the offering and New Cheviot’s pro forma consolidated net income and shareholders’ equity as of and for the six months ended June 30, 2011.  The actual net proceeds from the sale of the shares of common stock cannot be determined until the offering is completed.  Net proceeds indicated in the following tables are based upon the assumptions described in “Pro Forma Unaudited Condensed Consolidated Financial Statement Giving Effect to the Conversion and Acquisition.”

We calculated pro forma consolidated net income for the six months ended June 30, 2011, and the year ended December 31, 2010, as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.76% (1.16% on an after-tax basis).  This represents the yield on the five-year U.S. Treasury Note as of June 30, 2011 and December 31, 2010, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

●	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

●	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock.  We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan.  We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of one or more stock-based benefit plans.  Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering.  We assume that awards of common stock granted under the plans vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering.  In preparing the table below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.36 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 35.72% for the shares of common stock, a dividend yield of 3.50%, an expected option life of 10 years and a risk-free rate of return of 3.15%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Cheviot Savings Bank, and we will retain the remainder of the net proceeds from the stock offering.  We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

●	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

●	our results of operations after the stock offering; or

●	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities.  The pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated.  Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Cheviot Savings Bank, to the tax effect of the recapture of the bad debt reserve.  See “The Conversion and Offering—Liquidation Rights.”

At or for the Six Months Ended June 30, 2011 Based upon the Sale at $8.00 Per Share of
4,675,000 Shares	5,500,000 Shares	6,325,000 Shares	7,273,750 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$37,400	$44,000	$50,600	$58,190
Market value of shares issued in the exchange	23,375	27,500	31,625	36,369
Pro forma market capitalization	$60,775	$71,500	$82,225	$94,559

Gross proceeds of offering	$37,400	$44,000	$50,600	$58,190
Expenses	2,299	2,466	2,633	2,826
Estimated net proceeds	35,101	41,534	47,967	55,364
Common stock purchased by employee stock ownership plan	(1,496)	(1,760)	(2,024)	(2,328)
Common stock purchased by stock-based benefit plan	(1,496)	(1,760)	(2,024)	(2,328)
Estimated net proceeds, as adjusted	$32,109	$38,014	$43,919	$50,708

For the Six Months Ended June 30, 2011
Consolidated net earnings:
Historical	$1,455	$1,455	$1,455	$1,455
Pro forma adjustments:
Income on adjusted net proceeds	187	221	255	295
Employee stock ownership plan (2)	(25)	(29)	(33)	(38)
Stock awards (3)	(99)	(116)	(134)	(154)
Stock options (4)	(101)	(119)	(137)	(157)
Pro forma net income	$1,417	$1,412	$1,406	$1,401

Earnings per share (5):
Historical	$0.18	$0.15	$0.13	$0.11
Pro form adjustments:
Income on adjusted net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan (2)	—	—	—	—
Stock awards (3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share (5)	$0.19	$0.16	$0.14	$0.12

Offering price to pro forma net earnings per share	21.05	x	25.00	x	28.57	x	33.33	x
Number of shares used in earnings per share calculations	7,322,768	8,615,022	9,907,274	11,393,365

At June 30, 2011
Shareholders’ equity:
Historical	$71,340	$71,340	$71,340	$71,340
Estimated net proceeds	35,101	41,534	47,967	55,364
Equity increase from the mutual holding company	48	48	48	48
Common stock acquired by employee stock ownership plan (2)	(1,496)	(1,760)	(2,024)	(2,328)
Common stock acquired by stock-based benefit plan (3)	(1,496)	(1,760)	(2,024)	(2,328)
Pro forma shareholders’ equity	$103,497	$109,402	$115,307	$122,096
Intangible assets	$(11,517)	$(11,517)	$(11,517)	$(11,517)
Pro forma tangible shareholders’ equity (6)	$91,980	$97,885	$103,790	$110,579

Shareholders’ equity per share: (7)
Historical	$9.39	$7.98	$6.95	$6.04
Estimated net proceeds	4.62	4.65	4.67	4.69
Plus: Assets received from the mutual holding company	0.01	0.01	—	—
Common stock acquired by employee stock ownership plan (2)	(0.20)	(0.20)	(0.20)	(0.20)
Common stock acquired by stock-based benefit plan (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma shareholders’ equity per share (6) (7)	$13.62	$12.24	$11.22	$10.33
Intangible assets	$(1.52)	$(1.29)	$(1.12)	$(0.97)
Pro forma tangible shareholders’ equity per share (6) (7)	$12.10	$10.95	$10.10	$9.36

Offering price as percentage of pro forma shareholders’ equity per share	58.74%	65.36%	71.30%	77.44%
Offering price as percentage of pro forma tangible shareholders’ equity per share	66.12%	73.06%	79.21%	85.47%
Number of shares outstanding for pro forma book value per share calculations	7,596,896	8,937,525	10,278,153	11,819,876

(Footnotes begin on following page)

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)
Assumes that 4% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Cheviot.  Cheviot Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Cheviot Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest.  Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Cheviot Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%.  The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 4,675, 5,500, 6,325 and 7,274 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
Assumes that, if approved by New Cheviot’s shareholders, one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering.  Such amount is subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Cheviot-Federal or Cheviot Savings Bank (or may be a greater number of shares if the plan is implemented more than one year after completion of the conversion).  Shareholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Cheviot or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Cheviot.  The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2011, and (iii) the plan expense reflects an effective combined federal and state tax rate of 34.0%.  Assuming shareholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 2.4% at the adjusted maximum of the offering range.

(4)
Assumes that, if approved by New Cheviot’s shareholders, one or more stock-based benefit plans grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering.  Such amount is subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Cheviot-Federal or Cheviot Savings Bank (or may be a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.36 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%.  The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease.  The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 5.8% at the adjusted maximum of the offering range.

(5)
Per share figures include publicly held shares of Cheviot-Federal common stock that will be exchanged for shares of New Cheviot common stock in the conversion.  See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.”  Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the period. See note 2.  Shareholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.  The exchange shares reflect an exchange ratio of 0.8570, 1.0082, 1.1594 and 1.3333 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.  The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.  Pro forma net income per share has been annualized for purposes of calculating the offering price to pro forma net earnings per share.

(6)
The retained earnings of Cheviot Savings Bank will be restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Capital Distributions.”

(7)
Per share figures include publicly held shares of Cheviot-Federal common stock that will be exchanged for shares of New Cheviot common stock in the conversion. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

At or for the Year Ended December 31, 2010 Based upon the Sale at $8.00 Per Share of
4,675,000 Shares	5,500,000 Shares	6,325,000 Shares	7,273,750 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$37,400	$44,000	$50,600	$58,190
Market value of shares issued in the exchange	23,375	27,500	31,625	36,369
Pro forma market capitalization	$60,775	$71,500	$82,225	$94,559

Gross proceeds of offering	$37,400	$44,000	$50,600	$58,190
Expenses	2,299	2,466	2,633	2,826
Estimated net proceeds	35,101	41,534	47,967	55,364
Common stock purchased by employee stock ownership plan	(1,496)	(1,760)	(2,024)	(2,328)
Common stock purchased by stock-based benefit plan	(1,496)	(1,760)	(2,024)	(2,328)
Estimated net proceeds, as adjusted	$32,109	$38,014	$43,919	$50,708

For the Year Ended December 31, 2010
Consolidated net earnings:
Historical	$1,252	$1,252	$1,252	$1,252
Financing cost of merger consideration (2)	(338)	(338)	(338)	(338)
Pro forma adjustments:
Income on adjusted net proceeds	373	442	510	589
Employee stock ownership plan (3)	(49)	(58)	(67)	(77)
Stock awards (4)	(198)	(232)	(267)	(307)
Stock options (5)	(202)	(238)	(273)	(314)
Pro forma net income	$838	$828	$817	$805

Earnings per share (6):
Historical	$0.18	$0.16	$0.13	$0.12
Financing cost of merger consideration (2)	(0.05)	(0.04)	(0.03)	(0.03)
Pro form adjustments:
Income on adjusted net proceeds	0.05	0.05	0.05	0.05
Employee stock ownership plan (3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (4)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (5)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma earnings per share (6)	$0.11	$0.10	$0.08	$0.07

Offering price to pro forma net earnings per share	72.73	x	80.00	x	100.00	x	114.29	x
Number of shares used in earnings per share calculations	7,298,033	8,585,922	9,873,808	11,354,880

At December 31, 2010
Shareholders’ equity:
Historical	$69,419	$69,419	$69,419	$69,419
Estimated net proceeds	35,101	41,534	47,967	55,364
Equity increase from the mutual holding company	48	48	48	48
Common stock acquired by employee stock ownership plan (3)	(1,496)	(1,760)	(2,024)	(2,328)
Common stock acquired by stock-based benefit plan (5)	(1,496)	(1,760)	(2,024)	(2,328)
Pro forma shareholders’ equity	$101,576	$107,481	$113,386	$120,175
Intangible assets (7)	$(11,607)	$(11,607)	$(11,607)	$(11,607)
Pro forma tangible shareholders’ equity (6)(8)	$89,969	$95,874	$101,779	$108,568

Shareholders’ equity per share: (6)
Historical	$9.14	$7.77	$6.76	$5.89
Estimated net proceeds	4.62	4.65	4.67	4.69
Plus: Assets received from the mutual holding company	0.01	0.01	—	—
Common stock acquired by employee stock ownership plan (2)	(0.20)	(0.20)	(0.20)	(0.20)
Common stock acquired by stock-based benefit plan (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma shareholders’ equity per share	$13.37	$12.03	$11.03	$10.17
Intangible assets (7)	$(1.53)	$(1.30)	$(1.13)	$(0.98)
Pro forma tangible shareholders’ equity per share (6)(8)	$11.84	$10.73	$9.90	$9.19

Offering price as percentage of pro forma shareholders’ equity per share	59.84%	66.50%	72.53%	78.66%
Offering price as percentage of pro forma tangible shareholders’ equity per share	67.57%	74.56%	80.81%	87.05%
Number of shares outstanding for pro forma book value per share calculations	7,596,896	8,937,525	10,278,153	11,819,876

(Footnotes begin on following page)

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)
For the purposes of this presentation, the funds required to effect the merger with First Franklin Corporation, pre-tax, which were paid upon consummation of the merger, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information.  Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction and restructuring costs totaling $29.0 million.

(3)
Assumes that 4% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Cheviot.  Cheviot Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Cheviot Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest.  Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Cheviot Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%.  The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 9,350, 11,000, 12,650 and 14,548 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(4)
Assumes that, if approved by New Cheviot’s shareholders, one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Cheviot-Federal or Cheviot Savings Bank (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion).  Shareholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Cheviot or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Cheviot.  The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2010, and (iii) the plan expense reflects an effective combined federal and state tax rate of 34.0%.  Assuming shareholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 2.4% at the adjusted maximum of the offering range.

(5)
Assumes that, if approved by New Cheviot’s shareholders, one or more stock-based benefit plans grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Cheviot-Federal or Cheviot Savings Bank (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.36 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%.  The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease.  The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 5.8% at the maximum of the offering range.

(6)
Per share figures include publicly held shares of Cheviot-Federal common stock that will be exchanged for shares of New Cheviot common stock in the conversion.  See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.”  Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the period. See note 2.  Shareholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.  The exchange shares reflect an exchange ratio of 0.8570, 1.0082, 1.1594 and 1.3333 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.  The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(7)	Includes $11.6 million of goodwill and core deposit intangibles resulting from the acquisition of First Franklin Corporation.
(8)
The retained earnings of Cheviot Savings Bank will be restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Capital Distributions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from the audited and unaudited consolidated financial statements, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding Cheviot-Federal provided in this prospectus, as well as in conjunction with the audited and unaudited consolidated financial statements of First Franklin Corporation beginning on page G-1 of this prospectus.

Overview

We steadily grew our organization organically to $358.0 million in assets at December 31, 2010 from $309.8 million at December 31, 2006.  Although our loan portfolio grew to $271.8 million at December 31, 2008 from $249.8 million at December 31, 2006, it subsequently shrank to $231.0 million at December 31, 2010.  The decrease reflected the effect of the recent financial crisis and subsequent recession, as our conservative loan underwriting and extreme competition for quality loans, including the fact that we do not originate subprime, Alt-A or option ARM residential mortgage loans, has resulted in loan repayments exceeding originations in the past two years.  The decrease also reflects our recent decision to sell longer-term, fixed rate residential real estate loans as part of our efforts to manage interest rate risk.  However, our lending practices have resulted in relatively low levels of non-performing assets at a time when many financial institutions are experiencing significant deterioration in asset quality.  Our non-performing assets totaled $6.9 million at December 31, 2010, or 1.92% of total assets, compared to $4.5 million, or 1.31% of total assets at December 31, 2009.

On March 16, 2011, we completed the acquisition of First Franklin Corporation and its wholly-owned subsidiary, The Franklin Savings and Loan Company.  We acquired $277.6 million of assets, including $196.5 million of net loans, and also assumed $252.9 million of liabilities, including $221.5 million of deposits.  We recorded goodwill and other intangible assets associated with the acquisition totaling $11.6 million.   As a result of the acquisition of First Franklin Corporation, we increased our commercial real estate, commercial business and other real estate loan portfolios by approximately $40.5 million.  In addition, our one- to four-family residential loans, including home equity lines of credit, increased by approximately $130.7 million.  However, due primarily to the acquisition, our non-performing assets totaled $13.8 million at June 30, 2011, or 2.32% of total assets at that date.  Our allowance for loan losses as a percentage of total loans originated was 0.64% at June 30, 2011 compared to 0.45% at December 31, 2010, and our allowance for loan losses as a percentage of originated non-performing assets was 18.38% at June 30, 2011 and 18.10% at December 31, 2010.   Applicable accounting guidance requires us to book assets acquired in an acquisition, such as loans, at their fair value, and without the related allowance for loan losses as reflected on the target entity’s financial statements.  Therefore, increases in loans outstanding and in nonperforming loans resulting from the acquisition did not result in a corresponding increase in our allowance for loan losses.

All of our mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Ginnie Mae, which are U.S. Government agencies or Government-sponsored enterprises.  These entities guarantee the payment of principal and interest on our mortgage-backed securities.  We do not own any common or preferred stock issued by Fannie Mae or Freddie Mac.

As of June 30, 2011, our available credit lines and other sources of liquidity had not been reduced compared to levels from December 31, 2008.

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders no earlier than six months after the completion of the conversion.  For further information, see “Summary— Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors— Our stock-based benefit plans would increase our expenses and reduce our income;” and “Management—Benefits to be Considered Following Completion of the Conversion.”

Business Strategy

Our principal objective is to build long-term value for our shareholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers.  Our board of directors has sought to accomplish this objective with a strategy designed to increase profitability, while maintaining a strong capital position and high asset quality.  We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

●
Continuing to focus on developing business ties in the communities we serve.  As a community bank with roots dating back to 1911, we are uniquely positioned to understand the financial needs of our customers and marketplace.  We believe our active involvement in the markets we serve gives us a competitive advantage in promptly and effectively meeting the needs of our customers compared to out-of-market competitors.  At June 30, 2011, the significant majority of our loans were secured by properties located in Hamilton County, Ohio and contiguous counties, and the significant majority of our deposits were from customers located in these counties.  In 2003, we established the Cheviot Savings Bank Charitable Foundation and funded it with cash and shares of Cheviot-Federal common stock.

●
Continuing our focus on retail customers and residential lending.  Our primary focus has been providing for the banking needs of retail customers by providing one- to four-family residential loans to customers in our market area.  At June 30, 2011, these loans comprised approximately 76.9% of total loans.  While we have recently enhanced our commercial lending personnel and capabilities, we intend to remain focused on our core competencies in one- to four-family residential lending.

●
Increasing core deposits.  We are committed to generating lower-cost, stable core deposits.  We value core deposits because they typically represent longer-term customer relationships and a lower cost of funding as compared to certificates of deposit.  We intend to continue to increase our core deposit base by cross-selling existing customers and establishing new relationships.  At June 30, 2011 our core deposits totaled $194.3 million, or 40.9% of total deposits.

●
Improving and maintaining strong asset quality.  We have emphasized maintaining high asset quality by following conservative underwriting criteria and focusing on lower risk lending.  As of June 30, 2011, our ratio of non-performing loans to total loans was 2.49%.  By implementing conservative underwriting on originated loans and conservative valuations on purchased loans, we are able to minimize charge-offs in our loan portfolio.  The ratio of net charge-offs to average loans totaled 0.03% (annualized) and 0.14% for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

●
Emphasizing operating efficiencies and cost controls.  Management continues to focus on its level of non-interest expenses and continually looks to identify ways to reduce operating expenses.  In 2011, we acquired First Franklin Corporation and, as the acquisition is fully integrated, we expect operating expenses to decrease.  Our efficiency ratios for the six months ended June 30, 2011 and the year ended December 31, 2010 were 77.2% and 70.8%, respectively.

●
Continuing to grow through the expansion of our branch network.    As market conditions permit, we will continue to consider geographic expansion through a combination of de novo branching and, if opportunities present themselves, acquisitions of other financial services companies.  We will consider acquisition opportunities in our existing and contiguous markets, although we do not currently have any agreements or understandings regarding any specific acquisitions.

●
Successfully integrating our acquisition of First Franklin Corporation and The Franklin Savings and Loan Company.  In March 2011, we completed the acquisition of First Franklin Corporation. Our management team integrated First Franklin’s operations immediately after closing as well as implemented our credit, risk, interest rate risk management, liquidity, compliance and technology infrastructure.  The systems conversion was completed in May 2011.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.  We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are the following:

Allowance for Loan Losses.  The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans which is charged against income.  In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations.  Specific percentage allocations can be made for unconfirmed losses related to loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge-off is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Securities Valuation and Impairment.  We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service.  This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.  We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk –free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.

Valuation of Assets Acquired and Liabilities Assumed. The acquired assets and assumed liabilities of First Franklin Corporation were measured at estimated fair values, as required by the Business Combinations topic of the Accounting Standards Codification.  Management made significant estimates and exercised significant judgment in accounting for the acquisition.  Management measured loan fair values based on loan file reviews (including borrower financial statements or tax returns), appraised collateral values, expected cash flows and historical loss factors of The Franklin Savings and Loan Company.  Real estate acquired through foreclosure was primarily valued based on appraised collateral values.  We also recorded an identifiable intangible asset representing the core deposit base of The Franklin Savings and Loan Company based on management’s evaluation of the cost of such deposits relative to alternative funding sources.  Management used significant estimates including the average lives of depository accounts, future interest rate levels, the cost of servicing various depository products and other significant estimates.  Management used market quotations to determine the fair value of investment securities and Federal Home Loan Bank advances.

The acquired assets of First Franklin Corporation and The Franklin Savings and Loan Company include loans receivable.  Loans receivable acquired with deteriorated credit quality amounted to $25.0 million with a related credit quality discount of $5.5 million.  The method of measuring carrying value of purchased loans differs from loans we originate, and as such, we identify purchased loans and purchased loans with a credit quality discount.  At June 30, 2011, loans receivable acquired with deteriorated credit quality decreased to $17.3 million as a result of payments and other exit activities.

In recording deferred tax assets inherent in the acquisition, we are subject to an overall limitation in the amount that can be included in regulatory capital.  The amount of allowable deferred tax benefits includible in regulatory capital is a combination of available refunds in carryback years, existing taxable temporary differences, and projected earnings available to offset operating loss carryforwards over the next year.  Management is of the belief that such limited amount is fully consistent with the amount of deferred taxes that would be recognized under GAAP and, accordingly, recorded the deferred tax assets in the acquisition at the maximum amount includible in regulatory capital and established a valuation allowance for the difference.  If Cheviot-Federal’s future earnings decline from current projected levels, an additional valuation allowance for deferred tax assets will be recorded as a charge against earnings.   At June 30, 2011, Cheviot-Federal’s earnings post-acquisition had absorbed the entire amount of operating loss carryforwards subject to a valuation allowance.

Net Interest Income

Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities.  Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

The following tables set forth certain information at and for the periods indicated.  The total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages. Yields and rates for the six months ended June 30, 2011 and 2010 are annualized.

	At June	For the Six Months Ended June 30,
	30, 2011	2011			2010
	Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (5)	Average Outstanding Balance	Interest	Average Yield/ Rate (5)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	5.29%	$335,698	$8,853	5.27%	$244,122	$6,913	5.66%
Mortgage-backed securities	2.61	11,389	137	2.41	10,153	162	3.19
Investment securities	2.18	94,075	1,033	2.20	64,512	848	2.63
Interest-earning deposits and other (2)	0.80	10,620	137	2.58	5,837	77	2.64
Total interest-earning assets	4.00	451,782	10,160	4.50	324,624	8,000	4.93

Total non-interest-earning assets		51,618			24,516

Total assets		$503,400			$349,140

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	1.43	$387,257	2,217	1.14	$231,886	1,784	1.54
FHLB advances	3.94	38,458	615	3.20	36,908	718	3.89
Total interest-bearing liabilities	1.77	425,715	2,832	1.33	268,794	2,504	1.86

Total non-interest-bearing liabilities		7,407			10,919

Total liabilities		433,122			279,713

Shareholders’ equity		70,278			69,427

Total liabilities and shareholders’ equity		$503,400			$349,140

Net interest income			$7,328			$5,498

Interest rate spread (3)				3.17%			3.07%

Net interest margin (4)				3.24%			3.39%

Average interest-earning assets to average interest-bearing liabilities				106.12%			120.77%

(footnotes on following page)

	For the Years Ended December 31,
	2010			2009			2008
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$240,224	$13,285	5.53%	$253,302	$14,643	5.78%	$260,708	$15,436	5.92%
Mortgage-backed securities	9,871	289	2.93	11,080	437	3.94	8,505	464	5.46
Investment securities	67,633	1,714	2.53	42,562	1,197	2.81	35,488	2,074	5.84
Interest-earning deposits and other (2)	5,237	150	2.86	12,103	196	1.62	4,507	84	1.86
Total interest-earning assets	322,965	15,438	4.78	319,047	16,473	5.16	309,208	18,058	5.84

Total non-interest-earning assets	28,312			19,786			17,289

Total assets	$351,277			$338,833			$326,497

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$236,704	3,435	1.45	$224,324	4,844	2.16	$212,963	6,727	3.16
FHLB advances	33,152	1,263	3.81	39,783	1,741	4.38	39,257	1,718	4.38
Total interest-bearing liabilities	269,856	4,698	1.74	264,107	6,585	2.49	252,220	8,445	3.35

Total non-interest-bearing liabilities	11,208			6,069			6,535

Total liabilities	281,064			270,176			258,755

Shareholders’ equity	70,213			68,657			67,742

Total liabilities and shareholders’ equity	$351,277			$338,833			$326,497

Net interest income		$10,740			$9,888			$9,613

Interest rate spread (3)			3.04%			2.67%			2.49%

Net interest margin (4)			3.33%			3.10%			3.11%

Average interest-earning assets to average interest-bearing liabilities			119.68%			120.80%			122.59%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and Federal Home Loan Bank stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.
(5)	Yields and rates for the six months ended June 30, 2011 and 2010 are annualized.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.  Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended June 30, 2011 vs. 2010			Year Ended December 31, 2010 vs. 2009			Year Ended December 31, 2009 vs. 2008
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans receivable, net	$5,073	$(652)	$4,421	$(739)	$(619)	$(1,358)	$(434)	$(359)	$(793)
Mortgage-backed securities	48	(63)	(15)	(44)	(104)	(148)	120	(147)	(27)
Investment securities	604	(252)	352	645	(128)	517	354	(1,231)	(877)
Interest-earning assets	140	(16)	124	(147)	101	(46)	124	(12)	112

Total interest-earning assets	5,865	(983)	4,882	(285)	(750)	(1,035)	164	(1,749)	(1,585)

Interest-bearing liabilities:
Deposits	1,849	(850)	999	255	(1,664)	(1,409)	343	(2,226)	(1,883)
FHLB advances	202	(235)	(33)	(268)	(210)	(478)	23	—	23
Total interest-bearing liabilities	2,051	(1,085)	966	(13)	(1,874)	(1,887)	366	(2,226)	(1,860)

Increase (decrease) in net interest income	$3,814	$102	$3,916	$(272)	$1,124	$852	$(202)	$477	$275

Comparison of Financial Condition at June 30, 2011 and December 31, 2010

Total assets increased $239.1 million, or 66.8%, to $597.1 million at June 30, 2011, from $358.1 million at December 31, 2010.  The increase in total assets is primarily the result of the First Franklin acquisition.  As a result of the acquisition, we recorded increases in cash and cash equivalents, mortgage-backed securities and loans receivable.

Cash, federal funds sold and interest-earning deposits increased $15.9 million, or 87.3%, to $34.0 million at June 30, 2011, from $18.1 million at December 31, 2010.  The increase in cash and cash equivalents at June 30, 2011 was due to a $10.7 million increase in federal funds sold, a $3.0 million increase in interest-earning deposits and a $2.2 million increase in cash and due from banks.  We acquired $20.5 million in cash and cash equivalents in the First Franklin acquisition.  Investment securities decreased $366,000 to $88.0 million at June 30, 2011. At June 30, 2011, all investment securities were classified as available for sale. As of June 30, 2011, none of our investment securities are considered impaired.

Mortgage-backed securities increased $3.8 million, or 41.8%, to $12.8 million at June 30, 2011, from $9.1 million at December 31, 2010.  The increase in mortgage-backed securities was due primarily to $4.5 million of mortgage-backed securities designated as available for sale acquired from First Franklin.  During the six months ended June 30, 2011, there were principal prepayments and repayments totaling approximately $945,000.  At June 30, 2011, $4.5 million of mortgage-backed securities were classified as held to maturity, while $8.4 million were classified as available for sale.  As of June 30, 2011, none of the mortgage-backed securities are considered other than temporarily impaired.

Loans receivable, including loans held for sale, increased $182.2 million, or 80.8%, to $407.7 million at June 30, 2011, from $225.4 million at December 31, 2010.  The increase in loans receivable is the result of acquiring approximately $198.7 million in net loans receivable in the First Franklin acquisition.  In addition, the change in net loans receivable reflects loan sales of 15- and 30-year fixed rate mortgage loans totaling $18.8 million and loan principal repayments of $29.8 million, which were partially offset by loan originations of $35.3 million.  The acquisition of First Franklin resulted in changes to the overall composition of the loan portfolio.  The portfolio is currently comprised of approximately 48% in fixed-rate mortgage loans and 52% in variable-rate mortgage loans.   In addition, as a result of the acquisition, our commercial loans increased to 15.0% of total loans compared to 8.4% of total loans at December 31, 2010.

The allowance for loan losses totaled $1.4 million and $1.2 million at June 30, 2011 and December 31, 2010, respectively.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  During the six months ended June 30, 2011 we recorded a $200,000 provision for loan losses reflecting these factors as well as replenishing the allowance for charge-offs.   The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  Therefore, as of June 30, 2011, we have not provided loan losses for the loans acquired in the acquisition.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at June 30, 2011.

Non-performing and impaired originated loans totaled $5.2 million and $4.9 million at June 30, 2011 and December 31, 2010, respectively.  At June 30, 2011, non-performing and impaired originated loans were comprised of 44 loans secured by one- to four-family residential real estate and two loans secured by nonresidential real estate.  At June 30, 2011 and December 31, 2010, real estate acquired through foreclosure totaled $3.7 million and $2.0 million, respectively.  The allowance for loan losses represented 26.7% and 18.1% of originated non-performing and impaired loans at June 30, 2011 and December 31, 2010, respectively.  Although management believes that the allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits increased $217.0 million, or 84.2%, to $474.8 million at June 30, 2011, from $257.9 million at December 31, 2010.  Deposits assumed at the time of the acquisition were approximately $218.8 million, net of a fair value adjustment of $2.7 million.  Deposits acquired include savings deposits totaling approximately $77.7 million and time deposits of approximately $141.1 million with an overall average rate of 1.90%.  Advances from the Federal Home Loan Bank of Cincinnati increased by $16.9 million, or 62.1%, to $44.2 million at June 30, 2011, from $27.3 million at December 31, 2010.  The increase is a result of assuming $22.4 million in advances as a result of the acquisition of First Franklin.  During the six months ended June 30, 2011, the Corporation had proceeds from Federal Home Loan Bank advances of $11.0 million, which was partially offset by repayments of $17.2 million.

Shareholders’ equity increased $1.9 million, or 2.8%, to $71.3 million at June 30, 2011, from $69.4 million at December 31, 2010.  The increase primarily resulted from net earnings of $1.5 million and amortization of stock benefit plans of $18,000, which were partially offset by dividends paid of $816,000.  At June 30, 2011, Cheviot-Federal had the ability to purchase an additional 360,818 shares under its announced stock repurchase plan.  The repurchase plan has been suspended as a result of Cheviot Mutual Holding Company’s adoption of a Plan of Conversion providing for the conversion of our mutual holding company to stock form and the related stock offering.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

At December 31, 2010, we had total assets of $358.1 million, an increase of $16.2 million, or 4.7%, from $341.9 million at December 31, 2009.  The increase in total assets reflects an increase in investment securities totaling $32.5 million and an increase in cash and cash equivalents of $6.9 million, which was partially offset by a decrease in loans receivable of $21.6 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $18.1 million at December 31, 2010, an increase of $6.9 million, or 60.9%, from $11.3 million at December 31, 2009.  Investment securities totaled $88.4 million at December 31, 2010, an increase of $32.5 million, or 58.2%, from $55.9 million at December 31, 2009.  During the year ended December 31, 2010, investment securities purchases consisted of $118.7 million of U.S. Government agency obligations, which were partially offset by $85.1 million of maturities.  At December 31, 2010, all of our investment securities were classified as available for sale. As of December 31, 2010, none of the investment securities are considered impaired.

Mortgage-backed securities totaled $9.1 million at December 31, 2010, a decrease of $1.6 million, or 15.1%, from $10.7 million at December 31, 2009.  The decrease in mortgage-backed securities was due to $1.7 million of principal repayments.  At December 31, 2010, $4.8 million of mortgage-backed securities were classified as held to maturity, while $4.3 million were classified as available for sale.  As of December 31, 2010, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $225.4 million at December 31, 2010, a decrease of $21.6 million, or 8.7%, from $247.0 million at December 31, 2009.  The decrease resulted from loan repayments of $58.6 million and loans sales of $29.7 million, which were partially offset by loan originations of $34.0 million.   The change in the composition of our assets reflects management’s decision to take advantage of opportunities to obtain a higher rate of return by selling certain mortgage loans and recording gains, as well as lower levels of one- to four-family loans and multi-family loan originations. Cheviot Savings Bank will sell selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati.  Loans sold and serviced totaled $44.6 million at December 31, 2010. There were approximately $4.4 million of loans held for sale in our loan portfolio at December 31, 2010.

At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $550,000 provision for losses on loans during the year ended December 31, 2010 is a reflection of the following factors: weak economic conditions in the greater Cincinnati area, loan charge-offs of $155,000 and the need to allocate approximately $178,000 in specific reserves for seven properties with principal balances totaling $617,000 which were acquired through foreclosure. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2010.

Non-performing and impaired loans totaled $4.9 million at December 31, 2010, compared to $2.4 million at December 31, 2009.  At December 31, 2010, non-performing and impaired loans were comprised of 47 loans secured by one- to four-family residential real estate and one loan secured by land. At both December 31, 2010 and December 31, 2009, real estate acquired through foreclosure totaled $2.0 million, respectively.  We have an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 25.6% and 41.9% of non-performing loans at December 31, 2010 and 2009, respectively.  Based on individual analyses of these loans, management believes that the allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $257.9 million at December 31, 2010, an increase of $21.9 million, or 9.3%, from $235.9 million at December 31, 2009.  The increase in deposits consisted of a $22.2 million increase in demand transaction and passbook accounts offset by a decrease in certificates of deposits of $213,000.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $6.4 million, or 18.9%, to a total of $27.3 million at December 31, 2010.  During 2010, Federal Home Loan Bank advances were not used as a funding source for loan originations as we sold more loans to the Federal Home Loan Bank.

Shareholders’ equity totaled $69.4 million at December 31, 2010, a $669,000, or 1.0%, increase from December 31, 2009.  The increase in shareholders’ equity resulted primarily from net earnings of $2.0 million and an increase in shares acquired by stock benefit plans of $767,000, which was partially offset the payment of dividends of $1.4 million paid during 2010.

Comparison of Results of Operations for the Six Months Ended June 30, 2011 and June 30, 2010

General.  Net earnings for the six months ended June 30, 2011 totaled $1.5 million, a $374,000 increase from the $1.1 million of net earnings reported for the same period in 2010.  The increase in net earnings reflects a growth in net interest income of $1.8 million, an increase in other income of $818,000, and a decrease in the provision for federal income taxes of $332,000, which were partially offset by an increase of $100,000 in the provision for losses on loans and an increase of $2.5 million in general, administrative and other expense.

Net Interest Income.  Total interest income increased $2.2 million, or 27.0%, to $10.2 million for the six-months ended June 30, 2011, from the comparable period in 2010.   Interest income on loans increased $1.9 million, or 28.1%, to $8.9 million during the 2011 period.  This increase was due primarily to an increase of $91.6 million, or 37.5%, in average loans outstanding, which was partially offset by a decrease in the average yield on loans to 5.27% for the 2011 period from 5.66% for the 2010 period.

Interest income on mortgage-backed securities decreased $25,000, or 15.4%, to $137,000 for the six months ended June 30, 2011, from $162,000 for the same period in 2010, due primarily to a 78 basis point decrease in the average yield, which was partially offset by a $1.2 million increase in the average balance of securities. Interest income on investment securities increased $185,000, or 21.8%, to $1.0 million for the six months ended June 30, 2011, compared to $848,000 for the same period in 2010, due primarily to an increase of $29.6 million, or 45.8%, increase in the average balance of investment securities outstanding, which was partially offset by a decrease in the average yield of 43 basis points to 2.20% in the 2011 period.  Interest income on other interest-earning deposits increased $60,000, or 77.9% to $137,000 for the six months ended June 30, 2011, as compared to the same period in 2010.

Interest expense increased $330,000, or 13.2% to $2.8 million for the six months ended June 30, 2011, from $2.5 million for the same period in 2010.  Interest expense on deposits increased by $433,000, or 24.3%, to $2.2 million for the six months ended June 30, 2011, from $1.8 million for the same period in 2010 due primarily to a 40 basis point decrease in the average cost of deposits to 1.14% during the 2011 period, which was partially offset by a $155.4 million, or 67.0%, increase in the average balances outstanding.  The decrease in the average cost of deposits is due to the overall changes in the deposit composition and lower market rates for the period.  Interest expense on borrowings decreased by $103,000, or 14.3%, due primarily to a 69 basis point decrease in the average cost of borrowings, which was partially offset by an increase of $1.6 million, or 4.2% in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.8 million, or 33.3%, to $7.3 million for the six months ended June 30, 2011.  The average interest rate spread increased to 3.17% for the six months ended June 30, 2011 from 3.07% for the six months ended June 30, 2010.  The net interest margin decreased to 3.24% for the six months ended June 30, 2011 from 3.39% for the six months ended June 30, 2010.

Provision for Losses on Loans.  As a result of an analysis of historical experience, the volume and type of lending we conducted, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to our market area, and other factors related to the collectability of our loan portfolio, management recorded a $200,000 provision for losses on loans for the six months ended June 30, 2011, compared to a $100,000 provision for losses on loans for the six months ended June 30, 2010.  Non-performing loans were 2.4% and 1.1% of total originated loans at June 30, 2011 and June 30, 2010, respectively.  The provision for loan losses for the six months ended June 30, 2011 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.

Other Income.  Other income increased $818,000, or 221.7%, to $1.2 million for the six months ended June 30, 2011, compared to the same period in 2010, due primarily to an increase in other operating income of $449,000, an increase in the gain on sale of loans of $144,000, an increase of $144,000 in the gain on sale of real estate acquired through foreclosure and an increase of $55,000 in earnings on bank-owned life insurance.  The increase in other operating income is a result of increased service fees on deposit accounts and an increase in service fees received from the Federal Home Loan Bank as a result of increased loan sales in the secondary market. During the six months ended June 30, 2011, we sold 16 real estate owned properties resulting in proceeds of $1.9 million.

General, Administrative and Other Expense.  General, administrative and other expense increased $2.5 million, or 61.7%, to $6.6 million for the six months ended June 30, 2011, from $4.1 million for the comparable period in 2010.  The increase is a result of $871,000 in employee compensation and benefits, an increase of $306,000 in legal and professional expense, an increase of $158,000 in Federal Deposit Insurance Corporation insurance premium expense (to $305,000 for the six months ended June 30, 2011 from $147,000 for the six months ended June 30, 2010) and a $573,000 increase in other operating expense.  The increase in employee compensation and benefits is a result of the additional employees and related costs resulting from the acquisition of First Franklin.  The increase in legal and professional expenses is a result of merger related costs and expenses related to resolving real estate owned properties. The increase in Federal Deposit Insurance Corporation insurance premium expense is a result of an increase in deposit insurance due to our increased size following the First Franklin acquisition.  The increase in other operating expense is a result of maintenance expense, real estate tax expense and the fair market value adjustments on real estate owned property.

Federal Income Taxes.  The provision for federal income taxes decreased $332,000, or 53.4%, to $290,000 for the six months ended June 30, 2011, from $622,000 for the same period in 2010.  The effective tax rate was 16.6% and 36.5% for the six month periods ended June 30, 2011 and 2010.  During the six months ended June 30, 2011 we were able to recognize $709,000 in reserved deferred tax benefits recorded as a result of the acquisition of First Franklin.  The amount of deferred federal income taxes recorded in the First Franklin at acquisition approximated the maximum amount includable in regulatory capital.

In recording deferred tax assets inherent in the acquisition, we are subject to an overall limitation in the amount that can be included in regulatory capital.  The amount of allowable deferred tax benefits includible in regulatory capital is a combination of available refunds in carryback years, existing taxable temporary differences, and projected earnings available to offset operating loss carryforwards over the next year.  Management is of the belief that such limited amount is fully consistent with the amount of deferred taxes that would be recognized under GAAP and, accordingly, recorded the deferred tax assets in the acquisition at the maximum amount includible in regulatory capital and established a valuation allowance for the difference.  If Cheviot-Federal’s future earnings decline from currently projected levels, an additional valuation allowance for deferred tax assets will be recorded as a charge against earnings.  At June 30, 2011, Cheviot-Federal’s earnings post-acquisition had absorbed the entire amount of operating loss carryforwards subject to a valuation allowance.   We have approximately $6.4 million in remaining operating loss carryforwards to offset future taxable income for 20 years.  These losses are subject to the annual allowable Internal Revenue Code Section 382 net operating loss limitations of $1.1 million.

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

General.  Net earnings totaled $2.0 million for the year ended December 31, 2010, an increase of $877,000, or 79.7%, compared to the net earnings recorded for the year ended December 31, 2009.  The increase in net earnings reflects an $852,000 increase in net interest income, a $303,000 decrease in the provision for loan losses and an increase of $510,000 in other income, which was partially offset by a $399,000 increase in general, administrative and other expenses and a $389,000 increase in the provision for federal income taxes.

Interest Income.  Total interest income for the year ended December 31, 2010, totaled $15.4 million, a decrease of $1.0 million, or 6.3%, compared to the year ended December 31, 2009.  The decrease in interest income reflects the impact of a 38 basis point decrease in the average yield to 4.78% from 5.16%, which was partially offset by a $3.9 million increase in the average balance of interest-earning assets during the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Interest income on loans decreased by $1.4 million, or 9.3%, for the year ended December 31, 2010.  The decrease in interest income on loans reflects a $13.1 million, or 5.2%, decrease in the average balance outstanding during 2010 and a decrease of 25 basis points in the average yield to 5.53%.  Interest income on mortgage-backed securities decreased by $148,000, or 33.9%, during the year ended December 31, 2010, due primarily to a decrease in the average yield of 101 basis points from 2009 and a decrease in the average balance outstanding of $1.2 million.

Interest income on investment securities increased by $517,000, or 43.2%, during the year ended December 31, 2010, due to an increase of $25.1 million, or 58.9%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 28 basis points from 2009.  Interest income on other interest-earning assets decreased by $46,000, or 23.5%, during the year ended December 31, 2010.  The decrease was due to a $6.9 million decrease in the average balance outstanding, which was partially offset by a 124 basis point increase in the average yield.

Interest Expense.  Interest expense totaled $4.7 million for the year ended December 31, 2010, a decrease of $1.9 million, or 28.7%, compared to the year ended December 31, 2009.  The average balance of interest-bearing liabilities outstanding increased by $5.7 million during 2010, which was partially offset by a decrease in the average cost of liabilities of 75 basis points to 1.74% for the year ended December 31, 2010.  Interest expense on deposits totaled $3.4 million for the year ended December 31, 2010, a decrease of $1.4 million, or 29.1%, from the year ended December 31, 2009.  This decrease was a result of a decrease of 71 basis points in the average cost of deposits to 1.45% for 2010, which was partially offset by an increase in the average balance outstanding of $12.4 million, or 5.5%, for 2010.  Interest expense on borrowings totaled $1.3 million for the year ended December 31, 2010, a decrease of $478,000, or 27.5%, from 2009.  This decrease resulted from a decrease in the average balance of borrowings outstanding of $6.6 million, or 16.7% for the year ended December 31, 2010.  The decrease in the average cost of deposits and borrowings reflects lower short-term interest rates in 2010 as compared to 2009, as actions by the Federal Reserve to reduce short-term interest rates resulted in a steepening of the yield curve and a reduction of short-term and medium-term interest rates.

Net Interest Income.  As a result of the foregoing changes in interest income and interest expense, net interest income increased by $852,000, or 8.6%, during the year ended December 31, 2010 from the year ended December 31, 2009. The cost of our liabilities decreased more significantly than the yield on our assets during 2010. The average interest rate spread increased to 3.04% for the year ended December 31, 2010 from 2.67% for the year ended December 31, 2009.  The net interest margin increased to 3.33% for the year ended December 31, 2010 from 3.10% for the year ended December 31, 2009.

Provision for Losses on Loans.  As a result of an analysis of historical experience, the volume and type of lending we conducted, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to our market area, and other factors related to the collectability of our loan portfolio, management recorded a $550,000 provision for losses on loans for the year ended December 31, 2010.  Management’s analysis of the allowance resulted in an $853,000 provision for losses on loans for the year ended December 31, 2009.  The decision to make a smaller provision for loan losses during the year ended December 31, 2010, as compared to recent periods, reflects the amount necessary to maintain an adequate allowance based on historical loss experience, changes in the local economy, and other external factors.  These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio.   At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income.  Other income totaled $1.3 million for the year ended December 31, 2010, an increase of $510,000, or 62.7%, compared to the year ended December 31, 2009. This increase is due primarily to an increase in the gain on sale of loans of $308,000, an increase in other operating income of $110,000 and a decrease in loss on sale of real estate acquired through foreclosure of $79,000.

General, Administrative and Other Expense.  General, administrative and other expense totaled $8.5 million for the year ended December 31, 2010, an increase of $399,000, or 4.9%, compared to the year ended December 31, 2009.  This increase is a result of a $447,000, or 100.7% increase in legal and professional expense and an increase of $92,000, or 16.1% in occupancy and equipment expense, which was partially offset by a $115,000, or 2.5% decrease in employee compensation and benefits.  The increase in legal and professional expenses reflects the additional costs associated with entering into the agreement to acquire First Franklin Corporation and prepare the necessary regulatory applications associated with the transaction. The increase in occupancy and equipment is the result of annual maintenance contracts for the new equipment instituted for the new core computer operating system. The decrease in employee compensation and benefits is a result of the expense vesting period expiring on prior stock-based compensation grants.

Federal Income Taxes.  The provision for federal income taxes totaled $995,000 for the year ended December 31, 2010, an increase of $389,000, or 64.2%, compared to the provision recorded for 2009.  The effective tax rates were 33.5% and 35.5% for the years ended December 31, 2010 and 2009, respectively. The difference between the Corporation’s effective tax rate in 2010 and 2009 and the 34% statutory corporate rate reflects adjustments caused by the tax-exempt earnings on bank-owned life insurance, tax-exempt interest on municipal obligations and tax benefits for the contribution to the Cheviot Savings Bank Foundation offset by the difference in the stock compensation deduction for tax purposes.

Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

General.  Net earnings totaled $1.1 million for the year ended December 31, 2009, a decrease of $315,000, or 22.2%, compared to the net earnings recorded for the year ended December 31, 2008.  The decrease in net earnings reflects a $701,000 increase in general, administrative and other expenses, a $185,000 increase in the provision for loan losses and an increase of $14,000 in the provision for federal income taxes, which was partially offset by a $275,000 increase in net interest income and a $310,000 increase in other income.

Interest Income.  Total interest income for the year ended December 31, 2009, totaled $16.5 million, a decrease of $1.6 million, or 8.8%, compared to the year ended December 31, 2008.  The decrease in interest income reflects the impact of a 68 basis point decrease in the average yield to 5.16% from 5.84%, which was partially offset by a $9.8 million increase in the average balance of interest-earning assets during the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Interest income on loans decreased by $793,000, or 5.1%, for the year ended December 31, 2009.  The decrease in interest income on loans reflects a $7.4 million, or 2.8%, decrease in the average balance outstanding during 2009 and a decrease of 14 basis points in the average yield to 5.78%.  Interest income on mortgage-backed securities decreased by $27,000, or 5.8%, during the year ended December 31, 2009, due primarily to a decrease in the average yield of 152 basis points from 2008, which was partially offset by an increase in the average balance outstanding of $2.6 million.

Interest income on investment securities decreased by $877,000, or 42.3%, during the year ended December 31, 2009, due to a decrease in the average yield of 303 basis points from 2008, which was partially offset by an increase of $7.1 million, or 19.9%, increase in the average balance outstanding.  Interest income on other interest-earning assets increased by $112,000, or 133.3%, during the year ended December 31, 2009.  The increase was due to a $7.6 million increase in the average balance outstanding, which was partially offset by a 24 basis point decrease in the average yield.

Interest Expense.  Interest expense totaled $6.6 million for the year ended December 31, 2009, a decrease of $1.9 million, or 22.0%, compared to the year ended December 31, 2008.  The average balance of interest-bearing liabilities outstanding increased by $11.9 million during 2009, which was partially offset by a decrease in the average cost of liabilities of 86 basis points to 2.49% for the year ended December 31, 2009.  Interest expense on deposits totaled $4.8 million for the year ended December 31, 2009, a decrease of $1.9 million, or 28.0%, from the year ended December 31, 2008.  This decrease was a result of a decrease in the average cost of deposits of 100 basis points to 2.16% for 2009, which was partially offset by an increase in the average balance outstanding of $11.4 million, or 5.3%, for 2009.  Interest expense on borrowings totaled $1.7 million for the year ended December 31, 2009, an increase of $23,000, or 1.3%, from 2008.  This increase resulted from an increase in the average balance of borrowings outstanding of $526,000, or 1.3% for the year ended December 31, 2009.  The decrease in the average cost of deposits and borrowings reflects lower shorter term interest rates in 2009 as compared to 2008, as actions by the Federal Reserve to reduce shorter term interest rates resulted in a steepening of the yield curve and a reduction of short-term and medium-term interest rates.

Net Interest Income.  As a result of the foregoing changes in interest income and interest expense, net interest income increased by $275,000, or 2.9%, during the year ended December 31, 2009 from the year ended December 31, 2008. The cost of our liabilities decreased more significantly than the yield on our assets during 2009. The average interest rate spread increased to 2.67% for the year ended December 31, 2009 from 2.49% for the year ended December 31, 2008.  The net interest margin decreased to 3.10% for the year ended December 31, 2009 from 3.11% for the year ended December 31, 2008.

Provision for Losses on Loans.  As a result of an analysis of historical experience, the volume and type of lending we conducted, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to our market area, and other factors related to the collectability of our loan portfolio, management recorded a $853,000 provision for losses on loans for the year ended December 31, 2009.  Management’s analysis of the allowance resulted in a $668,000 provision for losses on loans for the year ended December 31, 2008.  The decision to make a larger provision for loan losses during the year ended December 31, 2009, as compared to recent periods, reflects the amount necessary to maintain an adequate allowance based on historical loss experience, changes in the local economy, and other external factors.  These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio.  These other external factors, economic conditions and collateral value changes, have had a negative impact on all types of loans in the portfolio.  At December 31, 2009, the allowance for loan losses totaled $1.0 million, or 0.41% of net loans, compared to $709,000, or 0.26% of net loans at December 31, 2008.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income.  Other income totaled $813,000 for the year ended December 31, 2009, an increase of $310,000, or 61.6%, compared to the year ended December 31, 2008. This increase is due primarily to an increase in the gain on sale of loans of $333,000 and an increase in other operating income of $11,000, which was partially offset by a an increase in loss on sale of real estate acquired through foreclosure of $54,000.

General, Administrative and Other Expense.  General, administrative and other expense totaled $8.1 million for the year ended December 31, 2009, an increase of $701,000, or 9.4%, compared to the year ended December 31, 2008.  This increase is a result of a $273,000, or 6.3%, increase in employee compensation and benefits, an increase of $217,000, or 700.0%, in Federal Deposit Insurance Corporation insurance premium expense and an increase of $133,000, or 20.6% in other operating expense.  The increase in employee compensation and benefits is a result of the increase in compensation expense as we increased our number of full-time equivalent employees to accommodate our growth.  The increase in Federal Deposit Insurance Corporation expense is a result of the special assessment from the Federal Deposit Insurance Corporation to replenish the Deposit Insurance Fund of approximately $140,000.  The increase in other operating expense is a result of real estate taxes, maintenance and insurance expense on properties acquired through foreclosure.

On February 27, 2009, the Federal Deposit Insurance Corporation announced an amendment to its restoration plan for the Deposit Insurance Fund by imposing an emergency special assessment on all insured financial institutions. This special assessment of $140,000 occurred on June 30, 2009, and was payable by us on September 30, 2009.  In September 2009, the Federal Deposit Insurance Corporation issued a Notice of Proposed Rulemaking that would require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The Federal Deposit Insurance Corporation also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. Our prepayment of Federal Deposit Insurance Corporation assessments is approximately $968,000 which will be amortized to expense over three years.

Federal Income Taxes.  The provision for federal income taxes totaled $606,000 for the year ended December 31, 2009, an increase of $14,000, or 2.4%, compared to the provision recorded for 2008.  The effective tax rates were 35.5% and 29.5% for the years ended December 31, 2009 and 2008, respectively. The difference between our effective tax rate in 2009 and 2008 and the 34% statutory corporate rate is due primarily to the tax-exempt earnings on bank-owned life insurance, tax-exempt interest on municipal obligations and tax benefits for the contribution to the Cheviot Savings Bank Foundation offset by the difference in the stock compensation deduction for tax purposes.

Management of Market Risk

Qualitative Analysis. Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  During the first six months of 2011 and during 2010, short term interest rates remained low, leading to a decrease in the average cost of our deposit products and the average cost of borrowings.  Medium and long term interest rates (which are used to determine the pricing of our loan products) also decreased, but at a lesser rate than deposits.  These changes have contributed to an increase of our interest rate spread.  Consequently, our net interest income increased in the first six months of 2011 as compared to the prior year period and 2010 as compared to 2009.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities.  We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans.  Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained or servicing-released basis.  We also invest in short-term securities, which generally have lower yields compared to longer-term investments.

Quantitative Analysis. As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance-sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the Savings Bank’s board of directors.

Federal banking regulators provide Cheviot Savings Bank with the information presented in the following tables.  The following tables present the change in Cheviot Savings Bank’s net portfolio value (“NPV”) at June 30, 2011 and December 31, 2010 and 2009 that would occur upon an immediate change in interest rate based on banking regulatory assumptions, but without effect to any steps that management might take to counteract that change.  The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points.  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

At June 30, 2011
Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates) (1)		Net Portfolio Value (3)			Net Portfolio Value as % of PV of Assets (4)
		$ Amount	$ Change	% Change	NPV Ratio (5)	Change
		(In thousands)

+300 bp		$75,701	$(16,097)	(17.5)%	12.72%	(191	)bp
+200 bp		84,684	(7,114)	(7.7)	13.90	(73)
+100 bp		90,306	(1,492)	(1.6)	14.56	(7)
0 bp		91,798	—	—	14.63	—
-100 bp		90,593	(1,205)	(1.3)	14.35	(28)
-200 bp	(2)	—	—	—	—	—

At December 31, 2010
Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates) (1)		Net Portfolio Value (3)			Net Portfolio Value as % of PV of Assets (4)
		$ Amount	$ Change	% Change	NPV Ratio (5)	Change
		(In thousands)

+300 bp		$46,083	$(26,275)	(36.3)%	13.52%	(584	) bp
+200 bp		56,788	(15,570)	(21.5)	16.06	(330)
+100 bp		66,217	(6,141)	(8.5)	18.13	(123)
0 bp		72,358	—	—	19.36	—
-100 bp		75,593	3,235	4.5	19.94	58
-200 bp	(2)	—	—	—	—	—

At December 31, 2009
Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates) (1)		Net Portfolio Value (3)			Net Portfolio Value as % of PV of Assets (4)
		$ Amount	$ Change	% Change	NPV Ratio (5)	Change
		(In thousands)

+300 bp		$46,959	$(20,354)	(30.2)%	14.44%	(462	) bp
+200 bp		55,227	(12,086)	(18.0)	16.44	(262)
+100 bp		62,446	(4,867)	(7.2)	18.07	(99)
0 bp		67,313	—	—	19.06	—
-100 bp		69,839	2,526	3.8	19.48	42
-200 bp	(2)	—	—	—	—	—

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that our NPV is more sensitive to an increase in interest rates than a decrease in interest rates.  The above table indicates that as of June 30, 2011, in the event of a 100 basis point increase in interest rates, we would experience a 1.6%, or $1.5 million, decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 1.3%, or $1.2 million, decrease in net portfolio value.  However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement.  Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.  Moreover, the NPV table presented assumes that the composition of our interest- sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At June 30, 2011, December 31, 2010 and 2009, we had $44.2 million, $27.3 million and $33.7 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $159.5 million, $115.3 million and $109.3 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the six months ended June 30, 2011, loan originations totaled $35.3 million, compared to $63.7 million for the year ended December 31, 2010 and $65.8 million for the year ended December 31, 2009.  Purchases of investment and mortgage-backed securities totaled $5.0 million for the six months ended June 30, 2011, $118.7 million for the year ended December 31, 2010 and $82.2 million for the year ended December 31, 2009.

Total deposits increased $217.0 million during the six months ended June 30, 2011 and $21.9 million during the year ended December 31, 2010, while total deposits increased $19.9 million during the year ended December 31, 2009.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At June 30, 2011, certificates of deposit scheduled to mature within one year totaled $144.1 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

The following table sets forth information regarding our obligations and commitments to make future payments under contract as of December 31, 2010.

	Payments Due by Period
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Contractual obligations:
Advances from the Federal Home Loan Bank	$—	$1,150	$8,256	$17,894	$27,300
Certificates of deposit	94,541	37,013	10,066	—	141,620

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	2,532	—	—	—	2,532
Home equity lines of credit	13,550	—	—	—	13,550
Commercial lines of credit	199	—	—	—	199
Undisbursed loans in process	4,482	—	—	—	4,482

Total contractual obligations	$115,304	$38,163	$18,322	$17,894	$189,683

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At June 30, 2011, December 31, 2010 and 2009, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $57.6 million, $57.9 million and $54.6 million, or 9.8%, 16.2% and 16.2% of total assets, at June 30, 2011 and December 31, 2010 and 2009, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $35.8 million, or 6.0% of assets, as of June 30, 2011.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At June 30, 2011 and December 31, 2010 and 2009, we had a total risk-based capital ratio of 17.8%, 34.9% and 32.9%, respectively.  Our regulatory capital ratios decreased between December 31, 2010 and June 30, 2011 due to our acquisition of First Franklin Corporation.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to Cheviot-Federal, please see note A of the notes to Cheviot-Federal’s consolidated financial statements beginning on page F-1.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Cheviot-Federal have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of Cheviot-Federal’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on Cheviot-Federal’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

BUSINESS OF NEW CHEVIOT

New Cheviot is a Maryland corporation, organized in September 2011.  Upon completion of the conversion, New Cheviot will become the holding company of Cheviot Savings Bank and will succeed to all of the business and operations of Cheviot-Federal and each of Cheviot-Federal and Cheviot Mutual Holding Company will cease to exist.

Initially following the completion of the conversion, New Cheviot’s assets will be the stock of Cheviot Savings Bank as well as the net proceeds it retains from the offering, part of which will be used to make a loan to the Cheviot Savings Bank Employee Stock Ownership Plan, and will have no significant liabilities.  See “How We Intend to Use the Proceeds From the Offering.”  New Cheviot intends to use the support staff and offices of Cheviot Savings Bank and will pay Cheviot Savings Bank for these services.  If New Cheviot expands or changes its business in the future, it may hire its own employees.

New Cheviot intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”  In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements for these activities.

BUSINESS OF CHEVIOT-FEDERAL
AND CHEVIOT SAVINGS BANK

Cheviot-Federal

Cheviot-Federal is a federally chartered corporation that owns all of the outstanding shares of common stock of Cheviot Savings Bank.  At June 30, 2011, Cheviot-Federal had consolidated assets of $597.1 million, deposits of $474.9 million and shareholders’ equity of $71.3 million.

Cheviot-Federal became the holding company for Cheviot Savings Bank when Cheviot Savings Bank reorganized in the two-tiered mutual holding company structure in 2004.  Concurrently Cheviot-Federal sold 4,388,438 shares of its common stock to the public, representing 44.2% of its then-outstanding shares, at $10.00 per share.  Cheviot-Federal issued 5,455,313 shares to Cheviot Mutual Holding Company, and 75,000 shares to Cheviot Savings Bank Charitable Foundation, which was formed in connection with the initial stock offering.

Cheviot-Federal’s home office is located at 3723 Glenmore Avenue, Cheviot, Ohio 45211 and the telephone number is (513) 661-0457.  Its website address is www.cheviotsavings.com.  Information on this website is not and should not be considered a part of this prospectus.

Cheviot Savings Bank

Cheviot Savings Bank’s primary business activity is the origination of one- to four-family residential real estate loans.  To a lesser extent, we originate construction, multi-family, commercial real estate, commercial business and consumer loans.  We also invest in securities, primarily U.S. Government and U.S. Government agency securities and mortgage-backed securities.  Cheviot Savings Bank offers a variety of deposit accounts with a range of interest rates and terms, and relies on its convenient locations, customer service and competitive pricing and products to attract and retain deposits.  To a lesser extent, Cheviot Savings Bank uses borrowed funds as an additional source of funds.  Cheviot Savings Bank is subject to comprehensive regulation and examination by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.

On March 16, 2011, Cheviot-Federal and Cheviot Savings Bank completed the acquisition of First Franklin Corporation and its wholly-owned subsidiary, The Franklin Savings and Loan Company, an Ohio-chartered savings and loan association.  The aggregate cash consideration paid in the acquisition (including the cancellation of stock options) was approximately $24.7 million.  Cheviot-Federal and Cheviot Savings Bank acquired $277.6 million of assets, including $196.5 million of net loans, and also assumed $252.9 million of liabilities, including $221.5 million of deposits.  Cheviot-Federal and Cheviot Savings Bank recorded goodwill and other intangible assets associated with the acquisition totaling $11.6 million.

Market Area

We conduct our operations from our executive office in Cheviot, Ohio and 11 full-service branches, all of which are located in Hamilton County, Ohio. Cheviot, Ohio is located in Hamilton County and is 10 miles west of downtown Cincinnati.  Prior to our acquisition of First Franklin, we operated primarily on the west side of Cincinnati, Ohio and the surrounding areas, but, as a result of the acquisition, we now operate throughout the entire city and surrounding areas.  Hamilton County, Ohio represents our primary geographic market area for loans and deposits with our remaining business operations conducted in the larger Cincinnati metropolitan area which includes Warren, Butler and Clermont Counties. We also conduct a moderate level of business in the southeastern Indiana region, primarily in Dearborn, Ripley, Franklin and Ohio Counties.  We also originate loans in the Northern Kentucky region secured by properties in Campbell, Kenton and Boone Counties.  The local economy is diversified with services, trade and manufacturing employment remaining the most prominent employment sectors in Hamilton County.  Hamilton County is primarily a developed and urban county.  The employment base is diversified and there is no dependence on one area of the economy for continued employment.  Major employers in the market include Proctor & Gamble, Kroger’s, Macy’s, St. Jude Hospital, city and county governments and the University of Cincinnati.  Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment.

Hamilton County and Cincinnati have experienced a declining population since the 1990 census while the other counties in which we conduct business had population growth.  The population decline in both Hamilton County and the City of Cincinnati results from the other counties and Northern Kentucky being more successful in attracting new and existing businesses to locate within their areas through economic incentives, including less expensive real estate options for office facilities. Individuals are moving to these other areas to be closer to their place of employment, for newer, less expensive housing and more suburban neighborhoods.  From 2000 to 2010, Hamilton County’s population decreased by 5.1%, while population increases in the remainder of our market area ranged from a low of 5.5% in Kenton County, Kentucky to a high of 38.2% in Boone County, Kentucky.  The State of Ohio’s population increased by 1.6% during this period, and the United States’ population as a whole increased by 9.7%.   Median per capita income for Hamilton County as of 2000 ($24,000) was above comparable measures for both the United States and Ohio ($22,000 and $21,000, respectively), and median per household income for Hamilton County as of 2000 ($41,000) was comparable to the same measures for both the United States and Ohio ($42,000 and $41,000, respectively), which we believe indicates the relatively stable and diversified economy in the regional market served by Cheviot Savings Bank.   During the current economic times our market area has experienced a decrease in property values and building development.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.

As of June 30, 2010 (the latest date for which information is available), our market share was 0.60% of total deposits in Hamilton County, making us the 11th largest out of 40 financial institutions in Hamilton County based upon deposit share as of that date.  In addition, as of June 30, 2010, The Franklin Savings and Loan Company’s market share of 0.56% made it the 12th largest financial institution in Hamilton County, and the combined market share as of June 30, 2010 would have made Cheviot Savings Bank the 8th largest financial institution in Hamilton County as of that date.

Lending Activities

General. Historically, our principal lending activity has been the origination, for retention in our portfolio, of fixed-rate and adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located within our primary market area.  We will sell a portion of our fixed-rate loans into the secondary market. We also originate commercial real estate loans, including multi-family residential real estate loans, construction loans, business lines of credit and consumer loans.  Our loan portfolio increased to $407.7 million at June 30, 2011 from $225.4 million at December 31, 2010, reflecting our acquiring $196.5 million of net loans in our acquisition of First Franklin Corporation and The Franklin Savings and Loan Company.  As a result of the acquisition of First Franklin Corporation, we increased our commercial real estate, commercial business and other real estate loan portfolios by approximately $40.5 million.  In addition, our one- to four-family residential loans, including home equity lines of credit, increased by approximately $130.7 million.  Our loan portfolio decreased to $225.4 million at December 31, 2010 from $247.0 million at December 31, 2009, reflecting management’s decision to take advantage of opportunities to obtain a higher rate of return by selling certain mortgage loans to the Federal Home Loan Bank.  In addition, the decrease in our loan portfolio reflected lower levels of originations of one-to four-family loans and multi-family loans.

Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

			At December 31,
	At June 30, 2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$317,281	76.87%	$195,801	84.76%	$220,714	88.05%
Multi-family residential	23,483	5.69	8,594	3.72	9,114	3.64
Construction	7,406	1.79	7,081	3.06	4,868	1.94
Commercial (2)	43,087	10.44	13,422	5.81	11,321	4.51
Other real estate	5,466	1.32	—	—	—	—
Commercial business	13,399	3.25	5,907	2.56	4,604	1.84
Consumer (3)	2,636	0.64	207	0.09	51	0.02

Total loans	412,758	100.00%	231,012	100.00%	250,672	100.00%

Less:
Undisbursed portion of loans in process	3,854		4,482		2,696
Deferred loan origination fees	(148)		(150)		(51)
Allowance for loan losses	1,399		1,242		1,025

Total loans, net	$407,653		$225,438		$247,002

	At December 31,
	2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$234,822	86.38%	$216,958	84.39%	$209,996	84.06%
Multi-family residential	9,385	3.45	10,638	4.14	11,250	4.50
Construction	11,646	4.28	19,421	7.55	19,022	7.61
Commercial (2)	14,590	5.37	8,577	3.34	8,223	3.29
Other real estate	—	—	—	—	—	—
Commercial business	1,352	0.50	1,441	0.56	1,243	0.51
Consumer (3)	48	0.02	66	0.02	82	0.03

Total loans	271,843	100.00%	257,101	100.00%	249,816	100.00%

Less:
Undisbursed portion of loans in process	2,623		6,585		7,646
Deferred loan origination fees	28		88		159
Allowance for loan losses	709		596		833

Total loans, net	$268,483		$249,832		$241,178

(1)	Includes home equity lines of credit, loans purchased and loans held for sale.
(2)	Includes land loans.
(3)	For all dates, includes loans secured by deposit accounts. Including automobile loans beginning December 31, 2010.

Loan MaturitySchedule. The following tables set forth certain information as of June 30, 2011 and December 31, 2010, regarding the amount of loans maturing in our portfolio.  Demand loans and loans with no stated maturity are reported as due within one year.

	At June 30, 2011
	Within One Year	One Through Three Years	Over Three Through Five Years	Over Five Through Ten Years	Over Ten Through 20 Years	Beyond 20 Years	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$9,385	$20,298	$22,523	$67,703	$193,081	$4,291	$317,281
Multi-family residential	639	1,420	1,633	5,232	11,203	3,356	23,483
Construction	707	1,578	1,827	2,634	660	—	7,406
Commercial	1,172	2,607	2,995	9,599	20,556	6,158	43,087
Other real estate	149	330	380	1,218	2,608	781	5,466
Commercial business	365	810	932	2,985	6,392	1,915	13,399
Consumer	286	627	708	1,015	—	—	2,636
Total loans	$12,703	$27,670	$30,998	$90,386	$234,500	$16,501	$412,758

	At December 31, 2010
	Within One Year	One Through Three Years	Over Three Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Beyond Twenty Years	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$5,164	$11,173	$12,403	$37,308	$111,300	$18,453	$195,801
Multi-family residential	211	469	539	1,728	5,376	271	8,594
Construction	144	321	373	1,207	4,251	785	7,081
Commercial	330	732	843	2,698	8,696	123	13,422
Other real estate	—	—	—	—	—	—	—
Commercial business	145	323	370	1,188	3,695	186	5,907
Consumer	38	83	86	—	—	—	207
Total loans	$6,032	$13,101	$14,614	$44,129	$133,318	$19,818	$231,012

Fixed and Adjustable-Rate Loan Schedule. The following tables set forth at June 30, 2011 and December 31, 2010, the dollar amount of all fixed-rate and adjustable-rate loans and home equity lines of credit due after June 30, 2012 and December 31, 2011, respectively.

	At June 30, 2011 and Due After June 30, 2012
	Fixed	Floating or Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$147,790	$160,106	$307,896
Multi-family residential	10,965	11,879	22,844
Construction	6,699	—	6,699
Commercial	20,119	21,796	41,915
Other real estate	2,551	2,766	5,317
Commercial business	6,258	6,776	13,034
Consumer	1,128	1,222	2,350
Total loans	$195,510	$204,545	$400,055

	At December 31, 2010 and Due After December 31, 2011
	Fixed	Floating or Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$147,553	$43,084	$190,637
Multi-family residential	6,488	1,895	8,383
Construction	6,937	—	6,937
Commercial	10,134	2,958	13,092
Other real estate	—	—	—
Commercial business	4,459	1,303	5,762
Consumer	169	—	169
Total loans	$175,740	$49,240	$224,980

Residential Mortgage Loans. Cheviot Savings Bank originates mortgage loans secured by one- to four-family properties, most of which serve as the primary residence of the owner. As of June 30, 2011, one- to four-family residential mortgage loans totaled $317.3 million, or 76.9% of our total loan portfolio.  At June 30, 2011, our one- to four-family residential loan portfolio consisted of 51.9% adjustable-rate loans and 48.1% of fixed-rate loans. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

Our residential mortgage loans generally have terms from 15 to 30 years and amortize on a monthly basis with principal and interest due each month. As of June 30, 2011, we offered the following residential mortgage loan products:

●	Fixed-rate loans of various terms;

●	Adjustable-rate loans;

●	Home equity lines of credit;

●	Loans tailored for first time home buyers;

●	Construction/permanent loans; and

●	Short-term (bridge) loans.

Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers refinance or prepay loans at their option without penalty. Our residential mortgage loans customarily contain “due on sale” clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgage property.

We currently sell a portion of our conforming fixed-rate loans in the secondary market and hold the remaining fixed-rate loans and adjustable-rate loans in our portfolio. During the six months ended June 30, 2011 and the year ended December 31, 2010, we sold $18.8 million and $26.8 million in loans, the majority of which was sold servicing released.  We lend up to a maximum loan-to-value ratio of 95% on mortgage loans secured by owner-occupied properties, with the condition that private mortgage insurance is required on first mortgage loans with a loan-to-value ratio in excess of 85%. The first time home buyer program allows 100% financing and does not require private mortgage insurance.  During the six months ended June 30, 2011 and the year ended December 31, 2010, we originated $1.5 million and $3.9 million in loans under this program.  As of June 30, 2011, these loans were performing in accordance with the original terms.  To a lesser extent, we originate non-conforming loans that are tailored to the needs of the local community.

Our adjustable-rate mortgage loans are originated with a maximum term of 30 years. Adjustable-rate loans include loans that provide for an interest rate based on the interest paid on U.S. Treasury Securities of corresponding terms, plus a margin. Our adjustable-rate mortgages include limits on the increase or decrease in the interest rate. The interest rate may increase or decrease by a maximum of 2.0% per adjustment with a ceiling rate over the life of the loan, which generally is 5.0%. For all adjustable-rate loans, borrowers are qualified at the initial rate and at 2.0% over the initial rate.  We do not originate subprime, Alt-A or option ARM residential mortgage loans.

The retention of adjustable-rate loans in our portfolio helps reduce exposure to changes in interest rates. However, there are credit risks resulting from potential increased costs to the borrower as a result of rising interest rates. During periods of rising interest rates, the risk of default on adjustable-rate mortgages may increase due to the upward adjustment of interest cost to the borrower.  During periods of declining interest rates, our interest income from adjustable rate loans may be significantly decreased.

During the six months ended June 30, 2011, we originated $4.4 million in adjustable-rate loans and $15.9 million in fixed-rate loans.  During the year ended December 31, 2010, we originated $5.7 million in gross adjustable-rate loans and $60.9 million in gross fixed-rate loans.

Included in residential mortgage loans at June 30, 2011 were $33.6 million of home equity lines of credit and $3.6 million of home equity loans.  Home equity lines of credit are generally made for owner-occupied homes and are secured by first or second mortgages on residential properties. We are attempting to increase our originations of home equity lines of credit.  We generally offer home equity lines of credit with a maximum loan to appraised value ratio of 85% including senior liens on the subject property and with a maximum loan to appraised value of ratio 80% when the senior lien is held elsewhere. We currently offer these loans for terms of up to 10 years, and with adjustable rates that are tied to the prime rate.

Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of land and/or developed real estate. In underwriting commercial real estate loans, consideration is given to the property’s historic and projected cash flow, current and projected occupancy, location, physical condition and credit worthiness of the borrower. At June 30, 2011, our commercial real estate portfolio totaled $43.1 million, or 10.4%, of total loans. A majority of our commercial real estate loans are secured by properties in Hamilton County. Our commercial real estate portfolio is diverse as to borrower and property type.

Commercial real estate lending involves additional risks compared to one- to four-family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

Commercial real estate loans generally have a higher rate of interest and shorter term than residential mortgage loans because of increased risks associated with commercial real estate lending. We offer commercial real estate loans at adjustable-rates and fixed-rates with a term generally not exceeding 25 years.

Multi-Family Loans. At June 30, 2011, $23.5 million, or 5.7%, of our total loan portfolio consisted of loans secured by multi-family real estate. We originate fixed-rate and adjustable rate multi-family real estate loans with amortization schedules of up to 25 years. We generally lend up to 80% of the property’s appraised value. Appraised values are determined by an outside independent appraiser that we designate. In deciding to originate a multi-family loan, we review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.

Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one-to four-family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties typically depends on the successful operation of the related real estate project. Consequently, the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.

Construction Loans. Cheviot Savings Bank originates construction loans for owner-occupied residential real estate, and, to a lesser extent, for commercial builders of residential real estate, improvement to existing structures, new construction for commercial purposes and residential land development.

At June 30, 2011, construction loans represented $7.4 million, or 1.8%, of Cheviot Savings Bank’s total loans. At June 30, 2011, the unadvanced portion of these construction loans totaled $3.9 million.

Construction loans we originate generally provide for the payment of interest only during the construction phase (12 months for single family residential and varying terms for commercial property and land development). At the end of the construction phase, the loan converts to a permanent mortgage loan. Before making a commitment to fund a construction loan, Cheviot Savings Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Cheviot Savings Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of construction. Various potential factors including construction delays or the financial viability of the builder may further impair the borrower’s ability to repay the loan.

Consumer Loans.  During 2010, we began offering automobile loans to our customers.  In addition, on a limited basis, we make loans secured by deposit accounts up to 90% of the amount of the depositor’s collected deposit account balance.  We also acquired $3.4 million of consumer loans in our acquisition of The Franklin Savings and Loan Company, consisting of education and automobile loans.  At June 30, 2011, consumer loans totaled $2.6 million, or 0.6%, of total loans.

Commercial Business Loans.  We originate commercial business lines of credit and loans, which are secured by non-real estate business assets such as equipment, receivables and inventories.  We focus on the origination of commercial business loans in amounts between $50,000 and $250,000.  As a result of our acquisition of First Franklin Corporation, our commercial business loan portfolio increased $7.5 million during the six months ended June 30, 2011.

Commercial business lending generally involves additional risks compared to one- to four-family residential lending because repayment generally depends on the successful operation of the borrowers’ business.  Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy.  Commercial and industrial loans have greater credit risk than one- to four- family residential real estate loans.  Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period. Our volume of commercial real estate lending has decreased in recent years due to our effort to improve asset quality and to emphasize relationship banking.

Loan Approval Procedures and Authority. The lending activities of Cheviot Savings Bank are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of existing customers and referrals from real estate brokers. Written loan applications are taken by one of Cheviot Savings Bank’s loan officers. Cheviot Savings Bank obtains property appraisals from independent appraisers on substantially all of its loans.

Our loan approval process is intended to provide direction to management on all phases of real estate lending activity since such real estate mortgage lending is the single most important revenue producing investment of Cheviot Savings Bank. Therefore, we believe that the underwriting of mortgage loans should be consistent with safe and sound practices to ensure the financial viability of Cheviot Bank. The loan underwriting policy is also established to provide appropriate limits and standards for all extensions of credit in real estate or for the purpose of financing the construction of a building or other improvement. Individual officer loan authorities are up to $1.0 million in the aggregate for one- to four-family residential real estate loans and $250,000 in the aggregate for secured consumer loans.  Generally, all multi-family residential and commercial real estate loans and commercial business loans require approval by at least two members of our loan committee (our four senior lending officers, including our President and Chief Executive Officer) or at least two members of our executive committee (our President and Chief Executive Officer and two outside directors).  Other types of loans that exceed individual approval authorities can be approved in amounts up to $1.5 million in the aggregate by at least two members of our executive committee.  The loan committee reviews all loan applications submitted to Cheviot Savings Bank and lists such applications on a review sheet that is submitted to the board of directors. All loans approved by the loan committee or the executive committee are reviewed by the full board of directors, and the board of directors must approve all other loans other than those specifically set forth above.

Loans to One Borrower. State savings and loan institutions are subject to the same loans to one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired equity on an unsecured basis, and an additional amount equal to 10% of unimpaired equity if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate).  Our loans to one borrower limit under this regulation at June 30, 2011 was $9.0 million.  Our policy generally provides that loans to one borrower (or related borrowers) should not exceed $4.0 million (excluding the borrower’s principal residence). However, the board of directors may approve loans in greater amounts and may amend this limitation annually based on the asset growth and capital position of Cheviot Savings Bank.

At June 30, 2011, the largest aggregate credit exposure to one borrower consisted of one loan totaling $5.2 million.  This loan is secured by commercial real estate and was performing in accordance with contractual terms. There were 32 additional credit relationships, including committed amounts, in excess of $1.0 million at June 30, 2011.  All of the loans, except for five loans totaling $2.7 million, net of fair value adjustments, extended under these credit relationships were performing as of June 30, 2011.

Asset Quality

General. One of our key operating objectives has been, and continues to be, to maintain a high asset quality. Our high proportion of one- to four-family mortgage loans, our maintenance of sound credit standards for new loan originations and our loan administration procedures have resulted in our historical ratios of nonperforming loans to total loans being lower than those of our peers.  Our impaired and non-performing loans totaling $10.2 million, or 2.5% of net loans at June 30, 2011, and $4.9 million, or 2.2% of net loans at December 31, 2010.  As described below, the increase, was due to loans acquired in the First Franklin acquisition. We have addressed the consequences of a weakening national and local economy by adhering to our conservative underwriting standards and limiting our exposure on one- to four-family residential investment properties.

Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. Cheviot Savings Bank has implemented certain loan tracking policies and collection procedures to ensure effective management of classified assets. Cheviot Savings Bank generally sends a written notice of non-payment to its borrower after a loan is first past due. If payment has not been received within a reasonable time period, personal contact efforts are attempted by telephone or by letter. If no payment is received the following month, a letter stating that the borrower is two months behind is mailed indicating that the borrower needs to contact our collections department, and make payment arrangements. If the borrower has missed two consecutive payments, a demand letter will be sent by certified mail. On all accounts that are not current ten days after the completion of the last step set forth above our collection manager or staff member contacts the borrower by phone at their home and if necessary, at their place of employment in order to establish communications with the borrower concerning the delinquency and to try to establish a meeting with the borrower to determine what steps are needed to bring the borrower to a current status. If contact with the borrower by telephone is unsuccessful and the loan becomes 60 days delinquent Cheviot Savings Bank sends a letter stating its intention to begin foreclosure procedures. If no satisfactory agreement has been reached with the borrower within 15 days after the foreclosure intention letter, the board of directors will consider the status of the delinquency and may authorize Cheviot Savings Bank’s attorney to send a letter to the borrower advising the borrower that foreclosure proceedings will be initiated and setting forth the conditions which could forestall the foreclosure. In selected cases, Cheviot Savings Bank may make an economic decision to forego foreclosure and work with the borrower to-bring the loan current. Repayment schedules may be entered into with chronically delinquent borrowers if management determines this resolution is more advantageous to Cheviot Savings Bank.

In connection with home equity lines of credit, when payment is first past due the collection manager or staff member attempts to contact the borrower by phone at their home. If phone contact is unsuccessful, the collection manager or staff member will mail a late notice to the borrower at the beginning of the following month indicating the need to contact the collections personnel and bring the loan current. If the preceding steps are unsuccessful then the collection manager will implement the steps described above leading to foreclosure.

Cheviot Savings Bank has implemented several credit risk measures in the loan origination process that have served to reduce potential losses.  Cheviot Savings Bank also seeks to limit loan portfolio credit risk by originating in the local market generally one- to four-family permanent mortgage loans with a loan-to-value of 85% or less, and one and two family owner-occupied residential mortgage loans with a loan-to-value of 85%, with private mortgage insurance required on first mortgage loans with loan-to-value of greater than 85%.  Cheviot Savings Bank consistently observed conservative loan underwriting guidelines and makes exceptions in originating such loans only if there are sound reasons for such exceptions.

Credit risk on commercial real estate loans is managed by generally limiting such lending to local markets and emphasizing sound underwriting and monitoring the financial status of the borrower.  In originating such loans Cheviot Savings Bank seeks debt service coverage ratios in excess of 1.00x.

To limit the impact of loan losses in any given quarter, Cheviot Savings Bank seeks to maintain an appropriate level of valuation allowances.  Its management and board of directors review the level of general valuation allowances on a quarterly basis to ensure that adequate coverage against known and inherent losses is maintained, based on the level of non-performing and classified assets, our loss history and industry trends and economic trends.

Cheviot Savings Bank has established detailed asset review policies and procedures which are consistent with generally accepted accounting principles.  Quarterly reviews of the valuation allowance are conducted by the board of directors.  Pursuant to these procedures, when needed, additional valuation allowances are established to cover anticipated losses in the portfolio.

We hold foreclosed property as real estate acquired through foreclosure. We carry foreclosed real estate at lower of cost or fair value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical.

Marketing real estate owned generally involves listing the property for sale. Cheviot Savings Bank maintains the real estate acquired through foreclosure in good condition to enhance its marketability.  As of June 30, 2011, we held 42 properties classified as real estate owned totaling $3.7 million and at December 31, 2010, we held eight properties classified as real estate owned totaling $2.0 million.  At June 30, 2011, our two largest real estate properties acquired through foreclosure were a land lot and a condominium totaling in the aggregate $1.5 million. As a result of the First Franklin Corporation acquisition, we acquired 36 properties classified as real estate owned totaling $2.4 million, net of fair value adjustments.  These properties are insured by Cheviot Savings Bank.  Cheviot Savings Bank takes actions to ensure that a property does not deteriorate due to neglect while held as real estate owned.  New appraisals are ordered at the time Cheviot Savings Bank takes ownership of the property.  Updated appraisals may be ordered at future dates depending on the availability of automated estimated value reports, the stability of then-existing market conditions, the continued maintenance of the property and the existence of zoning or environmental changes.  We work with preapproved real estate agents to sell the property.

Delinquent Loans and Non-performing Loans and Assets. Our policies require that the collection manager monitor the status of the loan portfolios and report to the board of directors on a monthly basis. These reports include information on delinquent loans, criticized and classified assets, foreclosed real estate and our plans to cure the delinquent status of the loans.

It is Cheviot Savings Bank’s policy to underwrite single-family residential loans up to a 95% loan-to-value ratio and all other loans (multi-family, construction, commercial and consumer) on no more than an 80% loan-to-value ratio.  It has been the Bank’s experience that interest on delinquent loans is generally recovered in ultimate settlement of the loan due to this conservative underwriting policy. We generally stop accruing interest on our one-to four-family residential, construction and commercial loans when interest or principal payments are 90 days in arrears. Consumer loans are comprised exclusively of loans secured by deposits with Cheviot Savings Bank. Such loans are placed on non-accrual status should they become 90 days delinquent. We will stop accruing interest earlier when the timely collectibility of such interest or principal is doubtful.

We designate loans on which we stop accruing interest as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectability of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current. In accordance with industry standards and regulatory requirements, it is Cheviot Savings Bank’s policy to charge-off a loan when it becomes apparent that recovery of amounts due is not probable, either from expected payments from the borrower or from settlement of the collateral.

The following table sets forth certain information regarding delinquencies in our loan portfolio.

	30 to 59 Days Delinquent		60 to 89 Days Delinquent		90 or More Days Delinquent
	Amount	Percent of Net Loans	Amount	Percent of Net Loans	Amount	Percent of Net Loans
	(Dollars in thousands)

At June 30, 2011:
Real Estate Loans:
One- to four-family residential (1)	$252	0.06%	$3,181	0.78%	$9,660	2.37%
Multi-family residential	—	—	—	—	488	0.12
Construction	—	—	—	—	—	—
Commercial (2)	—	—	32	0.01	195	0.05
Other real estate	—	—	—	—	649	0.16
Commercial business	35	0.01	236	0.06	—	—
Consumer (3)	1	—	—	—	56	0.01
Total delinquent loans	$288	0.07%	$3,449	0.85%	$11,048	2.71%

At December 31, 2010:
Real Estate Loans:
One- to four-family residential (1)	$588	0.26%	$429	0.19%	$4,695	2.08%
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial (2)	—	—	46	0.02%	160	0.07%
Other real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer (3)	—	—	—	—	—	—
Total delinquent loans	$588	0.26%	$475	0.21%	$4,855	2.15%

At December 31, 2009:
Real Estate Loans:
One- to four-family residential (1)	$995	0.40%	$879	0.36%	$2,229	0.90%
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial (2)	47	0.02	—	—	—	—
Other real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	217	0.09
Consumer (3)	—	—	—	—	—	—
Total delinquent loans	$1,042	0.42%	$879	0.36%	$2,446	0.99%

At December 31, 2008:
Real Estate Loans:
One- to four-family residential (1)	$388	0.14%	$488	0.18%	$856	0.32%
Multi-family residential	—	—	—	—	1,194	0.44
Construction	—	—	—	—	—	—
Commercial (2)	—	—	436	0.15	—	—
Other real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer (3)	—	—	—	—	—	—
Total delinquent loans	$388	0.14%	$924	0.33%	$2,050	0.76%

At December 31, 2007:
Real Estate Loans:
One- to four-family residential (1)	$171	0.07%	$130	0.05%	$1,601	0.64%
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial (2)	—	—	—	—	—	—
Other real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer (3)	—	—	—	—	—	—
Total delinquent loans	$171	0.07%	$130	0.05%	$1,601	0.64%

At December 31, 2006:
Real Estate Loans:
One- to four-family residential (1)	$506	0.21%	$265	0.11%	$468	0.19%
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial (2)	—	—	—	—	—	—
Other real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer (3)	—	—	—	—	—	—
Total delinquent loans	$506	0.21%	$265	0.11%	$468	0.19%

(1)	Includes home equity lines of credit, loans purchased and loans held for sale.
(2)	Includes loans secured by land.
(3)	Loans secured by deposit accounts for all years and auto loans beginning in 2010.

The increase in delinquencies from December 31, 2010 to June 30, 2011 resulted primarily from our acquisition of First Franklin Corporation.  As part of the acquisition, we acquired $239,000 in loans that were 30 to 59 days delinquent, $2.8 million in loans that were 60 to 89 days delinquent and $5.8 million in loans that were 90 days or more delinquent.  The increase in delinquencies from December 31, 2009 to December 31, 2010 was due to two one- to four-family residential real estate loans with total principal balances of $2.0 million.  Based on our most recent appraisals of the properties securing these two loans, we believe the collateral value supports the loan balances as of June 30, 2011.

The following tables set forth information regarding impaired and non-performing loans and assets. At June 30, 2011, originated loans and assets consisted of loans and assets of Cheviot Savings Bank, excluding the loans and assets acquired from The Franklin Savings and Loan Company, while purchased loans consisted of loans and assets acquired from The Franklin Savings and Loan Company on March 16, 2011 that remained with us.

At June 30, 2011
(Dollars in thousands)
Non-accrual real estate originated loans:
One- to four-family residential (1)	$5,041
Multi-family residential	—
Construction	—
Commercial (2)	—
Other real estate	207
Commercial business	—
Consumer (3)	—
Total non-accruing originated loans	5,248
Impaired originated loans	—
Accruing originated loans delinquent 90 days or more	—
Total non-performing originated loans	5,248
Real estate acquired through foreclosure	2,367
Total non-performing originated assets	$7,615

Non-performing originated assets to total assets	1.28%
Non-performing originated loans to net originated loans	2.41%

Non-accrual real estate purchased loans:
One- to four-family residential (1)	$3,734
Multi-family residential	488
Construction	—
Commercial (2)	195
Other real estate	443
Commercial business	—
Consumer (3)	56
Total non-accruing purchased loans	4,916
Impaired purchased loans	—
Accruing purchased loans delinquent 90 days or more	—
Total non-performing purchased loans	4,916
Real estate acquired through foreclosure	1,315
Total non-performing purchased assets	$6,231

Non-performing purchased assets to total assets	1.04%
Non-performing purchased loans to net purchased loans	2.59%

Non-accrual real estate loans:
One- to four-family residential (1)	$8,775
Multi-family residential	488
Construction	—
Commercial (2)	195
Other real estate	650
Commercial business	—
Consumer (3)	56
Total non-accruing loans (4)	10,164
Impaired loans	—
Accruing loans delinquent 90 days or more	—
Total non-performing loans	10,164
Real estate acquired through foreclosure	3,682
Total non-performing assets	$13,846

Non-performing assets to total assets	2.32%
Non-performing loans to net loans	2.49%

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Non-accrual real estate loans:
One- to four-family residential (1)	$4,695	$2,229	$652	$660	$269
Multi-family residential	—	—	1,194	—	—
Construction	—	—	—	—	—
Commercial (2)	160	—	—	—	—
Other real estate	—	—	—	—	—
Commercial business	—	217	—	—	—
Consumer (3)	—	—	—	—	—
Total non-accruing loans (4)	4,855	2,446	1,846	660	269
Impaired loans	—	—	—	—	12
Accruing loans delinquent 90 days or more	—	—	204	—	—
Total non-performing loans	4,855	2,446	2,050	660	281
Real estate acquired through foreclosure	2,007	2,048	1,064	625	—
Total non-performing assets	$6,862	$4,494	$3,114	$1,285	$281

Non-performing assets to total assets	1.92%	1.31%	0.94%	0.40%	0.09%
Non-performing loans to net loans	2.15%	0.99%	0.76%	0.26%	0.12%

(1)	Includes home equity lines of credit, loans purchased and loans held for sale.
(2)	Includes loans secured by land.
(3)	Loans secured by deposit accounts for all years and automobile loans beginning in 2010.
(4)
For the six months ended June 30, 2011 and the year ended December 31, 2010, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $785,000 and $199,000, respectively.  $106,000 and $137,000 in interest income was recorded on such loans during the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

Non-performing loans totaled $10.2 million at June 30, 2011 and $4.9 million at December 31, 2010.  The increase in non-performing loans resulted from our acquisition of First Franklin Corporation.  As part of the acquisition, we acquired $4.9 million of non-performing purchased loans.  At June 30, 2011, our largest non-performing loans consisted of two loans to a not-for-profit organization for buildings used in the operation of a boys home totaling approximately $1.6 million, which were purchased in the acquisition of The Franklin Savings and Loan Company and were written down to the fair market value of $1.1 million, and a one- to four-family residential loan of approximately $1.0 million that we originated.

Our loan review procedures are performed quarterly. With respect to multi-family and commercial loans, we consider a loan impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms.

We review multi-family and commercial loans in amounts greater than $250,000 for impairment. These loans are individually assessed to determine whether the loan’s carrying value is in excess of the fair value of the collateral or the present value of the loan’s expected cash flows.  Smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from individual impairment review.

 During the six months ended June 30, 2011, Cheviot Savings Bank had total troubled debt restructurings of $7.7 million.  There were 22 one- to four-family residential loans totaling $5.1 million in troubled debt restructurings during the six months ended June 30, 2011, with the largest totaling $1.0 million.  The remaining $2.6 million in troubled debt restructurings consisted of  six commercial loans.   During the year ended December 31, 2010, Cheviot Savings Bank had total troubled debt restructurings of $2.4 million. There were four one- to four-family residential loans totaling $1.1 million in troubled debt restructurings during the year, with the largest totaling $680,000.  The other $1.3 million in troubled debt restructurings consisted of two one- to four-family residential loans restructured in the fourth quarter of 2009, with the largest loan totaling $1.0 million. These troubled debt restructurings are included in non-accrual loans.  Two loans totaling $236,000 were performing according to their modified terms and were not included in non-accrual loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

In addition to troubled debt restructurings, we modify loans to reduce interest rates in the event of reductions in market rates.  Except for these interest rate reductions, we do not otherwise modify loans unless such loans are to be classified as troubled debt restructurings.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.  Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss.  An asset classified as a loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also may be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. If a classified asset is deemed to be impaired with measurement of loss, Cheviot Savings Bank will establish a charge-off of the loan pursuant to Accounting Standards Codification Topic 310, “Receivables”.  The following table sets forth information regarding classified assets as of June 30, 2011 and December 31, 2010, 2009 and 2008.

	At June 30, 2011	At December 31,
		2010	2009	2008
	(In thousands)
Classification of Assets:
Substandard	$17,191	$7,001	$4,487	$3,281
Doubtful	—	—	—	—
Loss	—	—	—	—
Total Classified Assets	$17,191	$7,001	$4,487	$3,281
Special Mention	$1,451	$—	$—	$—

At June 30, 2011, substandard assets were $17.2 million, of which $10.1 million were substandard assets acquired from The Franklin Savings and Loan Company.  The assets consisted of 168 one- to four-family residential loans with an aggregate principal balance of $13.9 million, 21 commercial real estate loans with an aggregate principal balance of $3.0 million and a small number of multi-family residential and consumer loans totaling approximately $300,000.  At June 30, 2011, there were seven loans classified as special mention totaling $1.5 million. These special mention loans were acquired from First Franklin Corporation and recorded at fair value.  They consisted of four one- to four-family residential loans with an aggregate fair value of $151,000, one multi-family residential loan with a fair value of $305,000 and two commercial loans with an aggregate fair value of $994,000.  The two commercial loans were acquired as part of our acquisition from First Franklin Corporation and, therefore, were written down to fair value at the time of acquisition.

General loss allowances established to cover inherent, but unconfirmed losses in the portfolio may be included in determining an institution’s regulatory capital. Federal examiners may disagree with an insured institution’s classifications and amounts reserved.

Allowance for Loan Losses.  We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management’s periodic review of the collectability of the loans principally in light of our historical experience, augmented by the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  We evaluate our allowance for loan losses quarterly.  We have not made any changes to the external factors in the calculation during the year as we believe the local economy has stabilized.  We will continue to monitor all items involved in the allowance calculation closely.

In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

At June 30, 2011 and December 31, 2010 and 2009, our allowance for loan losses was $1.4 million, $1.2 million and $1.0 million, respectively.  Our ratio of the allowance for loan losses as a percentage of originated net loans receivable was 0.64%, 0.55% and 0.41% at June 30, 2011 and December 31, 2010 and 2009, respectively.  The allowance as a percentage of net loans at June 30, 2011 excludes loans acquired from First Franklin Corporation, which increased our net loan portfolio but for which we did not increase the allowance for loan losses.  Applicable accounting guidance requires us to book assets acquired in an acquisition, such as loans, at their fair value, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

Following the completion of our acquisition of First Franklin Corporation, we recorded $25.0 million of purchased credit-impaired loans subject to a fair value adjustment of $5.5 million.  The method of measuring the carrying value of purchased loans differs from loans that we originate.  Accordingly, we identify purchased loans and  purchased loans with a credit quality discount at fair value and  our own originated loans at amortized cost.

The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated:

	At or For the Six Months Ended June 30,				At or For the Year Ended December 31,
	2011		2010		2010	2009	2008	2007	2006
	(Dollars in thousands)

Balance at beginning of period	$1,242		$1,025		$1,025	$709	$596	$833	$808

Charge offs:
One- to four-family residential (1)	(35)		(45)		(277)	(537)	(488)	(353)	—
Multi-family residential	—		—		—	—	—	—	—
Construction	(21)		—		—	—	—	—	—
Commercial (2)	—		—		(56)	—	(84)	—	—
Other real estate	—		—		—	—	—	—	—
Commercial business	—		—		—	—	—	—	—
Consumer (3)	—		—		—	—	—	—	—
Total charge-offs	(56)		(45)		(333)	(537)	(572)	(353)	—

Recoveries:
One- to four-family residential (1)	—		—		—	—	17	—	—
Multi-family residential	—		—		—	—	—	—	—
Construction	—		—		—	—	—	—	—
Commercial (2)	—		—		—	—	—	—	—
Other real estate	—		—		—	—	—	—	—
Commercial business	—		—		—	—	—	—	—
Consumer (3)	13		—		—	—	—	—	—
Total recoveries	13		—		—	—	17	—	—

Net charge-offs	(43)		(45)		(333)	(537)	(555)	(353)	—

Provision for losses on loans	200		100		550	853	668	116	25

Balance at end of period	$1,399		$1,080		$1,242	$1,025	$709	$596	$833

Total loans receivable, net (1)	$407,653		$242,137		$225,438	$247,002	$268,483	$249,832	$241,178

Average loans receivable outstanding (1)	$335,698		$244,122		$240,224	$253,302	$260,708	$246,335	$233,331

Allowance for loan losses as a percent of originated net loans receivable	0.64%		0.45%		0.55%	0.41%	0.26%	0.24%	0.35%

Net loans charged off as a percent of average loans outstanding	0.03	% (4)	0.04	% (4)	0.14%	0.21%	0.22%	0.14%	0.00%

(1)	Includes home equity lines of credit, loans purchased and loans held for sale.
(2)	Includes loans secured by land.
(3)	Loans secured by deposit accounts for all years and auto loans beginning in 2010.
(4)	Annualized.

The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated. This allocation is based on management’s assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

	At June 30, 2011			At December 31, 2010
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate - mortgage
One- to four-family residential (1)	$1,000	$317,281	76.87%	$979	$195,801	84.76%
Multi-family residential	153	23,483	5.69	49	8,594	3.72
Construction	16	7,406	1.79	33	7,081	3.06
Commercial (2)	139	43,087	10.44	125	13,422	5.81
Other real estate	18	5,466	1.32	—	—	—
Commercial business	44	13,399	3.25	55	5,907	2.56
Consumer (3)	29	2,636	0.64	1	207	0.09

Total	$1,399	$412,758	100.00%	$1,242	$231,012	100.00%

	At December 31,
	2009			2008
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate - mortgage
One- to four-family residential (1)	$959	$220,714	88.05%	$604	$234,822	86.38%
Multi-family residential	17	9,114	3.64	22	9,385	3.45
Construction	21	4,868	1.94	53	11,646	4.28
Commercial (2)	20	11,321	4.51	27	14,590	5.37
Other real estate	—	—	—	—	—	—
Commercial business	8	4,604	1.84	3	1,352	0.50
Consumer (3)	—	51	0.02	—	48	0.02

Total	$1,025	$250,672	100.00%	$709	$271,843	100.00%

	At December 31,
	2007			2006
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate - mortgage
One- to four-family residential (1)	$320	$216,958	84.39%	$318	$209,996	84.06%
Multi-family residential	20	10,638	4.14	236	11,250	4.50
Construction	7	19,421	7.55	4	19,022	7.61
Commercial (2)	213	8,577	3.34	239	8,223	3.29
Other real estate	—	—	—	—	—	—
Commercial business	36	1,441	0.56	36	1,243	0.51
Consumer (3)	—	66	0.02	—	82	0.03
Total	$596	$257,101	100.00%	$833	$249,816	100.00%

(1)	Includes home equity lines of credit, loans purchased and loans held for sale.
(2)	Includes loans secured by land.
(3)	For all dates, includes loans secured by deposit accounts. Also includes automobile loans beginning December 31, 2010.

Securities Activities

General. Our investment policy is established by the board of directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The board of directors, as a whole, acts in the capacity of an investment committee and is responsible for overseeing our investment program and evaluating on an ongoing basis our investment policy and objectives. Our president and chief financial officer have the authority to purchase securities within specific guidelines established by the investment policy. All transactions are reviewed by the board of directors at its regular meeting.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments - Debt and Equity Securities.”  Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if we have the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders’ equity, respectively.  During the six months ended June 30, 2011, we purchased $5.0 million of investment securities that were designated for sale and acquired $20.1 million of securities as part of our acquisition of First Franklin Corporation that we designated as available for sale.  Specifically, in our acquisition of First Franklin Corporation, we acquired $3.0 million of fixed-rate mortgage-backed securities, $1.5 million of adjustable-rate mortgage-backed securities, $1.6 million of municipal obligations and $14.0 million of investment securities.  During 2010, we purchased 40 investment securities that were designated as available for sale.  During 2009, we purchased 54 investment securities that were designated as available for sale. During 2008, we purchased nine investment securities that were designated as available for sale.  All other investment and mortgage-backed securities purchases have been designated as held-to-maturity.  Realized gains or losses on sales of securities are recognized using the specific identification method.

Our current policies generally limit securities investments to U.S. Government, agency and sponsored entity securities and municipal bonds. The policy also permits investments in mortgage-backed securities guaranteed by the Fannie Mae, Freddie Mac and Ginnie Mae. Our investments in municipal obligations mature in more than five years. The majority of our investments in U.S. Government and agency obligations are scheduled to mature within fifteen years.

Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities with short term maturities, and U.S. government and agency obligations and municipal obligations with maturities in excess of 10 years.  We monitor our investment portfolio for losses that may be considered other than temporary.  At June 30, 2011 and December 31, 2010, all unrealized losses on securities are viewed by management to be temporary.  At June 30, 2011, the amortized cost of our investment and mortgage-backed securities portfolio was $100.6 million, while the estimated fair value was $101.0 million.  At December 31, 2010, the amortized cost of our investment and mortgage-backed securities portfolio was $99.0 million, while the estimated fair value was $97.6 million.

  All of these securities have been classified as available for sale.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

			At December 31,
	At June 30, 2011		2010		2009		2008
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Investment securities held to maturity:
U.S. Government and agency securities	$—	$—	$—	$—	$—	$—	$7,000	$7,074
Municipal obligations	—	—	—	—	—	—	—	—
Total investment securities held to maturity	—	—	—	—	—	—	7,000	7,074

Mortgage-backed securities held to maturity:
Freddie Mac	425	430	464	473	603	597	683	683
Fannie Mae	465	472	515	522	640	642	757	752
Ginnie Mae	3,598	3,731	3,800	3,921	4,501	4,577	5,475	5,395
Total mortgage-backed securities held to maturity	4,488	4,633	4,779	4,916	5,744	5,816	6,915	6,830

Total investments and mortgage-backed securities held to maturity	4,488	4,633	4,779	4,916	5,744	5,816	13,915	13,904

Investment securities available for sale:
U.S. Government and agency securities	84,795	84,887	88,529	87,009	54,915	54,455	21,995	22,012
Municipal obligations	3,142	3,129	1,545	1,373	1,545	1,396	2,110	1,897
Total investment securities available for sale	87,937	88,016	90,074	88,382	56,460	55,851	24,105	23,909

Mortgage-backed securities available for sale:
Freddie Mac	1,230	1,315	723	736	829	830	—	—
Fannie Mae	3,109	3,156	548	565	700	709	—	—
Ginnie Mae	3,791	3,887	2,908	2,978	3,358	3,381	666	648
Total mortgage-backed securities available for sale	8,130	8,358	4,179	4,279	4,887	4,920	666	648

Total investment and mortgage-backed securities available for sale	96,067	96,374	94,253	92,661	61,347	60,771	24,771	24,557

Total investment and mortgage-backed securities	$100,555	$101,007	$99,032	$97,577	$67,091	$66,587	$38,686	$38,461

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of June 30, 2011. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	At June 30, 2011
	One Year or Less		More Than One Year through Five Years		More Than Five Years through Ten Years		More Than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield

Investment securities held to maturity:
U.S. Government and agency obligations	$—	—%	$—	—%	$—	—%	$—	—%	$—	$—	—%
Municipal obligations	—	—%	—	—%	—	—%	—	—%	—	—	—%
Total investment securities held to maturity	—	—%	—	—%	—	—%	—	—%	—	—	—%

Mortgage-backed securities held to maturity:
Freddie Mac	425	3.07%	—	—%	—	—%	—	—%	425	430	3.07%
Fannie Mae	465	2.66%	—	—%	—	—%	—	—%	465	472	2.66%
Ginnie Mae	3,598	2.58%	—	—%	—	—%	—	—%	3,598	3,731	2.58%
Total mortgage backed securities held to maturity	4,488	2.63%	—	—%	—	—%	—	—%	4,488	4,633	2.63%

Investment securities available for sale:
U.S. Government and agency obligations	51,930	2.00%	18,895	2.37%	7,983	2.21%	5,987	2.02%	84,795	84,887	2.11%
Municipal obligations	102	2.25%	434	4.07%	1,139	4.15%	1,467	4.30%	3,142	3,129	4.15%
Total investment securities available for sale	52,032	2.00%	19,329	2.41%	9,122	2.45%	7,454	2.47%	87,937	88,016	2.18%
Mortgage-backed securities available for sale:
Freddie Mac	1,230	2.78%	—	—%	—	—%	—	—%	1,230	1,315	2.78%
Fannie Mae	3,109	2.66%	—	—%	—	—%	—	—%	3,109	3,156	2.66%
Ginnie Mae	3,791	2.34%	—	—%	—	—%	—	—%	3,791	3,887	2.34%
Total mortgage backed securities available for sale	8,130	2.53%	—	—%	—	—%	—	—%	8,130	8,358	2.53%
Total investment and mortgage-backed securities	$64,650	2.11%	$19,329	2.41%	$9,122	2.45%	$7,454	2.47%	$100,555	$101,007	2.23%

Sources of Funds.

General. Deposits, Federal Home Loan Bank advances, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer passbook and statement savings accounts, interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and certificates of deposit.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

Savings, NOW and money market rates are generally determined monthly by the board of directors. Certificate of deposit rates are generally determined weekly by our President and Chief Executive Officer. When we determine our deposit rates, we consider liquidity needs, local competition, Federal Home Loan Bank advance rates and rates charged on other sources of funds. Core deposits, defined as savings accounts, money market accounts and demand deposit accounts, represented 40.9%, 45.1% and 39.9% of total deposits at June 30, 2011 and December 31, 2010 and 2009, respectively.  At June 30, 2011 and December 31, 2010 and 2009, certificates of deposit with remaining terms to maturity of less than one year amounted to $144.1 million, $94.5 million and $100.1 million, respectively.

In our acquisition of First Franklin Corporation, we assumed deposits of approximately $218.8 million, net of fair value adjustments.  Deposits assumed included savings deposits totaling approximately $77.7 million and time deposits of approximately $141.1 million, with an overall average rate of 1.90%.

The following tables set forth the types of deposit accounts offered by us at the dates indicated.

	At June 30, 2011			At December 31, 2010
	Amount	Percent	Weighted Average Rate	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)

NOW accounts	$70,182	14.78%	0.51%	$32,929	12.77%	0.22%
Passbook accounts	33,147	6.98	0.20	14,994	5.82	0.15
Money market demand deposits	90,957	19.15	0.70	68,309	26.49	0.76
Total demand, transaction and passbook deposits	194,286	40.91	0.55	116,232	45.08	0.53

Certificates of deposit
Due within one year	144,079	30.34	1.52	94,541	36.67	1.32
Over one year through three years	71,413	15.04	2.67	37,013	14.35	2.62
Over three years	65,110	13.71	2.76	10,066	3.90	1.92
Total certificates of deposit	280,602	59.09	2.10	141,620	54.92	1.77

Total	$474,888	100.00%	1.44%	$257,852	100.00%	1.18%

	At December 31,
	2009			2008
	Amount	Percent	Weighted Average Rate	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)

NOW accounts	$24,426	10.36%	0.29%	$18,940	8.77%	0.49%
Passbook accounts	15,096	6.40	0.24	14,405	6.67	0.34
Money market demand deposits	54,549	23.12	0.92	41,069	19.00	1.52
Total demand, transaction and passbook deposits	94,071	39.88	0.65	74,414	34.44	1.03

Certificates of deposit
Due within one year	100,050	42.41	1.97	104,868	48.54	2.82
Over one year through three years	30,770	13.04	2.83	23,193	10.74	3.53
Over three years	11,013	4.67	3.83	13,573	6.28	4.45
Total certificates of deposit	141,833	60.12	2.30	141,634	65.56	3.45

Total	$235,904	100.00%	1.60%	$216,048	100.00%	2.62%

Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At June 30, 2011
	Less than Six Months	Six Months to One Year	Over One Year to Three Years	Over Three Years	Total	Percent of Total
	(Dollars in thousands)

2.00% and below	$76,659	$44,853	$35,098	$402	$157,012	55.96%
2.01% to 3.00%	4,574	946	2,274	51,410	59,204	21.10
3.01% to 4.00%	527	1,476	15,068	13,077	30,148	10.74
4.01% to 5.00%	2,506	3,472	17,608	211	23,797	8.48
5.01% to 6.00%	7,428	1,638	1,365	10	10,441	3.72
Total	$91,694	$52,385	$71,413	$65,110	$280,602	100.00%

	At December 31, 2010
	Less than Six Months	Six Months to One Year	Over One Year to Three Years	Over Three Years	Total	Percent of Total
	(Dollars in thousands)

2.00% and below	$44,129	$35,977	$22,557	$26	$102,689	72.51%
2.01% to 3.00%	8,801	4,542	490	8,053	21,886	15.45
3.01% to 4.00%	66	—	3,957	1,427	5,450	3.85
4.01% to 5.00%	291	451	8,943	560	10,245	7.24
5.01% to 6.00%	118	166	1,066	—	1,350	0.95
Total	$53,405	$41,136	$37,013	$10,066	$141,620	100.00%

As of June 30, 2011, the aggregate amount of outstanding certificates of deposit at Cheviot Savings Bank in amounts greater than or equal to $100,000 was approximately $86.9 million. The following table presents the maturity of these certificates of deposit at such date.

Maturity Period	At June 30, 2011
(In thousands)

Less than three months	$17,764
Three to six months	9,547
Six months to one year	13,435
Over one year to three years	20,418
Over three years	25,727
Total	$86,891

Borrowed Funds.  As a member of the Federal Home Loan Bank of Cincinnati, Cheviot Savings Bank is eligible to obtain advances upon the security of the Federal Home Loan Bank common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met.  Federal Home Loan Bank advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities.  The following table sets forth information with respect to our Federal Home Loan Bank advances, which were our only outstanding borrowings for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2011	2010	2010	2009	2008
	(Dollars in thousands)
FHLB Advances:
Maximum month end-end balance	$46,997	$40,712	$40,712	$44,210	$46,528
Balance at the end of period	$44,245	$35,870	$27,300	$33,672	$44,604
Average balance	$38,458	$36,908	$33,152	$39,783	$39,257

Weighted average interest rate at the end of period	3.94%	3.71%	3.64%	4.33%	4.29%
Weighted average interest rate during period	3.20%	3.89%	3.81%	4.38%	4.38%

Employees

As of June 30, 2011, we had 89 full-time employees and 38 part-time employees.  Our employees are not represented by any collective bargaining group.  Management believes that we have a good working relationship with our employees.

Subsidiary Activities

As a result of the acquisition of First Franklin Corporation and The Franklin Savings and Loan Company, Cheviot Savings Bank owns 100% of Madison Service Corporation, which is inactive.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts that are believed by management to be immaterial to its financial condition or results of operations.

Expense and Tax Allocation Agreements

Cheviot Savings Bank will enter into an agreement with New Cheviot to provide it with certain administrative support services, whereby Cheviot Savings Bank will be compensated at not less than the fair market value of the services provided.  In addition, Cheviot Savings Bank and New Cheviot will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Properties

We conduct our business through our main banking office located in Cheviot, Ohio, and other full-service branch offices located in Hamilton County, Ohio. The aggregate net book value of our premises and equipment was $10.0 million at June 30, 2011. The following table sets forth certain information with respect to our offices at June 30, 2011, including lease expiration dates for leased properties.

Location	Leased or Owned	Year Opened/ Acquired	Net Book Value
			(In thousands)
Main Office
3723 Glenmore Avenue	Owned	1912	$1,129
Cheviot, Ohio 45211

Branches
5550 Cheviot Road	Owned	1982	330
Cincinnati, Ohio 45247

6060 Bridgetown Road	Owned	1991	449
Cincinnati, Ohio 45248

1194 Stone Road	Owned	1997	561
Harrison, Ohio 45030

585 Anderson Ferry Road	Owned	2006	1,090
Cincinnati, Ohio 45238

7072 Harrison Avenue	Owned	2006	1,430
Cincinnati, Ohio 45247

4750 Ashwood Drive	Owned	1996	1,422
Cincinnati, Ohio 45241

2000 Madison Road	Owned	1981	879
Cincinnati, Ohio 45208

1100 West Kemper Road	Leased June 2014	1984	285
Cincinnati, Ohio 45240

7615 Reading Road	Leased February 2014	1971	278
Cincinnati, Ohio 45237

11186 Reading Road	Owned	1974	1,220
Cincinnati, Ohio 45241

7944 Beechmont Avenue	Leased October 2011	2001	23
Cincinnati, Ohio 45255

5791 Glenway Avenue Cincinnati, Ohio 45238	Owned – building Leased – land June 2012	2003	899

			$9,995

SUPERVISION AND REGULATION

General

Cheviot Savings Bank is an Ohio-chartered savings institution that is regulated, examined and supervised by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.  The Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation have extensive authority over the operations of Ohio-chartered savings institutions.  Under this authority, Ohio-chartered savings institutions are required to file periodic reports with the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation and are subject to periodic examinations by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.  Cheviot Savings Bank also is subject to rulemaking authority of the Office of the Comptroller of the Currency with respect to federal regulations governing state savings institutions and to certain requirements established by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  Cheviot Savings Bank is also a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System.

As a savings and loan holding company following the conversion, New Cheviot will be required to comply with the rules and regulations of the Federal Reserve Board.  It will be required to file certain reports with and will be subject to examination by and the enforcement authority of the Federal Reserve Board.  New Cheviot will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, Federal Reserve Board or Congress, could have a material adverse impact on New Cheviot and Cheviot Savings Bank and their operations.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Cheviot Savings Bank and New Cheviot.  The description is limited to certain material aspects of the statutes and regulations addressed and is not intended to be a complete description of such statutes and regulations and their effects on Cheviot Savings Bank and New Cheviot.

Dodd-Frank Act

The Dodd-Frank Act significantly changed the bank regulatory structure and will affect the lending, investment, trading and operating activities of depository institutions and their holding companies.  The Dodd-Frank Act eliminated our primary federal regulator, the Office of Thrift Supervision, as of July 21, 2011, and required Cheviot Savings Bank to be supervised and examined by the Federal Deposit Insurance Corporation, the primary federal regulator for state-chartered banks and savings banks that are not members of the Federal Reserve system.  The authority to implement federal rules for state savings institutions was transferred to the Office of the Comptroller of the Currency, which regulates national banks and, as a result of the Dodd-Frank Act, federal savings associations.  Authority over savings and loan holding companies, such as New Cheviot, was transferred to the Federal Reserve Board, which is the agency that regulates bank holding companies.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with expansive powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable federal bank regulators.  The legislation gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act also broadened the base for Federal Deposit Insurance Corporation assessments for deposit insurance, permanently increased the maximum amount of deposit insurance to $250,000 per depositor and provided non-interest bearing transaction accounts with unlimited deposit insurance through December 31, 2012.  The legislation also, among other things, requires originators of certain securitized loans to retain a portion of the credit risk, stipulates regulatory rate-setting for certain debit card interchange fees, repeals restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations.  The Dodd-Frank Act increased shareholder influence over boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to company executives, regardless of whether the company is publicly traded or not.

Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or require the issuance of implementing regulations.  Their impact on operations cannot yet fully be addressed.  However, there is a significant possibility that the Dodd-Frank Act will, in the long run, increase regulatory burden, compliance costs and interest expense for Cheviot Savings Bank and Cheviot Maryland.

Ohio Savings and Loan Law

The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings institutions in accordance with the laws of the State of Ohio.  Ohio law prescribes, subject to applicable federal laws and regulations, the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such institutions may engage in and the investments that such institutions may make.

The Ohio Division of Financial Institutions also has authority to grant necessary approvals for the payment of dividends and any mergers involving or acquisitions of control of Ohio savings institutions.  The Ohio Division of Financial Institutions may initiate certain supervisory measures or formal enforcement actions against Ohio savings institutions.  Ultimately, if the grounds provided by law exist, the Ohio Division of Financial Institutions may place an Ohio association in conservatorship or receivership.

The Ohio Division of Financial Institutions conducts periodic regular examinations of Cheviot Savings Bank.  Such examinations are typically conducted jointly with the federal regulator.  The Ohio Division of Financial Institutions imposes assessments on Ohio savings institutions based on their asset size to cover the cost of supervision and examination.

Loans-to-One-Borrower

Pursuant to federal law, we generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of our unimpaired capital and unimpaired surplus.  An additional amount may be lent, equal to 10% of unimpaired capital and unimpaired surplus, if the loan is secured by readily marketable collateral, which is defined to include certain financial instruments and bullion, but generally does not include real estate.  As of June 30, 2011, we were in compliance with our loans-to-one-borrower limitations.

Qualified Thrift Lender Test

We are required by federal law to satisfy a qualified thrift lender (“QTL”) test under which we either must qualify as a “domestic building and loan” association as defined by the Internal Revenue Code or maintain at least 65% of our “portfolio assets” in “qualified thrift investments.”  “Qualified thrift investments” consist primarily of residential mortgages and related investments, including mortgage-backed and related securities.  “Portfolio assets” generally means total assets less specified liquid assets up to 20% of total assets, goodwill and other intangible assets and the value of property used to conduct business.  A savings institution that fails the qualified thrift lender test must operate under specified restrictions.  The Dodd-Frank Act made noncompliance with the QTL test also subject to agency enforcement action for a violation of law.  As of June 30, 2011, we maintained 84.2% of our portfolio assets in qualified thrift investments and, therefore, we met the qualified thrift lender test.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe for insured depository institutions under its jurisdiction standards relating to, among other things, internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, employee compensation, and other operational and managerial standards as the agency deems appropriate.  The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under the Federal law.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the Federal Deposit Insurance Corporation determines that a state savings institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.  If an institution fails to submit or implement an acceptable plan, the appropriate federal banking agency may issue an enforceable order requiring correction of the deficiencies.

Investment Activities

Federal law generally limits all state-chartered savings institutions in their activities as principal and direct equity investments to those permitted for federal savings associations, notwithstanding state law.  The law allows for certain exceptions such as (i) directly engaging in activities as principal not permissible for federal savings associations if approved upon application to the Federal Deposit Insurance Corporation and (ii) investments in service corporations in an amount greater than permitted for federal savings associations or in service corporations engaged in activities not permitted for corporations of federal savings associations if approved upon application to the Federal Deposit Insurance Corporation.

Capital Requirements

Federal regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.  In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard.  Federal regulations also require that in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by capital regulations based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At June 30, 2011, Cheviot Savings Bank met each of its capital requirements.

Prompt Corrective Regulatory Action

Under federal Prompt Corrective Action statute, the Federal Deposit Insurance Corporation is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.  State savings institutions that have total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 risk-based capital ratio that is less than 4.0% is considered to be undercapitalized.  A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.”  A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

A capital restoration plan must be filed with and approved by the Federal Deposit Insurance Corporation after an institution becomes “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Compliance with the capital restoration plan must be guaranteed by any controlling holding company in an amount of lesser of 5% of the institution’s total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with capital standards at the time the institution falls out of compliance with the capital restoration plan.  In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution including, but not limited to, restrictions on growth, capital distributions and geographic and product expansion.  The Federal Deposit Insurance Corporation may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive, the replacement of senior executive officers and directors and restrictions on affiliate transactions.  Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is “critically undercapitalized,” within specified time frames.

Capital Distributions

Federal regulations restrict capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution.  A savings institution must file an application with the Federal Deposit Insurance Corporation for approval of the capital distribution if (i) the total capital distributions for the applicable calendar year exceeds the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years that is still available for dividend, (ii) the institution would not be at least adequately capitalized following the distribution, (iii) the distribution would violate any applicable statute, regulation, agreement or written regulatory condition, or (iv) the institution is not eligible for expedited review of its filings (i.e., generally, institutions that do not have safety and soundness, compliance and Community Reinvestment Act ratings in the top two categories or fail a capital requirement).  If an application is not required to be filed, savings institutions that are a subsidiary of a holding company, which is the case with Cheviot Savings Bank, must file a notice with the regulator at least 30 days before the board of directors declares a dividend or approves a capital distribution.

In the event that a savings institution’s capital falls below its regulatory requirements or it is notified by the regulator that it is in need of more than normal supervision, its ability to make capital distributions would be restricted.  In addition, any proposed capital distribution could be prohibited if the regulator determines that the distribution would constitute an unsafe or unsound practice.

Transactions with Related Parties

A savings institution’s authority to engage in transactions with related parties or “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act and its implementing regulation, Federal Reserve Board Regulation W.  The term “affiliate” generally means any company that controls or is under common control with an institution, including New Cheviot and its non-savings institution subsidiaries.  Applicable law limits the aggregate amount of “covered” transactions with any individual affiliate, including loans to the affiliate, to 10% of the capital and surplus of the savings institution.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus.  Certain covered transactions with affiliates, such as loans to or guarantees issued on behalf of affiliates, are required to be secured by specified amounts of collateral.  Purchasing low quality assets from affiliates is generally prohibited.  Regulation W also provides that transactions with affiliates, including covered transactions, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.  In addition, savings institutions are prohibited by law from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

Our authority to extend credit to executive officers, directors and 10% or greater shareholders (“insiders”), as well as entities controlled by these persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act and its implementing regulation, Federal Reserve Board Regulation O.  Among other things, loans to insiders must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for bank-wide lending programs that do not discriminate in favor of insiders.  Regulation O also places individual and aggregate limits on the amount of loans may be made to insiders based, in part, on the institution’s capital position, and requires that certain prior board approval procedures be followed.  Extensions of credit to executive officers are subject to additional restrictions on the types and amounts of loans that may be made.  At June 30, 2011, we were in compliance with these regulations.

Enforcement

The Federal Deposit Insurance Corporation has federal enforcement responsibility over state-chartered savings institutions, including the authority to bring enforcement action against “institution-related parties,” including officers, directors, certain shareholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance.  Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day.

Deposit Insurance

Cheviot Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation.  Deposit accounts in Cheviot Savings Bank are insured up to a maximum of $250,000 for each separately insured depositor. In addition, certain non-interest-bearing transaction accounts are fully insured, regardless of the dollar amount, until December 31, 2012.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions.  Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates.  Assessment rates (inclusive of possible adjustments) currently range from 2 ½ to 45 basis points of each institution’s total assets less tangible capital.  The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking.  The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

In 2009, the Federal Deposit Insurance Corporation, in response to pressures on the Deposit Insurance Fund caused by bank and savings institution failures, required all insured depository institutions to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  The estimated assessments were based on assumptions established by the Federal Deposit Insurance Corporation, including an assumed 5% annual growth rate and certain assumed assessment rate increases.  That pre-payment, which was due on December 30, 2009, amounted to $968,000 for Cheviot Savings Bank.  The pre-payment was recorded as a prepaid expense at December 31, 2009 and is being amortized to expense over three years.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation is authorized to impose and collect, through the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation.  The bonds issued by the Financing Corporation are due to mature in 2017 through 2019.  For the quarter ended June 30, 2010, the annualized Financing Corporation assessment was equal to one basis point of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits.  The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020.  Insured institutions with assets of $10 billion or more are supposed to fund the increase.  The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation and the Federal Deposit Insurance Corporation has exercised that discretion by establishing a long term fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  Any significant increases would have an adverse effect on the operating expenses and results of operations of Cheviot Savings Bank.  Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  Management of Cheviot Savings Bank does not know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System

Cheviot Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions.  As a member of the Federal Home Loan Bank of Cincinnati, we are required to acquire and hold a specified amount of shares of capital stock in Federal Home Loan Bank.

Community Reinvestment Act and Fair Lending Laws

Savings institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods.  An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on certain activities such as branching and acquisitions.  Cheviot Savings Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent examination.

Other Regulations

Interest and other charges collected or contracted for by Cheviot Savings Bank are subject to state usury laws and federal laws concerning interest rates.  Cheviot Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

●	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

●
Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

●	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

●	Truth in Savings Act; and

●	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Cheviot Savings Bank also are subject to the:

●
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

●
Electronic Funds Transfer Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

●
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

●
The USA PATRIOT Act, which requires banks and savings institutions to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering.  Such required compliance programs are intended to supplement pre-existing compliance requirements that apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

●
The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties and requires all financial institutions offering products or services to retail customers to provide such customers with the financial institution’s privacy policy and allow such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

New Cheviot will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board, which replaced the Office of Thrift Supervision in that capacity due to the Dodd-Frank Act regulatory restructuring.  The Federal Reserve Board will have enforcement authority over New Cheviot and its non-savings institution subsidiaries.  Among other things, that authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Cheviot Savings Bank.

As a savings and loan holding company, New Cheviot’s activities will be limited to those activities permissible by law for financial holding companies or multiple savings and loan holding companies.  A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity.  Such activities include lending activities, insurance and underwriting equity securities.  A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, and certain additional activities authorized by federal regulation.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board and from acquiring or retaining control of any depository not insured by the Federal Deposit Insurance Corporation.   In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.  An acquisition by a savings and loan holding company of a savings institution in another state to be held as a separate subsidiary may not be approved unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies have not historically been subjected to consolidated regulatory capital requirements.  However, the Dodd-Frank Act requires the Federal Reserve Board to set for all depository institution holding companies minimum consolidated capital levels that are as stringent as those required for the insured depository subsidiaries.  The components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions, which would exclude instruments such as trust preferred securities and cumulative preferred stock.  Instruments issued before May 19, 2010 are grandfathered for companies of consolidated assets of $15 billion or less.  Bank holding companies with assets of less than $500 million are exempt from the consolidated capital requirements.  Holding companies that were not regulated by the Federal Reserve Board as of May 19, 2010 receive a five year phase-in from the July 21, 2010 date of enactment of the Dodd-Frank Act.

The Dodd-Frank Act extends the “source of strength” doctrine to savings and loan holding companies.  The regulatory agencies must promulgate regulations implementing the “source of strength” policy that requires holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Federal Securities Laws

New Cheviot common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering.  New Cheviot will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in New Cheviot’s public offering does not cover the resale of those shares.  Shares of common stock purchased by persons who are not affiliates of New Cheviot may be resold without registration.  Shares purchased by an affiliate of New Cheviot will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933.  If New Cheviot meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of New Cheviot that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of New Cheviot, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, New Cheviot may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact.  The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.  We have existing policies, procedures and systems designed to comply with these regulations, and we are further enhancing and documenting such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as New Cheviot unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Board of Governors of the Federal Reserve System.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Board of Governors of the Federal Reserve System.  Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New Cheviot, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

The Federal Reserve Board may prohibit an acquisition of control of a savings and loan holding company if it finds, among other things, that: (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the subsidiary institution; or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the institution’s depositors or the public to permit the acquisition of control by such person.

TAXATION

Cheviot-Federal and Cheviot Savings Bank are, and New Cheviot will be, subject to income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Cheviot-Federal, New Cheviot or Cheviot Savings Bank.

Federal Taxation

For federal income tax purposes, Cheviot Financial Corp. and Cheviot Savings Bank file a consolidated federal income tax returns on a calendar year basis using the accrual method of accounting.

As a result of the enactment of the Small Business Job Protection Act of 1996, all savings banks and savings associations may convert to a commercial bank charter, diversify their lending, or merge into a commercial bank without having to recapture any of their pre-1988 tax bad debt reserve accumulations.  However, transactions which would require recapture of the pre-1988 tax bad debt reserve include redemption of Cheviot Savings Bank’s stock, payment of dividends or distributions in excess of earnings and profits, or failure by the institution to qualify as a bank for federal income tax purposes.  At June 30, 2011, Cheviot Savings Bank had pre-1988 bad debt reserves totaling approximately $3.0 million.  A deferred tax liability has not been provided on this amount as management does not intend to make distributions, redeem stock or fail certain bank tests that would result in recapture of the reserve.

Deferred income taxes arise from the recognition of items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements.  Cheviot-Federal will account for deferred income taxes by the asset and liability method, applying the enacted statutory rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities.  The resulting deferred tax liabilities and assets will be adjusted to reflect changes in the tax laws.

Cheviot-Federal is subject to the corporate alternative minimum tax to the extent it exceeds Cheviot-Federal’s regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base are a number of preference items, including interest on certain tax-exempt bonds issued after August 7, 1986, and an “adjusted current earnings” computation which is similar to a tax earnings and profits computation.  In addition, for purposes of the alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

Cheviot Savings Bank’s federal income tax return for the year ended December 31, 2009 is currently under audit by the Internal Revenue Service, and Franklin Financial Corporation’s federal income tax returns for the years ended December 31, 2009 and 2008 are currently under audit by the Internal Revenue Service.

State Taxation

Cheviot-Federal and Cheviot Savings Bank are subject to Ohio taxation in the same general manner as other corporations. In particular, Cheviot-Federal and Cheviot Savings Bank are subject to the Ohio corporation franchise tax, which is an excise tax imposed on corporations for the privilege of doing business in Ohio, owning capital or property in Ohio, holding a charter or certificate of compliance authorizing the corporation to do business in Ohio, or otherwise having nexus with Ohio during a calendar year. The franchise tax is imposed on the value of a corporation’s issued and outstanding shares of stock. Financial institutions determine the value of their issued and outstanding shares based upon the net worth of the shares. For Ohio franchise tax purposes, savings institutions are currently taxed at a rate equal to 1.3% of taxable net worth.

As a Maryland business corporation, New Cheviot will be required to file an annual report with and pay franchise taxes to the state of Maryland.

Cheviot Savings Bank is currently under audit with respect to its 2005 Ohio franchise tax returns.

MANAGEMENT

Shared Management Structure

The directors of New Cheviot are the same persons who are the directors of Cheviot Savings Bank.  In addition, each executive officer of New Cheviot is also an executive officer of Cheviot Savings Bank. We expect that New Cheviot and Cheviot Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of New Cheviot and Cheviot Savings Bank

The following table sets forth information regarding the executive officers of New Cheviot and Cheviot Savings Bank.  Age information is as of December 31, 2010.  The executive officers of New Cheviot and Cheviot Savings Bank are elected annually.

Name	Age	Position
Thomas J. Linneman	57	President and Chief Executive Officer
Jeffrey J. Lenzer	49	Vice President of Operations
Kevin M. Kappa	53	Vice President of Compliance
Scott T. Smith	41	Chief Financial Officer and Treasurer
Deborah A. Fischer	57	Vice President of Lending

Directors of New Cheviot and Cheviot Savings Bank

New Cheviot has six directors.  Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting.  Directors of Cheviot Savings Bank will be elected by New Cheviot as its sole shareholder.  The following table states our directors’ names, their ages as of December 31, 2010, the years when they began serving as directors of Cheviot Savings Bank and when their current term expires.

Name (1)	Position(s) Held With Cheviot-Federal	Age	Director Since	Current Term Expires
Thomas J. Linneman	President and Chief Executive Officer	57	1998	2012
Edward L. Kleemeier	Director	76	1978	2013
Steven R. Hausfeld	Director	53	2005	2012
John T. Smith	Director	66	1995	2014
Robert L. Thomas	Director	68	1989	2014
James E. Williamson	Director and Executive Secretary	66	1997	2013

(1)	The mailing address for each person listed is 3723 Glenmore Avenue, Cheviot, Ohio 45211. Each of the persons listed as a director is also a director of Cheviot Mutual Holding Company.

Board Independence

The board of directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence as set forth in the listing requirements for Nasdaq securities. The board of directors has determined that each of the following non-employee Directors is independent of Cheviot-Federal:

Steven R. Hausfeld                                                      Robert L. Thomas
Edward L. Kleemeier                                                    James E. Williamson

In determining the independence of our directors, we considered the following transaction, which is not required to be disclosed under “—Transactions With Certain Related Persons.”  Directors James E. Williamson has a home equity loan with Cheviot Savings Bank.

Transactions With Certain Related Persons

Cheviot Savings Bank’s current policy is that no loans are to be extended to directors or executive officers of Cheviot Savings Bank without the approval of Cheviot Savings Bank’s board of directors.  Current directors, officers and employees are eligible for any type of credit offered by Cheviot Savings Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees.  In accordance with banking regulations, such loans to directors are made on substantially the same terms as those available to Cheviot Savings Bank’s employees.  Such loans provide for a discount as to interest rate, consistent with the requirements of the Federal Reserve Board’s Regulation O.  Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. As of December 31, 2010, there were a total of eight lending relationships with directors/officers of Cheviot Savings Bank with a total balance of approximately $1.2 million. The loans made to directors and executive officers were made in the ordinary course of business and did not involve more than a normal risk of collectibility. Any future loans made to any directors, executive officers, officers or employees of Cheviot Savings Bank will be made under the same terms and conditions.  Set forth below is information regarding loans made to directors and executive officers where the principal balance exceeded $120,000 during each of the last two fiscal years and where the loans provided for an interest rate discount pursuant to the program described above.

2010
Name	Position	Nature of Transaction	Largest Aggregate Balance from 1/1/10 to 12/31/10	Interest Rate	Principal Balance at 12/31/10	Principal Paid 1/1/10 to 12/31/10	Interest Paid 1/1/10 to 12/31/10
Robert L. Thomas	Director	Mortgage Loan	$150,666	3.875%	$140,947	$11,180	$6,100
		Home Equity Loan	$45,567	3.500%	$39,817	$10,592	$1,078
Jeffrey J. Lenzer	Vice President of Operations	Mortgage Loan	$270,399	2.250%	$261,859	$9,275	$6,425
Deborah A. Fischer	Vice President of Lending	Mortgage Loan	$84,999	3.875%	$74,700	$11,359	$3,366
		Home Equity Loan	$26,100	3.500%	$19,500	$7,100	$811
Thomas J. Linneman	President	Mortgage Loan	$427,590	3.875%	$403,978	$24,227	$19,113
Scott T. Smith	Chief Financial Officer	Mortgage Loan	$162,079	3.875%	$144,393	$19,405	$6,445
		Home Equity Loan	$16,128	3.500%	$14,708	$3,778	$529

2009
Name	Position	Nature of Transaction	Largest Aggregate Balance from 1/1/09 to 12/31/09	Interest Rate	Principal Balance at 12/31/09	Principal Paid 1/1/09 to 12/31/09	Interest Paid 1/1/09 to 12/31/09
Robert L. Thomas	Director	Mortgage Loan	$163,993	3.875%	$152,127	$13,675	$7,064
		Home Equity Loan	$29,198	3.500%	$21,030	$12,690	$546
Jeffrey J. Lenzer	Vice President of Operations	Mortgage Loan	$278,850	2.250%	$271,134	$8,194	$8,406
Deborah A. Fischer	Vice President of Lending	Mortgage Loan	$95,150	3.875%	$86,059	$9,866	$4,010
		Home Equity Loan	$31,754	3.500%	$26,600	$5,676	$1,056
Thomas J. Linneman	President	Mortgage Loan	$434,684	3.875%	$428,205	$6,992	$21,247
Edward L. Kleemeier	Director	Mortgage Loan	$197,588	4.250%	$70,534	$127,563	$5,773
Scott T. Smith	Chief Financial Officer	Mortgage Loan	$182,230	3.875%	$163,799	$19,947	$7,653
		Home Equity Loan	$89,367	3.500%	$16,478	$110,013	$1,960

All transactions involving related parties require the approval of the full board of directors with the director recusing himself where appropriate.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director of the company. There are several exceptions to this general prohibition, including loans made by a Federal Deposit Insurance Corporation insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board’s Regulation O and, therefore, are excepted from the prohibitions of Section 402.

Executive Compensation

Summary Compensation Table.  The following table shows for the years ended December 31, 2010 and 2009 certain information as to the total remuneration paid to Mr. Linneman, who serves as our President and Chief Executive Officer, and our two most highly compensated executive officers other than Mr. Linneman (“Named Executive Officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Non-equity incentive plan compensation ($)	Stock awards (1)($)	Option awards (1)($)	All other compensation (2)($)	Total ($)
Thomas J. Linneman,	2010	212,814	31,922	—	—	61,033	305,769
President and Chief	2009	209,270	7,324	—	—	59,164	275,758
Executive Officer

Kevin M. Kappa,	2010	122,777	18,417	—	—	27,300	168,494
Vice President--	2009	120,695	4,224	—	—	25,344	150,263
Compliance

Jeffrey J. Lenzer,	2010	137,619	20,643	—	—	30,398	188,660
Vice President--	2009	135,299	4,735	—	—	28,370	168,404
Operations

(1)	No stock awards or option awards were awarded in 2010 or 2009.
(2)
For 2010 includes: (i) employer contributions of $14,067, $9,828, and $11,210 allocated to the accounts of Messrs. Linneman, Kappa, and Lenzer, respectively, under the Cheviot Savings Bank 401(k) Retirement Savings Plan; (ii) the fair market value at December 31, 2010 of the shares of common stock allocated pursuant to the Cheviot Financial Corp. Employee Stock Ownership Plan in 2010, representing $24,092, $13,899, and $15,579 for each of Messrs. Linneman, Kappa, and Lenzer, respectively; (iii) dividends on stock awards in the amount of $3,659, $2,194, and $2,194 for Messrs. Linneman, Kappa, and Lenzer, respectively; (iv) life insurance premiums in the amount of $1,415, $1,379, and $1,415 paid on behalf of Messrs. Linneman, Kappa, and Lenzer, respectively.  Also includes board fees in the amount of $17,800 that were earned by Mr. Linneman in 2010.

Employment and Change-in-Control Agreements

Employment Agreement with Mr. Linneman. Cheviot Savings Bank has entered into an employment agreement with Mr. Linneman which provides for the employment and retention of Mr. Linneman for a three-year term. Commencing on the first anniversary date of the employment agreement and continuing on each anniversary thereafter, the disinterested members of the board of directors of Cheviot Savings Bank may extend the employment agreement an additional year such that the remaining term of the agreement shall be 36 months, unless the Board elects not to extend the term by giving written notice to Mr. Linneman.  The employment agreement provides that Mr. Linneman’s base salary will be reviewed annually and may be increased but not decreased.  The base salary that was effective for such employment agreement for 2010 was $207,189.  Mr. Linneman is entitled to participate in such life insurance, medical, dental, 401(k), profit-sharing and stock-based compensation plans and other programs and arrangements as may be approved from time to time by Cheviot Savings Bank for the benefit of its employees.  In addition, Cheviot Savings Bank provides Mr. Linneman with a supplemental life insurance policy with a death benefit of not less than $200,000.

Under the employment agreement, if Mr. Linneman dies, retires or is terminated “for cause” (as defined in the employment agreement) or if he voluntarily terminates his employment without “good reason” (as defined in the employment agreement), Mr. Linneman (or his estate) shall be entitled to receive the compensation due him through the last day of the calendar month in which his death, retirement or termination occurred.  In the event of Mr. Linneman’s disability, Cheviot Savings Bank will pay him, as disability pay, pursuant to the long-term disability policy then in effect.  Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to him under any other disability programs sponsored by Cheviot Savings Bank.  In addition, during any period of his disability, he and his dependents shall, to the greatest extent possible, continue to be covered under all non-taxable medical, dental and life insurance plans of Cheviot Savings Bank on the same terms as if he were actively employed by Cheviot Savings Bank.

Under the employment agreement, if the employment of Mr. Linneman is terminated by Cheviot Savings Bank without “cause” or Mr. Linneman terminates his employment with “good reason,”  Mr. Linneman would be entitled to a severance payment equal to the base salary (determined by reference to his base salary in effect on the termination date) and bonuses (determined by reference to his average bonus over the three years preceding his termination date) that would otherwise have been payable over the remaining term of the agreement.  Such amounts shall be paid in one lump sum within ten calendar days of such termination. In addition, Mr. Linneman will be paid in a single cash lump sum distribution within ten calendar days, the present value of the cash equivalent of the amount of benefits Mr. Linneman would have received under any retirement program (whether tax-qualified or non-qualified) if he was employed  for the remaining term of the employment agreement, and will continue to participate in any benefit plans of Cheviot Savings Bank that provide non-taxable health (including medical and dental), life, or similar coverage for the remaining term of the employment agreement upon terms no less favorable than the most favorable terms provided to senior executives of Cheviot Savings Bank during such period.  In the event Cheviot Savings Bank is unable to provide such continued coverage, the Bank will provide Mr. Linneman with a cash lump sum benefit of the value of such coverage, payable within ten calendar days following Mr. Linneman’s termination.

If, within the period ending two years after a change in control of either Cheviot Savings Bank or Cheviot-Federal, Cheviot Savings Bank terminates Mr. Linneman’s employment without “cause” or Mr. Linneman terminates his employment with “good reason,” Cheviot Savings Bank shall, within ten calendar days of termination of his employment, make a lump sum cash payment to him equal to 2.99 times Mr. Linneman’s average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control. In addition, Mr. Linneman will be paid in a single cash lump sum distribution, within ten calendar days, equal to the present value of the cash equivalent of the amount of benefits Mr. Linneman would have received if he was employed for 36 months following his termination of employment, and shall continue to participate in any benefit plans that provide non-taxable health (including medical and dental), life or similar coverage for 36 months upon terms no less favorable than the most favorable terms provided to senior executives during such period.  In the event payments made to Mr. Linneman include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Upon termination of Mr. Linneman for any reason, he must adhere to a two-year non-competition covenant.

All reasonable costs and legal fees paid or incurred by Mr. Linneman in any dispute or question of interpretation relating to the employment agreement will be paid by Cheviot Savings Bank, if Mr. Linneman is successful on the merits in a legal judgment, arbitration or settlement.  The employment agreement also provides that Cheviot Savings Bank will indemnify the executive for certain liabilities and expenses as provided therein.

Change-in-Control Severance Agreements with Messrs. Kappa and Lenzer.  Cheviot Savings Bank has entered into change in control severance agreements with each of Messrs. Lenzer and Kappa to provide benefits to each of them upon a change in control of either Cheviot Savings Bank or Cheviot-Federal.  Each severance agreement provides for a three-year term.  Additionally, on or before each anniversary date of the effective date of the severance agreement, the term of the agreement may be extended for an additional one-year period beyond the then effective expiration date upon a determination and resolution of the board of directors that the performance of the employee has met the requirements and standards of the board and that the term of the agreement should be extended.  Under the severance agreement, if a change in control of Cheviot Savings Bank or Cheviot-Federal occurs, Messrs. Lenzer and Kappa, if terminated or if each terminates his employment for “good reason” (as defined in the severance agreements) within 12 months after any change in control, will be entitled to receive a single cash lump sum distribution equal to two times the prior calendar year’s cash compensation paid to such executive by Cheviot Savings Bank.  Such sum will be paid within 30 days following Messrs. Lenzer’s and Kappa’s date of termination.  In the event payments made to Messrs. Lenzer and Kappa include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Cash Bonus Plan

Cheviot Savings Bank maintains the a cash bonus plan.  The purpose of offering cash incentives is to provide structured annual bonuses to key management personnel for their contributions to the achievement of strategic organizational objectives of Cheviot Savings Bank.  The participants’ bonuses are determined based on Cheviot Savings Bank’s return on assets and non-financial goals.  The amount of the bonus for Messrs. Linneman, Kappa and Lenzer is the sum of the bank-wide performance measurement and non-financial goals, which is expressed as a percentage of base salary.  For the year ended December 31, 2010, such percentage could not exceed 50% of base salary.  At the end of each year, the compensation committee calculates the amount of the award.  Bonuses, if any, are paid in a single cash lump sum distribution within 75 days of the close of the year or as soon as the performance data is available to compute the amount of the awards.

For the fiscal year ended December 31, 2010, Messrs. Linneman, Kappa and Lenzer’s incentive payments, maximum award opportunities, and actual incentives awarded as a percentage of base salary, were:

Name	2010 incentive amount paid ($)	Maximum award opportunity ($)	Actual award as a percent of base salary
Thomas J. Linneman	31,922	106,407	15.00%
Kevin M. Kappa	18,417	61,389	15.00%
Jeffrey J. Lenzer	20,643	68,810	15.00%

Awards made to Messrs. Linneman, Kappa and Lenzer for performance in 2010 and 2009 were also reflected in the “Non-equity incentive plan compensation” column of the Summary Compensation Table.

401(k) Plan

Cheviot Savings Bank maintains the Cheviot Savings Bank 401(k) Retirement Savings Plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate. Employees are entitled to enter the 401(k) Plan on the first January 1 or July 1 occurring after the employee becomes eligible to participate in the 401(k) Plan.

Each plan year (a calendar year), Cheviot Savings Bank will contribute to the 401(k) Plan the following amounts: (a) the total amount of the salary reduction a participant elected to defer; (b) in the discretion of Cheviot Savings Bank, a matching contribution equal to a percentage of the amount of the salary reduction a participant elected to defer; and (c) an amount equal to 3% of a participant’s plan compensation (generally the sum of a participant’s Form W-2 wages and other compensation for the year plus a participant’s before-tax contributions to the 401(k) Plan and any other benefit plans of Cheviot Savings Bank, up to a legal limit (which was $245,000 for 2010)) for the year plus 3% of a participant’s plan compensation for the year in excess of 50% of the Social Security Taxable Wage Base for old-age retirement benefits for the year ($53,400 for 2010) plus any additional amount that does not match a participant’s salary reduction and that is determined by Cheviot Savings Bank in its discretion.

The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investments, including the opportunity to invest in Cheviot-Federal common stock through the “Cheviot Financial Corp. Stock Fund.” Each participant who directs the trustee to invest all or part of his or her account in the Cheviot Financial Corp. Stock Fund will have assets in his or her account applied to the purchase of shares of common stock.  A participant will be entitled to direct the trustee as to how to vote his or her allocable shares of common stock.

Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant’s death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant’s spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

Employee Stock Ownership Plan

In January 2004, we implemented the Cheviot Financial Corp. Employee Stock Ownership Plan in connection with our reorganization and initial stock offering. Employees who are at least 21 years old, who have at least one year of employment with Cheviot Savings Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and initial stock offering, the employee stock ownership plan borrowed funds from us and used those funds to purchase 357,075 shares of common stock.  Collateral for the loan is the common stock purchased by the employee stock ownership plan.  The loan is being repaid principally from the participating employers’ discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan bears interest at an annual percentage rate fixed at 4.0%.  Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan are 100% vested upon completion of five years of credited service. A participant’s interest in his or her account under the plan also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits.  Therefore, benefits payable under the employee stock ownership plan cannot be estimated.  Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account for the year.

In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances, which will be paid to them.

In connection with the conversion, the trustee for our existing employee stock ownership plan is expected to purchase, on behalf of the employee stock ownership plan, 4% of the shares of common stock sold in the offering.  We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from New Cheviot equal to the aggregate purchase price of the common stock.  The loan will have a 20-year term and be repaid principally through Cheviot Savings Bank contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the term of the loan.  The interest rate for the employee stock ownership plan loan is expected to be the prime rate of interest, determined as of the date of origination of the loan.  See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan.  The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of eligible plan compensation relative to all participants.

We reserve the right, subject to approval from the Board of Governors of the Federal Reserve System, to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.  We also reserve the right to have the employee stock ownership plan purchase more than 4% of the shares of common stock sold in the offering if necessary to complete the offering at the minimum of the offering range.

Outstanding Equity Awards at Year End

The following table sets forth information with respect to our outstanding equity awards as of December 31, 2010 for our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End (1)
Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Thomas J. Linneman,	100,000	—	—	11.15	5/5/2015	—	—	—	—
President and Chief
Executive Officer

Kevin M. Kappa,	58,000	—	—	11.15	5/5/2015	—	—	—	—
Vice President--
Compliance

Jeffrey J. Lenzer,	60,500	—	—	11.15	5/5/2015	—	—	—	—
Vice President--
Operations

(1)
All equity awards noted in this table were granted pursuant to the Cheviot Financial Corp. 2005 Stock-Based Incentive Plan, and represent all awards held at December 31, 2010 by Named Executive Officers.  All equity awards noted on this table are fully vested.

There were no grants of plan-based awards for our named executive officers in 2010.

The 2005 Cheviot-Federal Stock-Based Incentive Plan (“Incentive Plan”) provides officers, employees and directors of Cheviot Financial Corp. or Cheviot Savings Bank with additional incentives to share in our growth and performance.

The Incentive Plan authorizes the issuance of up to 680,426 shares of our common stock pursuant to grants of incentive and non-statutory stock options, reload options or restricted stock awards, provided that no more than 194,408 shares may be issued as restricted stock awards, and no more than 486,018 shares may be issued pursuant to exercise of stock options.

Employees and outside directors and our subsidiaries are eligible to receive awards under the Incentive Plan.

The Compensation Committee may determine the type and terms and conditions of awards under the Incentive Plan.  Awards may be granted in a combination of incentive and non-statutory stock options, reload options or restricted stock awards.  Awards may include the following:

●
Stock Options.  A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time.  The exercise price shall not be less than the fair market value of the underlying common stock on the date the stock option is granted.  Fair market value for purposes of the Incentive Plan means the average of the closing high bid and low asked price of the common stock as reported on the OTC Electronic Bulletin Board (or the average of the high and low quoted sales prices of the common stock on the Nasdaq Stock Market) on the day the option is granted or, if the common stock is not traded on the date of grant, the fair market value shall be determined by the Compensation Committee in good faith on an appropriate basis.

Stock options are either “incentive” stock options or “non-qualified” stock options.  Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.  Only employees are eligible to receive incentive stock options.  Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash, check payable to Cheviot Financial Corp. or electronic funds transfer; or (ii) with stock of Cheviot Financial Corp. which was owned by the participant for at least six months prior to delivery; or (iii) by reduction in the number of shares deliverable pursuant to the stock option, or (iv) subject to a “cashless exercise” through a third party.  Cash may be paid in lieu of any fractional shares under the Incentive Plan and generally no fewer than 100 shares may be purchased on exercise of an award unless the total number of shares available for purchase or exercise pursuant to an award is less than 100 shares.  Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.

●
Reload Options.  Reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded.  Reload options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax.  The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised.  The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.  Reload options issued on the exercise of incentive stock options may be incentive stock options or non-statutory stock options.

●
Stock Awards.  Stock awards under the Incentive Plan will be granted only in whole shares of common stock.  Stock awards will be subject to conditions established by the Compensation Committee which are set forth in the award agreements.  Any stock award granted under the 2005 Stock-Based Incentive Plan will be subject to vesting as determined by the Compensation Committee.  Awards will be evidenced by agreements approved by the Compensation Committee which set forth the terms and conditions of each award.

Transferability of Awards.  Generally, all awards, except non-statutory stock options, granted under the Incentive Plan will be nontransferable except by will or in accordance with the laws of intestate succession.  Stock awards may be transferable pursuant to a qualified domestic relations order.  At the Compensation Committee’s sole discretion, non-statutory stock options may be transferred for valid estate planning purposes that are permitted by the Code and the Exchange Act.  During the life of the participant, awards can only be earned by him or her.  The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Incentive Plan upon the participant’s death.

Change in Control.  Upon the occurrence of an event constituting a change in control of Cheviot Financial Corp. as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding shall vest free of restrictions.  A conversion of Cheviot Mutual Holding Company from mutual to stock form will not be considered as a change of control.

Effect of Termination of Service.  Unless the Compensation Committee specifies otherwise at the time an award is granted, upon the occurrence of the participant’s termination of service due to death or disability, all unvested stock options and stock awards made to the participant will become fully vested.  Subject to federal regulations and policy (or the receipt of any required waivers), and unless the Compensation Committee specifies otherwise at the time an award is granted, in the event of a normal retirement of a participant any unvested award of stock options and/or restricted stock shall become fully vested in the participant.  Unless the Compensation Committee specifies otherwise, a person who is a member of the board of directors shall not be deemed to have retired until service as a director or director emeritus has ceased.

Director Compensation

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our directors for the year ended December 31, 2010.  Compensation paid to directors who also are named executive officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation Table for Year Ended December 31, 2010 (3)
Name	Fees earned or paid in cash ($)	Stock awards (1) ($)	Option awards (1) ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation (2) ($)	Total ($)

Steven R. Hausfeld	23,300	11,500	21,542	—	—	1,636	57,978

Edward L. Kleemeier	20,800	—	—	—	2,838	12,132	35,770

John T. Smith	20,800	—	—	—	3,905	5,244	29,949

Robert L. Thomas	23,300	—	—	—	4,496	11,988	39,784

James E. Williamson	23,300	—	—	—	3,927	7,642	34,869

(1)
Represents the grant date fair value of the stock and option awards received by the directors under the 2005 Stock Based Incentive Plan.  The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting  rules under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards 123R). A discussion of the assumptions used in calculating the award values may be found at footnote A to our audited financial statements for the year ended December 31, 2010.

(2)
Amounts include: (i) dividends paid on unvested stock awards in the amount of $1,636, $732, $732, $732, and $732 for Messrs. Hausfeld, Kleemier, Smith, Thomas, and Williamson, respectively; (ii) health insurance premiums in the amount of  $4,512, $11,256, and $6,910 paid to Messrs. Smith, Thomas, and Williamson, respectively; and (iii) distribution from the Directors Deferred Compensation Plan in the amount of $11,400 for Mr. Kleemier.

(3)
Outstanding stock awards and option awards for each director at December 31, 2010 is as follows: unexercised stock options in the amounts of 13,380, 22,300, 22,300, 22,300 and 22,300 for Messrs. Hausfeld, Kleemeier, Smith, Thomas and Williamson and unvested restricted stock awards totaled 4,275 for Mr. Hausfeld.

Each of the individuals who currently serves as a director of Cheviot-Federal also serves as a director of Cheviot Mutual Holding Company and Cheviot Savings Bank.  To date, Cheviot Savings Bank has compensated its directors for their services.  Cheviot-Federal has not paid any additional compensation to the directors for this service, though it may choose to do so in the future.

Compensation of Non-Employee Directors. During the year ended December 31, 2010, directors received a $17,800 annual retainer for board membership (on Cheviot Savings Bank), an additional $2,500 retainer for membership on the Audit Committee and $1,500 retainer for each membership on any other committee.

Compensation of Directors Who are Also Employees. During the year ended December 31, 2010, Mr. Linneman, the only director who is also an employee of Cheviot-Federal or Cheviot Savings Bank, received $17,800 in compensation for board membership (on Cheviot Savings Bank). Mr. Linneman did not receive any compensation for committee membership.

Director Plans

Stock Based Incentive Plan.  The directors are eligible to participate in our Incentive Plan, described above in “—Outstanding Equity Awards at Year End.”  For the year ended December 31, 2010, Mr. Hausfeld was the only director to receive grants under this plan.  Mr. Hausfeld received 4,460 stock options and 1,425 shares of restricted stock.

Directors Deferred Compensation Plan. Cheviot Savings Bank adopted, as amended and restated effective January 1, 2005, a directors deferred compensation plan as an additional benefit for its directors.  Each person who was a member of the board on March 31, 2003 became a participant in the plan on such date.  Any subsequent member of the board shall become a participant in the plan only if he or she is a member of the board of directors on the last day of the first plan year that ends after the date on which he or she completes ten years of service, which such date is designated as his or her participation date in the plan.  After becoming a participant under the plan, a person remains a participant until the entire balance of his or her retirement benefit amount under the plan has been paid or forfeited under the terms of the plan.

The plan provides that upon the later of (i) the participant’s 65th birthday, or (ii) the earlier of (a) the date on which the participant is no longer a member of the board of directors, or (b) the participant’s 70th birthday, the participant will be entitled to a retirement benefit in the amount of $11,400 per year, payable for ten years.  A participant will have the right, within 30 days of joining the plan, to elect to be paid the retirement benefit above in the form of a single cash lump sum distribution.  If a change in control occurs after the commencement of a participant’s retirement benefit, any remaining installment payments will be paid in the form of a single cash lump sum distribution within 30 days following the effective date of the change in control.  In the event a participant is entitled to receive the retirement benefit in the form of a single cash lump sum distribution, such benefit will be determined using a discount rate of 7%, compounded annually.

Cheviot Savings Bank recorded an expense of approximately $36,200 for the directors deferred compensation plan for the year ended December 31, 2010.

A participant shall forfeit the entire balance of his or her account and any right to future payment of a plan benefit if he or she violates certain standards of conduct as set forth in the plan.

Effect of the Conversion on Stock Benefit Plans

Pursuant to the terms of Cheviot Mutual Holding Company’s plan of conversion and reorganization, and by operation of law, the conversion will have the following effect on Cheviot-Federal’s plans that hold stock of Cheviot-Federal.

2005 Cheviot Financial Corp. Stock-Based Incentive Plan.  Upon completion of the conversion, the shares of Cheviot-Federal reserved for or held by the Incentive Plan will be converted into shares of New Cheviot common stock based upon the exchange ratio.  The number of stock options and the exercise price of each stock option granted prior to the conversion will be adjusted by the exchange ratio to preserve, on a per share basis, the value that existed immediately before the conversion and, to the extent applicable, to retain incentive stock option status (if any) under the federal tax laws.  The duration, vesting schedule and other terms of the stock option grant will not be affected by the conversion.  The number of restricted stock awards granted prior to the conversion will be adjusted by the exchange ratio.

Employee Stock Ownership Plan.  Upon completion of the conversion, the shares held in the Employee Stock Ownership Plan will be converted into shares of New Cheviot common stock based upon the exchange ratio.  Following the conversion, distributions will be made in shares of New Cheviot common stock.  The other terms and conditions of the Employee Stock Ownership Plan will not be affected by the conversion.

401(k) Plan.  Similar to the Employee Stock Ownership Plan, upon completion of the conversion, the shares of Cheviot-Federal held in the Cheviot Financial Corp. Stock Fund, an investment option under the 401(k) Plan, will be converted into shares of New Cheviot common stock based upon the exchange ratio.  The other terms and conditions of the 401(k) Plan will not be affected by the conversion.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted stock awards.  If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan would generally be limited to 10% and 4%, respectively, of the shares sold in the stock offering, subject to adjustment as may be required by federal regulations or policy to reflect shares of common stock or stock options previously granted by Cheviot-Federal or Cheviot Savings Bank, so that the total shares reserved for stock options and restricted stock awards does not exceed 10% and 4%, respectively, of New Cheviot’s outstanding shares immediately after the conversion and offering.

The stock-based benefit plan will not be established sooner than six months after the conversion and if adopted within one year after the conversion would require the approval of a majority of the votes eligible to be cast by shareholders.  If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our shareholders by a majority of votes cast.  The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the conversion:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	any one non-employee director may not receive more than 5% of the stock options and restricted stock awards authorized under the plan;

●	any officer or employee may not receive more than 25% of the stock options and restricted stock awards authorized under the plan;

●
tax-qualified employee stock benefit plan and management stock benefit plan, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Cheviot Savings Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may hold up to 12% of the shares sold in the offering;

●	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan;

●	accelerated vesting is not permitted except for death, disability or upon a change in control of Cheviot Savings Bank or New Cheviot; and

●
our executive officers or directors must exercise or forfeit their options in the event that Cheviot Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present the stock-based benefit plan for shareholder approval prior to or more than 12 months after the completion of the conversion.  In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under the stock-based benefit plan will be based in part on the price of New Cheviot’s common stock at the time the shares are awarded. The stock-based benefit plan is subject to shareholder approval, and cannot be implemented until at least six months after the offering.  The following table presents the total value of all shares that would be available for award and issuance under the stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $6.00 per share to $12.00 per share.

Share Price	187,000 Shares Awarded at Minimum of Offering Range	220,000 Shares Awarded at Midpoint of Offering Range	253,000 Shares Awarded at Maximum of Offering Range	290,950 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$6.00	$1,122	$1,320	$1,518	$1,746
8.00	1,496	1,760	2,024	2,368
10.00	1,870	2,200	2,530	2,910
12.00	2,244	2,640	3,036	3,491

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of common stock of New Cheviot at the time the options are granted.  The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $6.00 per share to $12.00 per share.  The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	467,500 Options at Minimum of Offering Range	550,000 Options at Midpoint of Offering Range	632,500 Options at Maximum of Offering Range	727,375 Options at Maximum of Offering Range, As Adjusted
(In thousands, except exercise price and fair value information)

$6.00	$1.77	$827	$974	$1,120	$1,287
8.00	2.36	1,103	1,298	1,493	1,717
10.00	2.95	1,379	1,623	1,866	2,146
12.00	3.64	1,655	1,947	2,239	2,575

The tables presented above are provided for informational purposes only.  There can be no assurance that our stock price will not trade below $8.00 per share.  Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Cheviot-Federal held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of [voting record date].  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned		Percent of All Common Stock Outstanding (2)

Directors:
Steven R. Hausfeld	23,855	(3)	*
Edward L. Kleemeier	42,653	(4)	*
Thomas J. Linneman	192,975	(5)	2.2%
John T. Smith	47,025	(6)	*
Robert L. Thomas	41,425	(7)	*
James E. Williamson	39,629	(8)	*

Executive Officers Other Than Directors:
Deborah A. Fischer	54,636	(9)	*
Kevin M. Kappa	113,312	(10)	1.3%
Jeffrey J. Lenzer	101,753	(11)	1.2%
Scott T. Smith	94,983	(12)	1.1%

All directors and executive officers as a group (10 persons)	752,246	(13)	8.5%

Cheviot Mutual Holding Company	5,455,313		61.5%
3723 Glenmore Avenue
Cheviot, Ohio 45211

Cheviot Mutual Holding Company and all directors and executive officers as a group	6,207,559		70.0%

Cheviot Financial Corp. Employee Stock Ownership Plan	357,075	(14)	4.0%
3723 Glenmore Avenue
Cheviot, Ohio 45211 (14)

*	Less than 1%.
(1)	The address of all persons listed is: c/o Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.
(2)	Based on 8,864,908 shares of common stock outstanding on [voting record date].
(3)
These shares include 200 shares as to which Mr. Hausfeld has shared voting and investment power.  Includes 4,275 shares of restricted stock and options to acquire 13,380 shares which were exercisable within 60 days of the record date.

(4)
These shares include 1,428 shares owned by jointly Mr. Kleemeier’s spouse and a third person for which he does not have voting or investment power and disclaims beneficial ownership.  Includes 8,925 shares of restricted stock and options to acquire 22,300 shares which were exercisable within 60 days of the record date.

(5)
These shares include 12,500 shares owned by Mr. Linneman’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership, and 23,350 employee stock ownership plan shares over which Mr. Linneman has shared voting power, but no investment power.  In addition, includes 44,625 shares of restricted stock and options to acquire 100,000 shares which are exercisable within 60 days of the record date.

(6)
These shares include 2,500 shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership. Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.

(7)	Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.
(8)
These shares include 877 shares of common stock owned by Mr. Williamson’s spouse for which he does not have voting or investment power.  Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.

(footnotes continued on following page)

(continued from prior page)

(9)
These shares include 5,567 shares owned by Mrs. Fischer’s spouse for which she does not have voting or investment power and as to which she disclaims beneficial ownership and 11,680 shares of common stock allocated to Mrs. Fischer’s account under the Cheviot Savings Bank 401(k) Retirement Savings Plan and 10,039 employee stock ownership plan shares.  Includes 5,350 shares of restricted stock and options to acquire 12,000 shares which are exercisable within 60 days of the record date.

(10)
These shares include 8,385 shares of common stock owned by Mr. Kappa’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and 3,278 shares of common stock allocated to Mr. Kappa’s account under the Cheviot Savings Bank 401(k) Retirement Savings Plan and 13,838 employee stock ownership plan shares.  Includes 19,951 shares of restricted stock and options to acquire 58,000 shares which are exercisable within 60 days of the record date.

(11)
These shares include 4,402 shares of common stock owned by Mr. Lenzer’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and 14,953 employee stock ownership plan shares.  Includes 17,496 shares of restricted stock and options to acquire 60,500 shares which are exercisable within 60 days of the record date. Mr. Lenzer has pledged 10,594 shares as security for a loan.

(12)
These shares include 11,750 shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power, 1,500 shares owned by Mr. Smith’s children and 12,133 employee stock ownership plan shares.  Includes 17,850 shares of restricted stock and options to acquire 40,000 shares which are exercisable within 60 days of the record date.

(13)
These shares include shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership. In the aggregate, our directors and executive officers disclaim beneficial ownership of and do not have voting or investment power for 49,109 of the shares.

(14)
These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the employee stock ownership plan debt is repaid. As of the record date, 249,953 shares have been allocated to employee stock ownership plan participants. Messrs. Thomas J. Linneman and Scott T. Smith have been appointed to serve as employee stock ownership plan administrators for the employee stock ownership plan. First Bankers Trust is the employee stock ownership plan trustee. The Employee Stock Ownership Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares. Messrs. Linneman and Smith disclaim beneficial ownership for share voted by the Employee Stock Ownership Plan Committee.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New Cheviot’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Cheviot-Federal common stock as of [voting record date];

(ii)	the proposed purchases of shares in the stock offering, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that shares are sold at the minimum of the offering range.  See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”  Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.  Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering and as part of the maximum number of shares directors and officers may purchase in the stock offering.

		Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Number of Exchange Shares to Be Received (2)	Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Steven R. Hausfeld, Director			$			%
Edward L. Kleemeier, Director
Thomas J. Linneman, President, Chief Executive Officer and Director
John T. Smith, Director
Robert L. Thomas, Director
James E. Williamson, Director
Deborah A. Fischer, Vice President of Lending
Kevin M. Kappa, Vice President of Compliance
Jeffrey J. Lenzer, Vice President of Operations
Scott T. Smith, Chief Financial Officer and Treasurer
Total for Directors and Executive Officers		[insider purchases]	$	[pro forma insider ownership]		%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.8570 at the minimum of the offering range.
(3)	At the maximum of the offering range, directors and executive officers would own ___________ shares, or ___________% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of Cheviot-Federal and Cheviot Mutual Holding Company have approved the plan of conversion and reorganization.  The plan of conversion and reorganization must also be approved by the members of Cheviot Mutual Holding Company (depositors of Cheviot Savings Bank) and the shareholders of Cheviot-Federal.  A special meeting of members and a special meeting of shareholders have been called for this purpose. The Board of Governors of the Federal Reserve System has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The respective boards of directors of Cheviot Mutual Holding Company and Cheviot-Federal adopted the plan of conversion and reorganization on July 12, 2011.  Pursuant to the plan of conversion and reorganization, our organization will convert from the partially public mutual holding company form of organization to the fully public stock form of organization.  Cheviot Mutual Holding Company, the mutual holding company parent of Cheviot-Federal, will be merged into Cheviot-Federal, and Cheviot Mutual Holding Company will no longer exist.  Cheviot-Federal, which owns 100% of Cheviot Savings Bank,  will be merged into a new Maryland corporation named Cheviot Financial Corp, and Cheviot-Federal will cease to exist.  As part of the conversion, the 61.5% ownership interest of Cheviot Mutual Holding Company in Cheviot-Federal will be offered for sale in the stock offering.  When the conversion is completed, all of the outstanding common stock of Cheviot Savings Bank will be owned by New Cheviot, and all of the outstanding common stock of New Cheviot will be owned by public shareholders.  As described above, Cheviot Mutual Holding Company and Cheviot-Federal will cease to exist.  A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion and reorganization, at the completion of the conversion and offering, each share of Cheviot-Federal common stock owned by persons other than Cheviot Mutual Holding Company will be converted automatically into the right to receive new shares of New Cheviot common stock determined pursuant to an exchange ratio.  The exchange ratio will ensure that immediately after the exchange of existing shares of Cheviot-Federal for shares of New Cheviot, the public shareholders will own the same aggregate percentage of shares of common stock of New Cheviot that they owned in Cheviot-Federal immediately prior to the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional exchange shares.

We intend to retain between $16.1 million and $25.4 million of the net proceeds of the offering and to invest between $17.6 million and $27.7 million of the net proceeds in Cheviot Savings Bank.   The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. In addition, we will offer common stock for sale in a community offering to members of the general public, with preferences given in the following order:

(i)
Natural persons (including trusts of natural persons) residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of  Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland; and

(ii)	Cheviot-Federal’s public shareholders as of [voting record date].

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Board of Governors of the Federal Reserve System. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated.  See “—Syndicated Community Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of New Cheviot.  All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock.  The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Cheviot Savings Bank and at the Federal Reserve Bank of Cleveland and the Washington, D.C. offices of the Board of Governors of the Federal Reserve System. The plan of conversion and reorganization is also filed as an exhibit to Cheviot Mutual Holding Company’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Board of Governors of the Federal Reserve System. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

●
increase our capital.  While Cheviot Savings Bank currently exceeds all regulatory capital requirements and is not subject to any directive or recommendation from any banking regulatory agency to raise capital, the proceeds from the sale of common stock will increase our capital during a period of significant economic and regulatory uncertainty, particularly for the financial services industry.

●
transition us from the mutual holding company structure to a more familiar and flexible organizational structure.   The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to structure mergers and acquisitions and to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any mergers and acquisitions or additional securities offerings.

●
improve the trading liquidity of our shares of common stock.  The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for Cheviot-Federal common stock.  A more liquid and active market would make it easier for our shareholders to buy and sell our common stock and would give us greater flexibility in implementing capital management strategies.

●
support future mergers and acquisitions.  Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the additional capital raised in the offering may help support, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions, as opportunities arise.

●
eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the sunset of the Office of Thrift Supervision.  The Dodd-Frank Act has changed our primary bank and holding company regulator, which has resulted in changes in regulations applicable to us, including regulations governing mutual holding companies and conversions to stock form.  Under the Dodd-Frank Act, the Federal Reserve Board is now the sole federal regulator of all holding companies, including mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies to waive the receipt of dividends from their mid-tier holding company subsidiaries.  Although Cheviot Mutual Holding Company is considered a “grandfathered” mutual holding company under the Dodd-Frank Act, the Federal Reserve Board has adopted interim regulations that would make it more difficult for Cheviot Mutual Holding Company to waive dividends in the future.  The conversion will eliminate our mutual holding company structure and any regulatory uncertainty associated with dividend waivers by our mutual holding company, including the treatment of waived dividends in a conversion of our mutual holding company to stock form.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Cheviot Mutual Holding Company is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Cheviot Mutual Holding Company will also be approving the merger of Cheviot Mutual Holding Company into Cheviot-Federal.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Cheviot-Federal and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Cheviot-Federal held by the public shareholders of Cheviot-Federal are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Board of Governors of the Federal Reserve System, which has given its conditional approval.

Share Exchange Ratio for Shareholders of Cheviot-Federal

Federal regulations provide that in a conversion of a mutual holding company to fully stock form, the public shareholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Board of Governors of the Federal Reserve System that the basis for the exchange is fair and reasonable.  At the completion of the conversion, each publicly held share of Cheviot-Federal common stock will be converted automatically into the right to receive a number of shares of New Cheviot common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public shareholders will own the same percentage of common stock in New Cheviot after the conversion as they held in Cheviot-Federal immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio will not depend on the market value of New Cheviot common stock.  The exchange ratio will be based on the percentage of Cheviot-Federal common stock held by the public, the independent valuation of New Cheviot, and the number of shares of common stock issued in the offering.  The exchange ratio is expected to range from approximately 0.8570 exchange shares for each publicly held share of Cheviot-Federal at the minimum of the offering range to 1.3333 exchange shares for each publicly held share of Cheviot-Federal at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering.  The table also shows how many shares of New Cheviot a hypothetical owner of Cheviot-Federal common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of New Cheviot to be Issued for Shares of Cheviot- Federal		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (2)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (3)	Shares to be Received for 100 Shares of Cheviot- Federal
	Amount	Percent (1)	Amount	Percent (1)

Minimum	4,675,000	61.5%	2,921,896	38.5%	7,596,896	0.8570	$6.86	$10.37	85
Midpoint	5,500,000	61.5	3,437,525	38.5	8,937,525	1.0082	8.07	11.04	100
Maximum	6,325,000	61.5	3,953,153	38.5	10,278,153	1.1594	9.28	11.71	115
Adjusted Maximum	7,273,750	61.5	4,546,126	38.5	11,819,876	1.3333	10.67	12.48	133

(1)	Ownership percentages reflect shares outstanding as of [voting record date].
(2)
Represents the value of shares of New Cheviot common stock to be received in the conversion by a holder of one share of Cheviot-Federal, pursuant to the exchange ratio, based upon the $8.00 per share offering price.

(3)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.

Options to purchase shares of Cheviot-Federal common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of New Cheviot common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

Exchange of Cheviot-Federal Public Shareholders’ Shares

The conversion of outstanding shares of Cheviot-Federal common stock into the right to receive shares of New Cheviot common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public shareholder of Cheviot-Federal who holds physical stock certificates.  The transmittal forms will contain instructions on how to exchange certificates evidencing Cheviot-Federal common stock for certificates evidencing New Cheviot common stock.  We expect that stock certificates evidencing shares of New Cheviot common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Cheviot-Federal stock certificates and other required documents.  Shares held by public shareholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New Cheviot common stock will be issued to any public shareholder of Cheviot-Federal when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Cheviot-Federal stock certificates.  If your shares of common stock are held in street name, you will automatically receive cash in lieu of a fractional share in your account.

You should not forward your stock certificate(s) until you have received transmittal forms, which will include forwarding instructions.  After the conversion, shareholders will not receive shares of New Cheviot common stock and will not be paid dividends on the shares of New Cheviot common stock until certificates representing shares of Cheviot-Federal common stock are surrendered for exchange in compliance with the terms of the transmittal form. When shareholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Cheviot-Federal common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New Cheviot common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Cheviot-Federal common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder’s expense.

All shares of New Cheviot common stock that we issue in exchange for existing shares of Cheviot-Federal common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. The conversion will not affect the normal business of Cheviot Savings Bank of accepting deposits and making loans. Cheviot Savings Bank will continue to be an Ohio-chartered savings association and will continue to be regulated by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation. After the conversion, Cheviot Savings Bank will continue to offer existing services to depositors, borrowers and other customers.  The directors serving Cheviot-Federal at the time of the conversion will be the directors of New Cheviot after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Cheviot Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Cheviot Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors of Cheviot Savings Bank are members of, and have voting rights in, Cheviot Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Cheviot Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Cheviot Savings Bank will be vested in New Cheviot as the sole shareholder of Cheviot Savings Bank.   The shareholders of New Cheviot will possess exclusive voting rights with respect to New Cheviot common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Cheviot Mutual Holding Company, Cheviot-Federal, the public shareholders of Cheviot-Federal (except for cash paid in lieu of fractional shares), members of Cheviot Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Cheviot Savings Bank.  See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Cheviot Savings Bank has both a deposit account in Cheviot Savings Bank and a pro rata ownership interest in the net worth of Cheviot Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Cheviot Mutual Holding Company and Cheviot Savings Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Cheviot Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Cheviot Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Cheviot Mutual Holding Company and Cheviot Savings Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Cheviot Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by New Cheviot and Cheviot Savings Bank in an aggregate amount equal to (i) Cheviot Mutual Holding Company’s ownership interest in Cheviot-Federal’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus plus (ii) the value of the net assets of Cheviot Mutual Holding Company as of the date of the latest statement of financial condition of Cheviot Mutual Holding Company prior to the consummation of the conversion (excluding its ownership of Cheviot-Federal). New Cheviot and Cheviot Savings Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Cheviot Savings Bank after the conversion.  The liquidation accounts would be distributed to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in Cheviot Savings Bank only in the event of a liquidation of (a) New Cheviot and Cheviot Savings Bank or (b) Cheviot Savings Bank.  The liquidation account in Cheviot Savings Bank would be used only in the event that New Cheviot does not have sufficient assets to fund its obligations under its liquidation account.  The total obligation of New Cheviot and Cheviot Savings Bank under their respective liquidation accounts will never exceed the dollar amount of New Cheviot’s liquidation account as adjusted from time to time pursuant to the plan of conversion and federal regulations.  See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $80,000, as well as payment for reimbursable expenses and an additional $7,500 for each valuation update, as necessary.  We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Cheviot-Federal.  RP Financial, LC. also considered the following factors, among others:

●	the present results and financial condition of Cheviot-Federal and the projected results and financial condition of New Cheviot;

●	the economic and demographic conditions in Cheviot-Federal’s existing market area;

●	certain historical, financial and other information relating to Cheviot-Federal;

●
a comparative evaluation of the operating and financial characteristics of Cheviot-Federal with those of other similarly situated publicly traded savings institutions located in the midwest region of the U.S.;

●	the effect of the conversion and offering on New Cheviot’s shareholders’ equity and earnings potential;

●	the proposed dividend policy of New Cheviot; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation appraisal considered the pro forma effect of the offering.  Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies:  (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.  RP Financial, LC. did not consider a pro forma price to assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings.  The price to assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of New Cheviot with the peer group.  RP Financial, LC. made slight upward adjustments for financial condition, profitability, growth and viability of earnings, asset growth, and  liquidity of the issue, and a slight downward adjustment for marketing of the issue.  No adjustments were made for primary market area, dividends,  management and effect of government regulations and regulatory reform.

RP Financial, LC. made a slight upward adjustment for financial condition based on the capital impact of the offering coupled with the enhanced liquidity position resulting from the cash received as a result of the offering.  A slight upward adjustment was applied for profitability, growth and earnings in view of the potential for earnings growth as a result of the offering and owing to the future earnings growth which may be realized through the acquisition of First Franklin Corporation.  RP Financial, LC. made a slight upward adjustment for asset growth due to our strong pro forma capital position in comparison to the peer group and the ability to achieve growth as a result of the expanded presence in the Cincinnati market as a result of the acquisition of First Franklin Corporation.  A slight upward adjustment was applied for liquidity of the issue in view of the greater anticipated  trading activity in our shares as compared to the Peer Group over the near term following the conversion.  RP Financial, LC. made a slight downward adjustment for marketing of the issue, following its analysis of trends in the market for thrift stocks, the market for new issues (including thrift conversions) and the local acquisition market for thrift stocks.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of New Cheviot after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return of 1.16% for the twelve months ended June 30, 2011 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $8.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 5, 2011, the estimated pro forma market value of New Cheviot was $71.5 million.  Based on federal regulations, this market value forms the midpoint of a range with a minimum of $60.8 million and a maximum of $82.2 million.  The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Cheviot-Federal common stock owned by Cheviot Mutual Holding Company.  The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Cheviot-Federal common stock owned by Cheviot Mutual Holding Company and the $8.00 price per share, the minimum of the offering range will be 4,675,000 shares, the midpoint of the offering range will be 5,500,000 shares and the maximum of the offering range will be 6,325,000 shares.

The board of directors of New Cheviot reviewed the independent valuation and, in particular, considered the following:

●	Cheviot-Federal’s financial condition and results of operations;

●	a comparison of financial performance ratios of Cheviot-Federal to those of other financial institutions of similar size;

●	market conditions generally and in particular for financial institutions; and

●	the historical trading price of the publicly held shares of Cheviot-Federal common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Board of Governors of the Federal Reserve System, if required, as a result of subsequent developments in the financial condition of Cheviot-Federal or Cheviot Savings Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of New Cheviot to less than $60.8 million or more than $94.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to New Cheviot’s registration statement.

The following table presents a summary of selected pricing ratios for New Cheviot (on a pro forma basis) and the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2011, and stock price information for the peer group companies as of August 5, 2011, as reflected in the appraisal report.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 12.8% on a price-to-book value basis, a discount of 8.9% on a price-to-tangible book value basis and a premium of 67.2% on a price-to-earnings basis.  Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.  The appraisal did not consider one valuation approach to be more important than the other.  The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Cheviot-Federal’s common stock. The closing price of the common stock was $9.08 per share on July 11, 2011, the last trading day immediately preceding the announcement of the conversion, and $8.45 per share on August 5, 2011, the effective date of the appraisal.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
New Cheviot (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	42.16	x	77.44%	85.47%
Maximum	36.46	x	71.30%	79.21%
Midpoint	31.56	x	65.36%	73.06%
Minimum	26.70	x	58.74%	66.12%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.88	x	74.98%	80.20%
Medians	16.63	x	67.44%	78.41%

(1)
Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings.  These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Cheviot Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Cheviot Savings Bank.  Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $8.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $94.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 7,273,750 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $8.00 per share will remain fixed.  See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 7,273,750 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $94.6 million and a corresponding increase in the offering range to more than 7,273,750 shares, or a decrease in the minimum of the valuation range to less than $60.8 million and a corresponding decrease in the offering range to fewer than 4,675,000 shares, then we will promptly return with interest at [passbook interest]% per annum all funds previously delivered to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Board of Governors of the Federal Reserve System, we may terminate the plan of conversion and reorganization.  Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Board of Governors of the Federal Reserve System in order to complete the offering.  In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond ________________________, 2012, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and New Cheviot’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and New Cheviot’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Cheviot Savings Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Cheviot Savings Bank or The Franklin Savings and Loan Company depositor with aggregate combined deposit account balances among these two banks of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $600,000 (75,000 shares) of our common stock, subject to the overall purchase limitations.  See “—Additional Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in Cheviot Savings Bank and The Franklin Savings and Loan Company in which he or she had an ownership interest on June 30, 2010.  In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Cheviot-Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding June 30, 2010.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee plans, specifically our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  Our employee stock ownership plan intends to purchase 4% of the shares of common stock sold in the offering.  We reserve the right to have our employee stock ownership plan purchase more than 4% of the stock sold in the offering to the extent necessary to complete the offering at the minimum of the offering range.  If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to fill some or all of its intended purchase by buying shares in the open market following the completion of the conversion, subject to the approval of the Board of Governors of the Federal Reserve System.  The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum and overall purchase and ownership limitations.  However, to comply with the 10% limitation applicable to our tax-qualified employee plans, our 401(k) plan may purchase no more than 6% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Cheviot Savings Bank depositor with a Qualifying Deposit at the close of business on [supplemental date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $600,000 (75,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [supplemental date].  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Cheviot Savings Bank as of the close of business on [voting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $600,000 (75,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, available shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [voting record date].  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on [offering deadline], unless extended by us for up to 45 days or such additional periods with the approval of the Board of Governors of the Federal Reserve System, if necessary. Subscription rights will expire whether or not each eligible depositor can be located.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been sold in the offering.  If at least 4,675,000 shares have not been sold in the offering by [extension deadline] and the Board of Governors of the Federal Reserve System has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at [passbook interest]% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled.  If an extension beyond [extension deadline] is granted by the Board of Governors of the Federal Reserve System, we will resolicit purchasers in the offering as described under “—Procedures for Purchasing Shares—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the public in a community offering.  If a community offering is held, shares will be offered with the following preferences:

(i)
Natural persons (including trusts of natural persons) residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of  Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland (the “Community”);

(ii)	Cheviot-Federal’s public shareholders as of [voting record date]; and

(iii)	Other members of the general public.

Persons who place orders in the community offering may purchase up to $600,000 (75,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “—Additional Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among natural persons residing in the Community whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription instead occurs due to the orders of public shareholders of Cheviot-Federal or members of the general public, the allocation procedures described above will apply to the stock orders of such persons.  In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the subscription offering, unless extended.  New Cheviot may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [extension deadline].

Syndicated Community Offering

 If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.  In the syndicated community offering, any person may purchase up to $600,000 (75,000 shares) of common stock, subject to the overall purchase and ownership limitations.  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Board of Governors of the Federal Reserve System permits otherwise, accepted orders for New Cheviot common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.  Unless the syndicated community offering begins during the subscription offering and community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date.  No funds will be debited from any brokerage account until at least 4,675,000 shares of common stock (the minimum of the offering range) have been sold.  Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering.  In the syndicated community offering, Stifel Nicolaus & Company, Incorporated will only solicit investors with brokerage accounts at participating broker-dealers.  Institutional investors will pay Stifel Nicolaus & Company, Incorporated, in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of The Depository Trust Company on a delivery versus payment basis.  If Stifel, Nicolaus & Company, Incorporated or other participating broker-dealers collect funds from investors in the syndicated community offering, such funds will be deposited in a segregated account at Cheviot Savings Bank.  We will pay interest at a rate of [passbook interest]% per annum from the date funds are processed until completion of the offering, at which time an investor will be issued a check for interest earned.
The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among New Cheviot, Cheviot-Federal, Cheviot Mutual Holding Company and Cheviot Savings Bank on the one hand and Stifel, Nicolaus & Company, Incorporated on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.   Normal customer ticketing will be used for orders placed through Stifel, Nicolaus & Company, Incorporated or other broker-dealers participating in the syndicated community offering.

If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Board of Governors of the Federal Reserve System and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock;

(ii)
Tax qualified employee benefit plans, specifically our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)
Except for our tax qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $1.1 million (137,500 shares) of common stock in all categories of the offering combined;

(iv)
Shareholders of Cheviot-Federal are subject to an ownership limitation.  As previously described, public shareholders of Cheviot-Federal will receive shares of New Cheviot common stock in exchange for their shares of Cheviot-Federal common stock. The number of shares of common stock that a shareholder may purchase in the offering, together with associates or persons acting in concert with such shareholder, when combined with the shares that the shareholder and his or her associates will receive in exchange for existing Cheviot-Federal common stock, may not exceed 5% of the shares of common stock of New Cheviot to be issued and outstanding at the completion of the conversion.  However, if, based on a shareholder’s current ownership level, the shareholder will own more than 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion, the shareholder will not need to divest any of his or her shares.; and

(v)
The maximum number of shares of common stock that may be purchased in all categories of the offering combined by executive officers and directors of Cheviot Savings Bank and their associates, in the aggregate, when combined with shares of common stock they receive in exchange for existing shares, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the Board of Governors of the Federal Reserve System and without further approval of members of Cheviot Mutual Holding Company, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given and, in our sole discretion, some other large purchasers may be given, the opportunity to increase their orders,  up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to up to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.  Requests to purchase additional shares of common stock in the event that the purchase limitation is so increased will be determined by the boards of directors of New Cheviot and Cheviot Mutual Holding Company in their sole discretion.

In the event of an increase in the offering range of up to 7,273,750 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)
to fill the subscriptions of our tax-qualified employee benefit plans, specifically the employee stock ownership plan and our 401(k) plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)
in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)
to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of  Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland, then to Cheviot-Federal’s public shareholders as of [voting record date], and then to members of the general public.

The term “associate” of a person means:

(i)
any corporation or organization, other than Cheviot-Federal, Cheviot Savings Bank or a majority-owned subsidiary of Cheviot Savings Bank,  of which the person is a senior officer, partner or 10% beneficial shareholder;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Cheviot-Federal or Cheviot Savings Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”  Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New Cheviot or Cheviot Savings Bank and except as described below.  Any purchases made by any associate of New Cheviot or Cheviot Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New Cheviot.”

Plan of Distribution; Selling Agent Compensation

To assist in the marketing of our shares of common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(i)           acting as our financial advisor for the conversion and offering;

(ii)           providing administrative services and managing the Stock Information Center;

(iii)          educating our employees regarding the stock offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)           soliciting orders for shares of common stock.

For these services, Stifel, Nicolaus & Company, Incorporated has received an advisory and administrative fee of $30,000, and will receive a fee of 1% of the dollar amount of all shares of common stock sold in the subscription and community offerings.  No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors, employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans, and no sales fee will be payable with respect to the exchange shares.

In the event that Stifel, Nicolaus & Company, Incorporated sells shares of common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which will include Stifel, Nicolaus & Company, Incorporated), shall not exceed 5.5% in the aggregate.  Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager.  All fees payable with respect to a syndicated community offering will be in addition to fees sold in the subscription and community offerings.

Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amount not to exceed $20,000 for the subscription offering and community offering and $30,000 for the syndicated community offering, and for attorney’s fees and expenses in the subscription offering, community offering and syndicated community offering in an amount not to exceed $110,000.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings and Stifel, Nicolaus & Company, Incorporated provides significant additional services in connection with the resolicitation (including repeating the services described above, such as reviewing supplemental offering documents and news releases, reviewing any updates to the independent appraisal, providing advice with respect to potential changes to purchase limitations, assisting with the receipt of supplemental regulatory approvals, providing additional assistance with the processing of the return and acceptance of prior and new orders (including orders from individual retirement accounts and Keogh Accounts) and coordinating functions with the financial printer), we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000. Under such circumstances, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $10,000 and additional reimbursable attorney’s fees and expenses not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees and expenses shall not exceed $190,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Cheviot Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

We have also engaged Stifel, Nicolaus & Company, Incorporated as records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated, will assist us in the offering as follows:

●	consolidation of deposit accounts and vote calculation;

●	preparation of information for order forms and proxy cards;

●	interfacing with our financial printer;

●	recording stock order information; and

●	tabulating proxy votes.

For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $40,000, of which $10,000 has already been paid.  Additional fees not to exceed $10,000 may be negotiated if significant work is required due to unexpected circumstances.  We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses in connection with these services, not to exceed $5,000.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of New Cheviot common stock or any securities convertible into or exercisable or exchangeable for shares of New Cheviot stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of New Cheviot common stock, (3) exercise any stock options providing for the issuance of shares of New Cheviot common stock during the offering, or (4) announce any intention to take any of the foregoing actions.  In the event that either (1) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period described above, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Procedure for Purchasing Shares

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on [offering deadline].  If held, the community offering is expected to expire at the same time.  We may, however, extend one or both deadlines for up to 45 days, with the approval of the Board of Governors of the Federal Reserve System, if required. This extension may be approved by us, in our sole discretion, without notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond [extension deadline] would require the Board of Governors of the Federal Reserve System’s approval.  If the offering is so extended, or if the offering range is decreased or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at [passbook interest]% per annum for funds received in the subscription and community offerings.  We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at [passbook interest]% per annum from the date of processing as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription or community offerings, you must properly complete an original stock order form and remit full payment.  We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on [offering deadline]. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms.  We do not represent, however, that we will do so.  You may submit your order form and payment by mail using the stock order reply envelope provide, by overnight delivery to our Stock Information Center at the address noted on the Stock Order Form or by hand-delivery to ________________ located at _________________.  Hand-delivered stock order forms will only be accepted at this location.  We will not accept stock order forms at our branch offices.  Please do not mail stock order forms to Cheviot Savings Bank.

Once tendered, an order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.  If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Cheviot Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Cheviot Financial Corp.; or

(ii)	authorization of withdrawal of available funds from the types of Cheviot Savings Bank deposit accounts described on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Cheviot Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal.  In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Cheviot Savings Bank and will earn interest at [passbook interest]% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, wire transfers, Cheviot Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to New Cheviot).  You may not designate on your stock order form direct withdrawal from a Cheviot Savings Bank IRA or other retirement account.  See “—Using Individual Retirement Account Funds.”  Additionally, you may not designate a direct withdrawal from Cheviot Savings Bank accounts with check-writing privileges.  Please provide a check instead.  If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  If permitted by the Board of Governors of the Federal Reserve System, in the event we resolicit large purchasers, as described above in “Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares but may be allowed to pay by wire transfer.

Regulations prohibit Cheviot Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension deadline].  In such event, funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at [passbook interest]% per annum, for funds received in the subscription and community offerings.  Additionally, all deposit account withdrawal authorizations will be canceled.  We may resolicit purchasers for a specified period of time, allowing them to place a new stock order.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or New Cheviot to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds.  If you are interested in using funds in your IRA or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account.  By regulation, Cheviot Savings Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock.  Therefore, if you wish to use funds that are currently in a Cheviot Savings Bank IRA or other retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. Prior to placing your stock order, the funds you wish to use for the purchase of common stock must be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts.  Your stock order must be made through that account.  If you do not have such an account, you will need to establish one.  An annual administrative fee may be payable to the independent trustee or custodian.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.  Individuals interested in using funds in an IRA or any other retirement account, whether held at Cheviot Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [offering deadline] offering deadline.  Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the certificate registration address noted by purchasers on the stock order form.  Stock certificates will be sent to purchasers by first-class mail as soon as practicable after the completion of the conversion and stock offering.  We expect trading in the stock to begin on the business day of or on the business day following the completion of the conversion and stock offering.  It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading.  Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.  If you are currently a shareholder of Cheviot-Federal, see “—Exchange of Existing Public Shareholders’ Shares.”

Restrictions on Transfer of Subscription Rights and Shares

Federal regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.  When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription offering purchase priority than you do.  Doing so may jeopardize your subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)
the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our Stock Information Center.  The toll-free phone number is [stock center #].  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event that Cheviot Mutual Holding Company is liquidated prior to the conversion, all claims of creditors of Cheviot Mutual Holding Company would be paid first. Thereafter, if there were any assets of Cheviot Mutual Holding Company remaining, these assets would first be distributed to certain depositors of Cheviot Savings Bank under such depositors’ liquidation rights.  The amount received by such depositors would be equal to their pro rata interest in the remaining value of Cheviot Mutual Holding Company after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion.  The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by New Cheviot for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Cheviot Mutual Holding Company’s ownership interest in Cheviot-Federal’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus plus (ii) the value of the net assets of Cheviot Mutual Holding Company as of the date of the latest statement of financial condition of Cheviot Mutual Holding Company prior to the consummation of the conversion (excluding its ownership of Cheviot-Federal). The plan of conversion also provides for the establishment of a parallel liquidation account in Cheviot Savings Bank to support the New Cheviot liquidation account in the event New Cheviot does not have sufficient assets to fund its obligations under the New Cheviot liquidation account.

In the unlikely event that Cheviot Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first.  However, except with respect to the liquidation account to be established in Cheviot-Federal, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Cheviot Savings Bank or New Cheviot above that amount.

The liquidation account established by New Cheviot is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Cheviot Mutual Holding Company) after the conversion in the event of a complete liquidation of New Cheviot and Cheviot Savings Bank or a liquidation solely of Cheviot Savings Bank.  Specifically, in the unlikely event that either (i) Cheviot Savings Bank or (ii) New Cheviot and Cheviot Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of June 30, 2010 and [supplemental date] of their interests in the liquidation account maintained by New Cheviot.  Also, in a complete liquidation of both entities, or of Cheviot Savings Bank only, when New Cheviot has insufficient assets (other than the stock of Cheviot Savings Bank) to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Cheviot Savings Bank has positive net worth, Cheviot Savings Bank shall immediately make a distribution to fund New Cheviot’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New Cheviot as adjusted from time to time pursuant to the plan of conversion and federal regulations.  If New Cheviot is completely liquidated or sold apart from a sale or liquidation of Cheviot Savings Bank, then the New Cheviot liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Cheviot Savings Bank liquidation account, subject to the same rights and terms as the New Cheviot liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Board of Governors of the Federal Reserve System, New Cheviot will eliminate or transfer the liquidation account and the depositors’ interests in such account to Cheviot Savings Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Cheviot Savings Bank.

Under federal rules and regulations, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New Cheviot or Cheviot Savings Bank is not the surviving institution, would not be considered a liquidation.  In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Cheviot Savings Bank on June 30, 2010 or [supplemental date] equal to the proportion that the balance of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s deposit account on June 30, 2010 and [supplemental date], respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in Cheviot Savings Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2010 or [supplemental date], or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to shareholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of conversion to Cheviot Mutual Holding Company, Cheviot-Federal, Cheviot Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Cheviot Mutual Holding Company.  Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New Cheviot or Cheviot Savings Bank would prevail in a judicial proceeding.

Cheviot Mutual Holding Company, Cheviot-Federal, Cheviot Savings Bank and New Cheviot have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Cheviot Mutual Holding Company with and into Cheviot-Federal will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Cheviot Mutual Holding Company for liquidation interests in Cheviot-Federal will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.
None of Cheviot Mutual Holding Company, Cheviot-Federal, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Cheviot Mutual Holding Company to Cheviot-Federal in constructive exchange for liquidation interests in Cheviot-Federal.

4.
The basis of the assets of Cheviot Mutual Holding Company and the holding period of such assets to be received by Cheviot-Federal will be the same as the basis and holding period of such assets in Cheviot Mutual Holding Company immediately before the exchange.

5.
The merger of Cheviot-Federal with and into New Cheviot will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Cheviot-Federal nor New Cheviot will recognize gain or loss as a result of such merger.

6.
The basis of the assets of Cheviot-Federal and the holding period of such assets to be received by New Cheviot will be the same as the basis and holding period of such assets in Cheviot-Federal immediately before the exchange.

7.	Current shareholders of Cheviot-Federal will not recognize any gain or loss upon their exchange of Cheviot-Federal common stock for New Cheviot common stock.

8.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Cheviot-Federal for interests in the liquidation account in New Cheviot.

9.
The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Cheviot-Federal for interests in the liquidation account established in New Cheviot will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.
Each shareholder’s aggregate basis in shares of New Cheviot common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Cheviot-Federal common stock surrendered in the exchange.

11.
Each shareholder’s holding period in his or her New Cheviot common stock received in the exchange will include the period during which the Cheviot-Federal common stock surrendered was held, provided that the Cheviot-Federal common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange.

12.
Cash received by any current shareholder of Cheviot-Federal in lieu of a fractional share interest in shares of New Cheviot common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New Cheviot common stock, which such shareholder would otherwise be entitled to receive. Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the shareholder as a capital asset, the gain or loss will be capital gain or loss.

13.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New Cheviot common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of New Cheviot common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of Cheviot Savings Bank supporting the payment of the New Cheviot liquidation account in the event New Cheviot lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Cheviot Savings Bank liquidation account as of the effective date of the merger of Cheviot-Federal with and into New Cheviot.

15.
It is more likely than not that the basis of the shares of New Cheviot common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New Cheviot common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by New Cheviot on the receipt of money in exchange for New Cheviot common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Cheviot Mutual Holding Company, Cheviot-Federal, Cheviot Savings Bank, New Cheviot and persons receiving subscription rights and shareholders of Cheviot-Federal.  With respect to items 8 and 13 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that:  (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Cheviot Savings Bank are reduced; and (iv) the Cheviot Savings Bank liquidation account payment obligation arises only if New Cheviot lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Cheviot Savings Bank liquidation account supporting the payment of the liquidation account in the event New Cheviot lacks sufficient net assets does not have any economic value at the time of the conversion.  Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Cheviot Savings Bank liquidation account have no value.  If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed.  We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Clark, Schaefer, Hackett & Co. that the Ohio state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as an exhibit to New Cheviot’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Cheviot Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Cheviot also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Board of Governors of the Federal Reserve System. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit New Cheviot from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Board of Governors of the Federal Reserve System does not impose any repurchase restrictions.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING SHAREHOLDERS OF CHEVIOT-FEDERAL

General. As a result of the conversion, existing shareholders of Cheviot-Federal will become shareholders of New Cheviot.  There are differences in the rights of shareholders of Cheviot-Federal and shareholders of New Cheviot caused by differences between federal and Maryland law and regulations and differences in Cheviot-Federal’s federal stock charter and bylaws and New Cheviot’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the material differences and similarities affecting the rights of shareholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of New Cheviot’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Cheviot-Federal consists of 30,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock.

The authorized capital stock of New Cheviot consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Under the Maryland General Corporation Law and New Cheviot’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without shareholder approval.  Shareholder approval is required to increase or decrease the number of authorized shares of Cheviot-Federal.

Cheviot-Federal’s charter and New Cheviot’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control.  We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Cheviot Mutual Holding Company is required to own not less than a majority of the outstanding shares of Cheviot-Federal common stock. Cheviot Mutual Holding Company will no longer exist following completion of the conversion.

New Cheviot’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Cheviot-Federal’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by the shareholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by New Cheviot shareholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Cheviot-Federal’s stock charter or bylaws nor New Cheviot’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Shareholders” below.

Payment of Dividends.  Cheviot-Federal’s ability to pay dividends depends, to a large extent, upon Cheviot Savings Bank’s ability to pay dividends to Cheviot-Federal, which is restricted by federal regulations and by federal income tax considerations related to state-chartered savings associations.

The same restrictions will apply to Cheviot Savings Bank’s payment of dividends to New Cheviot.  In addition, Maryland law generally provides that New Cheviot is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. Cheviot-Federal’s bylaws and New Cheviot’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Cheviot-Federal’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors.  Persons elected by the board of directors of Cheviot-Federal to fill vacancies may only serve until the next election of directors by shareholders. Under New Cheviot’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Cheviot-Federal do not limit the personal liability of directors.

New Cheviot’s articles of incorporation provide that directors will not be personally liable for monetary damages to New Cheviot for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit New Cheviot.

Indemnification of Directors, Officers, Employees and Agents.  As generally allowed under current Board of Governors of the Federal Reserve System regulations, Cheviot-Federal will indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Cheviot-Federal or its shareholders.  Cheviot-Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification.  Before making any indemnification payment, Cheviot-Federal is required to notify the Board of Governors of the Federal Reserve System of its intention, and such payment cannot be made if the Board of Governors of the Federal Reserve System objects to such payment.

The articles of incorporation of New Cheviot provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law.  Maryland law allows New Cheviot to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of New Cheviot.  No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.  The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Shareholders. Cheviot-Federal’s bylaws provide that special meetings of shareholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting.  New Cheviot’s bylaws provide that special meetings of shareholders may be called by the president, by a majority vote of the total authorized directors, or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Shareholder Nominations and Proposals. Cheviot-Federal’s bylaws provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Cheviot-Federal not less than 30 nor more than 60 days before the date of any such meeting.

New Cheviot’s bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to New Cheviot at least 80 days prior and not earlier than 90 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice must be submitted by a shareholder not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Management believes that it is in the best interest of New Cheviot and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors.  This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of shareholders generally.  Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.  In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

Shareholder Action Without a Meeting. The bylaws of Cheviot-Federal provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote.  The bylaws of New Cheviot do not provide for action to be taken by shareholders without a meeting.  Under Maryland law, action may be taken by shareholders without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Cheviot-Federal, provides that shareholders may inspect and copy specified books and records after proper written notice for a proper purpose.  Maryland law provides that a shareholder may inspect a company’s bylaws, shareholder minutes, annual statement of affairs and any voting trust agreements. However, only a shareholder or group of shareholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of shareholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Shareholders. New Cheviot’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.  Cheviot-Federal’s charter does not provide such a limit on voting common stock.

In addition, federal regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New Cheviot’s equity securities without the prior written approval of the Board of Governors of the Federal Reserve System.  Where any person acquires beneficial ownership of more than 10% of a class of New Cheviot’s equity securities without the prior written approval of the Board of Governors of the Federal Reserve System, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Mergers, Consolidations and Sales of Assets. A federal regulation applicable to Cheviot-Federal generally requires the approval of two-thirds of the board of directors and the holders of two-thirds of the outstanding stock of Cheviot-Federal entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Cheviot-Federal’s assets. Such regulation permits Cheviot-Federal to merge with another corporation without obtaining the approval of its shareholders if:

(i)	it does not involve an interim savings institution;

(ii)	Cheviot-Federal’s federal stock charter is not changed;

(iii)
each share of Cheviot-Federal’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Cheviot-Federal after such effective date; and

(iv)	either:

(a)	no shares of voting stock of Cheviot-Federal and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)
the authorized but unissued shares or the treasury shares of voting stock of Cheviot-Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Cheviot-Federal outstanding immediately prior to the effective date of the transaction.

Under Maryland law, “business combinations” between New Cheviot and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder.  These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities.  Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of New Cheviot’s voting stock after the date on which New Cheviot had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of New Cheviot at any time after the date on which New Cheviot had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Cheviot.  A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Cheviot and an interested shareholder generally must be recommended by the board of directors of New Cheviot and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Cheviot, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of New Cheviot other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if New Cheviot’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Evaluation of Offers.  The articles of incorporation of New Cheviot provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Cheviot (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Cheviot and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon New Cheviot’s shareholders, including shareholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New Cheviot and its subsidiaries and on the communities in which New Cheviot and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New Cheviot;

●	whether a more favorable price could be obtained for New Cheviot’s stock or other securities in the future;

●	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New Cheviot and its subsidiaries;

●	the future value of the stock or any other securities of New Cheviot or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of New Cheviot to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Cheviot-Federal’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Federal regulations generally provide that a shareholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements.   The regulations also provide, however, that a shareholder of a federally chartered corporation whose shares are listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange, or any combination of such shares of stock and cash.

Under Maryland law, shareholders of New Cheviot will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which New Cheviot is a party as long as the common stock of New Cheviot trades on a national securities exchange.

Amendment of Governing Instruments. No amendment of Cheviot-Federal’s stock charter may be made unless it is first proposed by the board of directors then preliminarily approved by the Board of Governors of the Federal Reserve System, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.

New Cheviot’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the shareholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by shareholders;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New Cheviot;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of shareholders constituting a quorum or required for shareholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by New Cheviot;

(xi)	The limitation of liability of officers and directors to New Cheviot for money damages;

(xii)	The inability of shareholders to cumulate their votes in the election of directors;

(xiii)	The advance notice requirements for shareholder proposals and nominations; and

(xiv)
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF NEW CHEVIOT

Although the board of directors of New Cheviot is not aware of any effort that might be made to obtain control of New Cheviot after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of New Cheviot’s articles of incorporation to protect the interests of New Cheviot and its shareholders from takeovers which the board of directors might conclude are not in the best interests of Cheviot Savings Bank, New Cheviot or New Cheviot’s shareholders.

The following discussion is a general summary of the material provisions of Maryland law, New Cheviot’s articles of incorporation and bylaws, Cheviot Savings Bank’s constitution and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  New Cheviot’s articles of incorporation and bylaws are included as part of Cheviot Mutual Holding Company’s application for conversion filed with the Board of Governors of the Federal Reserve System and New Cheviot’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of New Cheviot

New Cheviot’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts.  As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of New Cheviot more difficult.

Directors. The board of directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of the board of directors.  Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.  The articles of incorporation and bylaws provide that special meetings of shareholders can be called by the president, by a majority of the whole board of directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.   The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles shareholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”).

Authorized but Unissued Shares.  After the conversion, New Cheviot will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of New Cheviot Following the Conversion.”  The articles of incorporation authorize 50,000,000 shares of serial preferred stock.  New Cheviot is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of New Cheviot that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Cheviot.  The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by the board of directors and also by at least a majority of the outstanding shares of the voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.  A list of these provisions is provided under “Comparison of Shareholders’ Rights For Existing Shareholders of Cheviot-Federal—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New Cheviot’s directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting shares.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain shareholder actions have been included in the articles of incorporation of New Cheviot in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for shareholder action under the Maryland General Corporation Law.

Business Combinations with Interested Shareholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between New Cheviot and an “interested shareholder”.  See “Comparison of Shareholder Rights for Existing Shareholders of Cheviot-Federal—Mergers, Consolidations and Sales of Assets” above.

Evaluation of Offers.  The articles of incorporation of New Cheviot provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Cheviot (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Cheviot and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors.  For a list of enumerated factors, see “Comparison of Shareholder Rights for Existing Shareholders of Cheviot-Federal—Evaluation of Offers” above.

Purpose and Anti-Takeover Effects of New Cheviot’s Articles of Incorporation and Bylaws.  Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors.  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  Our board of directors believes these provisions are in the best interests of New Cheviot and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of New Cheviot and to negotiate more effectively for what may be in the best interests of all our shareholders. Accordingly, our board of directors believes that it is in the best interests of New Cheviot and all of our shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of New Cheviot and that is in the best interests of all our shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of New Cheviot for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of New Cheviot’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of New Cheviot’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  Such provisions will also make it more difficult to remove our board of directors and management.  Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Constitution of Cheviot Savings Bank

Cheviot Savings Bank’s articles of incorporation will provide that for a period of five years from the closing of the conversion and offering, no person other than New Cheviot may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Cheviot Savings Bank.  This provision will not apply to any tax-qualified employee benefit plan of Cheviot Savings Bank or New Cheviot or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of New Cheviot or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Cheviot Savings Bank.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Board of Governors of the Federal Reserve System, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company.  The Board of Governors of the Federal Reserve System has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured state-chartered savings association or its parent holding company unless the Board of Governors of the Federal Reserve System has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Board of Governors of the Federal Reserve System.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Board of Governors of the Federal Reserve System.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Board of Governors of the Federal Reserve System that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New Cheviot, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.  Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

The Board of Governors of the Federal Reserve System may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF NEW CHEVIOT FOLLOWING THE CONVERSION

General

New Cheviot is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.  New Cheviot currently expects to issue in the offering and exchange up to 10,278,153 shares of common stock, subject to adjustment up to 11,819,876 shares.  New Cheviot will not issue shares of preferred stock in the conversion.  Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. New Cheviot may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors.  The payment of dividends by New Cheviot is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce New Cheviot’s assets below the then-adjusted balance of its liquidation account.  The holders of common stock of New Cheviot will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If New Cheviot issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of common stock of New Cheviot will have exclusive voting rights in New Cheviot.  They will elect New Cheviot’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of New Cheviot’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If New Cheviot issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.  Corporate powers and control of Cheviot Savings Bank are vested in its board of directors, who elect the officers of Cheviot Savings Bank and who fill any vacancies on the board of directors.  Voting rights of Cheviot Savings Bank are vested exclusively in the owners of the shares of capital stock of Cheviot Savings Bank, which will be New Cheviot, and voted at the direction of New Cheviot’s board of directors.  Consequently, the holders of the common stock of New Cheviot will not have direct control of Cheviot Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Cheviot Savings Bank, New Cheviot, as the holder of 100% of Cheviot Savings Bank’s capital stock, would be entitled to receive all assets of Cheviot Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Cheviot Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of New Cheviot, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New Cheviot available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Cheviot will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of New Cheviot’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for New Cheviot’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Cheviot-Federal and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of Clark, Schaefer, Hackett & Co., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Franklin Corporation and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been included herein in reliance upon the report of Clark, Schaefer, Hackett & Co., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to New Cheviot, Cheviot Mutual Holding Company, Cheviot-Federal and Cheviot Savings Bank, has issued to New Cheviot its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion.  Clark, Schaefer, Hackett & Co., Cincinnati, Ohio has provided an opinion to us regarding the Ohio income tax consequences of the conversion.  Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by SNR Denton US LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Cheviot has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New Cheviot.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Cheviot Mutual Holding Company has filed with the Board of Governors of the Federal Reserve System an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. To obtain a copy of the application filed with the Board of Governors of the Federal Reserve System, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Cleveland, at (__________) _________-___________.  Our Plan of Conversion and Reorganization is available, upon request, at each of our branch offices.

In connection with the offering, New Cheviot will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, New Cheviot and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion and reorganization, New Cheviot has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
CHEVIOT FINANCIAL CORP.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Financial Condition at June 30, 2011 (Unaudited) and December 31, 2010 and 2009	F-3

Consolidated Statements of Earnings for the six months ended June 30, 2011 and 2010 (Unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-4

Consolidated Statements of Comprehensive Income for the six months ended June 30, 2011 and 2010 (Unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-5

Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2011 (Unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-6

Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 (Unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-7

Notes to Consolidated Financial Statements	F-10

***

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2010 and 2009 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2010, 2009, and 2008.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years ended December 31, 2010, 2009, and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 16, 2011

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2011 (unaudited) and December 31, 2010 and 2009
 (In thousands)

	(Unaudited)
	June 30, 2011	2010	2009
ASSETS

Cash and due from banks	$8,006	$5,776	$3,217
Federal funds sold	16,573	5,924	4,582
Interest-earning deposits in other financial institutions	9,421	6,449	3,484
Cash and cash equivalents	34,000	18,149	11,283

Investment securities available for sale - at fair value	88,016	88,382	55,851
Mortgage-backed securities available for sale - at fair value	8,358	4,279	4,920
Mortgage-backed securities held to maturity - at cost, approximate market value of $4,633, $4,916 and $5,816 at June 30, 2011(unaudited) December 31, 2010 and 2009, respectively	4,488	4,779	5,744
Loans receivable - net	406,699	220,998	245,905
Loans held for sale-at lower of cost or market	954	4,440	1,097
Real estate acquired through foreclosure - net	3,682	2,007	2,048
Office premises and equipment - at depreciated cost	9,995	4,610	4,889
Federal Home Loan Bank stock - at cost	8,366	3,375	3,369
Accrued interest receivable on loans	1,754	925	1,074
Accrued interest receivable on mortgage-backed securities	35	23	36
Accrued interest receivable on investments and interest-bearing deposits	480	392	322
Goodwill	10,309	-	-
Core deposit intangible - net	1,208	-	-
Prepaid expenses and other assets	4,073	1,510	1,591
Bank-owned life insurance	10,163	3,791	3,653
Prepaid federal income taxes	1,001	409	78
Deferred federal income taxes	3,547	-	-

Total assets	$597,128	$358,069	$341,860

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$474,888	$257,852	$235,904
Advances from the Federal Home Loan Bank	44,245	27,300	33,672
Other borrowings	35	-	-
Advances by borrowers for taxes and insurance	1,146	1,440	1,501
Accrued interest payable	179	99	136
Accounts payable and other liabilities	5,295	1,955	1,625
Deferred federal income taxes	-	4	272
Total liabilities	525,788	288,650	273,110

Commitments and contingencies

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value; 9,918,751 shares issued at June 30, 2011 (unaudited), December 31, 2010 and 2009	99	99	99
Additional paid-in capital	43,873	43,878	43,819
Shares acquired by stock benefit plans	(1,270)	(1,302)	(2,069)
Treasury stock - at cost, 1,053,843 and 1,050,045 shares at June 30, 2011 (unaudited), December 31, 2010 and 2009	(12,859)	(12,860)	(12,828)
Retained earnings - restricted	41,294	40,655	40,109
Accumulated comprehensive gain (loss), unrealized gains (losses) on securities available for sale, net of tax expense (benefits)	203	(1,051)	(380)
Total shareholders’ equity	71,340	69,419	68,750

Total liabilities and shareholders’ equity	$597,128	$358,069	$341,860

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008
 (In thousands, except per share data)

	(Unaudited) For the six months ended June 30, 2011	(Unaudited) For the six months ended June 30, 2010	2010	2009	2008

Interest income
Loans	$8,853	$6,913	$13,285	$14,643	$15,436
Mortgage-backed securities	137	162	289	437	464
Investment securities	1,033	848	1,714	1,197	2,074
Interest-earning deposits and other	137	77	150	196	84
Total interest income	10,160	8,000	15,438	16,473	18,058

Interest expense
Deposits	2,217	1,784	3,435	4,844	6,727
Borrowings	615	718	1,263	1,741	1,718
Total interest expense	2,832	2,502	4,698	6,585	8,445

Net interest income	7,328	5,498	10,740	9,888	9,613

Provision for losses on loans	200	100	550	853	668

Net interest income after provision for losses on loans	7,128	5,398	10,190	9,035	8,945

Other income
Rental	58	32	64	51	51
Gain (loss) on sale of real estate acquired through foreclosure	122	(22)	(23)	(102)	(48)
Gain (loss) on sale of office premises and equipment	-	-	-	1	(15)
Gain on sale of loans	226	82	694	386	53
Earnings on bank-owned life insurance	124	69	138	137	133
Other operating	657	208	450	340	329
Total other income	1,187	369	1,323	813	503

General, administrative and other expense
Employee compensation and benefits	3,122	2,251	4,489	4,604	4,331
Occupancy and equipment	535	323	664	572	582
Property, payroll and other taxes	598	499	965	984	960
Data processing	219	112	238	314	311
Legal and professional	542	236	891	444	382
Advertising	280	100	197	195	196
FDIC expense	305	147	291	248	31
Other operating	969	396	805	780	647
Total general, administrative and other expense	6,570	4,064	8,540	8,141	7,440

Earnings before income taxes	1,745	1,703	2,973	1,707	2,008

Federal income taxes (benefits)
Current	(411)	531	917	623	724
Deferred	701	91	78	(17)	(132)
Total federal income taxes	290	622	995	606	592

NET EARNINGS	$1,455	$1,081	$1,978	$1,101	$1,416

Earnings per share - basic and diluted	$0.17	$0.12	$0.23	$0.13	$0.16

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008
 (In thousands)

	(Unaudited) For the six months ended June 30, 2011	(Unaudited) For the six months ended June 30, 2010	2010	2009	2008

Net earnings	$1,455	$1,081	$1,978	$1,101	$1,416

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $646, $317, $346, $123 and $96 for the six months ended June 30, 2011 and 2010 (unaudited) and For the years ended December 31, 2010, 2009 and 2008, respectively	1,254	615	(671)	(239)	(187)

Comprehensive income	$2,709	$1,696	$1,307	$862	$1,229

Accumulated comprehensive income (loss)	$203	$235	$(1,051)	$(380)	$(141)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the six months ended June 30, 2011 (unaudited) and the years ended December 31, 2010, 2009 and 2008
(In thousands, except per share data)

	Common stock	Additional paid-in capital	Shares acquired by stock benefit plans	Treasury stock	Retained earnings	Unrealized gains (losses) on on securities available for sale	Total shareholders’ equity
Balance at December 31, 2008	$99	$43,625	$(2,829)	$(12,799)	$40,276	$(141)	$68,231

Net earnings for the year ended December 31, 2009	-	-	-	-	1,101	-	1,101
Cash dividends of $.40 per share	-	-	-	-	(1,268)	-	(1,268)
Amortization expense of stock benefit plans	-	(54)	760	-	-	-	706
Stock option expense	-	248	-	-	-	-	248
Treasury stock repurchases	-	-	-	(29)	-	-	(29)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(239)	(239)

Balance at December 31, 2009	$99	$43,819	$(2,069)	$(12,828)	$40,109	$(380)	$68,750

Net earnings for the year ended December 31, 2010	-	-	-	-	1,978	-	1,978
Cash dividends of $.44 per share	-	-	-	-	(1,432)	-	(1,432)
Amortization expense of stock benefit plans	-	(37)	767	-	-	-	730
Stock option expense	-	96	-	-	-	-	96
Treasury stock repurchases	-	-	-	(32)	-	-	(32)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(671)	(671)

Balance at December 31, 2010	$99	$43,878	$(1,302)	$(12,860)	$40,655	$(1,051)	$69,419

Net earnings for the six months ended June 30, 2011	-	-	-	-	1,455	-	1,455
Cash dividends of $.24 per share	-	-	-	-	(816)	-	(816)
Amortization expense of stock benefit plans	-	(14)	32	-	-	-	18
Stock option expense	-	10	-	-	-	-	10
Treasury stock repurchases	-	-	-	-	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	1,254	1,254

Balance at June 30, 2011 (unaudited)	$99	$43,874	$(1,270)	$(12,860)	$41,294	$203	$71,340

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008
 (In thousands)

	(Unaudited) For the Six Months Ended June 30, 2011	(Unaudited) For the Six Months Ended June 30, 2010	2010	2009	2008
Cash flows from operating activities:
Net earnings for the period	$1,455	$1,081	$1,978	$1,101	$1,416
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(8)	19	18	29	(21)
Depreciation	219	158	317	317	301
Amortization expense related to stock benefit plans	18	390	730	706	715
Amortization of deferred loan origination fees	59	(4)	105	(13)	1
Amortization of intangible assets	90	-	-	-	-
Amortization of fair value adjustments	(240)	-	-	-	-
Proceeds from sale of loans in the secondary market	18,796	5,194	26,771	23,486	3,836
Loans originated for sale in the secondary market	(23,032)	(5,112)	(29,734)	(23,100)	(3,783)
Gain on sale of loans	(226)	(82)	(694)	(386)	(53)
Gain (loss) on sale of real estate acquired through foreclosure	(122)	22	23	102	48
Impairment on real estate acquired through foreclosure	138	100	107	-	-
Loss on sale of office premises and equipment	-	-	-	-	15
Federal Home Loan Bank stock dividends	-	(6)	(6)	-	(131)
Earnings on bank-owned life insurance	(124)	(69)	(138)	(137)	(133)
Provision for losses on loans	200	100	550	853	668
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(113)	27	149	85	(40)
Accrued interest receivable on mortgage-backed securities	13	7	13	(4)	19
Accrued interest receivable on investments and interest-bearing deposits	41	(147)	(70)	144	(48)
Prepaid expenses and other assets	506	(363)	81	(1,294)	(143)
Accrued interest payable	(676)	(8)	(37)	(36)	55
Accounts payable and other liabilities	(2,713)	28	330	556	130
Federal income taxes
Current	445	5	(331)	82	(16)
Deferred	701	91	78	(17)	(132)
Net cash flows (used in) provided by operating activities	(4,573)	1,431	240	2,474	2,704

Net cash flows provided by (used in) operating activities balance carried forward	$(4,573)	$1,431	$240	$2,474	$2,704

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008
 (In thousands)

	(Unaudited) For the Six Months Ended June 30, 2011	(Unaudited) For the Six Months Ended June 30, 2010	2010	2009	2008
Net cash flows provided by (used in) operating activities balance brought forward	$(4,573)	1,431	$240	$2,474	$2,704

Cash flows used in investing activities:
Principal repayments on loans	29,839	20,729	58,585	63,429	45,625
Loan disbursements	(12,270)	(16,054)	(33,991)	(42,662)	(65,784)
Loans purchased	-	-	(541)	(1,700)	(455)
Purchase of investment securities – available for sale	(5,000)	(47,191)	(118,720)	(76,936)	(18,973)
Proceeds from maturity of investment securities – available for sale	23,050	40,901	85,101	44,000	7,000
Proceeds from maturity of investment securities – held to maturity	-	-	-	7,000	16,000
Proceeds from maturity of municipal obligations – held to maturity	-	-	-	565	-
Purchase of mortgage-backed securities – available for sale	-	-	-	(5,267)	-
Principal repayments on mortgage-backed securities –available for sale	655	415	694	1,033	146
Principal repayments on mortgage-backed securities – held to maturity	290	515	965	1,171	2,585
Additions to real estate acquired through foreclosure	(100)	(64)	(107)	(222)	(9)
Proceeds from sale of real estate acquired through foreclosure	1,878	461	531	710	839
Purchase of office premises and equipment	(677)	(1)	(38)	(238)	(154)
Proceeds from the sale of office premises and equipment	-	-	-	1	-
Cash paid for acquisition, net of cash received	(4,200)	-	-	-	-
Net cash flows provided (used in) investing activities	33,465	(289)	(7,521)	(9,116)	(13,180)

Cash flows provided by financing activities:
Net increase (decrease) in deposits – net of acquisition	(4,491)	6,116	21,948	19,856	(3,478)
Proceeds from Federal Home Loan Bank advances – net of acquisition	11,000	10,000	10,000	-	25,500
Repayments on Federal Home Loan Bank Advances – net of acquisition	(17,158)	(7,802)	(16,372)	(10,932)	(9,561)
Advances by borrowers for taxes and insurance	(1,586)	(948)	(61)	37	211
Stock option expense, net	10	86	96	248	245
Treasury stock repurchases	-	(31)	(32)	(29)	(725)
Dividends paid on common stock	(816)	(748)	(1,432)	(1,268)	(1,153)
Net cash flows (used in) provided by financing activities	(13,041)	6.673	14,147	7,912	11,039

Net increase in cash and cash equivalents	15,851	7,815	6,866	1,270	563

Cash and cash equivalents at beginning of period	18,149	11,283	11,283	10,013	9,450

Cash and cash equivalents at end of period	$34,000	$19,098	$18,149	$11,283	$10,013

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008
 (In thousands)

	(Unaudited) For the Six Months Ended June 30, 2011	(Unaudited) For the Six Months Ended June 30, 2010	2010	2009	2008
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$185	$524	$1,238	$537	$744

Interest on deposits and borrowings	$2,752	$2,494	$4,661	$6,549	$8,390

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$1,065	$94	$513	$1,574	$1,294

Loans originated upon sales of real estate acquired through foreclosure	$102	$-	$-	$193	$185

Recognition of mortgage servicing rights	$83	$38	$206	$182	$23

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES

In January 2004, the Board of Directors of Cheviot Savings Bank (the “Savings Bank”) completed a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as parent of the Savings Bank, which converted to stock form, followed by the issuance of all the Savings Bank’s outstanding stock to Cheviot Financial. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55% were issued to Cheviot Mutual Holding Company, a federally-chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial.  The Reorganization and related stock offering resulted in cash proceeds, net of offering costs and shares issued to the ESOP, totaling approximately $39.3 million.

The Corporation conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes.  The Corporation’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Corporation can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry.  In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

The following is a summary of significant accounting policies which, with the exception of the policy described in Note A-15, have been consistently applied in the preparation of the accompanying financial statements.

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

2.  Investment and Mortgage-backed Securities

The Corporation accounts for investment and mortgage-backed securities using 3 categories: held to maturity, trading, or available for sale.  Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity.  Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded in shareholders’ equity.  Realized gains or losses on sales of securities are recognized using the specific identification method.

3.  Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest is accrued as earned unless the collectability of the loan is in doubt.  Loans are generally placed on nonaccrual status when they are contractually past due 90 days or more.  Interest on loans that are contractually past due more than 90 days is charged off, or an allowance is established based on management’s periodic evaluation.  The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.  If the ultimate collectability of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At the six months ended June 30, 2011 (unaudited) and December 31, 2010, the Corporation had $954,000 and $4.4 million in loans held for sale.

The Corporation recognizes, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired.  An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights at fair value.  The Corporation has opted to account for the capitalized servicing rights as being amortized in proportion to and over the estimated period of servicing income.

The Corporation recorded mortgage servicing rights totaling $660,000, $28,000, $144,000, $147,000 and $(2,000), net of amortization of $63,000, $10,000, $62,000, $35,000 and $25,000, during the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $961,000, $250,000, $366,000 and $222,000 at June 30, 2011 and 2010 (unaudited) and December 31, 2010 and 2009, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3.  Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $107.1 million, $44.5 million and $27.9 million at June 30, 2011 (unaudited) and December 31, 2010 and 2009, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati, Federal Home Loan Mortgage Corporation, US Bank, Bank of America, Franklin American, B, B & T and Lake Michigan.

4.  Loan Origination Fees and Costs

Origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, loan origination costs are limited to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Corporation’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5.  Allowance for Loan Losses

It is the Corporation’s policy to provide valuation allowances for estimated losses on loans primarily based on past loan loss experience and economic factors such as level of delinquencies, collateral values and overall employment and economy in the market area.  Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and major lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral- dependent.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral-dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5.  Allowance for Loan Losses (continued)

Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment.

6.  Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition.  A loan loss provision is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition.  Real estate loss provisions are recorded if the properties’ fair values subsequently decline below the value determined at the recording date.  In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered.  Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At June 30, 2011 (unaudited) and December 31, 2010, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

8.  Office Premises and Equipment

Office premises and equipment are carried at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be between fifteen and forty years for buildings and improvements, five to ten years for furniture and equipment and five years for automobiles.  An accelerated method is used for tax reporting purposes.

9.  Federal Income Taxes

The Corporation uses an asset and liability approach to accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

9.  Federal Income Taxes (continued)

The Corporation’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and credit quality discount on purchased loans, charitable contributions, deferred compensation and stock benefit plans.  Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

As required by Accounting for Uncertainty in Income Taxes, the Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain  the  position  following  an audit.  For tax positions meeting  the  more-likely-than-not  threshold,  the  amount  recognized  in  the financial  statements is the largest  benefit that has a greater than 50 percent likelihood  of being  realized upon  ultimate  settlement  with the relevant tax authority.  At the adoption date, January 1, 2007, the Corporation applied this standard to all tax positions for which the statute of limitations remained open.  As a result of the implementation, the Corporation was not required to record any liability for unrecognized tax benefits as of January 1, 2007.  There have been no material changes in unrecognized tax benefits since January 1, 2007.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2007.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for June 30, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Additional employer contributions are made at the discretion of the Board of Directors.  Employer contributions totaled $169,000, $112,000 $ $231,000, $195,000, and $177,000 for the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $19,000, $10,000, $36,000, $21,000, and $21,000 for the directors deferred compensation plan for the June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008.

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records a compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $1.2 million at both June 30, 2011 (unaudited) and December 31, 2010 and $1.6 million at December 31, 2009, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $157,000, $148,000, $301,000, $275,000 and $300,000 for the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, respectively. The fair value of the unearned ESOP shares approximated $986,000 and $953,000 at June 30, 2011 (unaudited) and December 31, 2010.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $16,000, $140,000, $156,000, $407,000 and $400,000 for the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, respectively.  During  the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008, 3,750 shares, 3,375 shares, 3,375 shares, 3,025 shares and 3,025 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.57.  During the six months ended June 30, 2011 (unaudited) 2,775 shares vested at an average price of $9.22.  At June 30, 2011 (unaudited) total non-vested shares were 24,886 at a weighted average grant date fair value of $11.57.  During the six months ended June 30, 2010 and the year ended December 31, 2010, 35,605 shares vested at an average price of $8.24.  At June 30, 2011 (unaudited) and December 31, 2010 total non-vested shares were 9,940 and 12,715 at a weighted average grant date fair value of $11.57.

11.  Fair Value of Financial Instruments

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value, is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity or contracts that convey or impose on an entity the contractual right or obligation to either receive or deliver cash for another financial instrument. These fair value estimates are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price for which an asset could be sold or liability could be settled. However, given there is no active market or observable market transactions for many of the Corporation’s financial instruments, it has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2011 (unaudited) and December 31, 2010 and 2009:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities:  For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price, where available.  If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans receivable:  The loan portfolio was segregated into categories with similar characteristics, such as one-to four-family residential, multi-family residential and commercial real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts, fair values were deemed to equal the historic carrying values.  The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Loans held for sale:  Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At June 30, 2011 (unaudited) and December 31, 2010 and 2009, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at June 30, 2011 (unaudited) and December 31, 2010 and 2009.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At June 30, 2011 (unaudited) and December 31, 2010 and 2009, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows:

	(Unaudited)		At December 31,
	At June 30, 2011		2010		2009
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value
	(In thousands)		(In thousands)
Financial assets
Cash and cash equivalents	$34,000	$34,000	$18,149	$18,149	$11,283	$11,283
Investment securities	88,016	88,016	88,382	88,382	55,851	55,851
Mortgage-backed securities	12,846	12,991	9,058	9,195	10,664	10,736
Loans receivable – net and loans held for sale	407,653	420,930	225,438	233,272	247,002	258,986
Federal Home Loan Bank stock	8,366	8,366	3,375	3,375	3,369	3,369

	$550,881	$564,303	$344,402	$352,373	$328,169	$340,225

Financial liabilities
Deposits	$474,888	$475,027	$257,852	$257,672	$235,904	$235,771
Advances from the Federal Home Loan Bank	44,245	46,266	27,300	30,597	33,672	37,807
Advances by borrowers for taxes and insurance	1,146	1,146	1,440	1,440	1,501	1,501

	$520,279	$522,439	$286,592	$289,709	$271,077	$275,079

12.  Advertising

Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

The Corporation maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Corporation believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 107,126 unallocated shares for the six months ended June 30, 2011 (unaudited) and the fiscal year ended December 31, 2010, and 142,833 unallocated shares held by the ESOP for the six months ended June 30, 2010 (unaudited) and the fiscal year ended December 31, 2009 and 178,540 unallocated shares held by the ESOP for the fiscal year ended December 31, 2008.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14.  Earnings Per Share (continued)

	(Unaudited)	(Unaudited)		December 31,
	June 30, 2011	June 30, 2010	2010	2009	2008

Weighted-average common shares outstanding (basic)	8,757,782	8,724,677	8,723,463	8,691,554	8,684,509

Dilutive effect of assumed exercise of stock options	9,661	9,486	8,441	17,242	44,527

Weighted-average common shares outstanding (diluted)	8,767,443	8,734,163	8,731,904	8,708,796	8,729,036

Options to purchase 425,600, 421,200 and 421,200 shares of common stock ranging in price from $8.48 to $13.63 were outstanding during the six months ended June 30, 2011 and 2010 (unaudited) and for the year ended December 31, 2010 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

15.  Stock Option Plan

On April 26, 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options.  During June 30, 2011 (unaudited), 2010, 2009, and 2008 approximately 4,400, 8,860, 8,060, and 8,060 option shares were granted subject to five year vesting.

The Corporation follows FASB Accounting Standard Codification Topic 718 (ASC 718), “Compensation – Stock Compensation,” for its stock option plans, and accordingly, the Corporation recognizes the expense of these grants as required. Stock-based employee compensation costs pertaining to stock options is reflected as a net increase in equity, for both any new grants, as well as for all unvested options outstanding at December 31, 2005, in both cases using the fair values established by usage of the Black-Scholes option pricing model, expensed over the vesting period of the underlying option.

The Corporation elected the modified prospective transition method in applying ASC 718. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the six months ended June 30, 2011 and 2010 (unaudited) and for the year ended December 31, 2010, the Corporation recorded $10,000, 32,000 and $96,000 in after-tax compensation cost for equity-based awards that vested during year.  The Corporation has $80,000 and $68,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of June 30, 2011 (unaudited) and December 31, 2010, which is expected to be recognized over a weighted-average vesting period of approximately 0.2 years. There is no intrinsic value on the vested outstanding options due to the strike price exceeding the market price at June 30, 2011 (unaudited) and December 31, 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the unvested stock awards is as follows:

		Weighted Average Fair Value
	Shares	on Award Date
Unvested at December 31, 2009	97,548	$3.23
Awarded	8,860	4.83
Vested	(82,468)	3.32
Unvested at December 31, 2010	23,940	$3.52

		Weighted Average Fair Value
	Shares	on Award Date
Unvested at December 31, 2010	23,940	$3.52
Awarded	4,400	5.30
Vested	(7,500)	3.22
Unvested at June 30, 2011	20,840	$4.00

A summary of the status of the Corporation’s stock option plan as of June 30, 2011 (unaudited) and December 31, 2010, 2009, and 2008 and changes during the year then ended is presented below:

					December 31,
	June 30, 2011		2010		2009		2008
	(Unaudited)
		Weighted		Weighted-		Weighted-		Weighted-
		average		average		average		average
		exercise		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	421,200	$11.05	412,340	$11.17	404,280	$11.16	396,220	$11.21
Granted	4,400	9.04	8,860	8.07	8,060	8.48	8,060	9.03
Exercised	-	-	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-	-	-

Outstanding at end of year	425,600	$11.02	421,200	$11.05	412,340	$11.11	404,280	$11.16

Options exercisable at year-end	404,760	$11.14	397,260	$11.16	314,792	$11.17	233,936	$11.17

Fair value of options granted during the year		$5.30		$4.83		$3.31		$1.93

Cumulative option compensation cost over service period (in thousands)		$1,250		$1,238		$1,195		$1,169

Weighted average remaining vesting period		2 months		2 months		7 months		18 months

 CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

The following information applies to options outstanding at June 30, 2011 (unaudited):

Number outstanding	425,600
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.14
Weighted-average remaining contractual life	4.3 years

The following information applies to options outstanding at December 31, 2010:

Number outstanding	421,200
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.16
Weighted-average remaining contractual life	4.7 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in June 30, 2011(unaudited), for the six months ended June 30, 2010 and year ended December 31, 2010, 2009 and 2008:  dividend yield of 5.22%, 5.45%, 4.48% and 3.65%; expected volatility of 44.17%, 44.55%, 56.38% and 26.13%; risk-free interest rates of 2.98%, 3.38%, 3.25% and 3.78%; and expected lives of 10 years. The effects of expensing stock options are reported in “cash provided by financing activities” in the Consolidated Statements of Cash Flows.

16.  Disclosures about Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.  Disclosures about Fair Value of Assets and Liabilities (continued)

Securities available for sale:  Fair value on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers and classified as level 2 assets.  Management compares the fair values to another third party report for reasonableness.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

	Quoted prices
	in active	Significant	Significant
	markets for	other	other
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)

Securities available for sale at June 30, 2011 (unaudited):
U.S. Government agency securities	-	$84,887	-
Municipal obligations	-	$3,129	-
Mortgage-backed securities	-	$8,358	-

Securities available for sale at December 31, 2010:
U.S. Government agency securities	-	$87,009	-
Municipal obligations	-	$1,373	-
Mortgage-backed securities	-	$4,279	-

Securities available for sale at December 31, 2009:
U.S. Government agency securities	-	$54,455	-
Municipal obligations	-	$1,396	-
Mortgage-backed securities	-	$4,920	-

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals based on comparable sales, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans at June 30, 2011 (unaudited) and December 31, 2010 and December 31, 2009 were approximately $5.5 million, $4.9 million and $2.4 million, respectively.

The Corporation has real estate acquired through foreclosure totaling $3.7 million at June 30, 2011 (unaudited) and $2.0 million at both December 31, 2010 and December 31, 2009, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $2.7 million, $1.1 million and $732,000 at June 30, 2011 (unaudited) and December 31, 2010 and December 31, 2009, respectively.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $936,000 at both June 30, 2011 (unaudited) and December 31, 2010 and $1.3 million at December 31, 2009, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2010, none of which had a material effect, if any, on our year-end consolidated financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash,” which updated the Codification on accounting for distributions to shareholders that offers them the ability to elect to receive their entire distribution in cash or stock with a potential limitation on the total amount of cash that all shareholders can receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. The new guidance is effective for interim and annual periods after December 15, 2009, and would be applied on a retrospective basis. The adoption of this guidance did not have any effect on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements,” as the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The new guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Early adoption is permitted. The adoption of this guidance is not expected to significantly impact our annual and interim financial statement disclosures and will not have any impact on our consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The amendments in the ASU remove the requirement for companies that are subject to the periodic reporting requirements of the Exchange Act to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. generally accepted accounting principles (“U.S. GAAP”). The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. All of the amendments in the ASU were effective upon issuance, except for the use of the issued date for conduit debt obligors, which will be effective for interim or annual periods ending after June 15, 2010. The adoption of this guidance did not have a material effect on the consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815),” which clarifies that the only type of embedded credit derivative feature related to the transfer of credit risk that is exempt from derivative bifurcation requirements is one that is in the form of subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination will need to assess those embedded credit derivatives to determine if bifurcation and separate accounting as a derivative is required. This guidance is effective on July 1, 2010. Early adoption is permitted at the beginning of an entity’s first interim reporting period beginning after issuance of this guidance. The adoption of this guidance did not have any impact on our consolidated financial statements.

In April 2010,  the FASB issued  Codification  Accounting  Standards  Update No. 2010-18 (ASU No. 2010-18) Effect of Loan Modification when the Loan is Part of a Pool that is accounted  for as a Single Asset (a consensus of the FASB  Emerging Issues  Task  Force).  The amendments in this update affect any entity that acquires loans subject to ASC Subtopic 310-30, that accounts for some or all of those loans within pools, and that subsequently modifies one or more of those loans after acquisition. ASU No. 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the interim period ending September 30, 2010, and the amendments are to be applied prospectively. . The adoption of this guidance did not have any impact on our consolidated financial statements.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU amends FASB Accounting Standards Codification™ (the “Codification” or “ASC”) Topic 310, Receivables, to improve the disclosures about the credit quality of an entity’s financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses.

In July 2010, the FASB issued Accounting Standards Update (ASU) 2010-20, “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  This purpose of this Update is to improve transparency by companies that hold financing receivables, including loans, leases and other long-term receivables. The Update requires such companies to disclose more information about the credit quality of their financing receivables and the credit reserves against them. This guidance became effective during the three month period ended December 31, 2010, with the exception of certain disclosures which include information for activity that occurs during a reporting period (activity in the allowance for credit losses and modifications of financing receivables) which will be effective for the first interim or annual period beginning after December 15, 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

The following accounting guidance will be adopted in 2011, and is not expected to have a material impact, if any, on our consolidated financial position or results of operations.

In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-1, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20”, which delays the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 in order to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. Management is currently evaluating the impact, if any, that the adoption of the remaining amendments will have on its consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

In April 2011, the FASB ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” ASU 2011-02 clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 will be effective for the Corporation on July 1, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011. Adoption of ASU 2011-02 is not expected to have a material impact on the Corporation’s financial statements.

In May 2011, the FASB issued ASU 2011-4, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This Update provides guidance which is expected to result in common fair value measurement and disclosure requirements between U.S. GAAP and IFRS. It changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. It is not intended for this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. We do not anticipate any material impact from this Update.

In June 2011, the FASB issued ASU 2011-5, “Comprehensive Income (Topic 220).” In this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. They also do not change the presentation of related tax effects, before related tax effects, or the portrayal or calculation of earnings per share. The amendments in this Update should be applied retrospectively. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. We do not anticipate any material impact from this Update.

18.  Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at June 30, 2011 (unaudited) and December 31, 2010 and 2009 are shown below.

	June 30, 2011 (unaudited)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$84,795	$315	$223	$84,887
Municipal obligations	3,142	64	77	3,129

	$87,937	$379	$300	$88,016

	December 31, 2010

		Estimated	Gross	Gross
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$88,529	$102	$1,622	$87,009
Municipal obligations	1,545	5	177	1,373

	$90,074	$107	$1,799	$88,382

	December 31, 2009

		Estimated	Gross	Gross
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$54,915	$67	$527	$54,455
Municipal obligations	1,545	4	153	1,396

	$56,460	$71	$680	$55,851

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Investment securities with a carrying value of approximately $1.5 million and $500,000 at June 30, 2011 and December 31, 2010 was pledged to secure an investment in the Senior Housing Crime Prevention Foundation.

The amortized cost of investment securities at June 30, 2011 and December 31, 2010 and 2009, by contractual term to maturity, are shown below.

	(Unaudited)	December 31,
	June 30, 2011	2010	2009
	(In thousands)	(In thousands)

Less than one year	$53,019	$20,997	$24,919
One to five years	19,329	53,345	22,996
Five to ten years	9,122	4,497	2,310
More than ten years	6,467	11,235	6,235

	$87,937	$90,074	$56,460

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at June 30, 2011 (unaudited) and December 31, 2010 and 2009 are shown below.

		June 30, 2011 (unaudited)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
		(In thousands)

Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$1,230	$86	$1	$1,315
Federal National Mortgage Association adjustable-rate participation certificates	3,109	49	2	3,156
Government National Mortgage Association adjustable-rate participation certificates	3,791	101	5	3,887

	$8,130	$236	$8	$8,358

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$425	$6	$1	$430
Federal National Mortgage Association adjustable-rate participation certificates	465	7	-	472
Government National Mortgage Association adjustable-rate participation certificates	3,598	133	-	3,731

	$4,488	$146	$1	$4,633

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$723	$13	$-	$736
Federal National Mortgage Association adjustable-rate participation certificates	548	17	-	565
Government National Mortgage Association adjustable-rate participation certificates	2,908	70	-	2,978

	$4,179	$100	$-	$4,279

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$464	$10	$1	$473
Federal National Mortgage Association adjustable-rate participation certificates	515	7	-	522
Government National Mortgage Association adjustable-rate participation certificates	3,800	121	-	3,921

	$4,779	$138	$1	$4,916

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$829	$1	$-	$830
Federal National Mortgage Association adjustable-rate participation certificates	700	9	-	709
Government National Mortgage Association adjustable-rate participation certificates	3,358	24	1	3,381

	$4,887	$34	$1	$4,920

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$603	$1	$7	$597
Federal National Mortgage Association adjustable-rate participation certificates	640	3	1	642
Government National Mortgage Association adjustable-rate participation certificates	4,501	76	-	4,577

	$5,744	$80	$8	$5,816

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2010 and 2009, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	(Unaudited)	December 31,
	June 30, 2011	2010	2009
	(In thousands)	(In thousands)

Due in one year or less	$570	$359	$611
Due in one year through five years	2,433	1,543	2,704
Due in five years through ten years	3,421	2,199	4,047
Due in more than ten years	6,194	4,857	3,269

	$12,618	$8,958	$10,631

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2011 (unaudited) and December 31, 2010 and 2009:

				(Unaudited)
				June 30, 2011
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	6	$19,774	$223	-	$-	$-	6	$19,774	$223
Municipal obligations	3	443	3	2	1,161	74	5	1,604	77
Mortgage-backed securities	13	452	8	4	164	1	17	616	9

Total temporarily impaired securities	22	$20,669	$234	6	$1,325	$75	28	$21,994	$309

				December 31, 2010
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)
U.S. Government agency securities	17	$61,360	$1,622	-	$-	$-	17	$61,360	$1,622
Municipal obligations	-	-	-	2	1,058	177	2	1,058	177
Mortgage-backed securities	-	-	-	1	9	1	1	9	1

Total temporarily impaired securities	17	$61,360	$1,622	3	$1,067	$178	20	$62,427	$1,800

				December 31, 2009
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	13	$26,996	$523	1	$1,000	$4	14	$27,996	$527
Municipal obligations	-	-	-	2	1,235	153	2	1,235	153
Mortgage-backed securities	3	137	5	13	1,537	4	16	1,674	9

Total temporarily impaired securities	16	$27,133	$528	16	$3,772	$161	32	$30,905	$689

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Management does not intend to sell any of the debt securities with an unrealized loss and does not believe that it is more likely than not that it will be required to sell a security in an unrealized loss position prior to a recovery in value.  The fair values are expected to recover as securities approach maturity dates. The Company has evaluated these securities and has determined that the decline in their values is temporary.

All of the Corporation’s agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency and are not considered to have credit quality issues and the decline in fair value is due to interest rate changes.

The Corporation’s municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers’ current financial statements, including the related cash flows and interest payments. We concluded that the unrealized loss positions on these securities is a result of the level of market interest rates and not a result of the underlying issuers’ ability to repay.

We do not intend to sell any of the debt securities with an unrealized loss and do not believe that it is more likely than not that we will be required to sell a security in an unrealized loss position prior to a recovery in its value. The fair value of these debt securities is expected to recover as the securities approach maturity. Accordingly, we have not recognized any other-than-temporary impairment in our consolidated statements of income.

NOTE C - FINANCING RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at June 30, 2011 (unaudited) and December 31 was as follows:

	(Unaudited)
	June 30, 2011	2010	2009
	(In thousands)

One- to four-family residential	$317,281	$195,801	$220,714
Multi-family residential	23,483	8,594	9,114
Construction	7,406	7,081	4,868
Commercial	61,952	19,329	15,925
Consumer	2,636	207	51
	412,758	231,012	250,672
Less:
Undisbursed portion of loans in process	3,854	4,482	2,696
Deferred loan origination fees	(148)	(150)	(51)
Allowance for loan losses	1,399	1,242	1,025

	$407,653	$225,438	$247,002

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE C – FINANCING RECEIVABLE (continued)

The recorded investment in loans was as follows as of June 30, 2011:

	One-to four Family Residential	Multi-family Residential	Construction		Commercial	Consumer	Total

Purchased loans	$135,387	$13,338	$-		$43,607	$4,164	$196,496
Credit quality discount	(2,524)	(208)	-		(2,451)	(1,804)	(6,987)
Purchased loans book value (3)	132,863	13,130	-		41,156	2,360	189,509
Originated loans (1)	184,418	10,353	7,406	(2)	20,796	276	223,249
Ending balance	$317,281	$23,483	$7,406		$61,952	$2,636	$412,758

(1)	Includes loans held for sale
(2)	Before consideration of undisbursed Loans-in-process
(3)	Loans purchased in acquisition of First Franklin

The carrying amount of purchased loans consisting of credit-impaired purchased loans and non-impaired purchased loans is shown in the following table as of June 30, 2011.
	Non-impaired Purchased Loans	Credit Impaired Purchased Loans

One-to-four family residential	$126,915	$5,948
Multi-family residential	11,963	1,167
Construction	-	-
Commercial	32,322	8,834
Consumer	1,058	1,302
Total	$172,258	$17,251

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $340.8 million,  $207.0 million and $232.0 million or 84%, 92% and 94% of the net loan portfolio, at June 30, 2011 (unaudited) and December 31, 2010 and 2009.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE C – FINANCING RECEIVABLE (continued)

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.3 million, $1.2 million and $1.3 million at June 30, 2011 (unaudited) and December 31, 2010 and 2009, respectively.  During the six months ended June 30, 2011 (unaudited) one new mortgage loan was originated to an executive officer totaling $150,000.  During the year ended December 31, 2010, one new line of credit was originated to a director totaling $100,000. During the six months ended June 30, 2011 (unaudited) and year ended December 31, 2010, there were repayments of approximately $85,000 and $91,000, respectively.

The Company participates in the Federal Home Loan Bank of Cincinnati’s Mortgage Purchase Program which provides the Company the ability to sell conventional mortgage loans in the secondary market. The program utilizes a Lender Risk Account (LRA) which is funded through the proceeds of individual mortgages sold. One LRA is established for each master commitment and the amount deposited into the LRA is approximately thirty to fifty basis points of each original loan balance.

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled and ending in the eleventh year or when all of the loans sold under a master commitment have been paid in full. The Company’s LRA totaled $904,000, $292,000 and $182,000 at June 30, 2011 (unaudited) and December 31, 2010 and 2009.  The amount is reported in other assets and as deferred income until the FHLB remits amounts to the Company based on loan performance, at which time revenue will be recognized.  During the six months ended June 30, 2011 (unaudited) and years ended December 31,  2010 and 2009, the Company received payments of $4,700, $5,000 and $3,000, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES

	Real Estate Loans – mortgage
	One-to four
	Family	Multi-family
(Unaudited)
June 30, 2011	Residential	Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$979	$49	$33	$180	$1	$1,242
Provision	56	104	4	21	15	200
Charge-offs	(35)	-	(21)	-	-	(56)
Recoveries	-	-	-	-	13	13

Ending balance	$1,000	$153	$16	$201	$29	$1,399

Ending balance:
individually evaluated for impairment	$364	$-	$-	$-	$-	$364

Ending balance:
collectively evaluated for impairment	$636	$153	$16	$201	$29	$1,035

Ending balance:
loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-

Loans receivable:

Ending balance	$317,281	$23,483	$7,406	$61,952	$2,636	$412,758

Ending balance:
individually evaluated for impairment (1)	$131,728	$11,963	$-	$32,528	$1,058	$177,277

Ending balance:
Collectively evaluated for impairment	$179,605	$10,353	$7,406	$20,590	$276	$218,230

Ending balance:
loans acquired with deteriorated credit quality	$5,948	$1,167	$-	$8,834	$1,302	$17,251

(1)Includes loans acquired from First Franklin of $171,709

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Real Estate Loans – mortgage
	One-to four Family	Multi-family
2010	Residential	Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$892	$30	$28	$75	$-	$1,025
Provision	364	19	5	161	1	550
Charge-offs	(277)	-	-	(56)	-	(333)
Recoveries	-	-	-	-	-	-

Ending balance	$979	$49	$33	$180	$1	$1,242

Ending balance:
individually evaluated for impairment	$217	$-	$-	$-	$-	$217

Ending balance:
collectively evaluated for impairment	$762	$49	$33	$180	$1	$1,025

Ending balance:
loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-

Loans receivable:

Ending balance	$195,801	$8,594	$7,081	$19,329	$207	$231,012

Ending balance:
individually evaluated for impairment	$4,989	$-	$-	$222	$-	$5,211

Ending balance:
Collectively evaluated for impairment	$190,812	$8,594	$7,081	$19,107	$207	$225,801

Ending balance:
loans acquired with deteriorated credit quality	-	-	-	-	-	-

	2009	2008
	(In thousands)

Beginning balance	$709	$596
Provision for losses on loans	853	668
Charge-offs of loans	(537)	(572)
Recoveries	-	17

Ending balance	$1,025	$709

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

 NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of June 30, 2011

         Credit Risk Profile by Internally Assigned Grade

	Real Estate Loans – mortgage

		Originated Loans at June 30, 2011
	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$179,056	$10,353	$7,406	$20,590	$276	$217,681
Special mention	-	-	-	-	-	-
Substandard	5,362	-	-	206	-	5,568
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$184,418	$10,353	$7,406	$20,796	$276	$223,249

	Purchased Loans at June 30, 2011
	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$124,890	$12,737	$-	$36,047	$1,961	$175,635
Special mention	259	353	-	1,057	-	1,669
Substandard	7,714	40	-	4,052	399	12,205
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$132,863	$13,130	$-	$41,156	$2,360	$189,509

Age Analysis of Past Due Originated Loans Receivable
As of June 30, 2011
	30-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing
Real Estate:
1-4 family Residential	$729	$5,041	$5,770	$179,377	5,041	$184,418	-
Multi-family Residential	-	-	-	10,353	-	10,353	-
Construction	-	-	-	7,406	-	7,406	-
Commercial	-	207	207	20,589	207	20,796	-
Consumer	-	-	-	276	-	276	-
Total	$729	$5,248	$5,977	$218,001	$5,248	$223,249	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

 NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Purchased Loans Receivable
As of June 30, 2011
	30-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing
Real Estate:
1-4 family Residential	$2,679	$3,734	$6,413	$129,129	3,734	$132,863	-
Multi-family Residential	-	488	488	12,642	488	13,130	-
Construction	-	-	-	-	-
Commercial	329	638	967	40,518	638	41,156	-
Consumer	-	56	56	2,304	56	2,360	-
Total	$3,008	$4,916	$7,924	$184,593	$4,916	$189,509	-

Impaired Loans
As of June 30, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

Purchased loans with no related allowance recorded:
Real Estate:
1-4 family Residential	$5,948	$5,948	$-	$83	$54
Multi-family Residential	1,167	1,167	-	195	-
Construction	-	-	-	-	-
Commercial	8,834	8,834	-	442	6
Consumer	1,302	1,302	-	41	-
Total	$17,251	$17,251	$-	$133	$60

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

  NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans
As of June 30, 2011

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Originated loans with no related allowance recorded
Real Estate:
1-4 family Residential	$4,985	$4,985	$-	$104	$40
Commercial	46	46	-	46	-
Consumer	-	-	-	-	-
Total	$5,031	$5,031	$-	$114	$40
Originated loans with an allowance recorded:
Real Estate:
1-4 family Residential	$284	$640	$356	$29	$-
Commercial	152	160	8	151
Consumer	-	-	-	-	-
Total	$436	$800	$364	$180	$-
Total:
Real Estate:
1-4 family Residential	$11,217	$11,573	$356	$87	$94
Multi-family Residential	1,167	1,167	-	195	-
Construction	-	-	-	-	-
Commercial	9,032	9,040	-	411	6
Consumer	1,302	1,302	8	41	-
Total	$22,718	$23,082	$364	$120	$100

Credit Quality Indicators
As of December 31, 2010

 Credit Risk Profile by Internally Assigned Grade

	Real Estate Loans – mortgage
	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$190,812	$8,594	$7,081	$19,107	$207	$225,801
Special mention	-	-	-	-	-	-
Substandard	4,989	-	-	222	-	5,211
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$195,801	$8,594	$7,081	$19,329	$207	$231,012

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Loans Receivable
As of December 31, 2010
							Recorded
							Investment
	30-89 Days	Greater than	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$1,017	$4,695	$5,712	$191,106	4,695	$195,801	-
Multi-family Residential	-	-	-	8,594	-	8,594	-
Construction	-	-	-	7,081	-	7,081	-
Commercial	46	160	206	19,169	160	19,329	-
Consumer	-	-	-	207	-	207	-
Total	$1,063	$4,855	$5,918	$226,157	$4,855	$231,012	-

Impaired Loans
For the Year Ended December 31, 2010

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Real Estate:
1-4 family Residential	$4,038	$4,038	$-	$104	$126
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	111	2
Consumer	-	-	-	-	-
Total	$4,260	$4,260	$-	$215	$128

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With an allowance recorded:
Real Estate:
1-4 family Residential	$734	$951	$217	$56	$9
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$734	$951	$217	$56	$9
Total:
Real Estate:
1-4 family Residential	$4,772	$4,989	$217	$92	$135
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	111	2
Consumer	-	-	-	-	-
Total	$4,994	$5,211	$217	$203	$137

Loan Receivable on Nonaccrual Status
As of June 30, 2011

	Originated	Purchased
	Loans	Loans	Total

Real Estate:
1-4 family Residential	$5,041	$3,734	$8,775
Multi-family Residential	-	488	488
Construction	-	-	-
Commercial	207	638	845
Consumer	-	56	56
Total	$5,248	$4,916	$10,164

Loan Receivable on Nonaccrual Status
As of December 31, 2010

Real Estate:
1-4 family Residential	$4,695
Multi-family Residential	-
Construction	-
Commercial	160
Consumer	-
Total	$4,855

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

At June 30, 2011 (unaudited), December 31, 2010, 2009 and 2008, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $1.0 million, $1.0 million, $876,000 and $679,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $364,000, $217,000, $149,000 and $30,000 at June 30, 2011 (unaudited), December 31, 2010, 2009 and 2008, respectively.  Nonaccrual loans totaled approximately $10.2 million, $4.9 million and $2.4 million at June 30, 2011 (unaudited), December 31, 2010 and 2009, respectively.  At June 30, 2011 (unaudited) and December 31, 2010, impaired originated loans of approximately $800,000 and $951,000 had specific reserves of $364,000 and $217,000, respectively.  At June 30, 2011 (unaudited) and December 31, 2010, all loans past due more than 90 days were non-accrual.  During the six months ended June 30, 2011 and years ended December 31, 2010, 2009 and 2008, interest income of approximately $785,000, $199,000, $92,000 and $126,000, respectively, would have been recognized had the nonaccrual loans been performing in accordance with contractual terms.

During the six months ended June 30, 2011, Cheviot Savings Bank had total troubled debt restructurings of $7.7 million.  There were 22 one- to four-family residential loans totaling $5.1 million in troubled debt restructurings during the six months ended June 30, 2011, with the largest totaling $1.0 million.  The remaining $2.6 million in troubled debt restructurings consisted of  six commercial loans.   During the year ended December 31, 2010, Cheviot Savings Bank had total troubled debt restructurings of $2.4 million. There were four one- to four-family residential loans totaling $1.1 million in troubled debt restructurings during the year, with the largest totaling $680,000.  The other $1.3 million in troubled debt restructurings consisted of two one- to four-family residential loans restructured in the fourth quarter of 2009, with the largest loan totaling $1.0 million. These troubled debt restructurings are included in non-accrual loans.  Two loans totaling $236,130 are performing according to modified terms and are not included in non-accrual loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following:

	(Unaudited)	At December 31,
	At June 30, 2011	2010	2009
		(In thousands)

Land	$1,959	$1,044	$1,044
Buildings and improvements, including construction-in-progress	9,137	5,875	5,875
Furniture and equipment	2,710	1,283	1,245
Automobiles	45	45	45
	13,851	8,247	8,209
Less accumulated depreciation	3,856	3,637	3,320

	$9,995	$4,610	$4,889

At June 30, 2011 (unaudited) and December 31, 2010 and 2009, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE F - DEPOSITS

Deposits consist of the following major classifications:

Deposit type and weighted-average
interest rate

	(Unaudited)	At December 31,
	June 30, 2011	2010	2009
		(In thousands)

NOW accounts
2011 – 0.51%	$70,182
2010 - 0.22%		$32,929
2009 - 0.29%			$24,426
Passbook accounts
2011 – 0.20%	33,147
2010 - 0.15%		14,994
2009 - 0.24%			15,096
Money market demand deposit
2011 – 0.70%	90,957
2010 – 0.76%		68,309
2009 – 0.92%			54,549
Total demand, transaction and passbook deposits	194,286	116,232	94,071

Certificates of deposit Original maturities of:
Less than 12 months
2011 – 2.35%	149,811
2010 – 0.66%		20,403
2009 – 1.11%			30,012
12 to 18 months
2011 – 0.99%	60,183
2010 – 1.21%		60,649
2009 – 2.03%			61,231
24 months – 36 months
2011 – 1.52%	36,407
2010 – 1.88%		35,054
2009 – 2.58%			28,033
Over 36 months
2011 – 3.43%	34,201
2010 - 3.85%		25,514
2009 - 4.27%			22,557

Total certificates of deposit	280,602	141,620	141,833

Total deposits	$474,888	$257,852	$235,904

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE F - DEPOSITS (continued)

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $150.8 million, $81.2 million and $61.6 million, including intercompany accounts totaling $944,000, $8.0 million and $6.7 million, which are eliminated in consolidation, at June 30, 2011 (unaudited) and December 31, 2010 and 2009, respectively.  The Dodd-Frank Wall Street Reform and Consumer Protection Act permanently raised the standard maximum deposit insurance amount to $250,000.

Interest expense on deposits is summarized as follows:

	(Unaudited)	(Unaudited)	At December 31,
	June 30, 2011	June 30, 2011	2010	2009	2008
			(In thousands)

Passbook savings and money market demand deposits	$320	$256	$512	$546	$695
NOW deposits	74	34	69	75	98
Certificates of deposit	1,823	1,494	2,854	4,223	5,934

	$2,217	$1,784	$3,435	$4,844	$6,727

Maturities of outstanding certificates of deposit are summarized as follows:

	(Unaudited)	At December 31,
	June 30, 2011	2010	2009
		(In thousands)

Less than six months	$91,694	$53,405	$57,144
Six months to one year	52,385	41,136	42,906
Over one year to three years	71,413	37,013	30,770
Over three years	65,110	10,066	11,013

	$280,602	$141,620	$141,833

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At June 30, 2011 (unaudited), December 31, 2010 and 2009, total deposits from officers and directors totaled approximately $1.1 million, $1.1 million and $1.0 million, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2010 and 2009 by pledges of certain residential mortgage loans totaling $34.1 million and $42.1 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

	Maturing	Unaudited
	year ending	June 30,
Interest rate range	December 31,	2011	2010	2009
(at fixed rates)			(Dollars in thousands)

2.98% - 4.61%	2010	$-	$-	$9,000
4.39% - 5.12%	2011	9,210	-	-
2.94% - 5.44%	2012	1,212	1,150	2,023
3.13%	2013	939	-	-
1.50% - 4.84%	2014	2,678	2,291	3,027
4.31% - 5.36%	2015	5,260	5,965	7,733
4.07% - 5.25%	2016	11,114	667	868
5.27% - 5.35%	2017	1,836	1,969	2,643
1.78% - 4.18%	2018	4,981	6,024	8,378
1.81%	2020	7,015	9,234	-

		$44,245	$27,300	$33,672

Weighted-average interest rate		3.94%	3.64%	4.33%

The borrowings require principal payments as follows:

2011	$4,545	$4,274
2012	9,357	4,409
2013	9,726	4,254
2014	10,110	4,061
2015	10,507	3,166
Thereafter	-	7,136

	$44,245	$27,300

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for six months ended June 30, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008 as follows:

	(Unaudited)	(Unaudited)	2010	2009	2008
	June 30	June 30	(Dollars in thousands)
	2011	2010

Federal income taxes at statutory rate	$593	$579	$1,011	$580	$683
Increase (decrease) in taxes resulting primarily from:
Stock compensation	(8)	74	66	117	68
Charitable contributions carryforwards	-	-	-	(57)	(74)
Nontaxable interest income	(16)	(10)	(22)	(24)	(30)
Cash surrender value of life insurance	(42)	(24)	(47)	(47)	(45)
Utilization of net operating loss carryforwards, previously reserved	(241)	-	-	-	-
Other	4	3	(13)	37	(10)

Federal income taxes per financial statements	$290	$622	$995	$606	$592

Effective tax rate	$16.6%	36.5%	33.5%	35.5%	29.5%

The composition of the Corporation’s net deferred tax liability at June 30, 2011 (unaudited) and December 31, 2010 and 2009 is as follows:

	(Unaudited)
	June 30,
Taxes (payable) refundable on temporary	2011	2010	2009
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$351	$347	$298
Deferred compensation	375	86	97
Stock benefit plans	149	152	212
Unrealized losses on securities available for sale	-	541	196
Merger related transaction costs	118	90	-
Net operating loss carryforward	2,168	-	-
Reserve for uncollected interests	267	-	-
Fair market value adjustments	2,935	-	-
Other	58	5	2
Total deferred tax assets	6,421	1,221	805

Deferred tax liabilities:
Deferred loan origination costs	(249)	(250)	(216)
Federal Home Loan Bank stock dividends	(1,749)	(784)	(784)
Fixed asset basis difference	(539)	(67)	(1)
Unrealized gains on securities available for sale	(105)	-	-
Mortgage servicing rights	(232)	(124)	(76)

Total deferred tax liabilities	(2,874)	(1,225)	(1,077)

Net deferred tax asset (liability)	$3,547	$(4)	$(272)

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES (continued)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2010 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2010 was approximately $1.0 million.  During 2006, the Corporation elected to file a consolidated federal tax return with the Bank.  This enabled the Corporation to utilize approximately $217,000 of charitable contribution carryforwards for both years ended December 31, 2009, and 2008, respectively.  At December 31, 2009, the Corporation had fully utilized the charitable contribution carryforwards.

The Corporation’s principal temporary differences between financial income and taxable income result mainly from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, stock benefit plans and fair value adjustments arising from the First Franklin acquisition.  The Corporation has approximately $6.4 million of operating losses to carryforward for the next 20 years.  These loss carryforwards are subject to the Internal Revenue Code section 382 limitations which allow approximately $1.1 million of the losses on an annual basis to offset current year taxable income.

NOTE I - COMMITMENTS

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition.  The contract or notional amounts of the commitments reflect the extent of the Corporation’s involvement in such financial instruments.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At June 30, 2011 (unaudited) and December 31, 2010 and 2009, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.95% to 5.50% totaling $1.5 million, $2.3 million and $2.3 million in fixed rate loans and $89,000, $276,000 and $463,000 in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $31.9 million, $13.6 million and $12.8 million at June 30, 2011 (unaudited) and December 31, 2010 and 2009, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2011 (unaudited) and December 31, 2010 and 2009, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE I – COMMITMENTS (continued)

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $245,000.

At June 30, 2011 (unaudited) and December 31, 2010 and 2009, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of June 30, 2011 (unaudited) and December 31, 2010.

NOTE J - REGULATORY CAPITAL

The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on its financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Savings Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Corporation multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During 2009, the Savings Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  Additionally, management is not aware of any recent event that would cause this classification to change.  To be categorized as “well-capitalized,” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

As of June 30, 2011 (unaudited) and December 31, 2010 and 2009, the Savings Bank met all capital adequacy requirements to which it was subject.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE J - REGULATORY CAPITAL (continued)

	(Unaudited) As of June 30, 2011
	Actual		For capital adequacy purposes				To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)

Tangible capital	$57,552	9.8%	≥$	8,960	≥	1.5%	≥$	29,270	≥	5.0%

Core capital	$57,552	9.8%	≥$	23,893	≥	4.0%	≥$	35,839	≥	6.0%

Risk-based capital	$58,938	17.8%	≥$	26,550	≥	8.0%	≥$	33,188	≥	10.0%

	As of December 31, 2010
	Actual		For capital adequacy purposes				To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)

Tangible capital	$57,854	16.2%	≥$	5,320	≥	1.5%	≥$	17,735	≥	5.0%

Core capital	$57,854	16.2%	≥$	14,188	≥	4.0%	≥$	21,282	≥	6.0%

Risk-based capital	$58,876	34.9%	≥$	13,488	≥	8.0%	≥$	16,860	≥	10.0%

	As of December 31, 2009
	Actual		For capital adequacy purposes				To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)

Tangible capital	$54,612	16.2%	≥$	5,035	≥	1.5%	≥$	16,785	≥	5.0%

Core capital	$54,612	16.2%	≥$	13,428	≥	4.0%	≥$	20,142	≥	6.0%

Risk-based capital	$55,488	32.9%	≥$	13,442	≥	8.0%	≥$	16,803	≥	10.0%

The Savings Bank’s management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future.  However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE J - REGULATORY CAPITAL (continued)

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial.  Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions.  Dividends totaling $3.5 million were paid to Cheviot Financial Corp. in 2009.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver.  Pursuant to these provisions, the Holding Company waived $1.3 as of June 30, 2011 and $2.4 million in dividends during 2010.

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of June 30, 2011 (unaudited) and December 31, 2010 and 2009, and the results of its operations and its cash flows for the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008:

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
For the six months ended June 30, 2011 (unaudited) and the December 31, 2010 and 2009
(In thousands)

	(Unaudited)	2010	2009
	June 30, 2011
ASSETS

Cash in Cheviot Savings Bank	$944	$8,015	$6,705
Cash and due from banks	35	32	33
Investment securities available for sale – at fair value	-	3,011	6,036
Loan receivable - ESOP	1,223	1,223	1,600
Investment in Cheviot Savings Bank	69,368	56,833	54,241
Accrued interest receivable on investments and interest-bearing deposits	-	12	20
Prepaid expenses and other assets	254	-	-
Prepaid federal income taxes	-	442	134

Total assets	$71,824	$69,568	$68,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$57	$70	$12
Accrued federal income taxes	309	-	-
Deferred federal income taxes	118	79	7
Total liabilities	484	149	19

Common stock	99	99	99
Additional paid-in capital	43,873	43,878	43,819
Shares acquired by stock benefit plans	(1,270)	(1,302)	(2,069)
Treasury stock	(12,859)	(12,860)	(12,828)
Retained earnings	41,294	40,655	40,109
Accumulated comprehensive loss,
Unrealized losses on securities available for sale, net of tax benefits	203	(1,051)	(380)

Total shareholders’ equity	$71,340	$69,419	$68,750

Total liabilities and shareholders’ equity	$71,824	$69,568	$68,769

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
For the six months ended June 30, 2011 and 2010 (unaudited) and the year ended December 31, 2010, 2009 and 2008
(In thousands)

	(Unaudited)	(Unaudited)	At December 31,
	June 30, 2011	June 30, 2010	2010	2009	2008

Income
Interest income	$39	$93	$166	$68	$70
Equity in earnings of
Cheviot Savings Bank	1,625	1,101	2,429	1,218	1,528
Total income	1,664	1,194	2,595	1,286	1,598

General, administrative and other expense	297	123	849	245	240
Earnings before federal income tax benefits	1,367	1,071	1,746	1,041	1,358

Federal income tax benefits	(88)	(10)	(232)	(60)	(58)

Net earnings	$1,455	$1,081	$1,978	$1,101	$1,416

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION  (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008
(In thousands)

	(Unaudited)	(Unaudited)	At December 31,
	June 30, 2011	June 30,2010	2010	2009	2008

Cash flows provided (used) by operating activities:
Net earnings for the year	$1,455	$1,081	$1,978	$1,101	$1,416
Amortization of premiums and discounts on investment securities, net	-	14	17	21	-
Equity in undistributed earnings of Cheviot Savings Bank	(1,652)	(1,580)	(2,901)	1,664	(2,143)
Amortization of expense related to stock benefit plans	18	390	730	706	715
Increase (decrease) in cash due to changes in Accrued interest receivable on investments and interest-bearing deposits	12	(11)	8	(20)	-
Prepaid expenses and other assets	(253)	(32)	19	466	(466)
Accounts payable and other liabilities	(12)	(11)	58	(87)	4
Prepaid federal income taxes
Current	750	(10)	(308)	(59)	(62)
Deferred	42	-	75	-	-
Net cash provided (used) by operating activities	360	(159)	(324)	3,792	(536)

Cash flows provided (used) by investing activities:
Purchase of investment securities – available for sale	-	(7,000)	(6,999)	(8,039)	-
Proceeds from maturity of investment securities – available for sale	3,000	4,000	10,000	2,000	-
Cash paid for acquisition, net of cash received	(9,622)	-	-	-	-
Net cash flows provided (used) by investing activities	(6,622)	(3,000)	3,001	(6,039)	-

Cash flows used in financing activities:
Stock option expense, net	10	86	96	248	245
Treasury stock repurchases	-	(32)	(32)	(29)	(725)
Dividends paid	(816)	(747)	(1,432)	(1,268)	(1,153)
Net cash used in financing activities	(806)	(693)	(1,368)	(1,049)	(1,633)

Net increase (decrease) in cash and cash equivalents	(7,068)	(3,852)	1,309	(3,296)	(2,169)

Cash and cash equivalents at beginning of year	8,047	6,738	6,738	10,034	12,203

Cash and cash equivalents at end of year	$979	$2,886	$8,047	$6,738	$10,034

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the six months ended June 30, 2011 (unaudited) and years ended December 31, 2010 and 2009.

	Three Months Ended
	June 30,	March 31,
2011:	(In thousands, except per share data)

Total interest income	$6,212	$3,947
Total interest expense	1,626	1,205

Net interest income	4,586	2,742
Provision for losses on loans	50	150
Net interest income after provision for loan losses	4,536	2,592
Other income	927	260
General, administrative and other expense	4,270	2,300

Earnings before income taxes	1,193	552
Federal income taxes	290	-

Net earnings	$903	$552

Earnings per share:
Basic and diluted	$.10	$.06

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2010:	(In thousands, except per share data)

Total interest income	$3,597	$3,841	$3,993	$4,007
Total interest expense	1,066	1,130	1,221	1,281

Net interest income	2,531	2,711	2,772	2,726
Provision for losses on loans	300	150	60	40
Net interest income after provision for loan losses	2,231	2,561	2,712	2,686
Other income	481	473	187	182
General, administrative and other expense	2,415	2,061	1,966	2,098

Earnings before income taxes	297	973	933	770
Federal income taxes	83	290	355	267

Net earnings	$214	$683	$578	$503

Earnings per share:
Basic and diluted	$.03	$.08	$.06	$.06

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2009:	(In thousands, except per share data)

Total interest income	$3,955	$4,081	$4,105	$4,332
Total interest expense	1,431	1,591	1,718	1,845

Net interest income	2,524	2,490	2,387	2,487
Provision for losses on loans	50	351	115	337
Net interest income after provision for loan losses	2,474	2,139	2,272	2,150
Other income	160	179	243	231
General, administrative and other expense	2,097	1,883	2,181	1,980

Earnings before income taxes	537	435	334	401
Federal income taxes	195	194	109	108

Net earnings	$342	$241	$225	$293

Earnings per share:
Basic and diluted	$.04	$.03	$.03	$.03

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (UNAUDITED)

On March 1, 2011 the Corporation received approval from the Office of Thrift Supervision to acquire First Franklin Corporation (First Franklin) and its subsidiary Franklin Savings and Loan Company, an Ohio chartered savings and loan association.  Under the terms of the agreement the shareholders of First Franklin will receive in cash, $14.50 for each share of common stock held on the closing date.  In addition, the merger agreement provides that all options to purchase First Franklin stock that are outstanding and unexercised, immediately prior to the closing under First Franklin’s various stock option plans, will be cancelled in exchange for a cash payment equal to the positive difference between $14.50 and the exercise price.

As previously stated, on March 16, 2011, Cheviot Financial, and its wholly owned subsidiary, Cheviot Savings Bank, completed the acquisition of First Franklin and its wholly-owned subsidiary, Franklin Savings.  The acquisition was consummated in accordance with an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 12, 2010, by and among Cheviot Financial Corp., Cheviot Savings Bank, Cheviot Merger Subsidiary, Inc., First Franklin and Franklin Savings.

At the effective time of the acquisition, each share of common stock, par value $0.01 per share, of First Franklin (other than shares owned by First Franklin, Cheviot Financial, Cheviot Savings Bank and Merger Subsidiary) was converted into the right to receive $14.50 in cash.  Each First Franklin stock option outstanding at the time of the closing was converted into an amount of cash equal to the positive difference, if any, between $14.50 and the exercise price of such stock option.  The aggregate cash consideration paid in the acquisition (including the cancellation of stock options) was approximately $24.7 million.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (UNAUDITED) (continued)

11.   Acquisition Activity (continued)

The acquired assets and assumed liabilities were measured at estimated fair values, as required by the FASB under Business Combinations.  Management made significant estimates and exercised significant judgment in accounting for the acquisition.  Management measured loan fair values based on loan file reviews (including borrower financial statements or tax returns), appraised collateral values, expected cash flows and historical loss factors of Franklin Savings.  Real estate acquired through foreclosure was primarily valued based on appraised collateral values.  The Corporation also recorded an identifiable intangible asset representing the core deposit base of Franklin Savings based on management’s evaluation of the cost of such deposits relative to alternative funding sources.  Management used significant estimates including the average lives of depository accounts, future interest rate levels and the cost of servicing various depository products.  Management used market quotations to fair value investment securities and FHLB advances.

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration.  First Franklin’s loans were deemed impaired at the acquisition date if Cheviot Financial did not expect to receive all contractually required cash flows due to concerns about credit quality.  Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a nonaccretable difference.  At the acquisition date, Cheviot Financial recorded $25.0 million of purchased credit-impaired loans subject to a nonaccretable difference of $5.5 million.  The method of measuring carrying value of purchased loans differs from loans originated by the Corporation (originated loans), and as such, the Corporation identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.  At June 30, 2011, the loans acquired with deteriorated credit quality decreased to $17.3 million as a result of payments and other exit activities.

First Franklin’s loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management’s best estimates of default rates and payment speeds.  At acquisition, First Franklin’s loan portfolio without evidence of deterioration totaled $173.2 million and was recorded at a fair value of $171.6 million.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (UNAUDITED) (continued)

11. Acquisition Activity (continued)

The following table summarizes the purchase of First Franklin as of March 16, 2011:

Purchase price
First Franklin common shares outstanding (in thousands)	1,693
Purchase price per share of First Franklin’s common stock	$14.50
Total value of the First Franklin’s common stock	$24,549
Fair value of outstanding employee stock awards, net of tax	131

Total purchase price	$24,680

Allocation of purchase price
Stockholders’ equity	$20,755

Pre-tax adjustments to reflect acquired assets and liabilities at fair value:
Loans receivable	(2,462)
Real estate owned	(750)
Office premises and equipment	1,970
Core deposit intangible	1,298
Certificates of deposit	(2,718)
Advances from the Federal Home Loan Bank	(838)
Contractual obligations	(4,390)
Other assets/liabilities	427
Pre-tax total adjustments	(7,463)

Deferred income tax benefits, net of valuation allowance	1,079
After-tax total adjustments	(6,384)
Fair value of net assets acquired	14,371

Goodwill resulting from the First Franklin acquisition	$10,309

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (UNAUDITED) (continued)

11. Acquisition Activity (continued)

The following condensed statement reflects the values assigned to First Franklin’s net assets as of the acquisition date:

March 16,
2011
(in thousands)

Assets:
Cash and cash equivalents	$20,480
Investment securities	15,618
Mortgage-backed securities	4,497
Loans receivable – net	196,519
Real estate acquired through foreclosure	2,404
Office premises and equipment	4,927
Goodwill and intangible assets	11,607

Other assets	21,509
Total Assets	$277,561

Liabilities:
Deposits	$221,528
Advances from the Federal Home Loan Bank	23,216
Other borrowings	1,490
Accrued expenses and other liabilities	6,647
Total liabilities	252,881

Fair value of net assets acquired	$24,680

The Corporation recorded goodwill and other intangibles associated with the purchase of First Franklin and Franklin Savings totaling $11.6 million.  Goodwill is not amortized, but is periodically evaluated for impairment.  The Corporation did not recognize any impairment during the quarter ended June 30, 2011.  The carrying amount of the goodwill at June 30, 2011 was $10.3 million.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the quarter ended June, 2011, no such adjustments were recorded.  The identifiable intangible asset consists of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such asset. The gross carrying amount of the core deposit intangible at June 30, 2011 was $1.2 million with $90,000 in accumulated amortization as of that date.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the six months ended June 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11. Acquisition Activity (continued)

As of June 30, 2011, the current year and estimated future amortization expense for the core deposit intangible was:

	2011	$180
	2012	282
	2013	206
	2014	149
	2015	116
	2016	110
	2017	110
	2018	55
Total		$1,208

NOTE N – SUBSEQUENT EVENTS

Adoption of Plan of Conversion

On July 12, 2011 Cheviot Mutual Holding Company and the Corporation adopted a Plan of Conversion whereby the mutual holding company would convert from mutual to stock form.  As part of the Plan of Conversion the pro forma value of the 62% of the Corporation owed by the Mutual Holding Company would be sold in a subscription and community offering and, if necessary, a syndicated community offering.  The Plan of Conversion is subject to regulatory approval as well as the approval of the Mutual Holding Company’s members and the Corporation’s stockholders.

Subsequent Event – Sunset of Office of Thrift Supervision

Effective July 21, 2011 Cheviot Financial Corp. became subject to regulation and supervision by the Board of Governors of the Federal Reserve System and the Savings Bank became regulated by the FDIC, in each case, instead of the Office of Thrift Supervision.  Compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

FIRST FRANKLIN CORPORATION AND SUBSIDIARY

***

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
of First Franklin Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheets of First Franklin Corporation and Subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  First Franklin Corporation and Subsidiary’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Franklin Corporation and Subsidiary as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

On March 16, 2011 the Company was acquired in a stock sale and merged into the acquirer.  See Note 24 for description of merger.

/s/ Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio
April 2, 1011

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2010	2009
Cash, including certificates of deposit and other interest-earning deposits of $100,000 at December 31, 2010 and 2009	$8,924,207	6,875,177
Investment securities:
Securities available-for-sale, at market value
(amortized cost of $16,072,142 and $21,185,010 at December 31, 2010 and 2009, respectively)	15,820,807	20,947,541
Mortgage-backed securities:
Securities available-for-sale, at market value
(amortized cost of $2,071,017 and $2,731,092 at December 31, 2010 and 2009, respectively)	2,151,063	2,809,463
Securities held-to-maturity, at amortized cost
(market value of $2,811,132 and $4,154,889 at December 31, 2010 and 2009, respectively)	2,643,925	3,988,852
Loans held for sale	15,426,939	7,552,314
Loans receivable, net	202,413,800	236,085,388
Real estate owned, net	2,817,975	2,791,688
Investment in Federal Home Loan Bank of Cincinnati stock, at cost	4,991,000	4,991,000
Accrued interest receivable:
Investment securities	129,637	162,102
Mortgage-backed securities	17,575	27,100
Loans receivable	847,848	945,697
Property and equipment, net	3,129,680	3,448,367
Bank owned life insurance	6,200,796	5,982,426
Other assets	5,897,455	5,113,364

	$271,412,707	301,720,479

LIABILITIES

Deposits	$223,436,789	244,010,350
Borrowings	22,951,604	32,419,160
Advances by borrowers for taxes and insurance	2,068,025	2,159,661
Other liabilities	2,163,690	786,040

Total liabilities	250,620,108	279,375,211

Minority interest in consolidated subsidiary	72,955	139,522

Commitments (Notes 15 and 18)

STOCKHOLDERS’ EQUITY

Preferred stock - $.01 par value, 500,000 shares authorized, none issued and outstanding	-	-
Common stock - $.01 par value, 2,500,000 shares authorized, 2,010,867 shares issued in 2010 and 2009.	13,406	13,406
Additional paid-in capital	6,281,737	6,189,237
Treasury stock, at cost - 325,183 shares in 2010 and 330,183 shares in 2009.	(3,270,349)	(3,270,399)
Retained earnings, substantially restricted	17,807,970	19,378,551
Accumulated other comprehensive loss:
Unrealized loss on available-for-sale securities, net of taxes of $(48,200) and $(550) at December 31, 2010 and 2009, respectively	(113,120)	(105,049)

Total stockholders’ equity	20,719,644	22,205,746

	$271,412,707	301,720,479

See accompanying notes to consoldiated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Years ended December 31,
	2010	2009	2008
Interest income:
Loans receivable	$12,169,063	14,061,642	15,540,991
Investment securities	715,761	832,464	1,047,941
Mortgage-backed securities	262,951	368,949	345,721
Other interest income	-	-	35,822
	13,147,775	15,263,055	16,970,475
Interest expense:
Deposits	5,138,077	7,277,577	7,839,818
Borrowings	1,293,323	2,014,111	3,029,622
	6,431,400	9,291,688	10,869,440
Net interest income	6,716,375	5,971,367	6,101,035
Provision for loan losses	1,967,115	2,832,192	2,703,333

Net interest income after provision for loan losses	4,749,260	3,139,175	3,397,702

Noninterest income:
Service fees on NOW accounts	856,111	885,720	881,163
Gain on loans sold	3,250,537	2,238,560	139,295
Loan processing fees	1,228,172	543,137	-
Gain on sale of investments	27,520	11,035	86,323
Gain on sale of Financial Institutions Partners III investment	-	-	19,487
Gain (loss) on sale of property and equipment	(3,226)	10,232	-
Income from bank owned life insurance	218,369	237,699	227,563
Other income	250,454	483,243	505,073
	5,827,937	4,409,626	1,858,904

Noninterest expense:
Salaries and employee benefits	5,853,307	4,680,489	2,940,917
Occupancy	1,091,794	1,073,631	1,004,523
Federal deposit insurance premiums	681,574	436,948	33,851
Service bureau	514,725	826,723	798,186
Advertising	154,444	144,777	213,728
Taxes other than income taxes	201,517	228,651	271,869
Deposit account expenses	387,358	261,273	243,258
Loss on sale of real estate owned	465,202	635,130	370,362
Real estate owned expenses	409,618	257,732	128,088
Other	3,670,616	1,517,972	1,572,568
	13,430,155	10,063,326	7,577,350
Loss before federal income taxes	(2,852,958)	(2,514,525)	(2,320,744)

Benefit for federal income taxes	(1,282,377)	(974,697)	(914,978)

Net loss	$(1,570,581)	(1,539,828)	(1,405,766)
Net loss per common share:
Basic	$(0.93)	(0.92)	(0.84)
Diluted	$(0.91)	(0.92)	(0.84)

See accompanying notes to consoldiated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2010	2009	2008

Net loss	$(1,570,581)	(1,539,828)	(1,405,766)
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities:
Unrealized holding gains (losses) during the year	5,972	(96,767)	59,881
Less: Reclassification adjustment for gains on investment securities included in net loss, net of tax expense of $9,357, $3,752, and $29,350 for 2010, 2009 and 2008, respectively.	(18,163)	(7,283)	(56,973)

Comprehensive loss	$(1,582,772)	(1,643,878)	(1,402,858)

See accompanying notes to consolidated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Net unrealized
		Additional		gain (loss) on
	Common	paid-in	Treasury	available-for-sale	Retained
	stock	capital	stock	securities	earnings

Balance, December 31, 2007	$13,406	6,189,237	(3,270,399)	(3,907)	22,777,930

Dividends declared ($.27) per common share	-	-	-	-	(453,785)
Change in net unrealized gains (losses) on securities available-for-sale, net of deferred tax of $1,500	-	-	-	2,908	-
Net loss for the year ended December 31, 2008	-	-	-	-	(1,405,766)
Balance, December 31, 2008	$13,406	6,189,237	(3,270,399)	(999)	20,918,379

Change in net unrealized gains (losses) on securities available-for-sale, net of deferred tax of $(53,499)	-	-	-	(104,050)	-
Net loss for the year ended December 31, 2009	-	-	-	-	(1,539,828)
Balance, December 31, 2009	$13,406	6,189,237	(3,270,399)	(105,049)	19,378,551

Change in net unrealized gains (losses) on securities available-for-sale, net of deferred tax of $(58,238)	-	-	-	(8,071)	-
Stock option expense		92,500
Shares issued for stock options exercised, 5,000 shares issued			50
Net loss for the year ended December 31, 2010	-	-	-	-	(1,570,581)
Balance, December 31, 2010	$13,406	6,281,737	(3,270,349)	(113,120)	17,807,970

See accompanying notes to consolidated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(1,570,581)	(1,539,828)	(1,405,766)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,967,115	2,832,192	2,703,333
Depreciation and amortization	403,284	342,580	355,369
Accretion of premiums on securities	(4,346)	(14,377)	(31,900)
Stock based compensation expense	92,500	-	-
Deferred income taxes	(382,742)	(439,443)	(718,599)
Deferred loan fees	204,725	(453,413)	67,541
Proceeds from sale of loans originated for sale	192,622,344	173,332,026	10,926,619
Disbursements on loans originated for sale	(197,246,432)	(176,836,728)	(10,805,565)
Gain on sale of investments	(27,519)	(11,035)	(86,323)
Gain on sale of Financial Institutions Partnership III	-	-	(19,487)
Gain on sale of loans	(3,250,537)	(2,238,560)	(139,295)
Loss (gain) on sale of property and equipment	3,226	(10,232)	-
Impairment of mortgage servicing rights	78,900	-	-
Loss on sale of real estate owned	71,323	620,059	370,362
Write-down of real estate owned	393,882	-	-
FHLB stock dividends	-	-	(194,500)
Bank Owned Life Insurance	(218,370)	(237,699)	(227,563)
Net change in:
Decrease (increase) in accrued interest receivable	139,839	(30,626)	(51,309)
Decrease (increase) in other assets	(550,833)	(3,193,720)	209,073
Increase (decrease) in other liabilities	1,311,083	(106,376)	313,552
Other, net	-	-	(98,319)

Net cash provided (used) by operating activities	(5,963,139)	(7,985,180)	1,167,223

Cash flows from investing activities:
Net change in loans receivable	27,636,945	27,310,343	(1,743,783)
Principal reductions mortgage-backed securities	2,006,235	1,593,072	1,214,265
Proceeds from sale of student loans	-	90,948	458,440
Proceeds from sale of SBA loans	-	-	310,515
Purchase of investment securities:
Available-for-sale	(15,106,500)	(18,610,812)	(12,200,611)
Purchase of mortgage-backed securities:
Available-for-sale	-	-	(1,018,716)
Held-to-maturity	-	-	(4,993,750)
Proceeds from maturities/calls of investment securities:
Available-for-sale	20,250,000	11,551,015	13,889,127
Proceeds from sale of investment securities:
Available-for-sale	-	255,669	2,086,323
Proceeds on sale of Financial Institutions Partners III	-	-	41,529
Capital expenditures	(68,919)	(280,757)	(151,461)
Proceeds from sale of real estate owned	2,971,327	955,556	385,744
Improvements and acquisition costs to REO properties	(34,398)	(143,537)	(174,162)
Private mortgage insurance proceeds on REO properties	434,382	-	-
Proceeds from sale of property and equipment	55,800	11,000	13,422

Net cash provided (used) by investing activities	$38,144,872	22,732,497	(1,883,118)

Continued	32,181,733	14,747,317	(715,895)

See accompanying notes to consoldiated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

	Years ended December 31,
	2010	2009	2008

	$32,181,733	14,747,317	(715,895)

Cash flows from financing activities:
Net increase (decrease) in deposits	(20,573,561)	20,902,204	(3,412,872)
Issuance of treasury stock	50	-	-
Payment of dividends	-	-	(453,785)
Proceeds (repayments) of borrowed money, net	(9,467,556)	(36,057,767)	5,124,272
Decrease in advances by borrowers for taxes and insurance	(91,636)	(154,845)	(561)
Net cash provided (used) by financing activities	(30,132,703)	(15,310,408)	1,257,054

Net increase (decrease) in cash	2,049,030	(563,091)	541,159

Cash at beginning of year	6,875,177	7,438,268	6,897,109

Cash at end of year	$8,924,207	6,875,177	7,438,268

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, including interest credited to savings accounts	$6,446,544	9,294,940	10,844,642

Income taxes	$-	150,000	65,000

Supplemental disclosure of noncash activities:

Real estate acquired in settlement of loans	$3,862,803	2,374,943	1,482,797

Change in unrealized gain (loss) on available-for-sale securities	$(8,071)	(104,050)	2,908

See accompanying notes to financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Accounting Policies:

The following describes the organization and the significant accounting policies followed in the preparation of these financial statements.

Organization

First Franklin Corporation (the “Company”) is a holding company formed in 1987 in conjunction with the conversion of Franklin Savings and Loan Company (“Franklin Savings”) from a mutual to a stock savings and loan association.  The Company’s financial statements include the accounts of its wholly-owned subsidiary, Franklin Savings, Franklin Savings’ wholly-owned subsidiary, Madison Service Corporation and DirectTeller Systems Inc. which is 51% owned by the Company.  Minority interest relating to the portion of DirectTeller Systems Inc. has been separately reported in the financial statements.  All significant intercompany transactions have been eliminated in consolidation.

Franklin Savings is a state chartered savings and loan, operating seven banking offices in Hamilton County, Ohio through which it offers a full range of consumer banking services.  Franklin Savings is a member of the Federal Home Loan Bank (“FHLB”) System and is subject to regulation by the Office of Thrift Supervision (“OTS”), a division of the U.S. Government Department of Treasury.  As a member of the FHLB, Franklin Savings maintains a required investment in capital stock of the FHLB of Cincinnati.

Deposit accounts are insured within certain limitations by the Federal Deposit Insurance Corporation (“FDIC”).  An annual premium is required by the FDIC for the insurance of such deposit accounts.

Franklin Savings conducts a general banking business in southwestern Ohio, which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes.  The Company’s profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Franklin Savings can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

Madison Service Corporation was established to allow for certain types of business that, by regulation, savings and loans were not allowed to participate. Madison has no operations and its only assets are cash and interest bearing deposits.

DirectTeller Systems developed and marketed a voice response telephone inquiry system to allow financial institution customers to access their account balances via telephone. This system has been in use with a local service bureau. The local service bureau is in the process of transferring its customers to a new platform.

On March 26, 2011 all of the shares of the Company’s outstanding stock were acquired for $14.50 per share.  The Company was merged into the acquirer as of March 16, 2011.  See Note 24 for details of the merger agreement.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Accounting Policies, Continued:

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash includes certificates of deposit and other interest-earning deposits with original maturities of less than 90 days.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities are classified upon acquisition into one of three categories: held-to-maturity, available-for-sale, or trading (see Note 2).

Held-to-maturity securities are those debt securities that the Company has the positive intent and ability to hold to maturity and are recorded at amortized cost.  Available-for-sale securities are those debt and equity securities that are available to be sold in the future in response to the Company’s liquidity needs, changes in market interest rates, asset-liability management strategies, and other reasons.  Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of applicable taxes.  At December 31, 2010 and 2009, the Company did not hold any trading securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses realized on the sale of investment securities are accounted for on the trade date using the specific identification method.

Loans Receivable

Loans receivable are stated at unpaid principal balance, less the allowance for loan losses and net of deferred loan origination fees and discounts.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.  Changes in the overall local economy in which the Company operates may impact the allowance for loan losses.

Loans, including impaired loans, are generally classified as non-accrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection.  Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.  While a loan is classified as non-accrual, interest income is generally recognized on a cash basis.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Accounting Policies, Continued:

Loans Receivable, Continued

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification of impairment.  With respect to the Company’s investment in non-residential and multi-family residential real estate loans, the evaluation of impairment on such loans is based on the lower of cost or fair value of the underlying collateral.

The Company sells loans in the secondary market.  Mortgage loan sales totaled $197,246,432 and $176,836,728 during 2010 and 2009. The amount of loans held for sale was $15,426,939 and $7,552,314 at December 31, 2010 and 2009, respectively.  Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. It is generally management’s intention to hold all other loans originated to maturity or earlier repayment.

The Company defers all loan origination fees, net of certain direct loan origination costs, and amortizes them over the life of the loan as an adjustment of yield.

Allowance for Loan Losses
It is the Corporation’s policy to provide valuation allowances for estimated losses on loans primarily based on past loan loss experience.  Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and major lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral- dependent.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral-dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Mortgage Servicing Rights

Mortgage servicing rights are recognized in accordance with US GAAP.  Mortgage servicing rights are recognized as separate assets when rights are acquired through sale of mortgage loans. A portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of the estimated future servicing income. The capitalized mortgage servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loan. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Servicing fee income is recorded for fees earned for servicing loans, and the amortization of mortgage servicing rights is netted against this income.

Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition.  A loan loss provision is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition.  Real estate loss provisions are recorded if the properties’ fair values subsequently decline below the value determined at the recording date.  In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered.  Costs relating to holding real estate acquired through foreclosure are charged against earnings as incurred.

Investment in Federal Home Loan Bank Stock

The Company is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (“FHLB”) to maintain an investment in FHLB common stock.  The stock is redeemable at par, and therefore, its cost is equivalent to its redemptive value.  The Company’s ability to redeem FHLB shares is dependent on the redemptive practices of the FHLB of Cincinnati.  At December 31, 2010, the FHLB of Cincinnati placed no restriction on redemption of shares in excess of a member’s required investment in the stock.

Property and Equipment

Land is carried at cost.  Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.  The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases.

Income Taxes

The Company uses an asset and liability approach to accounting for income taxes.  The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.  Deferred tax assets are recognized if it is more likely than not that a future benefit will be realized.  The Company accounts for income taxes in accordance with US GAAP, which prescribes the recognition and measurement criteria related to tax positions taken or expected to be taken in a tax return.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Income Taxes, Continued

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.  At the adoption date, the Company applied the relevant US GAAP to all tax positions for which the statute of limitations remained open.  The Company was not required to record any liability for unrecognized tax benefits as of December 31, 2010 and 2009.  There have been no material changes in unrecognized tax benefits since December 31, 2010 and 2009.

The Company is subject to income taxes in the U.S. federal jurisdiction.  The Company is no longer subject to U.S. federal income tax examinations by tax authorities through the year ended December 31, 2008.

The Company will recognize, if applicable, interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  No interest or penalties were incurred in 2010 or 2009.

Earnings per Common Share

Earnings per common share have been computed on the basis of the weighted average number of common shares outstanding, and when applicable, those stock options that are dilutive.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy.  Changes in the overall interest rate environment can significantly affect the Company’s net interest income and the value of its recorded assets and liabilities.  Actual results could differ from those estimates used in the preparation of the financial statements.

Advertising

The Company expenses all advertising costs as incurred.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Disclosures about fair value of assets and liabilities

The Company measures certain financial assets at fair value in accordance with US GAAP which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  US GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument.

Fair value on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

	Fair Value Measurements at
	December 31, 2010
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
U.S. Treasury securities and Obligations of U.S. Government Corporations and agencies	$13,249,791	-	13,249,791	-
Obligations of states and Municipalities	1,576,804	-	1,576,804	-
FHLMC Certificates	591,205	-	591,205	-
FNMA Certificates	301,593	-	301,593	-
GNMA Certificates	1,062,557	-	1,062,557	-
Collateralized mortgage obligations	195,708	-	195,708	-
Community Reinvestment Act Fund	994,212	-	994,212	-

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Disclosures about fair value of assets and liabilities, Continued

	Fair Value Measurements at
	December 31, 2009
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)

U.S. Treasury securities and Obligations of U.S. Government Corporations and agencies	$18,463,378	-	18,463,378	-
Obligations of states and Municipalities	1,485,847	-	1,485,847	-
FHLMC Certificates	1,009,495	-	1,009,495	-
FNMA Certificates	342,652	-	342,652	-
GNMA Certificates	1,218,610	-	1,218,610	-
Collateralized mortgage obligations	238,706	-	238,706	-
Community Reinvestment Act Fund	998,316	-	998,316	-

The Company is predominately an asset based lender with real estate serving as collateral on a substantial majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals, which the Company considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans was approximately $10.95 and $11.06 million with total loss recognized of approximately $2.44 million and $2.35 million at December 31, 2010 and 2009, respectively.

The Corporation has real estate acquired through foreclosure totaling $2.82 million and $2.79 million at December 31, 2010 and 2009, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $2,818,000 and $2,792,000 at December 31, 2010 and 2009, respectively.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 financial statement presentation. These reclassifications had no effect on net income.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Effect of recent accounting pronouncements

We adopted the following accounting guidance in 2010, none of which had a material effect, if any, on our year-end consolidated financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash,” which updated the Codification on accounting for distributions to shareholders that offers them the ability to elect to receive their entire distribution in cash or stock with a potential limitation on the total amount of cash that all shareholders can receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. The new guidance is effective for interim and annual periods after December 15, 2009, and would be applied on a retrospective basis. The adoption of this guidance did not have any effect on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements,” as the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The new guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Early adoption is permitted. The adoption of this guidance is not expected to significantly impact our annual and interim financial statement disclosures and will not have any impact on our consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The amendments in the ASU remove the requirement for companies that are subject to the periodic reporting requirements of the Exchange Act to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. generally accepted accounting principles (“U.S. GAAP”). The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. All of the amendments in the ASU were effective upon issuance, except for the use of the issued date for conduit debt obligors, which will be effective for interim or annual periods ending after June 15, 2010. The adoption of this guidance did not have a material effect on the consolidated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Effect of recent accounting pronouncements, Continued

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815),” which clarifies that the only type of embedded credit derivative feature related to the transfer of credit risk that is exempt from derivative bifurcation requirements is one that is in the form of subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination will need to assess those embedded credit derivatives to determine if bifurcation and separate accounting as a derivative is required. This guidance is effective on July 1, 2010. Early adoption is permitted at the beginning of an entity’s first interim reporting period beginning after issuance of this guidance. The adoption of this guidance did not have any impact on our consolidated financial statements.

In April 2010, the FASB issued Codification Accounting Standards Update No. 2010-18 (ASU No. 2010-18) Effect of Loan Modification when the Loan is Part of a Pool that is accounted for as a Single Asset (a consensus of the FASB Emerging Issues Task Force).  The amendments in this update affect any entity that acquires loans subject to ASC Subtopic 310-30, that accounts for some or all of those loans within pools, and that subsequently modifies one or more of those loans after acquisition. ASU No. 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the interim period ending September 30, 2010, and the amendments are to be applied prospectively. The adoption of this guidance did not have any impact on our consolidated financial statements.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU amends FASB Accounting Standards Codification™ (the “Codification” or “ASC”) Topic 310, Receivables, to improve the disclosures about the credit quality of an entity’s financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses.

In July 2010, the FASB issued Accounting Standards Update (ASU) 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  The purpose of this Update is to improve transparency by companies that hold financing receivables, including loans, leases and other long-term receivables. The Update requires such companies to disclose more information about the credit quality of their financing receivables and the credit reserves against them. This guidance became effective during the three month period ended December 31, 2010, with the exception of certain disclosures which include information for activity that occurs during a reporting period (activity in the allowance for credit losses and modifications of financing receivables) which will be effective for the first interim or annual period beginning after December 15, 2010.

The following accounting guidance will be adopted in 2011, and is not expected to have a material impact, if any, on our consolidated financial position or results of operations.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Accounting Policies, Continued:

Effect of recent accounting pronouncements, Continued

In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-1, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” which delays the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 in order to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. Management is currently evaluating the impact, if any, that the adoption of the remaining amendments will have on its consolidated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    Investment and Mortgage-Backed Securities:

The amortized cost and estimated market values of investment securities are as follows:

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

Available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$13,482,554	4,274	237,037	13,249,791

Obligations of states and municipalities	1,589,588	12,887	25,671	1,576,804

Community Reinvestment Act Fund	1,000,000	-	5,788	994,212

	$16,072,142	17,161	268,496	15,820,807

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

Available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$18,720,117	15,901	272,640	18,463,378

Obligations of states and municipalities	1,464,893	30,759	9,805	1,485,847

Community Reinvestment Act Fund	1,000,000	-	1,684	998,316

	$21,185,010	46,660	284,129	20,947,541

The amortized cost and estimated market value of investment securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturity because issuers may have the right to call obligations at par.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    Investment and Mortgage-Backed Securities, Continued:

	Amortized cost	Estimated market value

Available-for-sale:
Due in one year or less	$-	-
Due after one year through five years	100,000	103,037
Due after five years through ten years	4,487,509	4,414,038
Due after ten years	10,484,633	10,309,520
	15,072,142	14,826,595
Community Reinvestment Act Fund	1,000,000	994,212

	$16,072,142	15,820,807

The gross proceeds on sales of investments and mortgage-backed securities were $0, $255,669 and $2,086,323 for the years ended December 31, 2010, 2009 and 2008, respectively.  Gross realized gains were $27,520, $11,035, and $86,323, for the years ended December 31, 2010, 2009 and 2008, respectively. The 2010 and 2009 realized gains were primarily the result of investments called prior to maturity. Investment securities with an approximate carrying value of $955,069 at December 31, 2010 were pledged to secure an investment in the Senior Housing Crime Prevention Foundation.

The detail of interest and dividends on investment securities (including dividends on FHLB stock) is as follows:

	Years ended December 31,
	2010	2009	2008

Taxable interest income	$428,410	570,820	766,015
Nontaxable interest income	69,046	30,982	25,382
Dividends	218,305	230,662	256,544

	$715,761	832,464	1,047,941

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    Investment and Mortgage-Backed Securities, Continued:

The amortized cost and estimated market values of mortgage-backed securities are as follows:

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Available-for-sale:
FHLMC certificates	$550,767	40,438	-	591,205
FNMA certificates	294,034	7,559	-	301,593
GNMA certificates	1,034,447	28,110	-	1,062,557
Collateralized mortgage obligations	191,769	3,939	-	195,708
	$2,071,017	80,046	-	2,151,063

Held-to-maturity:
FHLMC certificates	$92,626	11,790	-	104,416
FNMA certificates	2,485,211	148,733	-	2,633,944
GNMA certificates	66,088	6,684	-	72,772
	$2,643,925	167,207	-	2,811,132

The tables below indicate the length of time individual investment securities and mortgage-backed securities have been in a continuous loss position at December 31, 2010 and 2009.

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S Treasury securities and obligations of U.S. Government Agencies	$12,249,534	237,037	-	-	12,249,534	237,037
Obligations of state and municipalities	739,699	15,157	44,486	10,514	784,185	25,671
Mortgage-backed Securities	994,212	5,788	-	-	994,212	5,788

	$13,983,445	257,982	44,486	10,514	14,027,931	268,496

Number of Investments	23		1		24

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Investment and Mortgage-Backed Securities, Continued:

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S Treasury securities and obligations of U.S. Government Agencies	$9,718,987	272,640	-	-	9,718,987	272,640
Obligations of state and municipalities	45,195	9,805	-	-	45,195	9,805

	$9,764,182	282,445	-	-	9,764,182	282,445

Number of Investments	14		0		14

Investment securities are reviewed for possible other-than-temporary impairment on a quarterly basis.  During this review, management considers the severity and duration of the unrealized losses as well as its intent not to sell the securities and ability to hold the securities until recovery, taking into account balance sheet management strategies and its market view and outlook.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer or any credit enhancement providers, and the quality of the underlying collateral.  All of the Company’s agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency and are not considered to have credit quality issues.

The Company’s municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers’ current financial statements, including the related cash flows and interest payments. We concluded that the unrealized loss positions on these securities is a result of the level of market interest rates and not a result of the underlying issuers’ ability to repay.

We do not intend to sell any of the debt securities with an unrealized loss and do not believe that it is more likely than not that we will be required to sell a security in an unrealized loss position prior to a recovery in its value. The fair value of these debt securities is expected to recover as the securities approach maturity. Accordingly, we have not recognized any OTTI in our consolidated statements of income.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Loans Receivable:

The Company primarily originates single-family real estate loans in southwestern Ohio.  Loans are originated on the basis of credit policies established by the Company’s management and are generally collateralized by first mortgages on the properties.  Management believes that the Company has a diversified loan portfolio and there are no credit concentrations other than in residential real estate.

Loans receivable, net, consists of the following:

	December 31,
	2010	2009

Real Estate Loans:
One to four family residential	$159,061,336	176,318,399
Multi-family residential	16,157,052	16,362,609
Construction	-	1,171,203
Commercial	40,634,531	45,776,132
Commercial	4,584,078	5,630,159
Consumer	3,738,110	4,189,901
	224,175,107	249,448,403

Less:
Loans in process	(111,413)	(291,924)
Net deferred loan origination fees	(813,011)	(604,186)
Allowance for loan losses	(5,409,944)	(4,914,591)

Total loans	$217,840,739	243,637,702

The Company has extended loans to facilitate the sale of other real estate owned in the amount of $1,129,347 and $772,873 as of December 31, 2010 and 2009, respectively.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Loans Receivable, Continued:

Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2010, 2009 and 2008:

	Commercial	Commercial Real Estate	Consumer	Residential	Total

2010
Allowance for credit losses:
Beginning balance	$978,076	1,219,667	233,957	2,482,891	4,914,591
Charge-offs	(694,225)	(289,211)	(54,598)	(582,868)	(1,620,902)
Recoveries	19,394	58,241	1,574	69,931	149,140
Provision	548,781	261,507	20,302	1,136,525	1,967,115
Ending balance	$852,026	1,250,204	201,235	3,106,479	5,409,944

Ending balance: individually evaluated for impairment	$410,010	531,828	176,981	1,322,507	2,441,326

Ending balance: collectively evaluated for impairment	$442,016	718,376	24,254	1,783,972	2,968,618

Loans receivable:

Ending balance	$4,584,078	40,634,531	3,738,110	175,218,388	224,175,107

Ending balance: individually evaluated for impairment	$534,434	3,821,530	416,530	8,622,237	13,394,731

Ending balance: collectively evaluated for impairment	$4,049,644	36,813,001	3,321,580	166,596,151	210,780,376

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Loans Receivable, Continued:

	Commercial	Commercial Real Estate	Consumer	Residential	Total

2009
Allowance for credit losses:
Beginning balance	$866,575	560,508	67,467	2,172,428	3,666,978
Charge-offs	(244,696)	(100,000)	(33,728)	(1,259,825)	(1,638,249)
Recoveries	10,992	24,682	86	17,910	53,670
Provision	345,205	734,477	200,132	1,552,378	2,832,192
Ending balance	$978,076	1,219,667	233,957	2,482,891	4,914,591

Ending balance: individually evaluated for impairment	$710,209	367,228	201,432	1,076,031	2,354,900

Ending balance: collectively evaluated for impairment	$267,867	852,439	32,525	1,406,860	2,559,691

Loans receivable:

Ending balance	$5,630,159	45,776,132	4,189,901	193,852,211	249,448,403

Ending balance: individually evaluated for impairment	$784,604	2,833,797	338,845	4,427,125	8,384,371

Ending balance: collectively evaluated for impairment	$4,845,555	42,942,335	3,851,056	189,425,086	241,064,032

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Loans Receivable, Continued:

	Commercial	Commercial Real Estate	Consumer	Residential	Total

2008
Allowance for credit losses:
Beginning balance	$602,765	105,576	53,232	339,268	1,100,841
Charge-offs	-	(75,453)	-	(62,000)	(137,453)
Recoveries	-	-	-	257	257
Provision	263,810	530,385	14,235	1,894,903	2,703,333
Ending balance	$866,575	560,508	67,467	2,172,428	3,666,978

Ending balance: individually evaluated for impairment	$668,476	7,500	39,690	1,518,696	2,234,362

Ending balance: collectively evaluated for impairment	$198,099	553,008	27,777	653,732	1,432,616

Loans receivable:

Ending balance	$5,772,348	43,585,846	3,492,039	224,449,516	277,299,749

Ending balance: individually evaluated for impairment	$1,004,939	2,742,828	93,105	6,492,385	10,333,257

Ending balance: collectively evaluated for impairment	$4,767,409	40,843,018	3,398,934	217,957,131	266,966,492

The tables below summarize the aging analysis of past due loans receivable as of December 31, 2010 and 2009:

	Commercial	Commercial Real Estate	Consumer	Residential	Total

2010
Grade:
Pass	$3,951,305	34,442,638	3,468,290	164,107,520	205,969,753
Special mention	508,349	2,902,191	30,271	3,811,138	7,251,949
Substandard	124,424	3,289,702	239,549	7,299,730	10,953,405
Total	$4,584,078	40,634,531	3,738,110	175,218,388	224,175,107

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Loans Receivable, Continued:

	Commercial	Commercial Real Estate	Consumer	Residential	Total

2009
Grade:
Pass	$5,424,939	43,012,379	3,920,242	180,329,573	232,687,133
Special mention	-	177,847	23,917	5,497,650	5,699,414
Substandard	205,220	2,585,906	245,742	8,024,988	11,061,856
Total	$5,630,159	45,776,132	4,189,901	193,852,211	249,448,403

The credit risk profile of loans receivable by internally assigned grade as of December 31, 2010 and 2009 is summarized below:

	30-59 Days past due	60-89 Days past due	Greater than 90 days	Total past due	Current	Total loans receivable	Recorded Investment > 90 Days and accruing

2010

Commercial	$-	-	486,866	486,866	4,097,212	4,584,078	-
Commercial real estate	39,945	-	2,182,773	2,222,718	38,411,813	40,634,531	-
Consumer	15,875	25,047	62,961	103,883	3,634,227	3,738,110	-
Residential	933,226	1,087,434	6,438,222	8,458,882	166,759,506	175,218,388	-

Total	$989,046	1,112,481	9,170,822	11,272,349	212,902,758	224,175,107	-

	30-59 Days past due	60-89 Days past due	Greater than 90 days	Total past due	Current	Total loans receivable	Recorded Investment > 90 Days and accruing

2009

Commercial	$47,114	-	915,435	962,549	4,667,610	5,630,159	-
Commercial real estate	-	775,437	692,040	1,467,477	44,308,655	45,776,132	-
Consumer	8,466	15,835	95,350	119,651	4,070,250	4,189,901	-
Residential	1,216,992	391,900	6,383,991	7,992,883	185,859,328	193,852,211	16,208

Total	$1,272,572	1,183,172	8,086,816	10,542,560	238,905,843	249,448,403	16,208

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Loans Receivable, Continued:

The table below summarizes impaired loans receivable as of December 31, 2010 and 2009:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2010
With no related allowance recorded:
Commercial	124,422	124,422	-	126,462	11,423
Commercial real estate	867,878	867,878	-	881,661	54,579
Consumer	101,253	101,253	-	109,556	9,769
Residential	4,524,551	4,524,551	-	4,515,819	131,905
With an allowance recorded:
Commercial	-	410,010	410,010	184,752	4,770
Commercial real estate	2,421,827	2,953,655	531,828	2,649,667	82,413
Consumer	138,296	315,277	176,981	148,051	17,208
Residential	2,775,178	4,097,685	1,322,507	3,061,367	79,943
Total:
Commercial	124,422	534,432	410,010	311,214	16,193
Commercial real estate	3,289,705	3,821,533	531,828	3,531,328	136,992
Consumer	239,549	416,530	176,981	257,607	26,977
Residential	7,299,729	8,622,236	1,322,507	7,577,186	211,848

Total	10,953,405	13,394,731	2,441,326	11,677,335	392,010

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Loans Receivable, Continued:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2009
With no related allowance recorded:
Commercial	130,829	130,829	-	129,329	7,173
Commercial real estate	119,336	119,336	-	119,336	153,685
Consumer	108,325	108,325	-	140,871	48,440
Residential	4,673,895	4,673,895	-	4,675,400	113,750
With an allowance recorded:
Commercial	74,395	784,604	710,209	106,245	20,373
Commercial real estate	2,466,569	2,833,797	367,228	2,707,477	2,704
Consumer	137,413	338,845	201,432	118,674	4,156
Residential	3,351,094	4,427,125	1,076,031	3,667,486	162,599
Total:
Commercial	205,224	915,433	710,209	235,574	27,546
Commercial real estate	2,585,905	2,953,133	367,228	2,826,813	156,389
Consumer	245,738	447,170	201,432	259,545	52,596
Residential	8,024,989	9,101,020	1,076,031	8,342,886	276,349

Total	11,061,856	13,416,756	2,354,900	11,664,818	512,880

The table below summarizes loans receivable on nonaccrual status as of December 31, 2010 and 2009:

	2010	2009

Commercial	$76,852	205,219
Commercial Real Estate	1,883,690	1,420,988
Consumer	22,895	108,324
Residential	5,465,451	6,210,839

Total	$7,448,888	7,945,370

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of these loans were approximately $65,736,000, $72,687,000 and $65,293,000 at December 31, 2010, 2009 and 2008, respectively.

Mortgage servicing rights of $48,000, $105,000 and $74,000 were capitalized in 2010, 2009 and 2008, respectively.  The fair value of mortgage servicing rights approximates the current book value as of December 31, 2010 and 2009.  The carrying value of the Company’s mortgage servicing rights totaled approximately $313,000 and $418,000 at December 31, 2010 and 2009.  Amortization of mortgage servicing rights was $75,000, $69,000 and $63,000 for 2010, 2009 and 2008, respectively.  The Company recorded an impairment of $78,900 on the mortgage servicing rights in 2010.  There were no impairments recorded in 2009 or 2008.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     Real Estate Owned:

Real estate owned consists of the following:

Balance as of December 31, 2008	$1,848,823
Additions to OREO	2,518,480
Sales proceeds	(955,556)
Loss on sale, net	(6,314)
Total write-downs	(613,745)

Balance as of December 31, 2009	2,791,688
Additions to OREO	3,862,803
Sales proceeds	(2,971,327)
Loss on sale, net	(71,323)
Total write-downs	(393,882)
Capital improvements	34,398
Private Mortgage Insurance Refunds	(434,382)

Balance as of December 31, 2010	$2,817,975

Activity in the allowance for losses on real estate owned is as follows:

	Years ended December 31,
	2010	2009	2008

Balance, beginning of year	$25,000	-	118,593
Charged-off	(25,000)	(113,000)	(503,955)
Provision charged to operations	-	138,000	385,362
Balance, end of year	$-	25,000	-

The expected timing of disposal of real estate owned is not determinable.

5.     Bank Owned Life Insurance

Franklin Savings has purchased single-premium life insurance policies on officers and employees of the Company, at a cumulative cost of $5,000,000 from three insurance companies.  The cash surrender values of the policies were $6,200,796 and $5,982,426 at December 31, 2010 and 2009, respectively.  The face value of the policies as of December 31, 2010 and 2009 were approximately $14,544,000 and 14,566,000, respectively.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     Property and Equipment:

Property and equipment, net, consists of the following:

	December 31,
	2010	2009

Buildings and improvements	$1,504,850	1,954,153
Leasehold improvements	2,488,658	2,488,658
Furniture, fixtures and equipment	3,181,197	3,315,014
	7,174,705	7,757,825
Accumulated depreciation and amortization	(5,231,560)	(5,495,993)
	1,943,145	2,261,832
Land	1,186,535	1,186,535

	$3,129,680	3,448,367

7.    Other Assets:

On November 12, 2009, the Federal Deposit Insurance Corporation (“FDIC”) approved a final rule requiring banks to prepay their estimated quarterly assessments for the fourth quarter of 2009, as well as all of 2010, 2011 and 2012 on December 30, 2009.  The $2.19 million payment was based on Franklin Savings’ regular assessment base on September 30, 2009.  Consequently, included in other assets at December 31, 2010, is approximately $1,537,000 million in prepaid FDIC insurance premiums.

The Company participates in the Federal Home Loan Bank of Cincinnati’s Mortgage Purchase Program which provides the Company the ability to sell conventional mortgage loans in the secondary market. The program utilizes a Lender Risk Account (“LRA”) which is funded through the proceeds of individual mortgages sold. One LRA is established for each master commitment and the amount deposited into the LRA is approximately thirty to fifty basis points of each original loan balance.

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled and ending in the eleventh year or when all of the loans sold under a master commitment have been paid in full. The Company’s LRA totaled $617,000 at December 31, 2010 and $372,000 at December 31, 2009. For the year ended December 31, 2010, 269 loans were sold as part of the Mortgage Purchase Program totaling $56,174,000.  During 2009, 395 loans were sold as part of the Mortgage Purchase Program totaling $68,474,000.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Deposits:

Deposits consist of the following:

	December 31, 2010			December 31, 2009
	Weighted average rate	Amount	Percent of deposits	Weighted average rate	Amount	Percent of deposits

Passbooks	0.42%	$34,794,119	15.6%	0.44%	$37,256,049	15.3%
NOW accounts and variable
rate money market savings
and checking accounts	0.33	41,704,731	18.7	0.41	41,372,057	16.9
		76,498,850	34.3		78,628,106	32.2

Certificates:
1-6 month	0.64	8,046,492	3.6	1.14	11,523,247	4.7
1 year	1.09	16,630,857	7.4	2.18	29,549,700	12.1
18 month	1.39	10,342,016	4.6	3.29	15,349,687	6.3
18 month - 5 years	2.44	27,059,930	12.1	3.61	31,401,232	12.9
5-8 years	3.79	84,858,644	38.0	4.40	77,558,378	31.8
		146,937,939	65.7		165,382,244	67.8

Total deposits		$223,436,789	100.0%		244,010,350	100.0%

At December 31, 2010, scheduled maturities of certificate accounts are as follows:

2011	$68,720,966
2012	16,847,497
2013	12,523,221
2014	17,414,016
2015	31,354,495
Thereafter	77,744

$146,937,939

Interest and dividends paid and accrued on deposits, net of penalties assessed to depositors exercising early certificate withdrawal privileges, are as follows:

	Years ended December 31,
	2010	2009	2008

Savings accounts	$154,244	189,428	302,019
Checking and money market accounts	155,616	244,425	207,930
Certificates	4,828,217	6,843,724	7,329,869

	$5,138,077	7,277,577	7,839,818

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Deposits, Continued:

Certificates of deposit with balances of $100,000 or more totaled approximately $54,075,000 and $56,156,000 at December 31, 2010 and 2009, respectively.

Deposits from officers and directors totaled approximately $3,921,000 and $3,809,000 at December 31, 2010 and 2009, respectively.

9.      Borrowings:

Borrowings at December 31, 2010 consist of the following:

Maturing during	Average interest rate	Outstanding balance

2011	4.81%	$10,000,870
2012	2.94	813,017
2013	3.13	1,173,456
2014	1.50	799,459
2015-2018	4.03	10,164,802

		$22,251,604

At December 31, 2010 all of the Company’s borrowings consisted of fixed-rate loans.

The borrowings require principal payments as follows:

2011	$11,207,089
2012	740,134
2013	182,739
2014	692,228
2015	9,155
Thereafter	10,120,259

$22,951,604

As collateral for the borrowings from FHLB, the Company has pledged mortgage loans equal to or greater than 145% of the outstanding balance as well as the Bank’s investment in Federal Home Loan Bank stock.

10.   Stockholders’ Equity:

Retained earnings are restricted by regulatory requirements and federal income tax requirements.

In connection with the insurance of savings deposits by FDIC, Franklin Savings is required to maintain specified capital levels based on OTS regulations (see Note 11).  At December 31, 2010, the most restrictive required level of capital to satisfy regulatory requirements was approximately $15,563,000.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.   Stockholders’ Equity, Continued:

Prior to 1996, Franklin Savings was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2010 include approximately $3,167,000 for which federal income taxes have not been provided.  The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1,050,000 at December 31, 2010.

All savings banks and thrifts are required to account for tax reserves for bad debts in the same manner as banks.  Such entities with assets less than $500 million are required to maintain a moving average experience based reserve and no longer will be able to calculate a reserve based on a percentage of taxable income.

Tax reserves accumulated after 1987 were automatically subject to recapture.  Pre-1988 tax reserves will not have to be recaptured unless the thrift or successor institution liquidates, redeems shares or pays a dividend in excess of earnings and profits.

Payment of dividends on the common stock of the Company could be subject to the availability of funds from dividend distributions of Franklin Savings, which are subject to various restrictions. The OTS imposes various restrictions on the ability of savings institutions, such as Franklin, to make capital distributions. Capital distributions include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an institution of its shares and payments to stockholders of another institution in an acquisition of such other institution. An application must be submitted and approval obtained (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date, plus the retained net income for the preceding two years; (ii) if the institution will not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution will violate a prohibition contained in any applicable statute, regulation or agreement between the institution and the OTS (or FDIC), or violate a condition imposed in an OTS approved application or notice. If the subsidiary of a holding company is not required to file an application, it must file a notice with the OTS. The amount of any dividends cannot reduce the Company’s capital below the liquidation account discussed below.

In accordance with regulatory requirements, Franklin Savings established a special “Liquidation Account” for the benefit of certain savings account holders in an amount equal to the regulatory capital of Franklin Savings as of September 30, 1987 of $8.1 million.  In the event of a complete liquidation of Franklin Savings, each eligible account holder would be entitled to his interest in the Liquidation Account prior to any payment to holders of common stock, but after payments of any amounts due to the creditors of Franklin Savings (including those persons having savings accounts with Franklin Savings).  The amount of the Liquidation Account is subject to reduction as a result of savings account withdrawals by eligible account holders after the conversion.  Any assets remaining after the payments of creditors and the above liquidation rights of eligible account holders would be distributed to the holders of common stock in proportion to their stock holdings.

The Company has a stock option plan (the 1997 Stock Option and Incentive Plan) for officers, key employees, and directors, under which options to purchase the Company’s common shares were granted at a price no less than the fair market value of the shares at the date of the grant.  Options can be exercised during a term to be determined by a committee appointed by the Board of Directors, but in no event more than ten years from the date they were granted. The Company has authorized the issuance of up to 175,984 common shares under the plan.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.   Stockholders’ Equity, Continued:

Effective December 15, 2005, the vesting of any previously unvested stock options, issued under the 1997 and 2002 plans, was accelerated in anticipation of US GAAP related to Share Based Payments. The acceleration of vesting, to make all such stock options vested as of December 15, 2005, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of the standard.

Transactions involving the 1997 Plan are summarized as follows:

	2010	2009	2008

Options outstanding at beginning of the year	54,259	71,818	104,437
Granted	-	-	-
Canceled/Forfeited	(30,432)	(17,559)	(32,619)
Exercised	-	-	-

Options outstanding at end of the year	23,827	54,259	71,818

All options have an exercise price between $7.75 and $10.14.

The Company has another stock option plan (the 2002 Stock Option and Incentive Plan) for officers, key employees, and directors, under which options to purchase the Company’s common shares were granted at a price no less than the fair market value of the shares at the date of the grant.  Options can be exercised during a term to be determined by a committee appointed by the Board of Directors, but in no event more than ten years from the date they were granted. The Company has authorized the issuance of up to approximately 161,000 common shares under the plan.

Transactions involving the 2002 Plan are summarized as follows:

	2010	2009	2008

Options outstanding at beginning of the year	100,363	105,238	105,238
Granted	38,000	-	-
Canceled/Forfeited	(29,578)	(4,875)	-
Exercised	(5,000)	-	-

Options outstanding at end of the year	103,785	100,363	105,238

All options have an exercise price between $0.01 and $20.38. The Company granted 38,000 options in 2010 to the new CEO.  5,000 options were exercised as described above.  Upon the change in control on March 16, 2011 the remaining 38,000 options were forfeited.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  Stockholders’ Equity, Continued:

The table below shows the activity in the vested stock options for the year ended December 31, 2010:
2010

Options vested at the beginning of the year	154,622
Options vested during the year	5,000
Cancelled/forfeited	(60,010)
Excercised	(5,000)
Options vested at the end of the year	94,612

Options not vested at the end of year	33,000

Total options outstanding at year end	127,612

Additional information regarding stock options outstanding as of December 31, 2010, is as follows:

	Options Outstanding			Exercisable Options
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Price	Shares	Life (Years)	Price	Shares	Price

0.01 to 7.74	33,000	1.80	$0.01	-	$-
7.75 to 10.00	7,594	0.50	7.75	7,594	7.75
10.01 to 15.00	49,700	1.30	11.97	49,700	11.97
15.01 to 20.00	17,590	3.50	17.67	17,590	17.67
20.01 to 25.00	19,728	3.70	20.38	19,728	20.38
	127,612	2.16	$11.56	94,612	$11.55

11.  Regulatory Matters:

Franklin Savings is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulation involve quantitative measures of assets, liabilities and certain off balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action that, if undertaken, could have a direct material effect on the consolidated financial statements.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Regulatory Matters, Continued:

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At November 23, 2010, the most recent regulatory notifications categorized Franklin Savings as well capitalized.  There are no conditions or events since that notification that management believes have changed the institution’s category.  Management believes that, under current regulatory capital regulations, Franklin Savings will continue to meet its minimum capital requirements in the foreseeable future.  Actual and required capital amounts and ratios are presented below:

As of December 31, 2010
	Actual		For capital adequacy purposes				To be “well-capitalized” under prompt corrective actions
	Amount	Ratio	Amount		Ratio		Amount		Ratio

Tangible capital	$19,979,000	7.4%	>$	4,050,000	>	1.5%	>	13,499,000	>	5.0%
Core capital	19,979,000	7.4%	>	10,799,000	>	4.0%	>	16,199,000	>	6.0%
Risk-based capital	22,414,000	11.5%	>	15,563,000	>	8.0%	>	19,454,000	>	10.0%

As of December 31, 2009

	Actual		For capital adequacy purposes				To be “well-capitalized” under prompt corrective actions
	Amount	Ratio	Amount		Ratio		Amount		Ratio

Tangible capital	$21,548,000	7.2%	>$	4,520,000	>	1.5%	>	15,067,000	>	5.0%
Core capital	21,548,000	7.2%	>	12,054,000	>	4.0%	>	18,080,000	>	6.0%
Risk-based capital	24,107,000	11.3%	>	17,107,000	>	8.0%	>	21,384,000	>	10.0%

12.  Fair Values of Financial Instruments:

US GAAP requires that the Company disclose estimated fair values for its financial instruments.  The following methods and assumptions were used to estimate the fair value of the Company’s financial instruments.

Cash and Cash Equivalents and Investment in FHLB Stock

The carrying value of cash and cash equivalents and the investment in FHLB stock approximates those assets’ fair value.

Investment and Mortgage-Backed Securities

For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available.  If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans Receivable

The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics.  Loans are segregated by types, such as residential mortgage, commercial real estate, and consumer.  Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  Fair Values of Financial Instruments, Continued:

Loans Receivable, Continued

The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates, which reflect the credit and interest rate risk inherent in the loan.  For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources.  The fair value for significant nonperforming loans is based on recent internal or external appraisals.  Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

Deposits
The fair values of passbook accounts, demand deposits, and the money market savings equal their carrying values.  The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities.

Borrowed Money

Rates currently available to the Company for borrowings with similar terms and remaining maturities are used to estimate the fair value of existing advances.

Commitments to Extend Credit

The fair value of commitments to extend credit approximates the contractual amount due to the comparability of current levels of interest rates and the committed rates.

The estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009 are as follows:

	December 31, 2010		December 31, 2009
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets:
Cash and cash equivalents	$8,924,207	8,924,207	6,875,177	6,875,177
Investment securities	15,820,807	15,820,807	20,947,541	20,947,541
Mortgage-backed securities	4,794,988	4,962,195	6,798,315	6,964,352
Loans receivable	217,840,739	221,359,000	243,637,702	243,065,000
Investment in FHLB stock	4,991,000	4,991,000	4,991,000	4,991,000

Financial liabilities:
Deposits	223,436,789	229,786,000	244,010,350	249,400,000
Borrowed money	22,951,604	24,496,000	32,419,160	34,170,000

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  Fair Values of Financial Instruments, Continued:

Commitments to Extend Credit, Continued

	December 31, 2010		December 31, 2009
	Contractual amount	Fair value	Contractual amount	Fair value

Unrecognized financial instruments:
Commitments to extend credit (all are fixed rates)	$622,000	622,000	1,435,000	1,435,000
Unfunded construction loans	-	-	292,000	292,000
Undisbursed lines of credit	18,481,000	18,481,000	18,855,000	18,855,000
Commitments to sell loans	12,976,000	12,976,000	21,893,000	21,893,000

13.  Federal Income Taxes:

The components of income tax expense (benefit) are as follows:

	Years ended December 31,
	2010	2009	2008
Federal:
Current	$(35,143)	(535,254)	(196,379)
Deferred	(1,247,234)	(439,443)	(718,599)

	$(1,282,377)	(974,697)	(914,978)

Total income tax expense differed from the amounts computed by applying the federal statutory tax rates to pretax income as follows:

	Years ended December 31,
	2010	2009	2008

Tax at statutory rates	$(970,006)	(854,938)	(789,053)
Benefit of tax exempt interest	(23,476)	(10,534)	(8,630)
Income from bank owned life insurance	(74,246)	(80,818)	(77,371)
Other	(214,649)	(28,407)	(39,924)
	$(1,282,377)	(974,697)	(914,978)

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  Federal Income Taxes, Continued:

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	Years ended December 31,
	2010	2009
Deferred tax asset arising from:
Unrealized gain on securities	55,448	-
Allowance for loan losses	1,839,380	1,829,900
Deferred loan fees and costs	320	600
Depreciation	72,548	67,600
Obligation under sale leaseback	413,199	-
Capitalized acquisition legal fees	42,608	-
Capitalized investment banker fees	68,671	-
Net operating loss carryforward	481,325	-
Other, net	347,442	215,300
Total deferred tax assets	3,320,941	2,113,400

Deferred tax liability arising from:

Unrealized loss on securities	-	(42,200)
FHLB stock	(964,878)	(964,800)
Like-kind exchange	(103,060)	(103,000)
Building and land under sale leaseback	(264,051)	-
Other, net	(117,365)	-
Total deferred tax liabilities	(1,449,354)	(1,110,000)

Net deferred tax asset	$1,871,587	1,003,400

Net deferred tax assets and federal income tax expense in future years can be significantly affected by changes in enacted tax rates.  The Company has available approximately $1,416,000 of net operating losses to carryforward to reduce future federal income taxes of the Company.  The net operating losses expire in 2030.  The Company has not recorded a valuation allowance against this asset based on projected future taxable income and income tax strategies available to utilize the benefit.

14.  Benefit Plans:

The Company has a non-contributory defined contribution plan and an employee stock ownership plan which covers substantially all full-time employees after attaining age twenty-one and completing one year of service.

The Company implemented, during 1996, a non-contributory defined contribution plan.  The Company makes an annual contribution to the plan equal to 3% of the eligible employees’ compensation.  Additional employer contributions are made at the discretion of the Board of Directors. Total expense under this defined contribution plan was $77,000, $74,600, and $79,600 for the years ended December 31, 2010, 2009 and 2008, respectively.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  Benefit Plans, Continued:

The Company also has an employee stock ownership plan (ESOP).  Each participant is assigned an account that is credited with cash and shares of common stock of the Company based upon compensation earned subject to vesting on a graduated scale over six years. Contributions to the ESOP are made by the Company and can be in the form of either cash or common stock of First Franklin.  The Company contributed $117,000, $100,000, and $100,000 in cash to the ESOP in 2010, 2009 and 2008, respectively.  At December 31, 2010, the ESOP is not leveraged, and all shares are allocated or committed to be allocated.  All ESOP shares are considered outstanding for purposes of computing earnings per share for 2010, 2009, and 2008.  The Company’s policy is to charge to expense the amount contributed to the ESOP.  At December 31, 2010, the ESOP held 207,388 allocated shares and there were no shares to be allocated.  At December 31, 2009, the ESOP held 199,200 allocated shares and 15,351 shares committed to be allocated.

15.  Lease Commitments:

The Company, as lessee, leases certain facilities under operating leases which expire over the next five years, with renewal options.

The following is a schedule, by years, of future minimum rental payments required under operating leases during the remaining non-cancelable portion of the lease terms:

Year ending December 31:
2011	$188,767
2012	118,045
2013	92,845
2014	33,524
2015	-
Thereafter	-
$433,181

Rent expense was $282,844, $268,990 and $236,708 in 2010, 2009 and 2008, respectively.

The Company, as lessor, leases a portion of its administrative office under an operating lease which expires in 2013.

Future minimum rental income required under the operating lease during the remaining non-cancelable portion of the lease term:

Year ending December 31:
2011	$49,744
2012	50,487
2013	33,906
2014	-
2015	-
Thereafter	-
$134,137

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Sale-Leaseback Transaction:

In May 2010, the Company entered into a sale-leaseback arrangement relating to its main office facilities. The Company’s office building and surrounding land, which had a carrying amount of $796,000, were sold to an unrelated third party for $1,260,000 in cash. The Company then leased the property back under a 15 year operating lease that requires annual lease payments of approximately $132,000. In addition, the company has a sublease with a tenant that requires the lessee to make annual lease payments of $48,000 for three years. Due to the sublease payments, the Company is considered to have a continuing involvement which is more than minor, as a result of which the transaction is being treated as a financing transaction with no gain being recognized from the sale. A finance obligation of $1,215,290 for rent payments over the 15 year term of the lease has been recognized as a result of the sale-leaseback transaction.

Future minimum payments under the finance obligation are as follows:

2011	$23,860
2012	30,030
2013	35,781
2014	43,259
2015	50,392
Thereafter	1,031,968
$1,215,290

17.  Loans to Related Parties:

Certain officers and directors of the Company had loans outstanding during the three-year period ended December 31, 2010. The following is an analysis of the activity of such loans for the years indicated:

	Years ended December 31,
	2010	2009	2008

Balance, beginning of year	$1,154,669	1,235,481	1,257,972
Loans originated	165,510	14,184	102,350
Repayments	(308,062)	(71,516)	(124,841)
Resigned	-	(23,480)	-
Balance, end of year	$1,012,117	1,154,669	1,235,481

18.  Loan Commitments:

In the ordinary course of business, the Company has various outstanding commitments to extend credit that are not reflected in the accompanying consolidated financial statements.  These commitments involve elements of credit risk in excess of the amount recognized in the balance sheet.

The Company uses the same credit policies in making commitments for loans as it does for loans that have been disbursed and recorded in the consolidated balance sheet.  The Company generally requires collateral when it makes loan commitments, which generally consists of the right to receive first mortgages on improved or unimproved real estate when performance under the contract occurs.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  Loan Commitments, Continued:

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since some portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Certain of these commitments are for fixed rate loans, and, therefore, their value is subject to market risk as well as credit risk.

The following table details the loan commitments as of December 31, 2010 and 2009:

	December 31,
	2010	2009

Commitments to extend credit (all are fixed rates)	$622,000	1,435,000
Unfunded construction loans	-	292,000
Undisbursed lines of credit	18,481,000	18,855,000

Fees received in connection with the loan commitments reduce closing cost to be paid by the borrower at time of closing.

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. First Franklin Corporation - Parent Company Only Financial Information:

The following condensed balance sheets as of December 31, 2010 and 2009 and condensed statements of income and cash flows for each of the three years in the period ended December 31, 2010 for First Franklin Corporation should be read in conjunction with the consolidated financial statements and notes thereto.
CONDENSED BALANCE SHEETS
ASSETS
	December 31,
	2010	2009

Cash	$60,681	27,042
Investment in Franklin Savings	20,715,922	21,443,374
Other assets	1,612,668	961,545

	$22,389,271	22,431,961

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accrued expenses and other liabilities	$1,669,627	226,215
Preferred stock - $.01 par value, 500,000 shares authorized, none issued and outstanding	-	-
Common stock - $.01 par value, 2,500,000 shares authorized, 2,010,867 shares issued.	13,406	13,406
Additional paid-in capital	6,281,737	6,189,237
Treasury stock, at cost - 330,183 shares in 2009 and 2008	(3,270,349)	(3,270,399)
Retained earnings	17,807,970	19,378,551
Net unrealized gain (loss) on available-for-sale securities of parent and subsidiary	(113,120)	(105,049)

	$22,389,271	22,431,961

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	2010	2009	2008
Equity in earnings (losses) of Franklin Savings	$(719,380)	(1,415,745)	(1,205,362)
Interest income	1,076	190	5,597
Operating expenses	(1,603,500)	(403,901)	(406,340)
Other income	265,583	209,828	111,539
Federal income tax benefit	485,640	69,800	88,800

Net income (loss)	$(1,570,581)	(1,539,828)	(1,405,766)

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  First Franklin Corporation - Parent Company Only Financial Information, Continued:

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net (loss)	$(1,570,581)	(1,539,828)	(1,405,766)
Equity in earnings of Franklin Savings	719,380	1,415,745	1,205,362
Change in other assets and liabilities	792,289	(55,760)	(40,827)
Stock based compensation expense	92,500	-	-
Net cash provided (used) by operating activities	33,588	(179,843)	(241,231)

Cash flows from investing activities:
Proceeds on sale of Financial
Institutions Partners III	-	-	41,529

Cash flows from financing activities:
Payment of dividends	-	-	(453,785)
Issuance of treasury stock	50	-	-
Net cash provided (used) by operating activities	50	-	(453,785)

Net increase (decrease)	33,638	(179,843)	(653,487)

Cash at beginning of year	27,042	206,885	860,372

Cash at end of year	$60,680	27,042	206,885

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.  Madison Service Corporation:

In accordance with OTS requirements, the following summary of financial information of Madison Service Corporation for the years ended December 31, 2010 and December 31, 2009, is presented:

BALANCE SHEETS

ASSETS
	December 31,
	2010	2009

Cash	$520,493	518,895
	$520,493	518,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities	$1,284	741
Equity	519,209	518,154

	$520,493	518,895

STATEMENT OF OPERATIONS

Revenues:
Interest Income	$1,917	2,505
Operating expenses	(320)	(325)
Income before federal income tax	1,597	2,180
Federal income tax	543	741

Net income	$1,054	1,439

a.       Summary of significant accounting policies:

  The accounting policies followed in the preparation of the financial statements of Madison Service Corporation are included in Note 1.

b.       Intercompany transactions:

  Intercompany transactions with Franklin Savings, which are not material, have been eliminated in consolidation.

c.       Franklin Savings’ investment in Madison Service Corporation consists of:

	December 31,
	2010	2009
Common stock, 220 shares
issued and outstanding	$110,000	110,000
Retained earnings	409,209	408,154

	$519,209	518,154

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  Direct Teller Systems, Inc.:

The Company owns 51% investment in Direct Teller Systems, Inc., which is accounted for as a minority interest in a consolidated entity. The following is a summary of Direct Teller Systems Inc. financial information:

	December 31,
	2010	2009

Assets	$147,052	321,371
Liabilities	-	32,461
Equity	147,052	288,910
2009 net income	42,309	22,335

The Company’s equity balance at December 31, 2010 and 2009 was $74,097 and $149,388, respectively.

22.  Loss per Share:

Loss per share for the years ended December 31, 2010, 2009 and 2008 are calculated as follows:

	For the year ended December 31, 2010
	Loss	Shares	Per-share
	(numerator)	(denominator)	amount
Basic EPS

Loss available to common stockholders	$(1,570,581)	1,685,684	$(0.93)

Effect of dilutive securities:
Stock options
1997 and 2002 Plans	-	33,000

Diluted EPS

Loss available to common stockholders
+ assumed conversions	$(1,570,581)	1,718,684	$(0.91)

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.  Loss Per Share, Continued:

	For the year ended December 31, 2009
	Loss (numerator)	Shares (denominator)	Per-share amount
Basic EPS

Loss available to common stockholders	$(1,539,828)	1,680,684	$(0.92)

Effect of dilutive securities:
Stock options
1997 and 2002 Plans	-	-

Diluted EPS

Loss available to common stockholders
+ assumed conversions	$(1,539,828)	1,680,684	$(0.92)

	For the year ended December 31, 2008

	Loss (numerator)	Shares (denominator)	Per-share amount
Basic EPS

Loss available to common stockholders	$(1,405,766)	1,680,684	$(0.84)

Effect of dilutive securities:
Stock options
1997 and 2002 Plans	-	-

Diluted EPS

Income available to common stockholders
+ assumed conversions	$(1,405,766)	1,680,684	$(0.84)

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.  Quarterly Financial Information (Unaudited):

All adjustments necessary for a fair statement of operations for each period have been included.

	2010
	(dollars in thousands except per share data)
	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter

Interest income	$3,521	3,334	3,200	3,093
Interest expense	1,800	1,627	1,540	1,465

Net interest income	1,721	1,707	1,660	1,628

Provision for loan losses	353	331	957	326

Net interest income after provision	1,368	1,376	703	1,302

Noninterest income	962	1,261	1,694	1,911
Noninterest expense	2,484	3,515	3,572	3,859

Loss before taxes	(154)	(878)	(1,175)	(646)

Federal income taxes (benefit)	(72)	(320)	(420)	(470)
Net (loss)	$(82)	(558)	(755)	(176)

Loss per common share
Basic	$(0.05)	(0.33)	(0.45)	(0.10)

Diluted	$(0.05)	(0.33)	(0.45)	(0.08)

FIRST FRANKLIN CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.  Quarterly Financial Information (Unaudited), Continued:

	2009
	(dollars in thousands except per share data)
	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter

Interest income	$4,052	3,875	3,762	3,574
Interest expense	2,476	2,407	2,302	2,107

Net interest income	1,576	1,468	1,460	1,467

Provision for loan losses	176	71	1,651	934

Net interest income (loss) after provision	1,400	1,397	(191)	533

Noninterest income	1,003	1,175	1,023	1,209
Noninterest expense	2,017	2,576	2,561	2,909

Income (loss) before taxes	386	(4)	(1,729)	(1,167)

Federal income tax expense (benefit)	126	(11)	(597)	(493)
Net income (loss)	$260	7	(1,132)	(674)

Earnings per common share
Basic	$0.15	0.01	(0.68)	(0.40)

Diluted	$0.15	0.01	(0.68)	(0.40)

24.  Merger Agreement:

On October 12, 2010, the Company entered into an Agreement and Plan of Merger with Cheviot Financial Corp.  Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, stockholders of First Franklin will be entitled to receive $14.50 in cash for each share they hold on the effective date of the merger.

On March 16, 2011 the merger agreement was executed with Cheviot Financial Corp. acquiring all of the outstanding common shares of the Company for $14.50.  Under the terms of the agreement, a change in control has occurred and certain employees of the Company are entitled to a severance payout in accordance with their employment agreement with the Company.  On March 16, 2011 the Company accrued approximately $3.1 million for the severance payment due under these contracts.

25.  Subsequent Events:

The Company evaluates events and transaction occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Cheviot Financial Corp. or Cheviot Savings Bank.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Cheviot Financial Corp. or Cheviot Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 6,325,000 Shares
(Subject to Increase to up to 7,273,750 Shares)

Cheviot Financial Corp.

(Proposed Holding Company for
Cheviot Savings Bank)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

Stifel Nicolaus Weisel

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [offering deadline], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[Letterhead of Cheviot Financial Corp.]

Dear Fellow Shareholder:

Cheviot Financial Corp., a federal corporation (“Cheviot-Federal”) is soliciting shareholder votes regarding the mutual-to-stock conversion of Cheviot Mutual Holding Company.  Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 4,675,000  shares of common stock of a newly formed company named Cheviot Financial Corp., a Maryland corporation (“New Cheviot”), which will become the holding company for Cheviot Savings Bank.

The Proxy Vote
We have received conditional regulatory approval to implement the Plan of Conversion and Reorganization.  However, we must also receive the approval of our shareholders.  Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of shareholders.  Please promptly vote the enclosed Proxy Card.  Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange
At the conclusion of the conversion, your shares of Cheviot-Federal common stock will be exchanged for new shares of New Cheviot common stock.  The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus.  Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of Cheviot-Federal who holds stock certificates.  The transmittal form explains the procedure to follow to exchange your shares.  Please do not deliver your certificate(s) before you receive the transmittal form.  Shares of Cheviot-Federal that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering
We are offering the shares of common stock of New Cheviot for sale at $8.00 per share.  The shares are being offered in a subscription offering to eligible customers of Cheviot Savings Bank.  If all shares are not subscribed for in the subscription offering, shares will be available in a community offering, to New Cheviot public shareholders and others not eligible to place orders in the subscription offering.  If you are interested in purchasing shares of our common stock, contact our Stock Information Center to receive a stock order form and Prospectus.  The stock offering period is expected to expire on _____________________.

If you have any questions please refer to the Questions & Answers section herein.

We thank you for your support as a shareholder of Cheviot-Federal.

Sincerely,

Thomas J. Linneman
President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Ohio Division of Financial Institutions, or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF CHEVIOT FINANCIAL CORP., A MARYLAND CORPORATION
PROXY STATEMENT OF CHEVIOT FINANCIAL CORP., A FEDERAL CORPORATION

Cheviot Savings Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. Currently, Cheviot Savings Bank is a wholly-owned subsidiary of Cheviot Financial Corp., a federal corporation (“Cheviot-Federal”), and Cheviot Mutual Holding Company owns 61.5% of Cheviot-Federal’s common stock. The remaining 38.5% of Cheviot-Federal’s common stock is owned by public shareholders. As a result of the conversion, a newly formed Maryland corporation named Cheviot Financial Corp. (“New Cheviot”) will replace Cheviot-Federal as the holding company of Cheviot Savings Bank.  Each share of Cheviot-Federal common stock owned by the public will be exchanged for between 0.8570 and 1.3333 shares of common stock of New Cheviot so that immediately after the conversion Cheviot-Federal’s existing public shareholders will own the same percentage of New Cheviot common stock as they owned of Cheviot-Federal’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, as further discussed below.  The actual number of shares that you will receive will depend on the percentage of Cheviot-Federal common stock held by the public at the completion of the conversion, the final independent appraisal of New Cheviot and the number of shares of New Cheviot common stock sold in the offering described in the following paragraph. It will not depend on the market price of Cheviot-Federal common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Shareholders” for a discussion of the exchange ratio. Based on the $____________ per share closing price of Cheviot-Federal common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least __________ shares of New Cheviot common stock are sold in the offering (which is between the ____________ and the ____________ of the offering range), the initial value of the New Cheviot common stock you receive in the share exchange would be less than the market value of the Cheviot-Federal common stock you currently own. See “Risk Factors—The market value of New Cheviot common stock received in the share exchange may be less than the market value of Cheviot-Federal common stock exchanged.”

Concurrently with the exchange offer, we are offering up to 7,273,750 shares of common stock of New Cheviot, representing the 61.5% ownership interest of Cheviot Mutual Holding Company in Cheviot-Federal, for sale to eligible depositors of Cheviot Savings Bank and to the public, including Cheviot-Federal shareholders, at a price of $8.00 per share. The conversion of Cheviot Mutual Holding Company and the offering and exchange of common stock by New Cheviot is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Cheviot Savings Bank will be a wholly-owned subsidiary of New Cheviot, and 100% of the common stock of New Cheviot will be owned by public shareholders. As a result of the conversion and offering, Cheviot-Federal and Cheviot Mutual Holding Company will cease to exist.

Cheviot-Federal’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “CHEV.”  For a period of 20 trading days after the completion of the conversion and offering, we expect New Cheviot’s shares of common stock will trade on the Nasdaq Global Market under the symbol “CHEVD,” and, thereafter, the trading symbol will revert to “CHEV.”

The conversion and offering cannot be completed unless the shareholders of Cheviot-Federal approve the Plan of Conversion and Reorganization of Cheviot Mutual Holding Company, referred to herein as the “plan of conversion.”  Cheviot-Federal is holding its special meeting of shareholders at the executive offices of Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45201, on ________, 2011, at __:00 p.m., Eastern time, to consider and vote upon the plan of conversion.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Cheviot-Federal shareholders, including shares held by Cheviot Mutual Holding Company, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Cheviot-Federal shareholders other than Cheviot Mutual Holding Company.  Cheviot-Federal’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of shareholders of Cheviot-Federal and the prospectus for the shares of New Cheviot common stock to be issued in exchange for shares of Cheviot-Federal common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System.  This document does not serve as the prospectus relating to the offering by New Cheviot of its shares of common stock for sale, which is being made pursuant to a separate prospectus.  Shareholders of Cheviot-Federal are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 12 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Ohio Division of Financial Institutions or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus including the Questions and Answers section, beginning on page 1.  Questions about voting on the plan of conversion may be directed to our proxy information agent, ______________, at 1-(_______________), Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time.

The date of this proxy statement/prospectus is ______, 2011, and it is first being mailed to shareholders of Cheviot-Federal on or about ____________, 2011.

CHEVIOT FINANCIAL CORP.
3723 Glenmore Avenue,
Cheviot, Ohio 45201
(513) 661-0457

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

On ______, 2011, Cheviot Financial Corp. will hold its special meeting of shareholders at the executive offices of Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45201.  The meeting will begin at __:00 _.m., Eastern time.  At the meeting, shareholders will consider and act on the following:

1.
The approval of a plan of conversion and reorganization whereby Cheviot Mutual Holding Company and Cheviot Financial Corp. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as described in more detail in the attached proxy statement/prospectus;

2.
The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

3.	The following informational proposals:

3a.	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Cheviot’s articles of incorporation;

3b.	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Cheviot’s bylaws;

3c.	Approval of a provision in New Cheviot’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cheviot’s outstanding voting stock; and

4.	Such other business that may properly come before the meeting.

NOTE:  The board of directors is not aware of any other business to come before the meeting.

The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion and reorganization (referred to herein as the “plan of conversion”).  These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

The board of directors has fixed ______, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Cheviot-Federal at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion.  In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion, the written request should be received by Cheviot-Federal by _______, 2011.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope.  If you prefer, you may vote by using the telephone or Internet.  For information on submitting your proxy by mail or voting by telephone or Internet, please refer to instructions on the enclosed proxy card.  The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

James E. Williamson
Corporate Secretary

Cheviot, Ohio
________, 2011

QUESTIONS AND ANSWERS
FOR SHAREHOLDERS OF CHEVIOT-FEDERAL
REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion and reorganization.  The plan of conversion and reorganization described herein (referred to as the “plan of conversion”) has been conditionally approved by Cheviot-Federal’s primary federal regulator, the Board of Governors of the Federal Reserve System.  However, such approval by this agency does not constitute a recommendation or endorsement of the plan of conversion.

Q.           WHAT ARE SHAREHOLDERS BEING ASKED TO APPROVE?

A.
Cheviot-Federal shareholders as of ______, 2011 are being asked to vote on the plan of conversion pursuant to which Cheviot Mutual Holding Company will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Maryland corporation, New Cheviot, is offering its common stock to eligible depositors of Cheviot Savings Bank, to shareholders of Cheviot-Federal as of ______, 2011 and to the public. The shares offered represent Cheviot Mutual Holding Company’s current 61.5% ownership interest in Cheviot-Federal.  Voting for approval of the plan of conversion will also include approval of the exchange ratio and the articles of incorporation and bylaws of New Cheviot (including the anti-takeover provisions and provisions limiting shareholder rights).  Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and complete the stock offering.

In addition, Cheviot-Federal shareholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of New Cheviot:

●	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Cheviot’s articles of incorporation;

●	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Cheviot’s bylaws; and

●	Approval of a provision in New Cheviot’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cheviot’s outstanding voting stock.

The provisions of New Cheviot’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.  The provisions of New Cheviot’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of New Cheviot if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

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Your vote is important.  We cannot implement the plan of conversion and the related stock offering unless the adoption of the plan of conversion receives the affirmative vote of a majority of shares held by our public shareholders.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

●	increase our capital;

●	transition us from the mutual holding company structure to a more familiar and flexible organizational structure;

●	improve the trading liquidity of our shares of common stock;

●	support any future mergers and acquisitions; and

●
eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the sunset of the Office of Thrift Supervision.

Q.	WHAT WILL SHAREHOLDERS RECEIVE FOR THEIR EXISTING CHEVIOT-FEDERAL SHARES?

A.
As more fully described in “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Shareholders,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 0.8570 shares at the minimum and 1.1594 shares at the maximum of the offering range (or 1.3333 shares at the adjusted maximum of the offering range) of New Cheviot common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of Cheviot-Federal common stock, and the exchange ratio is 1.0082 (at the midpoint of the offering range), after the conversion you will receive 100 shares of New Cheviot common stock and $6.56 in cash, the value of the fractional share, based on the $8.00 per share purchase price of stock in the offering.

If you own shares of Cheviot-Federal common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares.  If you own shares in the form of Cheviot-Federal stock certificates, after the completion of the conversion and stock offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. New certificates of New Cheviot common stock and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and your Cheviot-Federal stock certificates.  You should not submit a stock certificate until you receive a transmittal form.

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Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $8.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.
The shares will be based on a price of $8.00 per share because that is the price at which New Cheviot will sell shares in its stock offering.  The amount of common stock New Cheviot will issue at $8.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of New Cheviot, assuming the conversion and offering are completed.  RP Financial, LC., an appraisal firm experienced in appraisal of financial institutions, has estimated that, as of August 5, 2011, this market value was $71.5 million.  Based on Board of Governors of the Federal Reserve System regulations, this market value forms the midpoint of a range with a minimum of $60.8 million and a maximum of $82.2 million.  Based on this valuation, the number of shares of common stock of New Cheviot that existing public shareholders of Cheviot-Federal will receive in exchange for their shares of Cheviot-Federal common stock will range from 2,921,896 to 3,953,153, with a midpoint of 3,437,525 (a value of $23.4 million to $31.6 million, with a midpoint of $27.5 million, at $8.00 per share).  The number of shares received by the existing public shareholders of Cheviot-Federal is intended to maintain their existing 38.5% ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares). The independent appraisal is based in part on Cheviot-Federal’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Cheviot-Federal.

Q.	DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF CHEVIOT-FEDERAL COMMON STOCK?

A.
No, the exchange ratio will not be based on the market price of Cheviot-Federal common stock. Instead, the purpose of the exchange ratio is to maintain the ownership percentage of existing public shareholders of Cheviot-Federal. Therefore, changes in the price of Cheviot-Federal common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	WHY DOESN’T CHEVIOT-FEDERAL WAIT TO CONDUCT THE CONVERSION AND OFFERING UNTIL THE STOCK MARKET IMPROVES SO THAT CURRENT SHAREHOLDERS CAN RECEIVE A HIGHER EXCHANGE RATIO?

A.
The board of directors believes that the stock holding company form of organization and the capital raised in the conversion offer important advantages and that it is in the best interest of our shareholders to complete the conversion and offering sooner rather than later. There is no way to know when market conditions will change, when regulations governing conversions to stock form will change, or how they may change, or how changes in market conditions might affect stock prices for financial institutions. The board of directors concluded that it would be better to complete the conversion and offering now, under existing Board of Governors of the Federal Reserve System conversion regulations and under a valuation that offers a fair exchange ratio to existing shareholders and an attractive price to new investors, rather than wait an indefinite amount of time for potentially better market conditions.

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Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.
No.  If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion.  If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.
Mark your vote, sign each proxy card enclosed and return the card(s) in the enclosed proxy reply envelope.  Alternatively, you may vote by telephone or Internet, by following the instructions on the enclosed proxy card.  YOUR VOTE IS IMPORTANT.  PLEASE VOTE PROMPTLY.

Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.
No.  Your broker, bank or other nominee will not be able to vote your shares without instructions from you.  You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.
Your vote is very important.  We believe the conversion and offering are in the best interests of our shareholders and the communities we serve.  However, not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion. Without sufficient favorable votes “for” the plan of conversion, we cannot complete the conversion and offering.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.	Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.
Yes. If you would like to receive a prospectus and stock order form, you may call our Stock Information Center, toll-free, at 1-(_______) _________, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center is closed weekends and bank holidays.

4

Eligible depositors of Cheviot Savings Bank and the former The Franklin Savings and Loan Company have priority subscription rights allowing them to purchase common stock in a subscription offering.  Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as described herein.  In the event orders for New Cheviot common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of  Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland; second to cover orders of Cheviot-Federal shareholders as of _______, 2011; and thereafter to cover orders of the general public.

Shareholders of Cheviot-Federal are subject to an ownership limitation.  Shares of common stock purchased in the offering by a shareholder and his or her associates or individuals acting in concert with the shareholder, plus any shares a shareholder and these individuals receive in the exchange for existing shares of Cheviot-Federal common stock, may not exceed 5% of the total shares of common stock of New Cheviot to be issued and outstanding after the completion of the conversion.  If you currently own more than 5% of our total outstanding shares, you may not purchase additional shares in the offering.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) no later than ___ p.m., Eastern Time on ______, 2011.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT CHEVIOT SAVINGS BANK?

A.
No.  The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged.  Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit.  Loans and rights of borrowers will not be affected.  Depositors will no longer have voting rights in Cheviot Mutual Holding Company, which will cease to exist after the conversion and offering.  Only shareholders of New Cheviot will have voting rights after the conversion and offering.

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion may be directed to our proxy information agent, ______________, at 1-______________, Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time.  Questions about the stock offering may be directed to our Stock Information Center at 1-(__) ____________, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center is closed weekends and bank holidays.

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SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you.  To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization,” “Proposal 2 — Adjournment of the Special Meeting,” “Proposals 3a through 3c — Informational Proposals Related to the Articles of Incorporation of New Cheviot” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. Cheviot-Federal will hold its special meeting of shareholders at the executive offices of Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45201, on _________, 2011, at _:00 _.m., Eastern Time.

The Proposals. Shareholders will be voting on the following proposals at the special meeting:

1.
The approval of a plan of conversion and reorganization whereby Cheviot Mutual Holding Company and Cheviot Financial Corp. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as described in more detail in the attached proxy statement/prospectus;

2.
The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

3.	The following informational proposals:

3a.	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Cheviot’s articles of incorporation;

3b.	Approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Cheviot’s bylaws;

3c.	Approval of a provision in New Cheviot’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cheviot’s outstanding voting stock; and

4.	Such other business that may properly come before the meeting.

The provisions of New Cheviot’s articles of incorporation which are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Cheviot’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cheviot, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

6

Vote Required for Approval of Proposals by the Shareholders of Cheviot-Federal

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Cheviot-Federal shareholders, including shares held by Cheviot Mutual Holding Company, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Cheviot-Federal shareholders other than Cheviot Mutual Holding Company.

Proposal 1 must also be approved by the members of Cheviot Mutual Holding Company at a special meeting of members called for that purpose.  Members will receive separate informational materials for Cheviot Mutual Holding Company regarding the conversion.

Proposal 2:  Approval of the adjournment of the special meeting.  We must obtain the affirmative vote of at least a majority of the votes cast by Cheviot-Federal shareholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3a through 3c.  The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Cheviot-Federal approved the plan of conversion. These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.  The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cheviot if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Cheviot-Federal.  At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must advise the corporate secretary of Cheviot-Federal in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

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Vote by Cheviot Mutual Holding Company

Management anticipates that Cheviot Mutual Holding Company, our majority shareholder, will vote all of its shares of common stock in favor of all the matters set forth above.  If Cheviot Mutual Holding Company votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured.

As of _______, 2011, the directors, director nominees and executive officers of Cheviot-Federal owned 397,166 shares (excluding exercisable options), or approximately 4.3% of the outstanding shares of Cheviot-Federal common stock, and Cheviot Mutual Holding Company owned 5,455,313 shares, or approximately 61.5% of the outstanding shares of Cheviot-Federal common stock.

Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion, “FOR” the adjournment of the special meeting, if necessary, and “FOR” the Informational Proposals 3a through 3c.

The Companies

[Same as prospectus]

Recent Acquisition

[Same as prospectus]

Plan of Conversion and Reorganization

The Boards of Directors of Cheviot-Federal, Cheviot Mutual Holding Company, Cheviot Savings Bank and New Cheviot have adopted the plan of conversion pursuant to which Cheviot Savings Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public shareholders of Cheviot-Federal will receive shares in New Cheviot in exchange for their shares of Cheviot-Federal common stock based on an exchange ratio.  This conversion to a stock holding company structure also includes the offering by New Cheviot of shares of its common stock to eligible depositors of Cheviot Savings Bank and to the public, including Cheviot-Federal shareholders, in a subscription offering and, if necessary, in a community offering and/or syndicated community offering.  Following the conversion and offering, Cheviot Mutual Holding Company and Cheviot-Federal will no longer exist, and New Cheviot will be the parent company of Cheviot Savings Bank.

The conversion and offering cannot be completed unless the shareholders of Cheviot-Federal approve the plan of conversion.  Cheviot-Federal’s shareholders will vote on the plan of conversion at Cheviot-Federal’s special meeting.  This document is the proxy statement used by Cheviot-Federal’s board of directors to solicit proxies for the special meeting.  It is also the prospectus of New Cheviot regarding the shares of New Cheviot common stock to be issued to Cheviot-Federal’s shareholders in the share exchange.  This document does not serve as the prospectus relating to the offering by New Cheviot of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which will be made pursuant to a separate prospectus.

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Our Current Organizational Structure

[Same as prospectus]

Our Organizational Structure Following the Conversion

[Same as prospectus]

Business Strategy

[Same as prospectus]

Reasons for the Conversion and the Offering

[Same as prospectus]

Terms of the Offering

[Same as prospectus]

How We Determined the Offering Range, the Exchange Ratio and the $8.00 Per Share Stock Price

[Same as prospectus]

After-Market Stock Price Performance Provided by Independent Appraiser

[Same as prospectus]

The Exchange of Existing Shares of Cheviot-Federal Common Stock

[Same as prospectus]

How We Intend to Use the Proceeds From the Offering

[Same as prospectus]

Purchases by Executive Officers and Directors

[Same as prospectus]

Our Dividend Policy

[Same as prospectus]

Our Market Area

[Same as prospectus]

9

Conditions to Completion of the Conversion

[Same as prospectus]

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

[Same as prospectus]

Possible Change in the Offering Range

[Same as prospectus]

Possible Termination of the Offering

[Same as prospectus]

Benefits to Management and Potential Dilution to Shareholders Resulting from the Conversion

[Same as prospectus]

Market for Common Stock

[Same as prospectus]

Tax Consequences

[Same as prospectus]

Changes in Shareholders’ Rights for Existing Shareholders of Cheviot-Federal

As a result of the conversion, existing shareholders of Cheviot-Federal will become shareholders of New Cheviot. Some rights of shareholders of New Cheviot will be reduced compared to the rights shareholders currently have in Cheviot-Federal.  The reduction in shareholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in shareholder rights under the articles of incorporation and bylaws of New Cheviot are not mandated by Maryland law but have been chosen by management as being in the best interests of New Cheviot and all of its shareholders.  The differences in shareholder rights in the articles of incorporation and bylaws of New Cheviot include the following:  (i) greater lead time required for shareholders to submit proposals for certain provisions of new business or to nominate directors; (ii) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; and (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New Cheviot’s outstanding voting stock. See “Comparison of Shareholders’ Rights For Existing Shareholders of Cheviot-Federal” for a discussion of these differences.

Dissenters’ Rights

Shareholders of Cheviot-Federal do not have dissenters’ rights in connection with the conversion and offering.

10

Important Risks in Owning New Cheviot’s Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section beginning on page ____ of this proxy statement/prospectus.

11

RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New Cheviot common stock.

Risks Related to Our Business

[Same as prospectus]

Risks Related to the Offering and the Exchange

The market value of New Cheviot common stock received in the share exchange may be less than the market value of Cheviot-Federal common stock exchanged.

The number of shares of New Cheviot common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Cheviot-Federal common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of New Cheviot common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Cheviot-Federal common stock will own the same percentage of New Cheviot common stock after the conversion and offering as they owned of Cheviot-Federal common stock immediately prior to completion of the conversion and offering (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  The exchange ratio will not depend on the market price of Cheviot-Federal common stock.

The exchange ratio ranges from 0.8570 shares at the minimum to 1.1594 shares at the maximum (or 1.3333 at the adjusted maximum) of the offering range of New Cheviot common stock per share of Cheviot-Federal common stock. Shares of New Cheviot common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of Cheviot-Federal common stock at the time of the exchange, the initial market value of the New Cheviot common stock that you receive in the share exchange could be less than the market value of the Cheviot-Federal common stock that you currently own. Based on the most recent closing price of Cheviot-Federal common stock prior to the date of this proxy statement/prospectus, which was $___________, unless at least _________ shares of New Cheviot common stock are sold in the offering (which is between the _____________ and the ________________ of the offering range), the initial value of the New Cheviot common stock you receive in the share exchange would be less than the market value of the Cheviot-Federal common stock you currently own.

[Remaining risks same as prospectus]

12

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Cheviot-Federal of proxies to be voted at the special meeting of shareholders to be held at the executive offices of Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45201, on _______, 2011, at _:00 p.m., Eastern Time, and any adjournment or postponement thereof.

At the special meeting, shareholders will consider and vote upon the Plan of Conversion and Reorganization of Cheviot Mutual Holding Company (referred to herein as the “plan of conversion”).

In addition, shareholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and informational proposals with respect to the articles of incorporation of New Cheviot.

Voting in favor of or against the plan of conversion includes a vote for or against the conversion of Cheviot Mutual Holding Company to a stock holding company as contemplated by the plan of conversion.  Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Cheviot Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your Cheviot-Federal common stock if our records show that you held your shares as of the close of business on ______, 2011.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on ______, 2011, there were _______ shares of Cheviot-Federal common stock outstanding.  Each share of common stock has one vote.

Attending the Meeting

If you are a shareholder as of the close of business on _______, 2011, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Cheviot-Federal common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

13

Quorum; Vote Required

The special meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the outstanding common stock of Cheviot-Federal entitled to be cast at the special meeting, including shares held by Cheviot Mutual Holding Company, and (ii) a majority of the outstanding shares of common stock of Cheviot-Federal entitled to be cast at the special meeting, other than shares held by Cheviot Mutual Holding Company.

Proposal 2:  Approval of the adjournment of the special meeting.  We must obtain the affirmative vote of at least a majority of the votes cast by Cheviot-Federal shareholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3a through 3c.  The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Cheviot-Federal approved the plan of conversion. These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.  The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cheviot, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters.  We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Cheviot-Federal. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by Cheviot Mutual Holding Company and Our Executive Officers and Directors

As of _______, 2011, Cheviot Mutual Holding Company beneficially owned 5,455,313 shares of Cheviot-Federal common stock.  This equals approximately 61.5% of our outstanding shares.  Cheviot Mutual Holding Company intends to vote all of its shares in favor of each proposal presented by Cheviot-Federal at the meeting.

14

As of ________, 2011, our executive officers and directors beneficially owned 379,166 shares of Cheviot-Federal common stock, not including shares that they may acquire upon the exercise of outstanding stock options.  This equals 4.3% of our outstanding shares and 11.1% of shares held by persons other than Cheviot Mutual Holding Company.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Cheviot-Federal common stock to be represented at the special meeting by the persons named in the enclosed proxy card.  All shares of Cheviot-Federal common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors.  Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” approval of the adjournment of the special meeting, and “FOR” each of the Informational Proposals 3a through 3c.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares.  We do not know of any other matters to be presented at the special meeting.

If your Cheviot-Federal common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must advise the corporate secretary of Cheviot-Federal in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors.  Cheviot-Federal will pay the costs of soliciting proxies from its shareholders.  To the extent necessary to permit approval of the plan of conversion and the other proposals being considered,  ______________our proxy solicitor, directors, officers or employees of Cheviot-Federal and Cheviot Savings Bank may solicit proxies by mail, telephone and other forms of communication.  We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and shareholder proxy solicitor, we will pay _______________$________ for shareholder solicitation services and $________ for shareholder information agent services plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

15

Participants in the Employee Stock Ownership Plan

If you participate in Cheviot Savings Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the Employee Stock Ownership Plan. Under the terms of the Employee Stock Ownership Plan, the Employee Stock Ownership Plan trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The Employee Stock Ownership Plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Cheviot-Federal common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee or its designee is ____________, 2011.

Participants in the 401(k) Plan

If you invest in Cheviot-Federal common stock through the Cheviot Savings Bank 401(k) Savings Plan (the “401(k) Plan”), you will receive a voting instruction form that reflects all shares you may vote under the plan.  Under the terms of the 401(k) Plan, a participant is entitled to direct the voting of shares in the Cheviot-Federal Stock Fund credited to his or her account.  The trustee will vote all shares for which it does not receive timely voting instructions from participants in the same proportion as shares for which the trustee received timely voting instructions.  The deadline for returning your voting instructions to the plan’s trustee or its designee is _________, 2011.

Recommendation of the Board of Directors

The board of directors recommends that you promptly vote the enclosed proxy in favor of the above described proposals, including the adoption of the plan of conversion, and promptly return it in the enclosed envelope.  Voting the proxy card will not prevent you from voting in person at the special meeting.  For information on submitting your proxy by mail or voting by telephone or Internet, please refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Cheviot-Federal and of Cheviot Mutual Holding Company have approved the plan of conversion and reorganization.  The plan of conversion must also be approved by the members of Cheviot Mutual Holding Company and the shareholders of Cheviot-Federal.  A special meeting of members and the special meeting of shareholders have been called for this purpose. The Board of Governors of the Federal Reserve System has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

16

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form.  Currently, Cheviot Savings Bank is a wholly-owned subsidiary of Cheviot-Federal and Cheviot Mutual Holding Company owns approximately 61.5% of Cheviot-Federal’s common stock. The remaining 38.5% of Cheviot-Federal’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, New Cheviot, will become the holding company of Cheviot Savings Bank.  Each share of Cheviot-Federal common stock owned by the public will be exchanged for between 0.8570 shares at the minimum and 1.1594 shares at the maximum of the offering range (or 1.3333 at the adjusted maximum of the offering range) of New Cheviot common stock, so that Cheviot-Federal’s existing public shareholders will own the same percentage of New Cheviot common stock as they owned of Cheviot-Federal’s common stock immediately prior to the conversion (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  The actual number of shares that you will receive will depend on the percentage of Cheviot-Federal common stock held by the public at the completion of the conversion, the final independent appraisal of New Cheviot and the number of shares of New Cheviot common stock sold in the offering described in the following paragraph. It will not depend on the market price of Cheviot-Federal common stock.

Concurrently with the exchange offer, we are offering up to 7,273,750 shares of common stock of New Cheviot, representing the 61.5% ownership interest of Cheviot Mutual Holding Company in Cheviot-Federal, for sale to eligible depositors and to the public at a price of $8.00 per share. After the conversion and offering are completed, Cheviot Savings Bank will be a wholly-owned subsidiary of New Cheviot, and 100% of the common stock of New Cheviot will be owned by public shareholders. As a result of the conversion and offering, Cheviot-Federal and Cheviot Mutual Holding Company will cease to exist.

New Cheviot intends to contribute between $17.6 million and $24.0 million of the net proceeds to Cheviot Savings Bank and to retain between $16.1 million and $22.0 million of the net proceeds.  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at Cheviot Savings Bank or The Franklin Savings and Loan Company with aggregate balances of at least $50 at the close of business on June 30, 2010.

(ii)
Second, to our tax-qualified employee benefit plans (specifically Cheviot Savings Bank’s employee stock ownership plan and 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase 4% of the shares of common stock sold in the offering, although we reserve the right to have the employee stock ownership plan purchase more than 4% of the shares sold in the offering to the extent necessary to complete the offering at the minimum of the offering range.

(iii)	Third, to depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50 at the close of business on [supplemental date].

(iv)	Fourth, to depositors of Cheviot Savings Bank at the close of business on [voting record date].

17

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of Boone, Kenton, and Campbell, and the Indiana counties of Dearborn, Ohio, and Switzerland, then to Cheviot-Federal’s public shareholders as of [voting record date] and then to other members of the general public.  The community offering may begin concurrently with, during or after the subscription offering.  We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated community offering, which will be managed by Stifel, Nicolaus & Company, Incorporated.  We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.  Any determination to accept or reject stock orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Board of Governors of the Federal Reserve System. See “—Community Offering.”  The syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Board of Governors of the Federal Reserve System.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of New Cheviot.  All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion is available for inspection at each branch office of Cheviot Savings Bank and at the Cleveland and the Washington, D.C. offices of the Federal Reserve Board. The plan of conversion is also filed as an exhibit to Cheviot Mutual Holding Company’s application to convert from mutual to stock form of which this proxy statement/prospectus is a part, copies of which may be obtained from the Board of Governors of the Federal Reserve System. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website.  See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the Plan of Conversion of Cheviot Mutual Holding Company.

[Remaining sections same as Prospectus under “The Conversion and Offering”]

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by Cheviot-Federal at the time of the special meeting to be voted for an adjournment, if necessary, Cheviot-Federal has submitted the question of adjournment to its shareholders as a separate matter for their consideration.  The board of directors of Cheviot-Federal recommends that shareholders vote “FOR” the adjournment proposal.  If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

18

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

PROPOSALS 3a THROUGH 3c — INFORMATIONAL PROPOSALS RELATED TO THE ARTICLES OF INCORPORATION OF NEW CHEVIOT

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Cheviot-Federal has approved each of the informational proposals numbered 3a through 3c, all of which relate to provisions included in the articles of incorporation of New Cheviot. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Cheviot-Federal, whose rights are presently governed by the charter and bylaws of Cheviot-Federal, will become shareholders of New Cheviot, whose rights will be governed by the articles of incorporation and bylaws of New Cheviot.  The following informational proposals address the material differences between the governing documents of the two companies.  This discussion is qualified in its entirety by reference to the charter and bylaws of Cheviot-Federal and the articles of incorporation and bylaws of New Cheviot.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of New Cheviot’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which the board of directors of Cheviot-Federal approved the plan of conversion.  These proposals are informational in nature only, because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion.  Cheviot-Federal’s shareholders are not being asked to approve these informational proposals at the special meeting.  While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.  The provisions of New Cheviot’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cheviot, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3a. – Approval of a Provision in New Cheviot’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to New Cheviot’s Articles of Incorporation.  No amendment of the charter of Cheviot-Federal may be made unless it is first proposed by the board of directors, then preliminarily approved by the Board of Governors of the Federal Reserve System, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.  The articles of incorporation of New Cheviot generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E or F of Article Fifth (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote and Quorum), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Evaluation of Certain Offers), Article 10 (Indemnification, etc. of Directors and Officers), Article 11 (Limitation of Liability) and Article 12 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to increase or decrease the aggregate number of shares of capital stock.

19

These limitations on amendments to specified provisions of New Cheviot’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote.  While this limits the ability of shareholders to amend those provisions, Cheviot Mutual Holding Company, as a 61.5% shareholder, currently can effectively block any shareholder proposed change to the charter.

The requirement of a super-majority shareholder vote to amend specified provisions of New Cheviot’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror.  The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Cheviot and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in New Cheviot’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Cheviot’s articles of incorporation.

Informational Proposal 3b. – Approval of a Provision in New Cheviot’s Articles of Incorporation Requiring a Super-Majority Vote of Shareholders to Approve Shareholder Proposed Amendments to New Cheviot’s Bylaws.  An amendment to Cheviot-Federal’s bylaws proposed by shareholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Board of Governors of the Federal Reserve System. The articles of incorporation of New Cheviot provide that shareholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority shareholder vote to amend the bylaws of New Cheviot is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of shareholders.  While this limits the ability of shareholders to amend the bylaws, Cheviot Mutual Holding Company, as a 61.5% shareholder, currently can effectively block any shareholder proposed change to the bylaws. Also, the board of directors of both Cheviot-Federal and New Cheviot may by a majority vote amend either company’s bylaws.

This provision in New Cheviot’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Cheviot and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

20

The board of directors recommends that you vote “FOR” the approval of the provision in New Cheviot’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder proposed amendments to New Cheviot’s bylaws.

Informational Proposal 3c. – Approval of a Provision in New Cheviot’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Cheviot’s Outstanding Voting Stock.  The articles of incorporation of New Cheviot provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by New Cheviot to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plan of New Cheviot or any subsidiary or a trustee of a plan.

The charter of Cheviot Savings Bank will provide that, for a period of five years from the effective date of the conversion, no person shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock.  The foregoing restriction does not apply to:

●	the purchase of shares by underwriters in connection with a public offering; or

●	the purchase of shares by any employee benefit plan of Cheviot-Federal or any subsidiary.

The provision in New Cheviot’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of New Cheviot’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of New Cheviot common stock and thereby gain sufficient voting control so as to cause New Cheviot to effect a transaction that may not be in the best interests of New Cheviot and its shareholders generally.  This provision will not prevent a shareholder from seeking to acquire a controlling interest in New Cheviot, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder.  The board of directors of New Cheviot believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transaction and that its ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal.  This provision in New Cheviot’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction.  Thus, it may be deemed to have an anti-takeover effect.

21

The board of directors recommends that you vote “FOR” the approval of a provision in New Cheviot’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cheviot’s outstanding voting stock.

22

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
CHEVIOT FINANCIAL CORP. AND SUBSIDIARIES

[Same as prospectus]

FORWARD-LOOKING STATEMENTS

[Same as prospectus]

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

[Same as prospectus]

OUR DIVIDEND POLICY

[Same as prospectus]

MARKET FOR THE COMMON STOCK

[Same as prospectus]

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

[Same as prospectus]

CAPITALIZATION

[Same as prospectus]

PRO FORMA DATA

[Same as prospectus]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

[Same as prospectus]

BUSINESS OF NEW CHEVIOT

[Same as prospectus]

BUSINESS OF CHEVIOT-FEDERAL AND CHEVIOT SAVINGS BANK

[Same as prospectus]

23

SUPERVISION AND REGULATION
[Same as prospectus]

TAXATION

[Same as prospectus]

MANAGEMENT

[Same as prospectus]

BENEFICIAL OWNERSHIP OF COMMON STOCK

[Same as prospectus]

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

[Same as prospectus]

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING
SHAREHOLDERS OF CHEVIOT-FEDERAL

[Same as prospectus]

RESTRICTIONS ON ACQUISITION OF NEW CHEVIOT

[Same as prospectus]

DESCRIPTION OF CAPITAL STOCK OF NEW CHEVIOT FOLLOWING THE CONVERSION

[Same as prospectus]

TRANSFER AGENT

[Same as prospectus]

EXPERTS

[Same as prospectus]

LEGAL MATTERS

[Same as prospectus]

24

WHERE YOU CAN FIND ADDITIONAL INFORMATION

[Same as prospectus]

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, 3723 Glenmore Avenue, Cheviot, Ohio 45201, no later than November 23, 2011.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING

Provisions of Cheviot-Federal’s Bylaws.  Under Cheviot-Federal’s Bylaws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of shareholders.  These procedures provide, generally, that shareholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not less than 30 days nor more than 60 days in advance of such meeting, subject to certain exceptions) by the Secretary of Cheviot-Federal.

Provisions of New Cheviot’s Bylaws.  New Cheviot’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, New Cheviot Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to shareholders, then, to be timely, notice by the shareholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to shareholder proposals that are not nominations for director must set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such shareholder as they appear on New Cheviot’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of New Cheviot which are owned beneficially or of record by such shareholder and such beneficial owner; (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

25

The notice with respect to director nominations must include (i) as to each individual whom the shareholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of New Cheviot’s Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the shareholder giving the notice, (A) the name and address of such shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of New Cheviot which are owned beneficially or of record by such shareholder and such beneficial owner; (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder; (D) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.  Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

The 2012 annual meeting of shareholders is expected to be held _____, 2012.  If the conversion is completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than _______, 2012 and no later than _______, 2012.  If notice is received before __________, 2012 or after _______, 2012, it will be considered untimely, and we will not be required to present the matter at the shareholders meeting.  If the conversion is not completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us by _______, 2012.  If notice is received after _______, 2012, it will be considered untimely, and we will not be required to present the matter at the shareholders meeting.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus.  However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

[Financial Statements that are the same as the offering prospectus to appear here]

26

REVOCABLE PROXY

CHEVIOT FINANCIAL CORP.
SPECIAL MEETING OF SHAREHOLDERS

______________, 2011

The undersigned hereby appoints the proxy committee of the Board of Directors of Cheviot Financial Corp., a Federal corporation, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Cheviot Financial Corp. that the undersigned is entitled to vote at the Special Meeting of Shareholders (“Special Meeting”), to be held at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio, at ___:___ p.m., Eastern Time, on ___________, 2011.  The proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

	FOR	AGAINST	ABSTAIN
1.            The approval of a plan of conversion and reorganization pursuant to which: (a) Cheviot Mutual Holding Company and Cheviot Financial Corp., a federal corporation (“Cheviot-Federal”) will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) Cheviot Financial Corp., a Maryland corporation (“New Cheviot”), will become the holding company for Cheviot Savings Bank; (c) the outstanding shares of Cheviot-Federal, other than those held by Cheviot Mutual Holding Company, will be converted into shares of common stock of New Cheviot; and (d) New Cheviot will offer shares of its common stock for sale in a subscription offering, and, if necessary, a community offering and/or syndicated community offering;

	☐	☐	☐
2.            The approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the plan of conversion and reorganization;

	☐	☐	☐
3. The following informational proposals:
3a.          Approval of a provision in Cheviot Financial Corp.’s articles of incorporation requiring a super-majority vote of shareholders to approve certain amendments to Cheviot Financial Corp.’s articles of incorporation;

	☐	☐	☐
3b.          Approval of a provision in Cheviot Financial Corp.’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to Cheviot Financial Corp.’s bylaws;

	☐	☐	☐

3c.          Approval of a provision in Cheviot Financial Corp.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Cheviot Financial Corp.’s outstanding voting stock; and
☐	☐	☐

Such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” each of the above-listed proposals.

VOTING FOR APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION WILL ALSO INCLUDE APPROVAL OF THE EXCHANGE RATIO, THE ARTICLES OF INCORPORATION AND BYLAWS OF CHEVIOT FINANCIAL CORP. (INCLUDING THE ANTI-TAKEOVER/LIMITATIONS ON SHAREHOLDER RIGHTS PROVISIONS AND THE ESTABLISHMENT OF A LIQUIDATION ACCOUNT FOR THE BENEFIT OF ELIGIBLE DEPOSITORS OF CHEVIOT SAVINGS BANK) AND THE AMENDMENT TO CHEVIOT SAVINGS BANK’S CONSTITUTION TO PROVIDE FOR RESTRICTIONS ON THE OWNERSHIP OF MORE THAN 10% OF CHEVIOT SAVINGS BANK’S COMMON STOCK AND A LIQUIDATION ACCOUNT FOR ELIGIBLE DEPOSITORS.

THE PROVISIONS OF CHEVIOT FINANCIAL CORP.’S ARTICLES OF INCORPORATION THAT ARE SUMMARIZED AS INFORMATIONAL PROPOSALS 3A THROUGH 3C WERE APPROVED AS PART OF THE PROCESS IN WHICH THE BOARD OF DIRECTORS OF CHEVIOT FINANCIAL CORP. APPROVED THE PLAN OF CONVERSION AND REORGANIZATION.  THESE PROPOSALS ARE INFORMATIONAL IN NATURE ONLY, BECAUSE FEDERAL REGULATIONS GOVERNING MUTUAL-TO-STOCK CONVERSIONS DO NOT PROVIDE FOR VOTES ON MATTERS OTHER THAN THE PLAN.  WHILE WE ARE ASKING YOU TO VOTE WITH RESPECT TO EACH OF THE INFORMATIONAL PROPOSALS LISTED ABOVE, THE PROPOSED PROVISIONS FOR WHICH AN INFORMATIONAL VOTE IS REQUESTED WILL BECOME EFFECTIVE IF SHAREHOLDERS APPROVE THE PLAN, REGARDLESS OF WHETHER SHAREHOLDERS VOTE TO APPROVE ANY OR ALL OF THE INFORMATIONAL PROPOSALS.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED FOR ONE OR MORE PROPOSALS, THIS PROXY, IF SIGNED, WILL BE VOTED FOR THE UNVOTED PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above-signed be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Cheviot Financial Corp. at the Special Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of Cheviot Financial Corp. at the address set forth on the Notice of Special Meeting of Shareholders, or by the filing of a later-dated proxy prior to a vote being taken on a particular proposal at the Special Meeting.

The above-signed acknowledges receipt from Cheviot Financial Corp. prior to the execution of this proxy of a Notice of Special Meeting and the enclosed proxy statement/prospectus dated _________, 2011.

Dated: _________________, 2011	☐ Check Box if You Plan to Attend the Special Meeting

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete, sign and date this proxy card and return it promptly in the enclosed postage-prepaid envelope.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$450,000
*	Registrant’s Accounting Fees and Expenses	55,000
*	Marketing Agent Fees (1)	1,762,617
*	Appraisal Fees and Expenses	95,000
*	Printing, Postage, Mailing and EDGAR Fees	300,000
*	Filing Fees (Nasdaq, FINRA and SEC)	28,500
*	Transfer Agent Fees and Expenses	12,500
*	Business Plan Fees and Expenses	26,000
*	Proxy Solicitor Fees and Expenses	40,000
*	Other	56,000
*	Total	$2,825,617

*	Estimated
(1)
Cheviot Financial Corp. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.  Fees are estimated at the adjusted maximum of the offering range, assuming 65% of the shares are sold in the subscription and community offerings and 35% of the shares are sold in the syndicated community offering.

Item 14.                 Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Cheviot Financial Corp. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.           Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.           Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.           Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.           Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.           Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.           Limitations Imposed by Federal Law.  Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Stifel, Nicolaus & Company, Incorporated***
1.2	Form of Agency Agreement between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Cheviot Financial Corp., and Stifel, Nicolaus & Company, Incorporated***
2	Plan of Conversion and Reorganization***
3.1	Articles of Incorporation of Cheviot Financial Corp. ***
3.2	Bylaws of Cheviot Financial Corp. ***
4	Form of Common Stock Certificate of Cheviot Financial Corp. ***
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered***
8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.
8.2	State Tax Opinion
10.1	Amended and Restated Employment Agreement with Thomas J. Linneman (1) ***
10.2	Amended and Restated Change in Control Severance Agreement with Kevin Kappa (2) ***
10.3	Amended and Restated Change in Control Severance Agreement with Jeffrey Lenzer (3) ***
10.4	Amended and Restated Directors Deferred Compensation Plan (4) ***
10.5	2005 Stock Based Incentive Plan (5) ***
10.6	Supplemental Insurance Plan (6) ***
10.7	Cash Bonus Plan***
21	Subsidiaries of Registrant***
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Clark, Schaefer, Hackett & Co.
23.3	Consent of RP Financial, LC.
23.4	Consent of Clark, Schaefer, Hackett & Co.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Cheviot Savings Bank and RP Financial, LC. ***
99.2	Letter of RP Financial, LC. with respect to Subscription Rights***
99.3	Appraisal Report of RP Financial, LC.**, ***
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Letter of RP Financial, LC. with respect to Liquidation Account ***
101
The following financial statements of Cheviot Financial Corp. formatted in XBRL: (i) Consolidated Statements of Financial Condition at June 30, 2011 and December 31, 2010 and 2009, (ii) Consolidated Statements of Earnings for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iii) Consolidated Statements of Comprehensive Income for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iv) Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, (v) Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (vi) and the Notes to the Consolidated Financial Statements, tagged as blocks of text. ***

*	To be filed supplementally
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

***	Previously filed
(1)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(2)	Incorporated by reference to Exhibit 10.2 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(3)	Incorporated by reference to Exhibit 10.3 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(4)	Incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 30, 2003.
(5)	Incorporated by reference to Exhibit A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2005.
(6)	Incorporated by reference to Exhibit 99 of the Form 8-K filed with the Securities and Exchange Commission on July 7, 2005.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)      That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)      That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cheviot, State of Ohio on November 1 , 2011.

CHEVIOT FINANCIAL CORP.

By:	/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Cheviot Financial Corp. (the “Company”) hereby severally constitute and appoint Thomas J. Linneman as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Thomas J. Linneman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Thomas J. Linneman shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Linneman	President and Chief Executive Officer (Principal Executive Officer)	November 1 , 2011
Thomas J. Linneman

/s/ Scott T. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	November 1 , 2011
Scott T. Smith

/s/ Steven R. Hausfeld	Director	November 1 , 2011
Steven R. Hausfeld

/s/ Edward L. Kleemeier	Director	November 1 , 2011
Edward L. Kleemeier

/s/ John T. Smith	Director	November 1 , 2011
John T. Smith

/s/ Robert L. Thomas	Director	November 1 , 2011
Robert L. Thomas

/s/ James E. Williamson	Director	November 1 , 2011
James E. Williamson

As filed with the Securities and Exchange Commission on November 2 , 2011
 Registration No. 333-176793

_______________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________________________________

EXHIBITS
TO
PRE-EFFECTIVE AMENDMENT NO. 2
TO THE
REGISTRATION STATEMENT
ON
FORM S-1/A

Cheviot Financial Corp.
Cheviot, Ohio

EXHIBIT INDEX

1.1	Engagement Letter between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Stifel, Nicolaus & Company, Incorporated***
1.2	Form of Agency Agreement between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Cheviot Financial Corp., and Stifel, Nicolaus & Company, Incorporated***
2	Plan of Conversion and Reorganization***
3.1	Articles of Incorporation of Cheviot Financial Corp. ***
3.2	Bylaws of Cheviot Financial Corp. ***
4	Form of Common Stock Certificate of Cheviot Financial Corp. ***
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered***
8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.
8.2	State Tax Opinion
10.1	Amended and Restated Employment Agreement with Thomas J. Linneman (1) ***
10.2	Amended and Restated Change in Control Severance Agreement with Kevin Kappa (2) ***
10.3	Amended and Restated Change in Control Severance Agreement with Jeffrey Lenzer (3) ***
10.4	Amended and Restated Directors Deferred Compensation Plan (4) ***
10.5	2005 Stock Based Incentive Plan (5) ***
10.6	Supplemental Insurance Plan (6) ***
10.7	Cash Bonus Plan***
21	Subsidiaries of Registrant***
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Clark, Schaefer, Hackett & Co.
23.3	Consent of RP Financial, LC.
23.4	Consent of Clark, Schaefer, Hackett & Co.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Cheviot Savings Bank and RP Financial, LC. ***
99.2	Letter of RP Financial, LC. with respect to Subscription Rights***
99.3	Appraisal Report of RP Financial, LC.**, ***
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Letter of RP Financial, LC. with respect to Liquidation Account ***
101
The following financial statements of Cheviot Financial Corp. formatted in XBRL: (i) Consolidated Statements of Financial Condition at June 30, 2011 and December 31, 2010 and 2009, (ii) Consolidated Statements of Earnings for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iii) Consolidated Statements of Comprehensive Income for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iv) Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, (v) Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (vi) and the Notes to the Consolidated Financial Statements, tagged as blocks of text. ***

*	To be filed supplementally
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
***	Previously filed
(1)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(2)	Incorporated by reference to Exhibit 10.2 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(3)	Incorporated by reference to Exhibit 10.3 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(4)	Incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 30, 2003.
(5)	Incorporated by reference to Exhibit A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2005.
(6)	Incorporated by reference to Exhibit 99 of the Form 8-K filed with the Securities and Exchange Commission on July 7, 2005.